Exhibit 10.1

$1,950,000,000

CREDIT AGREEMENT

Dated as of May 12, 2015

among

QUINTILES TRANSNATIONAL CORP.

as the Borrower

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

JPMORGAN CHASE BANK, N.A.

and

MORGAN STANLEY SENIOR FUNDING, INC.

as Swing Line Lenders

JPMORGAN CHASE BANK, N.A.

MORGAN STANLEY SENIOR FUNDING, INC.

and

BARCLAYS BANK PLC

as L/C Issuers

THE OTHER LENDERS PARTY HERETO

J.P. MORGAN SECURITIES LLC

BARCLAYS BANK PLC

MORGAN STANLEY SENIOR FUNDING, INC.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

PNC BANK CAPITAL MARKETS LLC

as Joint Lead Arrangers and Joint Bookrunners

BARCLAYS BANK PLC

as Syndication Agent

and

BNP PARIBAS

COMPASS BANK DBA BBVA COMPASS

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

MORGAN STANLEY SENIOR FUNDING, INC.

PNC BANK, NATIONAL ASSOCIATION

SUNTRUST BANK

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Co-Documentation Agents

-i-

-ii-

-iii-

-iv-

SCHEDULES

Schedule I	Guarantors
Schedule 1.01A	Competitors
Schedule 1.01B	Revolving Credit Commitments
Schedule 1.01C	Term A Commitments
Schedule 1.01D	Term B Commitments
Schedule 1.01E	Local Counsel to the Loan Parties
Schedule 5.06	Litigation
Schedule 5.08	Environmental Matters
Schedule 5.11	Subsidiaries
Schedule 6.15	Unrestricted Subsidiaries
Schedule 6.18	Post-Closing Matters
Schedule 7.01(b)	Existing Liens
Schedule 7.02(f)	Existing Investments
Schedule 7.02(u)	Specified Investments
Schedule 7.03(b)	Existing Indebtedness
Schedule 7.08	Affiliate Transactions
Schedule 7.09	Burdensome Agreements
Schedule 10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

A-1	Form of Committed Loan Notice
A-2	Form of Prepayment Notice
A-3	Form of Request for L/C Issuance
B	Form of Swing Line Loan Notice
C-1	Form of Term Note
C-2	Form of Revolving Credit Note
D	Form of Compliance Certificate
E	Form of Assignment and Assumption
F	Form of Guaranty
G	Form of Security Agreement
H	Form of Joinder Agreement
I	Form of L/C Issuer Agreement
J	Form of Administrative Questionnaire
K	Form of Specified Discount Prepayment Notice
L	Form of Specified Discount Prepayment Response
M	Form of Discount Range Prepayment Notice
N	Form of Discount Range Prepayment Offer
O	Form of Solicited Discounted Prepayment Notice
P	Form of Solicited Discounted Prepayment Offer
Q	Form of Acceptance and Prepayment Notice
R	Form of Affiliated Lender Assignment and Assumption
S-1	US Tax Certificate (for Non-US Lenders That Are Not Partnerships for US Federal Income Tax Purposes)
S-2	US Tax Certificate (for Non-US Lenders That Are Partnerships for US Federal Income Tax Purposes)
S-3	US Tax Certificate (for Non-US Participants That Are Not Partnerships for US Federal Income Tax Purposes)
S-4	US Tax Certificate (for Non-US Participants That Are Partnerships for US Federal Income Tax Purposes)
T-1	Perfection Certificate
T-2	Perfection Certificate Supplement
U	Form of Pari Passu Intercreditor Agreement
V	Form of Second Lien Intercreditor Agreement
W	Form of Solvency Certificate
X	Form of Intercompany Note
Y	Form of Prepayment Option Notice

-v-

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) is entered into as of May 12, 2015, among Quintiles Transnational Corp., a North Carolina corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, each a “Lender”), and JPMorgan Chase Bank, N.A., as Administrative Agent, a Swing Line Lender and an L/C Issuer.

PRELIMINARY STATEMENTS

The Borrower has requested that (a) the Term A Lenders make Term A Loans to the Borrower in an aggregate principal amount of $850,000,000, (b) the Term B Lenders make Term B Loans to the Borrower in an aggregate principal amount of $600,000,000, and (c) from time to time, the Revolving Credit Lenders lend to the Borrower and the L/C Issuers issue Letters of Credit for the account of the Borrower and its Restricted Subsidiaries under a $500,000,000 Revolving Credit Facility.

The proceeds of the Term A Loans and the Term B Loans will be used by the Borrower, together with the Senior Notes and cash on hand, to finance the repayment of all amounts outstanding under the Existing Credit Agreement, for other general corporate purposes, corporate transactions and Restricted Payments, and to pay the Transaction Expenses. The proceeds of Revolving Credit Loans made after the Closing Date will be used for working capital and other general corporate purposes of the Borrower and its Subsidiaries, including the financing of Permitted Acquisitions, corporate transactions and Restricted Payments. Swing Line Loans and Letters of Credit will be used for general corporate purposes of the Borrower and its Subsidiaries.

The applicable Lenders have indicated their willingness to lend and the L/C Issuers have indicated their willingness to issue Letters of Credit, in each case, on the terms and subject to the conditions set forth in this Agreement.

In consideration of the mutual covenants and agreements contained in this Agreement, the parties hereto covenant and agree as follows:

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Discount” has the meaning specified in Section 10.07(l)(iv)(B).

“Acceptable Prepayment Amount” has the meaning specified in Section 10.07(l)(iv)(C).

“Acceptance and Prepayment Notice” means an irrevocable written notice from a Company Party accepting Solicited Discounted Prepayment Offers to make a Discounted Term Loan Prepayment at the Acceptable Discount specified therein pursuant to Section 10.07(l)(iv) substantially in the form of Exhibit Q.

“Acceptance Date” has the meaning specified in Section 10.07(l)(iv)(B).

“Accepting Lender” has the meaning specified in Section 2.05(b)(vii).

“Adjusted LIBO Rate” means, with respect to any Eurodollar Rate Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the Eurodollar Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A. in its capacity as administrative agent under any of the Loan Documents, or any permitted successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify in writing to the Borrower, the Lenders and the L/C Issuers.

“Administrative Questionnaire” means an Administrative Questionnaire substantially in the form of Exhibit J.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Affiliated Lender” means a Lender that is (a) a Sponsor or Affiliate of a Sponsor or (b) an Affiliate of any Loan Party (excluding, in each case (i) any Investment Fund, (ii) any Affiliate of any Sponsor that would not constitute a Sponsor pursuant to the definition thereof and (iii) the Borrower, its parent company or any of their respective Subsidiaries).

“Agent-Related Person” means the Administrative Agent, together with its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agents” means, collectively, the Administrative Agent, the Syndication Agent, each Co-Documentation Agent, and the Supplemental Administrative Agents (if any).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery, anti-money laundering or corruption.

“Applicable Discount” has the meaning specified in Section 10.07(l)(iii)(B).

“Applicable Rate” means a percentage per annum equal to:

(i) with respect to the Term B Loans, 2.50% per annum for Eurodollar Rate Loans and 1.50% per annum for Base Rate Loans;

(ii) with respect to the Term A Loans, Revolving Credit Loans, unused Revolving Credit Commitments, Letter of Credit fees and Revolving Credit Commitment Fees, the following percentages per annum, based upon the Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02 means a percentage per annum equal to:

Applicable Rate
Pricing Level	Total Leverage Ratio	Revolving Credit Loans that are Eurodollar Rate Loans and Letter of Credit Fees	Revolving Credit Loans that are Base Rate Loans	Term A Loans that are Eurodollar Rate Loans	Term A Loans that are Base Rate Loans	Revolving Credit Commitment Fee Rate
1	≥ 3.00:1.00	2.00%	1.00%	2.00%	1.00%	0.300%
2	< 3.00:1.00	1.75%	0.75%	1.75%	0.75%	0.300%

Any increase or decrease in the Applicable Rate resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02; provided that Pricing Level 1 shall apply (x) as of the first Business Day after the date on which a Compliance Certificate was required to have been delivered but was not delivered, and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the Pricing Level otherwise determined in accordance with this definition shall apply) and (y) at the option of the Administrative Agent or the Required Term A Lenders, with respect to the Term A Loans, or the Required Revolving Lenders, with respect to the Revolving Credit Loans, Revolving Credit Commitment Fee Rate and Letter of Credit fees, as of the first Business Day after an Event of Default shall have occurred and be continuing, and shall continue to so apply to but excluding the date on which such Event of Default is cured or waived (and thereafter the Pricing Level otherwise determined in accordance with this definition shall apply); provided, further, that prior to delivery of the Compliance Certificate with respect to the first fiscal quarter beginning after the Closing Date, Pricing Level 2 shall apply. Notwithstanding the foregoing, during any period in which the senior secured facility ratings of the Loans are Baa3 (stable) or better from Moody’s and BBB- (stable) or better from S&P (together, an “Investment Grade Rating”), the Applicable Rate with respect to Revolving Credit Loans and the Term A Loans shall be reduced to (A) 0.50% for Base Rate Loans and (B) 1.50% for Eurodollar Rate Loans; provided that each change in the Applicable Margin with respect to Revolving Credit Loans and the Term A Loans resulting from a change in such rating shall be effective, in the case of an upgrade, during the period commencing on the date of delivery by the Borrower to the Administrative Agent of written notice thereof and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change; provided, further, that at any time that an Investment Grade Rating is not in effect the Revolving Credit Loans and the Term A Loans shall be subject to the grid above.

(iii) In the event that the Administrative Agent and the Borrower determine in good faith that any financial statement or Compliance Certificate delivered pursuant to Section 6.02 is inaccurate (regardless of whether this Agreement or the Term A Loans are still outstanding or the Revolving Credit Commitments are in effect, as applicable, when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to a higher Applicable Rate on either or both of the Term A Loans or the Revolving Credit Loans for any period (an “Applicable Period”) than the Applicable Rate applied for such Applicable Period, then (i) the Borrower shall immediately deliver to the Administrative Agent a correct Compliance Certificate for such Applicable Period, (ii) the Applicable Rate shall be determined by reference to the corrected Compliance Certificate (but in no event shall the Lenders owe any amounts to the Borrower), and (iii) the Borrower shall within three Business Days of demand therefor by the Administrative Agent pay to the Administrative Agent the additional interest owing as a result of such increased Applicable Rate for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with the terms hereof; provided that any non-payment as a result of any such inaccuracy shall not in any event be deemed retroactively to be an Event of Default pursuant to Section 8.01(a), and such amount payable shall be calculated without giving effect to any additional interest payable on overdue amounts under Section 2.08(b) if paid promptly on demand. This paragraph shall not limit the rights of the Administrative Agent and the Lenders hereunder.

“Appropriate Lender” means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class, (b) with respect to the Letter of Credit Sublimit, (i) the applicable L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders and (c) with respect to the Swing Line Facility, (i) the applicable Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.

“Approved Domestic Bank” has the meaning specified in clause (b) of the definition of “Cash Equivalents.”

“Approved Foreign Bank” has the meaning specified in clause (f) of the definition of “Cash Equivalents.”

“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Arrangers” means J.P. Morgan Securities LLC, Barclays Bank PLC, Morgan Stanley Senior Funding, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, The Bank of Tokyo-Mitsubishi UFJ, Ltd., and PNC Capital Markets LLC, each in its capacity as a joint lead arranger and/or joint bookrunner for the Facilities.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E or in another form reasonably acceptable to the Administrative Agent.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Auction Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor employed by the Borrower reasonably acceptable to the Administrative Agent (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Term Loan Prepayment pursuant to Section 10.07(l); provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent).

“Auto-Renewal Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Bank Rate in effect on such day plus  1⁄2 of 1.00% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%; provided that the Adjusted LIBO Rate for any day shall be based on the Eurodollar Rate at approximately 11:00 a.m. London time on such day, subject to the interest rate floor set forth in the definition of the term “Eurodollar Rate”. Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Bank Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Bank Rate or the Adjusted LIBO Rate, respectively.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph to this Agreement.

“Borrower Offer of Specified Discount Prepayment” means the offer by a Company Party to make a voluntary prepayment of Term Loans at a specified discount to par pursuant to Section 10.07(l)(ii).

“Borrower Solicitation of Discount Range Prepayment Offers” means the solicitation by a Company Party of offers for, and the corresponding acceptance by a Company Party to make, a voluntary prepayment of Term Loans at a specified range at a discount to par pursuant to Section 10.07(l)(iii).

“Borrower Solicitation of Discounted Prepayment Offers” means the solicitation by a Company Party of offers for, and the subsequent acceptance, if any, by the Company Party to make, a voluntary prepayment of Term Loans at a discount to par pursuant to Section 10.07(l)(iv).

“Borrowing” means a Revolving Credit Borrowing, a New Revolving Credit Borrowing, a Swing Line Borrowing, a Term Borrowing, or a New Term Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in when used in relation to the Borrower, the state where the Administrative Agent’s Office is located, and if such day relates to any interest rate settings as to a Eurodollar Rate Loan, any fundings, disbursements, settlements and payments in respect of any such Eurodollar Rate Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Eurodollar Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

“Calculation Date” means (a) the last Business Day of each calendar month and (b) solely with respect to any Foreign Currency Borrowing, the Business Day immediately preceding the date on which such Borrowing is to be made.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases on a balance sheet of the lessee.

“Cash Collateral” has the meaning specified in Section 2.03(g).

“Cash Collateral Account” means a deposit account at a commercial bank selected by the Administrative Agent in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner satisfactory to the Administrative Agent.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Restricted Subsidiaries free and clear of all Liens (other than Liens permitted pursuant to any Loan Document):

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States, any state, commonwealth or territory of the United States or any agency or instrumentality thereof, having maturities of not more than one year from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;

(b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof, the District of Columbia or the Commonwealth of Puerto Rico and is a member of the Federal Reserve System and (ii) has combined capital and surplus of at least $250,000,000 (any such bank being an “Approved Domestic Bank”), in each case with maturities of not more than one year from the date of acquisition thereof;

(c) commercial paper and variable or fixed rate notes issued by an Approved Domestic Bank (or by the parent company thereof) or any variable rate note issued by, or guaranteed by a domestic corporation rated “A-2” (or the equivalent thereof) or better by S&P or “P-2” (or the equivalent thereof) or better by Moody’s, in each case with maturities of not more than one year from the date of acquisition thereof;

(d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) having capital and surplus in excess of $250,000,000 for direct obligations issued by or fully guaranteed by the United States;

(e) Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Restricted Subsidiaries, in (i) money market mutual or similar funds the portfolios of which are limited such that not less than 95% of such investments are of the character, quality and maturity described in clauses (a), (b), (c), and (d) of this definition and (ii) money market funds that (A) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended (B) are rated AAA by S&P and Aaa by Moody’s and (C) have portfolio assets of at least $5,000,000,000;

(f) solely with respect to any Non-U.S. Subsidiary, non-Dollar denominated (i) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Non-U.S. Subsidiary maintains its chief executive office and principal place of business (provided such country is a member of the Organization for Economic Cooperation and Development), and whose short-term commercial paper rating from S&P is at least “A-2” or the equivalent thereof or from Moody’s is at least “P-2” or the equivalent thereof (any such bank being an “Approved Foreign Bank”) and maturing within one year of the date of acquisition and (ii) equivalents of demand deposit accounts which are maintained with an Approved Foreign Bank; and

(g) readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of the United Kingdom or any member nation of the European Union whose legal tender is the euro and which are denominated in pounds sterling or euros or any other foreign currency comparable in tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction, having (i) one of the two highest ratings from either Moody’s or S&P and (ii) maturities of not more than one year from the date of acquisition thereof; provided that the full faith and credit of the United Kingdom or any such member nation of the European Union is pledged in support thereof.

“Cash Management Obligations” means obligations owed by any Loan Party or Restricted Subsidiary to any Lender or any Affiliate of a Lender in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds or in respect of any credit card or similar services.

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any of its Restricted Subsidiaries of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. § 9601, et. seq.

“CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System maintained by the US Environmental Protection Agency.

“Change of Control” means the earliest to occur of:

(a) the Borrower becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Securities Exchange Act of 1934, or any successor provision (the “Exchange Act”), proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than one or more Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, amalgamation, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), directly or indirectly, of Equity Interests representing more than the greater of (x) thirty-five percent (35%) of the total voting power of all of the outstanding Voting Stock of the Borrower and (y) the percentage of the total voting power of all of the outstanding Voting Stock of the Borrower owned, directly or indirectly, beneficially by the Permitted Holders, or

(b) during any period of twelve (12) consecutive months, the board of directors of the Borrower shall cease to consist of a majority of the Continuing Directors.

“Class” (a) when used with respect to Lenders, refers to whether such Lenders are Revolving Credit Lenders, New Revolving Credit Lenders, Foreign Currency Lenders, Term A Lenders, Term B Lenders, New Term Lenders, Extended Term Lenders or Extending Revolving Credit Lenders (b) when used with respect to Commitments, refers to whether such Commitments are Revolving Credit Commitments, New Revolving Credit Commitments, Extended Revolving Credit Commitments, Term A Commitments, Term B Commitments, Other Term Loan Commitments, New Term Commitments and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Revolving Credit Loans, Foreign Currency Loans, Term A Loans or Term B Loans, in each case, under this Agreement as originally in effect or pursuant to Section 2.14, 2.15 or 2.16, of which such Loan, Borrowing or Commitment shall be a part.

“Closing Date” means May 12, 2015 or, if later, the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 4.01.

“Closing Date Funding Fees” has the meaning specified in Section 2.09(c)(ii).

“Code” means the US Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agents” means BNP Paribas, Compass Bank dba BBVA Compass, Merrill Lynch, Pierce, Fenner, & Smith Incorporated, Morgan Stanley Senior Funding, Inc., PNC Bank, National Association, SunTrust Bank, The Bank of Tokyo-Mitsubishi UFJ, LTD. and Wells Fargo Bank, National Association, each in its capacity as a co-documentation agent for the Facilities.

“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to Liens in favor of the Administrative Agent, for the benefit of the Secured Parties pursuant to the Collateral Documents in order to secure the Secured Obligations.

“Collateral Documents” means, collectively, the Security Agreement, the Pari Passu Intercreditor Agreement, if any, the Second Lien Intercreditor Agreement, if any, each Intellectual Property Security Agreement, the Mortgages, if any, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties as security for the Secured Obligations, including collateral assignments, Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent and the Secured Parties pursuant to Sections 4.01, 6.12 and 6.14.

“Commitment” means a Term Commitment or a Revolving Credit Commitment, as the context may require.

“Committed Loan Notice” means a notice of (a) a Borrowing with respect to a given Class of Loans, (b) a conversion of Loans of a given Class from one Type to the other, or (c) a continuation of Eurodollar Rate Loans of a given Class, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A-1.

“Commodity Exchange Act” has the meaning assigned to such term in the Guaranty.

“Company Parties” means the collective reference to the Borrower and its Restricted Subsidiaries, and “Company Party” means any one of them.

“Compensation Period” has the meaning specified in Section 2.12(c)(ii).

“Competitors” means those Persons who are direct competitors of the Borrower and listed on Schedule 1.01A.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated EBITDA” means, for any period, the sum of (a) Consolidated Net Income, plus (b) an amount which, in the determination of Consolidated Net Income for such period, has been deducted or netted from gross revenues (except with respect to subclauses (ix) and (xi) below) for, without duplication,

(i) interest expense and, to the extent not reflected in such interest expense, any losses with respect to obligations under any Swap Contracts or other derivative instruments (including any applicable termination payment) entered into for the purpose of hedging interest rate risk, any bank and financing fees, any costs of surety bonds in connection with financing activities, commissions, discounts and other fees and charges owed with respect to letters of credit, bankers’ acceptance or any similar facilities or financing and Swap Contracts,

(ii) provision for taxes based on income or profits or capital, including, without limitation, federal, state, provincial, franchise, excise, withholding and similar taxes, including any penalties and interest relating to any tax examinations,

(iii) the total amount of depreciation and amortization expense, including expenses related to Capitalized Leases,

(iv) to the extent permitted hereunder, any costs and expenses incurred in connection with any Investment, Disposition, Equity Issuance or Debt Issuance (including fees and expenses related to the Facilities and any amendments, supplements and modifications thereof), including the amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses (in each case, whether or not consummated),

(v) [reserved],

(vi) any costs, charges, accruals and reserves in connection with any integration, transition, facilities openings, vacant facilities, consolidations, relocations, closings, permitted acquisitions, Joint Venture investments and Dispositions, business optimization (including relating to systems design, upgrade and implementation costs), entry into new markets, including consulting fees, restructuring, severance and curtailments or modifications to pension or postretirement employee benefit plans;

(vii) the amount of any expense or deduction associated with income of any Restricted Subsidiaries attributable to non-controlling interests or minority interest of third parties,

(viii) any non-cash charges, losses or expenses (including tax reclassification related to tax contingencies in a prior period and, subject to clause (d) below, including accruals and reserves in respect of potential or future cash items), but excluding, any non-cash charges relating to write-offs or write-downs of inventory or accounts receivable or representing amortization of a prepaid cash item that was paid but not expensed in a prior period,

(ix) cash actually received (or any netting arrangements resulting in reduced cash expenditures) during such period, and not included in Consolidated Net Income in any period, to the extent that the non-cash gain relating to such cash receipt or netting arrangement was deducted in the calculation of Consolidated EBITDA pursuant to paragraph (c) below for any previous period and not added back,

(x) unusual or non-recurring losses or charges, and

(xi) the amount of “run-rate” cost savings and synergies projected by the Borrower in good faith to be realized as a result of specified actions taken or expected in good faith to be taken within 12 months following the end of such period (calculated on a pro forma basis as though such cost savings and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that such cost savings and synergies are reasonably identifiable, factually supportable and certified by the chief financial officer or treasurer of the Borrower (it is understood and agreed that “run-rate” means the full recurring benefit for a period that is associated with any action taken or expected to be taken, provided that such benefit is expected to be realized within 12 months of taking such action), minus

(c) an amount which, in the determination of Consolidated Net Income for such period, has been included for non-cash income during such period (other than with respect to (A) amortization of unfavorable operating leases and (B) payments actually received and the reversal of any accrual or reserve to the extent not previously added back in any prior period), minus (d) all cash payments made during such period on account of non-cash charges added to Consolidated EBITDA pursuant to clause (b)(viii) above in such period or in a prior period; minus (e) the amount of income consisting of or associated with losses of any Restricted Subsidiary attributable to non-controlling interests or minority interests of third parties, minus (f) non-recurring or unusual gains.

The aggregate amount of add backs made pursuant to clauses (vi) and (xi) above (together with any cost savings or synergies added to Consolidated EBITDA pursuant to Section 1.04(d)) in any Test Period shall not exceed 10.0% of Consolidated EBITDA (prior to giving effect to such addbacks) for any Test Period.

“Consolidated Interest Expense” means, for any period, with respect to any Person and its Subsidiaries on a consolidated basis, the amount by which (i) interest expense in respect of Indebtedness (less payments received, and plus payments made, pursuant to interest rate Swap Contracts) for such period (including the interest component under Capitalized Leases), but excluding, to the extent included in interest expense, (u) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Securitization Financing, (v) fees and expenses associated with the consummation of the Transactions, (w) annual agency fees paid to the Administrative Agent, (x) costs associated with obtaining Swap Contracts, (y) fees and expenses associated with any Debt Issuance and any prepayment, redemption, repurchase or other satisfaction or retirement of indebtedness (whether or not consummated and including premium and prepayment penalties), and (z) pay-in-kind interest expense, accretion of original issue discount or discounted liabilities or other non-cash interest expense (including as a result of the effects of purchase accounting, accrual of discounted liabilities and movement of mark to market valuation of obligations under Swap Contracts or other derivative instruments), exceeds (ii) interest income for such period, in each case as determined in accordance with GAAP, to the extent the same are paid or payable (or received or receivable) in cash with respect to such period. Notwithstanding anything to the contrary contained herein, for the purposes of determining Consolidated Interest Expense for any period ending prior to the first anniversary of the Closing Date, Consolidated Interest Expense shall be an amount equal to actual Consolidated Interest Expense from the Closing Date through the date of determination multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days from the Closing Date through the date of determination.

“Consolidated Net Income” means, for any period, with respect to any Person, net income attributable to such Person and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP; provided that Consolidated Net Income for any such period shall exclude, without duplication,

(i) any net after-tax extraordinary gains, losses or charges,

(ii) the cumulative effect of a change in accounting principle(s) during such period,

(iii) any net after-tax gains or losses realized upon the Disposition of assets outside the ordinary course of business (including any gain or loss realized upon the Disposition of any Equity Interests of any Person) and any net gains or losses on disposed, abandoned and discontinued operations (including in connection with any disposal thereof) and any accretion or accrual of discounted liabilities,

(iv) (A) the net income (or loss) of (1) solely for purposes of determining the amount available under clause (a) of the definition of Cumulative Amount, any Restricted Subsidiary (other than a Loan Party) to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not at the time permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Subsidiary or its stockholders (which has not been legally waived) and (2) any Person that is not a Restricted Subsidiary, except in each case to the extent of the amount of dividends or other distributions actually paid in cash or Cash Equivalents (or converted to cash or Cash Equivalents) to such Person or one of its Restricted Subsidiaries by such

Person during such period and (B) the income or loss of any Person accrued prior to the date it becomes a Subsidiary of such Person or is merged into or consolidated with such Person or any Subsidiary of such Person or the date that such other Person’s assets are acquired by such Person or any Subsidiary of such Person,

(v) non-cash compensation charges, including any such charges arising from stock options, restricted stock grants or other equity incentive programs of the Borrower or any direct or indirect parents in connection with the Transactions,

(vi) (A) any charges or expenses pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, any stock subscription or shareholder agreement or any distributor equity plan or agreement and (B) any charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of Equity Interests held by management of the Company Parties; provided, however, that in order to exclude from Consolidated Net Income any cash charges, cash costs and cash expenses arising under (A) or (B) they must be funded with cash proceeds contributed to the capital of the Borrower or any direct or indirect parent of the Borrower or Net Cash Proceeds of an issuance of Qualified Equity Interests of the Borrower or any direct or indirect parent of the Borrower,

(vii) any net income or loss attributable to the early extinguishment of Indebtedness,

(viii) effects of any adjustments (including the effects of such adjustments pushed down to the Subsidiaries of the Borrower) in the inventory, property and equipment, software, goodwill, other intangible assets, in-process research and development, deferred revenue, debt line items, any earn-out obligations and any other non-cash charges (other than the amortization of unfavorable operating leases) in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to any consummated acquisition or any Joint Venture investments or the amortization or write-off of any such amounts,

(ix) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or obligations (including any losses with respect to obligations of customers, account debtors and suppliers in bankruptcy, insolvency or similar proceedings) or as a result of a change in law or regulation, in each case, pursuant to GAAP,

(x) any net gain or loss resulting from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk) and any foreign currency translation gains or losses,

(xi) any net unrealized gains and losses resulting from obligations under Swap Contracts or other derivative instruments entered into for the purpose of hedging interest rate risk and the application of Financial Accounting Standards Board Accounting Standards Codification Topic 815, “Derivatives and Hedging,” as such Topic may be amended, updated, or supplemented from time to time, and

(xii) Transaction Expenses paid on or prior to September 30, 2015.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Subsidiaries, notwithstanding anything to the contrary in the foregoing (but without duplication of any of the foregoing exclusions and adjustments), Consolidated Net Income shall include the amount of proceeds received from business interruption insurance in respect of expenses, charges or losses with respect to business interruption and reimbursements of any expenses and charges to the extent reducing Consolidated Net Income that are actually received and covered by indemnification or other reimbursement provisions or, so long as the Borrower has made a determination that there exists reasonable expectation that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 365 days of the date of such determination (with a reversal in the applicable future period for any amount so included to the extent not so reimbursed within such 365-day period), in connection with any investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder.

“Consolidated Scheduled Funded Debt Payments” means, as of any date for the applicable period ending on such date with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis, the sum of all scheduled payments of principal on Consolidated Total Debt made during such period (including the implied principal component of payments made on Capitalized Leases during such period) as determined in accordance with GAAP.

“Consolidated Senior Secured Debt” means, as of any date of determination, the aggregate principal amount of Consolidated Total Debt outstanding on such date that is secured by a Lien on any asset or property of any Loan Party.

“Consolidated Total Debt” means, as of any date of determination, the aggregate stated balance sheet amount of Indebtedness of the Borrower and its Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with any Permitted Acquisition) consisting of Indebtedness for borrowed money, obligations in respect of Capitalized Leases and letters of credit to the extent of amounts outstanding under standby letters of credit and unreimbursed for more than 10 days and obligations in respect of Indebtedness evidenced by bonds, debentures, notes or similar instruments; provided that (i) solely for purposes of Sections 7.02(z), 7.06(k) and 7.13(v), Consolidated Total Debt shall be calculated to subtract the lesser of (x) unrestricted cash and cash equivalents (determined in accordance with GAAP) of the Borrower and its Restricted Subsidiaries on such date and (y) $400.0 million and (ii) Consolidated Total Debt shall not include (i) Indebtedness in respect of obligations of the type described in clauses (b), (c), (d) and (g) of the definition of “Indebtedness” or clause (e) or (h) thereof to the extent relating to such clause (b), (c), (d) or (g), except in the case of any letter of credit, except to the extent of amounts outstanding under standby letters of credit and unreimbursed for more than 10 days or (ii) any Qualified Securitization Financing.

“Consolidated Working Capital” means, as at any date of determination, the excess of Current Assets over Current Liabilities.

“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period; provided, that there shall be excluded the effect of any Disposition or acquisition during such period, and the application of purchase accounting.

“Continuing Directors” means the directors (or managers) of the Borrower on the Closing Date and each other director (or manager), if, in each case, such other directors’ or managers’ nomination for election to the board of directors (or board of managers) of the Borrower is endorsed by a majority of the then-Continuing Directors or such other director receives the endorsement by the Permitted Holders of his or her election by the stockholders of the Borrower.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Controlled Investment Affiliate” means, as to any Person, any other Person, other than any Sponsor, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Borrower and/or other companies.

“Copyright Security Agreement” means the Copyright Security Agreement among the Borrower, the other Grantors named therein and the Administrative Agent, dated as of the Closing Date.

“Credit Agreement Refinancing Indebtedness” means (a) Permitted First Priority Refinancing Debt, (b) Permitted Second Priority Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) other Indebtedness incurred pursuant to a Refinancing Amendment (including, without limitation, Other Term Loans and Other Revolving Credit Loans), in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Term Loans or existing Revolving Credit Loans (or unused Revolving Credit Commitments), or any then-existing Credit Agreement Refinancing Indebtedness (“Refinanced Debt”); provided that (i) such Indebtedness has a later maturity and a Weighted Average Life to Maturity equal to or greater than the Refinanced Debt, (ii) such Indebtedness shall not have a greater principal amount than the principal amount of the Refinanced Debt plus accrued interest, fees and premiums (if any) thereon and reasonable fees and expenses associated with the refinancing, (iii) such Refinanced Debt shall be repaid, defeased or satisfied and discharged on a dollar-for-dollar basis, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained and (iv) the aggregate unused revolving commitments under such Credit Agreement Refinancing Indebtedness shall not exceed the unused Revolving Credit Commitments being replaced.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Cumulative Amount” means, on any date of determination (the “Reference Date”), the sum of (without duplication):

1. $300,000,000; plus

(b) Cumulative Consolidated Net Income, provided that for purposes of Section 7.06(f) and Section 7.13, the amount in this clause (b) shall only be available if the Borrower and its Restricted Subsidiaries shall have a Total Leverage Ratio of not greater than 5.75 to 1.00 as of the end of the Test Period then last ended, in each case, after giving effect to such Restricted Payment, payment, prepayment, redemption, purchase, defeasance or satisfaction; plus

(c) Eligible Equity Proceeds other than to the extent (x) used in a Cure Amount or (y) applied to fund (i) termination fees added back to Consolidated EBITDA under clause (v) of the definition thereof and (ii) charges, costs and expenses excluded from Consolidated Net Income pursuant to clause (vi)(B) thereof to the extent Not Otherwise Applied; plus

(d) to the extent not included in clause (b) above, the aggregate amount received by the Borrower or any Restricted Subsidiary from cash dividends and distributions received from any Unrestricted Subsidiaries and Net Cash Proceeds in connection with the Disposition of its Equity Interests in any Unrestricted Subsidiary, in each case, during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date, in each case to the extent that the Investment corresponding to the designation of such Subsidiary as an Unrestricted Subsidiary or any subsequent Investment in such Unrestricted Subsidiary, was made in reliance on the Cumulative Amount pursuant to Section 7.02(m); plus

(e) to the extent not included in clause (b) above, the aggregate amount of cash Returns to the Borrower or any Restricted Subsidiary in respect of Investments made pursuant to Section 7.02(m)(y); minus

(f) the aggregate amount of (1) Restricted Payments made using the Cumulative Amount pursuant to Section 7.06(f)(ii), (2) Investments made using the Cumulative Amount pursuant to Section 7.02(m), (3) prepayments made using the Cumulative Amount pursuant to Section 7.13(i)(B) during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date (without taking account of the intended usage of the Cumulative Amount on such Reference Date) and (4) Restricted Payments made pursuant to Section 7.06(j).

“Cumulative Consolidated Net Income” means 50% of the cumulative Consolidated Net Income (or if such cumulative Consolidated Net Income shall be a loss, 100% of such loss) of the Borrower and its Restricted Subsidiaries since the beginning of the fiscal quarter including the Closing Date to the end of the last fiscal period for which financial statements have been provided to the Lenders pursuant to Section 6.01(a) or (b).

“Cure Amount” has the meaning specified in Section 8.04(a).

“Cure Expiration Date” has the meaning specified in Section 8.04(a).

“Current Assets” means, at any time, the consolidated current assets (other than cash and Cash Equivalents) of the Borrower and its Restricted Subsidiaries.

“Current Liabilities” means, at any time, the consolidated current liabilities of the Borrower and its Restricted Subsidiaries at such time, but excluding, without duplication, (a) the current portion of any long-term Indebtedness, (b) outstanding Revolving Credit Loans and Swing Line Loans (c) the current portion of interest, (d) the current portion of any Capitalized Leases, (e) the current portion of current and deferred income taxes, (f) liabilities in respect of unpaid earnouts, (g) the current portion of any other long-term liabilities and (h) deferred revenue.

“Debt Issuance” means the issuance or incurrence by any Person or any of its Restricted Subsidiaries of any Indebtedness for borrowed money.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, examinership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declining Lender” has the meaning specified in Section 2.05(b)(vii).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate applicable to Base Rate Loans that are Term Loans plus (c) 2.0% per annum; provided that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2.0% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means, at any time, as reasonably determined by the Administrative Agent, a Lender as to which the Administrative Agent has notified the Borrower that (i) such Lender has failed for two or more Business Days to comply with its obligations under this Agreement to make a Term Loan, Revolving Credit Loan, make a payment to an L/C Issuer in respect of an L/C Obligation and/or make a payment to a Swing Line Lender in respect of a Swing Line Loan (each a “Lender Funding Obligation”), in each case, required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower promptly in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (ii) such Lender has notified the Administrative Agent, or has stated publicly, that it will not comply with any such Lender Funding Obligation hereunder, or has defaulted on its Lender Funding Obligations under any other loan agreement or credit agreement or other similar agreement in which it commits to extend credit (absent a good faith dispute), (iii) such Lender has, for three or more Business Days, failed to confirm in writing to the Administrative Agent, in response to a written request of the Administrative Agent (based on the reasonable belief that it may not fulfill its Lender Funding Obligations), that it will comply with its Lender Funding Obligations hereunder (absent a good faith dispute); provided that any such Lender shall cease to be a Defaulting Lender under this clause (iii) upon receipt of such confirmation by the Administrative Agent, or (iv) a Lender Insolvency Event has occurred and is continuing with respect to such Lender (provided that neither the reallocation of Lender Funding Obligations provided for in Section 2.17 as a result of a Lender’s being a Defaulting Lender nor the performance by Non-Defaulting Lenders of such reallocated Lender Funding Obligations will by themselves cause the relevant Defaulting Lender to become a Non-Defaulting Lender). The Administrative Agent will promptly send to all parties hereto a copy of any notice to the Borrower provided for in this definition.

“Designated Non-Cash Consideration” means the fair market value (as determined by the Borrower in good faith) of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with a Disposition pursuant to Section 7.05(k) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash or Cash Equivalents within one hundred and eighty (180) days following the consummation of the applicable Disposition).

“Designated Prepayment Amount” shall have the meaning given to such term in Section 2.05(b)(ix).

“Discount Prepayment Accepting Lender” has the meaning specified in Section 10.07(l)(ii)(B).

“Discount Range” has the meaning specified in Section 10.07(l)(iii)(A).

“Discount Range Prepayment Amount” has the meaning specified in Section 10.07(l)(iii)(A).

“Discount Range Prepayment Notice” means an irrevocable written notice of the Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 10.07(l)(iii) substantially in the form of Exhibit M.

“Discount Range Prepayment Offer” means the irrevocable written offer by a Term Lender, substantially in the form of Exhibit N, submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date” has the meaning specified in Section 10.07(l)(iii)(A).

“Discount Range Pro-Rata Factor” has the meaning specified in Section 10.07(l)(iii)(C).

“Discounted Prepayment Determination Date” has the meaning specified in Section 10.07(l)(iv)(C).

“Discounted Prepayment Effective Date” means in the case of the Borrower Offer of Specified Discount Prepayment or Borrower Solicitation of Discount Range Prepayment Offers, the second Business Day following the receipt by the applicable Company Party of notice from the Auction Agent in accordance with Section 10.07(l)(ii)(C), Section 10.07(l)(iii)(C) or Section 10.07(l)(iv)(C), as applicable.

“Discounted Term Loan Prepayment” has the meaning specified in Section 10.07(l)(i).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition of any property by any Person (including any sale and leaseback transaction and any sale of Equity Interests, but excluding any issuance by such Person of its own Equity Interests), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests of the Borrower or any direct or indirect parent of the Borrower), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable, the termination of the Commitments and the termination of, or backstop on terms reasonably satisfactory to the Administrative Agent of, all outstanding Letters of Credit), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests of the Borrower or any direct or indirect parent of the Borrower), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the

Latest Maturity Date; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of the Borrower or any direct or indirect parent of the Borrower or any Restricted Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by such parent, the Borrower or the Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in Dollars, such amount and (b) with respect to any amount in Pounds Sterling, Euros or Yen, the equivalent in Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.04 using the Exchange Rate with respect to either Pounds Sterling, Euros or Yen, as the case may be, at the time in effect under the provisions of such Section.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) an Affiliated Lender to the extent contemplated by Section 10.07(k); and (e) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of any assignment of a Revolving Credit Commitment, each L/C Issuer and Swing Line Lender, and (iii) unless an Event of Default has occurred and is continuing under Section 8.01(a), Section 8.01(f) or Section 8.01(g)(i), the Borrower (each such approval not to be unreasonably withheld or delayed); provided, that under no circumstances shall any Competitor be an assignee without the prior written consent of the Borrower, except that the Borrower’s consent shall not be required with respect to an assignment of Revolving Credit Commitments if an Event of Default in respect of Section 8.01(a), Section 8.01(f) or Section 8.01(g)(i) has occurred and is continuing.

“Eligible Equity Proceeds” means the Net Cash Proceeds received by the Borrower or any direct or indirect parent thereof from any sale or issuance of any Equity Interests (other than Disqualified Equity Interests) or from any capital contributions in respect of Equity Interests (other than Disqualified Equity Interests) to the extent such Net Cash Proceeds or capital contributions are directly or indirectly contributed to, and actually received by, the Borrower as cash common equity (or, if only a portion thereof is so contributed and received, to the extent of such portion).

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, soil and subsurface strata, and natural resources, such as wetlands, flora and fauna.

“Environmental Laws” means the common law and any and all applicable Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution, the protection of the Environment or of public health (to the extent relating to exposure to Hazardous Materials) or the management, storage, treatment, transport, distribution, Release or threat of Release of any Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required by a Governmental Authority under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities but excluding debt securities convertible into or exchangeable for any of the foregoing).

“Equity Issuance” means any issuance for cash by any Person to any other Person of (a) its Equity Interests, (b) any of its Equity Interests pursuant to the exercise of options or warrants, (c) any of its Equity Interests pursuant to the conversion of any debt securities to equity or (d) any options or warrants relating to its Equity Interests. A Disposition of Equity Interests shall not be deemed to be an Equity Issuance.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code solely for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a determination that any Pension Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (d) the incurrence by the Borrower or any ERISA Affiliate of any liability with respect to a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is, or is expected to be, in reorganization within the meaning of Title IV of ERISA or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (e) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due, upon the Borrower or any ERISA Affiliate; (h) with respect to a Pension Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code and Section 302 of ERISA, whether or not waived, or the failure to make any contribution to a Multiemployer Plan or (i) the occurrence of a non-exempt prohibited transaction with respect to any Pension Plan maintained or contributed to by the Borrower or any ERISA Affiliate (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to the Borrower or any ERISA Affiliate.

“Euro” or “€” means the single currency of the European Union as constituted by the treaty of European Union and as referred to in the EMU Legislation.

“Eurodollar Rate” means, for any Interest Period with respect to any Eurodollar Rate Loan, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided further that if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the Eurodollar Rate shall be the Interpolated Rate; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided further that, solely with respect to the Term B Loans, in no event shall the Eurodollar Rate be less than 0.75%.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, with respect to any fiscal year of the Borrower and its Restricted Subsidiaries on a consolidated basis, an amount equal to the excess of:

(a) the sum, without duplication, of: (i) Consolidated Net Income of the Borrower for such period, (ii) an amount equal to the amount of all non-cash charges (including depreciation and amortization) to the extent deducted in arriving at such Consolidated Net Income, but excluding any such non-cash charges representing an accrual or reserve for potential cash items in any future period and excluding amortization of a prepaid cash item that was paid in a prior period, (iii) the Consolidated Working Capital Adjustment for such period, (iv) an amount equal to the aggregate net non-cash loss on Dispositions by the

Borrower and its Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income, (v) expenses deducted from Consolidated Net Income during such period in respect of expenditures made during any prior period for which a deduction from Excess Cash Flow was made in such period pursuant to clause (b)(viii), (ix) or (x) below, and (vi) cash income or gain (actually received in cash) excluded from the calculation of Consolidated Net Income for such period pursuant to the definition thereof, over

(b) the sum, without duplication (whether in the same period or prior periods), of:

(i) an amount equal to (A) the amount of all non-cash gains, income and credits included in arriving at such Consolidated Net Income (excluding any such non-cash gain, income or credit to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income in any prior period), and (B) all cash expenses, charges and losses excluded in calculating Consolidated Net Income pursuant to the definition of Consolidated Net Income,

(ii) without duplication of amounts deducted pursuant to clause (viii) below in prior fiscal years, the amount of capital expenditures and acquisitions (including Permitted Acquisitions and acquisitions of intellectual property) by the Borrower and its Restricted Subsidiaries accrued or made in cash during such period, to the extent financed with Internally Generated Cash Flow,

(iii) Consolidated Scheduled Funded Debt Payments and the aggregate amount of all principal prepayments of long-term Indebtedness of the Borrower and its Restricted Subsidiaries (including the amount of any mandatory prepayment of Term Loans pursuant to Section 2.05(b)(ii) to the extent required due to a Disposition that resulted in an increase to such Consolidated Net Income and not in excess of the amount of such increase), but excluding (A) all prepayments of Term Loans other than scheduled amortization and mandatory prepayments described in the parenthetical clause above, (B) all prepayments of Revolving Credit Loans and Swing Line Loans, (C) all prepayments in respect of any other revolving credit facility, except to the extent there is an equivalent permanent reduction in commitments thereunder and (D) prepayments of Indebtedness funded with the Cumulative Amount, made during such period, in each case to the extent financed with Internally Generated Cash Flow,

(iv) cash payments by the Borrower and its Restricted Subsidiaries during such period in respect of long-term liabilities other than Indebtedness to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income to the extent financed with Internally Generated Cash Flow,

(v) the amount of Investments made in cash pursuant to Sections 7.02(b), 7.02(c)(iii), 7.02(m)(x), 7.02(n), 7.02(u), 7.02(v), 7.02(y) and 7.02(z) made during such period to the extent that such Investments were financed with Internally Generated Cash Flow, plus any Returns of such Investment,

(vi) the amount of Restricted Payments paid in cash during such period pursuant to Sections 7.06(e), 7.06(f)(i), 7.06(h), 7.06(i) and 7.06(k) made during such period, to the extent that such Restricted Payments were financed with Internally Generated Cash Flow,

(vii) to the extent not expensed during such period or are not deducted in calculating Consolidated Net Income, the aggregate amount of expenditures, fees, costs and expenses paid in cash by the Borrower and its Restricted Subsidiaries with Internally Generated Cash Flow of the Borrower and its Restricted Subsidiaries during such period (including expenditures for payment of financing fees),

(viii) the aggregate consideration required to be paid in cash by the Borrower and its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions (including with respect to any earnout payments thereunder for the period under which such earnout obligations are payable), capital expenditures or acquisitions of intellectual property or other assets to be completed or made during the Test Period following the end of such period; provided that, to the extent the aggregate amount of Internally Generated Cash Flow actually utilized to finance such Permitted Acquisitions, capital expenditures or acquisitions of intellectual property or other assets during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters,

(ix) the amount of cash taxes paid in such period (and tax reserves set aside and payable within 12 months of such period) to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period,

(x) to the extent not expensed during such period or not deducted in calculating Consolidated Net Income, cash costs and expenses during such period in connection with, and any payments of, Transaction Expenses,

(xi) the amount of Consolidated Net Income attributable to investments in Samsung JV, NQ Fund, Quest Diagnostic JV and any other permitted joint venture or any Unrestricted Subsidiary, except to the extent actually paid to the Borrower or a Restricted Subsidiary in the form of a cash dividend or distribution during such period; and

(xii) the amount of any increase (but not any decrease) in advances from customers accounted for as unearned income in accordance with GAAP.

“Exchange Rate” means, on any day, for purposes of determining the Dollar Equivalent of any other currency, the rate at which such other currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m., London time, on such day on the Telerate Page for such currency. In the event that such rate does not appear on any Telerate Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m., local time, on such date for the purchase of Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be presumed correct in the absence of facts or circumstances indicating that it has been made in error.

“Excluded Assets” means, (a) any real property or real property interests (including leasehold interests) other than Material Real Property, (b) motor vehicles and other assets subject to certificates of title and letter-of-credit rights (except to the extent constituting a supporting obligation for other Collateral as to which perfection of the security interest in such letter of credit rights is accomplished solely by the filing of a Uniform Commercial Code financing statement), (c) any assets if the granting of a security interest in such asset would be prohibited by applicable Law (other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition), (d) any lease, license or other agreement or any property subject to a purchase money security interest, Capital Lease Obligation or similar arrangements, in each case, to the extent permitted under this Agreement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement, purchase money, Capital Lease Obligation or a similar arrangement or create a right of termination in favor of any other party thereto (other than the Borrower or a Guarantor), (e) Equity Interests (i) constituting margin stock, (ii) in any entity that is not a wholly-owned Subsidiary if the granting of a security interest in such Equity Interests would be prohibited by organizational or governance documents of such entity or would trigger a termination pursuant to any “change of control” or similar provision in such documents (other than the proceeds thereof), and (iii) that are voting Equity Interests in any Subsidiary described in clause (c) of the definition of Excluded Subsidiary in excess of 65% of the voting Equity Interests in such Subsidiary, (f) any property and assets the pledge of which would require the consent, approval, license or authorization of any Governmental Authority that has not been obtained, (g) assets in circumstances where the Administrative Agent and the Borrower agree in writing that the cost, burden or consequences (including adverse tax consequences) of obtaining or perfecting a security interest in such assets is excessive in relation to the practical benefit afforded thereby, (h) any IP Rights to the extent that the attachment of the security interest thereto, or any assignment thereof, would result in the forfeiture, invalidation or unenforceability of the Grantors’ rights in such property including, without limitation, any License pursuant to which Grantor is Licensee under terms which prohibit the granting of a security interest or under which granting such an interest would give rise to a breach or default by Grantor, any Trademark applications filed in the USPTO on the basis of such Grantor’s “intent-to-use” such Trademark, unless and until acceptable evidence of use of such Trademark has been filed with the USPTO pursuant to Section 1(c) or Section 1(d) of the Lanham Act (15 U.S.C. 1051, et seq.), to the extent that granting a lien in such Trademark application prior to such filing would adversely affect the enforceability or validity of such Trademark application, (i) such other assets to the extent subject to exceptions and limitations set forth in the Collateral Documents or, to the extent appropriate in the applicable jurisdiction, as agreed between the Administrative Agent and the applicable Loan Party in writing, and (j) Securitization Assets, any subordinated note issued by any Securitization Subsidiary and the Equity Interests of any Securitization Subsidiary; provided that, in the case of clauses (d), (e)(ii) and (f), such exclusion shall not apply to (i) to the extent the prohibition is ineffective under applicable anti-nonassignment provisions of the Uniform Commercial Code or other Law or (ii) to proceeds and receivables of the assets referred to in such clause, the assignment of which is expressly deemed effective under applicable anti-nonassignment provisions of the Uniform Commercial Code or other Law notwithstanding such prohibition. For purposes of this definition, any capitalized term used but not defined herein shall have the meaning ascribed thereto in the Security Agreement.

“Excluded Subsidiary” means (a) any Subsidiary that is not a wholly owned Subsidiary, (b) any Domestic Subsidiary that is prohibited by contractual requirements (other than contractual requirements entered into by such Subsidiary to avoid guaranteeing the Obligations) or applicable Law from guaranteeing the Obligations, (c) (i) any Foreign Subsidiary or (ii) any Domestic Subsidiary that is (A) a Subsidiary of a Foreign Subsidiary that is a controlled foreign corporation within the meaning of Section 957 of the Code (a “CFC”) or (B) a disregarded entity for U.S. federal income tax purposes and has no material assets other than Equity Interests of one or more Foreign Subsidiaries that are CFCs, (d) any Immaterial Subsidiary, (e) any special purpose securitization vehicle (or similar entity), including any Securitization Subsidiary, and (f) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrower), the cost or other consequences (including any adverse tax consequences to the Borrower or such Subsidiary) of providing a Guarantee of the Obligations of the Borrower hereunder shall be excessive in view of the benefits to be obtained by the Lenders therefrom.

“Excluded Swap Obligation” has the meaning assigned to such term in the Guaranty.

“Excluded Taxes” means, with respect to any Agent, any Lender (including any Swing Line Lender or L/C Issuer) or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document,

(a) any Taxes imposed on or measured by its net income (however denominated) or overall gross income and franchise (and similar) Taxes imposed on it in lieu of net income taxes by a jurisdiction as a result of such recipient being organized or resident in, maintaining a Lending Office in, doing business in or having another present or former connection with, such jurisdiction (other than a business or connection deemed to arise solely by virtue of the Loan Documents or any transactions occurring pursuant thereto);

(b) any branch profits tax under Section 884(a) of the Code, or any similar tax, imposed by any other jurisdiction described in clause (a) above;

(c) in the case of a Non-US Lender (other than a Non-US Lender becoming a party to this Agreement pursuant to Section 3.07), any United States federal withholding tax that is imposed pursuant to any Law in effect at the time such recipient becomes a party to this Agreement, changes its applicable Lending Office or changes its place of organization (or where the Non-US Lender is a partnership for U.S. federal income tax purposes, pursuant to a law in effect on the later of the date on which such Non-US

Lender becomes a party hereto or the date on which the affected partner becomes a partner of such Non-US Lender), except, in the case of a Non-US Lender that designates a new Lending Office or changes its place of organization or is an assignee, to the extent that such Non-US Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new Lending Office or change of its place of organization (or assignment), to receive additional amounts from a Loan Party with respect to such United States federal withholding tax pursuant to Section 3.01;

(d) any Taxes attributable to a recipient’s failure to comply with Section 10.15(a) or (c);

(e) any United States federal withholding taxes imposed under Sections 1471 through 1474 of the Code as of the date hereof, or any amended version or successor provision that is substantively comparable thereto, and, in each case, any regulations promulgated thereunder and any interpretation or other guidance issued in connection therewith (including, for the avoidance of doubt, any such regulations, interpretations and other guidance promulgated or issued after the date hereof);

(f) any U.S. federal backup withholding taxes imposed under Section 3406 of the Code; or

(g) any interest, additions to tax or penalties in respect of the foregoing.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of June 8, 2011, among the Borrower, JPMorgan Chase Bank, N.A., as administrative agent, the lenders from time to time party thereto and the other parties thereto, as amended, restated, supplemented or modified from time to time.

“Extended Revolving Credit Commitment” has the meaning assigned to such term in Section 2.15(a).

“Extended Term Loans” has the meaning assigned to such term in Section 2.15(a).

“Extending Revolving Credit Lender” has the meaning assigned to such term in Section 2.15(a).

“Extending Term Lender” has the meaning assigned to such term in Section 2.15(a).

“Extension” has the meaning assigned to such term in Section 2.15(a).

“Extension Offer” has the meaning assigned to such term in Section 2.15(a).

“Facility” means the Term Loan A Facility, the Term Loan B Facility, the Revolving Credit Facility, the Swing Line Sublimit, the Letter of Credit Sublimit, the Other Term Loans or the Other Revolving Credit Loans, as the context may require.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate.

“Financial Covenant Event of Default” has the meaning specified in Section 8.01(b).

“Foreign Benefit Arrangement” means any employee benefit arrangement mandated by non-US law that is maintained or contributed to by the Borrower or its Subsidiaries

“Foreign Currency Borrowing” means Foreign Currency Loans made on the same day by the Foreign Currency Lenders ratably according to their respective Foreign Currency Sublimits then in effect.

“Foreign Currency Exposure” means, with respect to any Foreign Currency Lender at any time, the Dollar Equivalent of the aggregate principal amount of all Foreign Currency Loans made by such Foreign Currency Lender and outstanding at such time. The Foreign Currency Exposure of any Revolving Credit Lender at any time shall be the sum of (without duplication) (A) its Pro Rata Share of the Foreign Currency Exposure of all Foreign Currency Lenders at such time and (B) the Foreign Currency Exposure of all Foreign Currency Lenders that has been converted into Revolving Dollar Loans pursuant to Section 2.18 and in respect of which such Revolving Credit Lender has made, or is required to make, payments to the Foreign Currency Lenders under such Section 2.18.

“Foreign Currency Lender” means each Revolving Credit Lender (or Affiliate of a Revolving Credit Lender) identified on Schedule 1.01B on the date hereof as a “Foreign Currency Lender” with the Foreign Currency Sublimit set forth thereon and any other Revolving Credit Lender that (a) agrees, with the approval of the Administrative Agent and the Borrower, which approval shall not be unreasonably withheld (provided, however, that after the occurrence and during the continuance of any Event of Default in respect of Section 8.01(a), Section 8.01(f) or Section 8.01(g)(i), such approval by the Borrower shall not be required), to act, or cause one of its Affiliates to act, as a Foreign Currency Lender with a Foreign Currency Sublimit agreed to by the Administrative Agent and the Borrower (provided, however, that no Revolving Credit Lender or Affiliate thereof shall become a Foreign Currency Lender to the extent, after giving effect to such Revolving Credit Lender or Affiliate thereof becoming a Foreign Currency Lender with the proposed Foreign Currency Sublimit, the aggregate Foreign Currency Sublimit amount would exceed the Maximum Foreign Currency Sublimit) and (b) whether directly or through an Affiliate thereof, at the time of such agreement by such Foreign Currency Lender, can, on its own, make Foreign Currency Loans to the Borrower the interest payments with respect to which can be made free of withholding taxes.

“Foreign Currency Loans” means the Revolving Credit Loans made by the Foreign Currency Lender in Pounds Sterling, Euros or Yen pursuant to Section 2.01(b)(ii).

“Foreign Currency Ratable Portion” means, with respect to any Foreign Currency Lender (a) at any time prior to the reduction of the Foreign Currency Sublimits to zero, the percentage obtained by dividing (i) the Foreign Currency Sublimit of such Lender in effect at such time by (ii) the aggregate Foreign Currency Sublimits of all Foreign Currency Lenders in effect at such time and (b) at any time thereafter, the percentage obtained by dividing (i) the aggregate outstanding principal amount of all Foreign Currency Loans outstanding at such time and owing to such Foreign Currency Lender by (ii) the aggregate outstanding principal amount of all Foreign Currency Loans outstanding at such time.

“Foreign Currency Sublimit” means, with respect to each Foreign Currency Lender, the Dollar amount set forth opposite such Foreign Currency Lender’s name on Schedule 1.01B under the caption “Foreign Currency Sublimit,” as amended to reflect each Assignment and Assumption executed by such Foreign Currency Lender and as such amount may be reduced pursuant to this Agreement. The aggregate Foreign Currency Sublimits on the Closing Date shall be the Maximum Foreign Currency Sublimit.

“Foreign Excess Cash Flow” means the Excess Cash Flow of the Non-U.S. Subsidiaries determined on a consolidated basis as if a separate consolidated group, without regard to the Borrower or the Domestic Subsidiaries.

“Foreign Plan” means any employee benefit plan maintained or contributed to by the Borrower or its Subsidiaries primarily to provide pension benefits to employees employed outside the United States.

“Foreign Plan Event” means (i) the failure of the Borrower or any Subsidiary to make its required contributions in respect of any Foreign Plan or Foreign Benefit Arrangement when such contributions are made; (ii) the failure of the Borrower or any Subsidiary to administer any Foreign Plan or Foreign Benefit Arrangement in accordance with its terms and all applicable laws; (iii) the occurrence of an act or omission in respect of any Foreign Plan or Foreign Benefit Arrangement which could give rise to the imposition on the Borrower or any Subsidiary of fines, penalties or related charges under applicable laws; (iv) the assertion of a material claim (other than a routine claim for benefits) against the Borrower or any Subsidiary in respect of a Foreign Plan or Foreign Benefit Arrangement; (v) the imposition of a Lien in respect of any Foreign Plan or Foreign Benefit Arrangement; or (vi) any event or condition which might constitute grounds for termination, in whole or in part, of any Foreign Plan or Foreign Benefit Arrangement, or the appointment of a trustee to administer any Foreign Plan or Foreign Benefit Arrangement.

“Foreign Subsidiary” means any Subsidiary of the Borrower which is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning specified in Section 10.07(h).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness of the payment or performance of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness of any other Person, whether or not such Indebtedness is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means (a) each Restricted Subsidiary listed as such on Schedule I that shall have Guaranteed the Obligations of the Borrower pursuant to the Guaranty and (b) at any time thereafter, shall include each other Restricted Subsidiary of the Borrower that shall be required to become a Guarantor pursuant to Section 6.12.

“Guaranty” means the Guaranty made by the Guarantors in favor of the Secured Parties, substantially in the form of Exhibit F, together with each other guaranty and guaranty supplement in respect of the Obligations of the Borrower delivered pursuant to Section 6.12.

“Hazardous Materials” means all substances, materials, wastes, chemicals, pollutants, contaminants, constituents or compounds, in any form, regulated, or which can give rise to liability, under any Environmental Law, including medical waste, petroleum or petroleum distillates, asbestos or asbestos-containing materials and polychlorinated biphenyls.

“Hedge Bank” means any Person that was a Lender, the Administrative Agent or an Arranger or an Affiliate of a Lender, the Administrative Agent or an Arranger in its capacity as a party to a Secured Hedge Agreement, at the time such Hedge Agreement was entered into.

“Holdings” means Quintiles Transnational Holdings Inc.

“Holdings Dissolution Transactions” means any transaction or series of transactions that do not constitute a Change of Control and result in the dissolution of Holdings or the merger of Holdings into the Borrower or any direct or indirect parent of the Borrower.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Identified Participating Lenders” has the meaning specified in Section 10.07(l)(iii)(C).

“Identified Qualifying Lenders” has the meaning specified in Section 10.07(l)(iv)(C).

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Immaterial Subsidiary” means each Restricted Subsidiary designated in writing by the Borrower to the Administrative Agent as an Immaterial Subsidiary; provided that (i) all Immaterial Subsidiaries, taken together, shall not have revenues for any fiscal year of the Borrower or total assets as of the last day of any fiscal year in an amount that is equal to or greater than 5.0% of the consolidated revenues or total assets, as applicable, of the Borrower and its Restricted Subsidiaries for, or as of the last day of, such fiscal year, as the case may be, and (ii) to the extent such limitation would be exceeded, the Borrower shall designate Subsidiaries to the Administrative Agent to no longer be Immaterial Subsidiaries so that such limitation would not be exceeded. Any Restricted Subsidiary that executes a Guaranty of the Obligations shall not be deemed an Immaterial Subsidiary and shall be excluded from the calculations above.

“Immediate Family Member” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Impacted Interest Period” has the meaning assigned to it in the definition of “Eurodollar Rate.”

“Increased Amount Date” has the meaning specified in Section 2.14(a).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person, but excluding any portion of such maximum amount that is secured by Cash Collateral;

(c) current net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business, (ii) any earn-out obligation until such obligation appears in the liabilities section of the balance sheet of such Person, and (iii) liabilities associated with customer prepayments and deposits);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness;

(g) all obligations of such Person in respect of Disqualified Equity Interests; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnitees” has the meaning specified in Section 10.05.

“Information” has the meaning specified in Section 10.08.

“Intellectual Property Security Agreement” means, collectively, the Patent Security Agreement, the Trademark Security Agreement and the Copyright Security Agreement, substantially in the forms attached to the Security Agreement together with each other intellectual property security agreement executed and delivered pursuant to Section 6.12 or the Security Agreement.

“Intercompany Note” means a promissory note substantially in the form of Exhibit X.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, or with the consent of all relevant Lenders, twelve months thereafter, as selected by the Borrower in its Committed Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Internally Generated Cash Flow” means funds not constituting (i) proceeds of Debt Issuances (excluding borrowings under the Revolving Credit Facility, any other revolving lines of credit and any Qualified Securitization Financing), (ii) proceeds of Equity Issuances or (iii) a reinvestment by Borrower or any Restricted Subsidiary of the Net Cash Proceeds of any Disposition or any Casualty Event pursuant to Section 2.05(b)(ii)(B).

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available for Dollars) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available for Dollars) that exceeds the Impacted Interest Period, in each case, at such time.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor incurs debt of the type referred to in clause (h) of the definition of “Indebtedness” set forth in this Section 1.01 in respect of such Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less any Returns in respect of such Investment.

“Investment Fund” means an Affiliate of one or more of the Sponsors (other than a natural person) that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course and with respect to which the Sponsors do not, directly or indirectly, actually direct or cause the direction of the investment policies of such entity.

“Investors” means the Sponsors together with any other investors that made an equity co-investment directly or indirectly in the Borrower.

“IP Rights” has the meaning specified in Section 5.14.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means an agreement substantially in the form of Exhibit H.

“Joint Venture” means (a) any Person which would constitute an “equity method investee” of the Borrower or any of its Restricted Subsidiaries and (b) any Person in whom the Borrower or any of its Restricted Subsidiaries beneficially owns any Equity Interest that is not a Subsidiary.

“Junior Financing” means (a) the Senior Notes, (b) any Permitted Unsecured Indebtedness, Permitted Unsecured Refinancing Debt, Permitted Second Lien Indebtedness and Permitted Second Priority Refinancing Debt and (c) any Permitted Refinancing in respect of any of the foregoing.

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“Jurisdictional Requirements” has the meaning specified in Section 7.04(a).

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means JPMorgan Chase Bank, N.A., Barclays Bank PLC and Morgan Stanley Senior Funding, Inc., each acting on its own behalf or through one of its respective affiliates or branches, and each in its capacity as issuer of Letters of Credit hereunder and each other Revolving Credit Lender reasonably acceptable to the Administrative Agent (such consent not to be unreasonably withheld or delayed) that has entered into an L/C Issuer Agreement, in each case, in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder. Each L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such L/C Issuer, in which case the term L/C Issuer shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Neither JPMorgan Chase Bank, N.A., Barclays Bank PLC, Morgan Stanley Senior Funding, Inc. nor any of their respective branches or affiliates shall be required to issue any commercial Letter of Credit hereunder.

“L/C Issuer Agreement” means an agreement substantially in the form of Exhibit I, pursuant to which a Lender agrees to act as an L/C Issuer.

“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including, without duplication, all L/C Borrowings.

“L/C Request” means a Request for L/C Issuance substantially in the form of Exhibit A-3 or in another form reasonably acceptable to the applicable L/C Issuer.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Term Loan or any New Term Commitment, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all applicable international, foreign, Federal, state, commonwealth and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“LCT Election” has the meaning assigned to such term in Section 1.10.

“LCT Test Date” has the meaning assigned to such term in Section 1.10.

“Lender” has the meaning specified in the introductory paragraph to this Agreement and, as the context requires, includes each L/C Issuer and Swing Line Lender.

“Lender Funding Obligation” has the meaning specified in the definition of “Defaulting Lender.”

“Lender Insolvency Event” means that (i) a Lender or its Parent Company is determined or adjudicated to be insolvent by a Governmental Authority, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment; provided that a Lender-Insolvency Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any Equity Interest in any Lender or its Parent Company by a Governmental Authority or an instrumentality thereof.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” or “L/C” means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit (if available to be issued by the applicable L/C Issuer) or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit substantially in the form from time to time in use by the applicable L/C Issuer.

“Letter of Credit Expiration Date” means the day that is five (5) Business Days prior to the scheduled Maturity Date for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Sublimit” means (i) as to any individual L/C Issuer, the amount set forth next to such Lender’s name on Schedule 1.01B under the caption “Letter of Credit Sublimit” and (ii) $35,000,000 in the aggregate. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“LIBO Screen Rate” has the meaning assigned to it in the definition of “Eurodollar Rate.”

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Transaction” has the meaning assigned to such term in Section 1.10.

“Limited Originator Recourse” means a letter of credit, cash collateral account or other credit enhancement issued or provided for a similar purpose in connection with the incurrence of Indebtedness by a Securitization Subsidiary under a Qualified Securitization Financing.

“Loan” means an extension of credit by a Lender to the Borrower in the form of a Term Loan, a New Term Loan, a Revolving Credit Loan, a New Revolving Credit Loan, a Foreign Currency Loan or a Swing Line Loan.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Guaranty, (d) the Collateral Documents, (e) each L/C Request and Letter of Credit Application and (f) any amendment or joinder to this Agreement or any other Loan Document.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Mandatory Prepayment Date” shall have the meaning given to such term in Section 2.05(b)(ix).

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means (a) a material adverse effect on the business, operations, assets or condition (financial or otherwise) of the Borrower and its Restricted Subsidiaries, taken as a whole, (b) a material adverse effect on the ability of the Loan Parties (taken as a whole) to pay the Obligations under any Loan Document or (c) a material adverse effect on the rights and remedies of the Lenders, taken as a whole, under any Loan Document.

“Material Intellectual Property” means (a) all registrations or pending applications for registration with the US Patent and Trademark Office for any patents and any trademarks or service marks; and (b) all registrations of copyrights with the US Copyright Office, in either case, that are material to the operation of the business of the Borrower and its Restricted Subsidiaries, taken as a whole.

“Material Real Property” means real property owned in fee by the Borrower or any Guarantor located in the United States with a fair market value in excess of $5,000,000.

“Maturity Date” means (a) with respect to the Term A Loan Facility and the Revolving Credit Facility, May 12, 2020 and (b) with respect to the Term B Loan Facility May 12, 2022; provided that the reference to Maturity Date with respect to Other Term Loans and Other Revolving Credit Loans shall be the final maturity date as specified in the applicable Refinancing Amendment, and with respect to Extended Term Loans and Extended Revolving Credit Commitments shall be the final maturity date as specified in the applicable Extension Offer.

“Maximum Foreign Currency Sublimit” means US$75,000,000, as such amount may be reduced hereunder from time to time.

“Maximum Rate” has the meaning specified in Section 10.10.

“Minimum Extension Condition” has the meaning assigned to such term in Section 2.15(b).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means a deed of trust, deed of mortgage, trust deed or mortgage, as applicable, made by the Borrower or a Guarantor in favor or for the benefit of the Administrative Agent on behalf of the Secured Parties in respect of Material Real Property in form and substance reasonably acceptable to the Administrative Agent executed and delivered pursuant to Section 6.12; provided no mortgage shall contain any representations, warranties, covenants, undertakings or defaults other than by reference to the representation, warranties, covenants, undertakings or defaults set forth in this Agreement or in the Security Agreement or customary representations and warranties relating to the subject property as of the date of execution of the applicable Mortgage.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a) with respect to the Disposition of any asset (including issuance or Disposition of Equity Interests by or of Subsidiaries) by the Borrower or any of its Restricted Subsidiaries or any Casualty Event, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to the Borrower or any of its Restricted Subsidiaries) minus (ii) the sum of (A) the principal amount of any Indebtedness that is secured by a Lien (other than a Lien that ranks pari passu with or subordinated to the Liens securing the Obligations) on the asset subject to such Disposition or Casualty Event and that is required to be repaid in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents), together with any applicable premium, penalty, interest and breakage costs, (B) the out-of-pocket expenses (including, without limitation, attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by the Borrower or such Restricted Subsidiary in connection with such Disposition or Casualty Event, (C) taxes (or distributions for taxes) paid or reasonably estimated to be payable in connection therewith by the Borrower or such Restricted Subsidiary and attributable to such Disposition or Casualty Event (including, where the proceeds are realized by a Subsidiary of the Borrower, any incremental foreign, state and/or local income taxes imposed as a result of distributing the proceeds in question from any Subsidiary to the Borrower); (D) any reserve for adjustment in respect of (1) the sale price of such asset or assets established in accordance with GAAP and (2) any liabilities associated with such asset or assets and retained by the Borrower or any of its Restricted Subsidiaries after such Disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, and it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents (i) received upon the Disposition of any non-cash consideration received by the Borrower or any of its Restricted Subsidiaries in respect of any such Disposition or Casualty Event and (ii) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (D) above or, if such liabilities have not been satisfied in cash and such reserve not reversed within three hundred and sixty-five (365) days after such Disposition or Casualty Event, the amount of such reserve. Notwithstanding the foregoing, no proceeds shall constitute Net Cash Proceeds under this clause (a) in any fiscal year of the Borrower until the aggregate amount of all such proceeds in such fiscal year shall exceed $20,000,000 (and thereafter only proceeds in excess of such amount shall constitute Net Cash Proceeds under this clause (a)); provided that proceeds from Dispositions permitted under clauses (a), (b), (c), (d), (e), (g), (h), (i), (l), (m), (n), and (o), and proceeds from Dispositions not exceeding $300,000,000 since the Closing Date under clause (q), of Section 7.05, shall not be included in the calculation of proceeds for purposes of this limitation;

(b) with respect to any Equity Issuance by the Borrower or any of its Restricted Subsidiaries (or any other Person, if the context so requires), the excess of (i) the sum of the cash and Cash Equivalents received in connection with such Equity Issuance minus (ii) all taxes (including, where the proceeds are realized by a Subsidiary of the Borrower, any incremental foreign, state and/or local income taxes imposed as a result of distributing the proceeds in question from any Subsidiary to the Borrower) and fees (including investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses (including attorneys’ fees) and other customary expenses) incurred by the Borrower or such Restricted Subsidiary in connection with such Equity Issuance; and

(c) with respect to any Debt Issuance by the Borrower or any of its Restricted Subsidiaries, the excess, if any, of (i) the sum of the cash received in connection with such Debt Issuance minus (ii) the investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses (including attorneys’ fees) and other customary expenses, incurred by the Borrower or such Restricted Subsidiary in connection with such Debt Issuance (including, where the proceeds are realized by a Subsidiary of the Borrower, any incremental foreign, state and/or local income taxes imposed as a result of distributing the proceeds in question from any Subsidiary to the Borrower).

“New Revolving Credit Borrowing” means a borrowing consisting of simultaneous New Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the New Revolving Credit Lenders pursuant to Section 2.14.

“New Revolving Credit Commitments” has the meaning specified in Section 2.14(a).

“New Revolving Credit Lender” has the meaning specified in Section 2.14(a).

“New Revolving Credit Loans” has the meaning specified in Section 2.14(c).

“New Revolving Credit Note” means, for each Class of New Revolving Credit Loans, a promissory note in substantially the form of Exhibit C-2 with, subject to Section 2.14, such changes as shall be agreed to by the Borrower and the New Revolving Credit Lenders providing such Class of New Revolving Credit Loans and reasonably satisfactory to Administrative Agent, as it may be amended, restated, supplemented or otherwise modified from time to time.

“New Term Borrowing” means a borrowing consisting of simultaneous New Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the New Term Lenders pursuant to Section 2.14.

“New Term Commitments” has the meaning specified in Section 2.14(a).

“New Term Lender” has the meaning specified in Section 2.14(a).

“New Term Loan Facility” means the facility providing for the Borrowing of New Term Loans.

“New Term Loans” has the meaning specified in Section 2.14(c).

“New Term Note” means, for each Class of New Term Loans, a promissory note in substantially the form of Exhibit C-1 with, subject to Section 2.14, such changes as shall be agreed to by the Borrower and the New Term Lenders providing such Class of New Term Loans and reasonably satisfactory to Administrative Agent, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Non-Consenting Lender” has the meaning specified in Section 3.07(d)(iii).

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Non-Excluded Taxes” means any Taxes other than Excluded Taxes.

“Non-US Lender” has the meaning specified in Section 10.15(a)(i).

“Non-U.S. Subsidiary” means any Restricted Subsidiary of the Borrower that is or becomes organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia.

“Nonrenewal Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Not Otherwise Applied” means, with reference to any amount of Net Cash Proceeds of any transaction or event, that such amount was not previously applied in determining the permissibility of a transaction under the Loan Documents where such permissibility was (or may have been) contingent on the receipt or availability of such amount.

“Note” means a Term Note, a New Term Note, a Revolving Credit Note or a New Revolving Credit Note, as the context may require.

“Notice of Intent to Cure” has the meaning specified in Section 6.02(b).

“NPL” means the National Priorities List maintained by the US Environmental Protection Agency under CERCLA.

“NQ Fund” means NovaQuest Healthcare Investment Fund L.P., NovaQuest Pharma Opportunities Fund III, L.P. and/or NovaQuest Pharma Opportunities Fund IV, L.P.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Bank Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate and (b) the Overnight Bank Funding Rate for such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if any such rate is not published for any day that is a Business Day, the term “NYFRB Bank Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day to the Administrative Agent by a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means (a) for purposes of this Agreement, all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding and (b) for purposes of the Collateral Documents and each Guaranty, (x) all “Obligations” as defined in clause (a) above, (y) all Secured Hedge Obligations and (z) all Cash Management Obligations. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party. Notwithstanding anything herein to the contrary, in no circumstances shall Excluded Swap Obligations constitute Obligations.

“Offered Amount” has the meaning specified in Section 10.07(l)(iv)(A).

“Offered Discount” has the meaning specified in Section 10.07(l)(iv)(A).

“Open Market Purchase” has the meaning specified in Section 10.07(m).

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-US jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or the memorandum and articles of association (if applicable); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Applicable Indebtedness” has the meaning specified in Section 2.05(b)(ii)(A).

“Other Revolving Credit Commitments” means one or more Classes of revolving credit commitments hereunder that result from a Refinancing Amendment.

“Other Revolving Credit Loans” means one or more Classes of Revolving Credit Loans that result from a Refinancing Amendment.

“Other Taxes” has the meaning specified in Section 3.01(b).

“Other Term Loan Commitments” means one or more Classes of term loan commitments hereunder that result from a Refinancing Amendment.

“Other Term Loans” means one or more Classes of Term Loans that result from a Refinancing Amendment.

“Outstanding Amount” means (a) with respect to the Term Loans, Revolving Credit Loans and Swing Line Loans on any date, the principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Credit Loans (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount thereof on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the economic or voting Equity Interests of such Lender.

“Pari Passu Intercreditor Agreement” means an intercreditor agreement substantially in the form of Exhibit U hereto.

“Participant” has the meaning specified in Section 10.07(e); provided that in no circumstance shall a Competitor be a Participant.

“Participant Register” has the meaning specified in Section 10.07(e).

“Participating Lender” has the meaning specified in Section 10.07(l)(iii)(B).

“Patent Security Agreement” means the Patent Security Agreement among the Borrower, the other Grantors named therein and the Administrative Agent, dated as of the Closing Date.

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into Law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years.

“Perfection Certificate” shall mean a certificate in the form of Exhibit T-1 or any other form approved by the Administrative Agent, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

“Perfection Certificate Supplement” shall mean a certificate supplement in the form of Exhibit T-2 or any other form approved by the Administrative Agent.

“Permitted Acquisition” has the meaning specified in Section 7.02(i).

“Permitted Equity Issuance” means at any time, (a) any cash contribution to the common Equity Interests of the Borrower, and (b) any sale or issuance of any Equity Interests resulting in Eligible Equity Proceeds.

“Permitted First Priority Refinancing Debt” means any secured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower in the form of one or more series of senior secured notes or loans; provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and is not secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness, (iii) such Indebtedness is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors, (iv) the holders of such Indebtedness (or their representative) and the Administrative Agent shall be party to the Pari Passu Intercreditor Agreement and (v) has terms and conditions (other than pricing, discounts, fees, premiums and optional prepayment or redemption provisions) that in the good faith determination of the Borrower are no more restrictive taken as a whole, than those set forth in this Agreement taken as a whole.

“Permitted Holders” means the Sponsors, members of management of the Borrower or any direct or indirect parent of the Borrower, and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that (i) in the case of such group and without giving effect to the existence of such group or any other group, the Sponsors and such members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Borrower (or any of its direct or indirect parent companies) held by such group and (ii) the voting power of the Voting Stock of the Borrower (or any of its direct or indirect parent companies) owned by the Sponsors shall be greater than the voting power of the Voting Stock of the Borrower (or any of its direct or indirect parent companies) owned by such members of management.

“Permitted Junior Debt Conditions” means that such applicable debt (i) is not scheduled to mature prior to the date that is 180 days after the Latest Maturity Date, (ii) does not mature or have scheduled amortization payments of principal or payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (except customary asset sale or change of control provisions that provide for the prior repayment in full of the Loans and all other Obligations), in each case prior to the Latest Maturity Date at the time such Indebtedness is incurred, (iii) such Indebtedness is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors, (iv) has no financial maintenance covenants, other than in the case of any Indebtedness secured by a Lien on the Collateral that is junior to the Liens securing the Obligations (in which event the financial maintenance covenants in the documentation governing such Indebtedness shall not be more restrictive than those set forth in this Agreement) and (v) has covenants and default and remedy provisions that in the good faith determination of the Borrower are no more restrictive taken as a whole, than those set forth in this Agreement.

“Permitted Pari Passu Notes” means any Indebtedness of the Borrower and Guarantors constituting notes (including any Registered Equivalent Notes) that (a) (i) is secured by the Collateral on a pari passu basis to the liens securing the Obligations and is not secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral, (ii) is not scheduled to mature prior to the date that is 91 days after the Latest Maturity Date, (iii) does not mature or have scheduled amortization payments of principal or payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligation (except customary asset sale or change of control provisions that provide for the prior repayment in full of the Loans and all other Obligations), in each case prior to the Latest Maturity Date at the time such Indebtedness is incurred, (iv) such Indebtedness is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors, (v) has no financial maintenance covenants, (vi) has terms and conditions (other than pricing, discounts, fees, premiums and optional prepayment or redemption provisions) that in the good faith determination of the Borrower are no more restrictive taken as a whole, than those set forth in this Agreement taken as a whole and (vii) the holders of such Indebtedness (or their representative) and the Administrative Agent shall be party to the Pari Passu Intercreditor Agreement.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, replacement, exchange or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, replaced, exchanged or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal, replacement, exchange or extension and by an amount equal to any existing commitments unutilized thereunder and as otherwise permitted to be incurred or issued pursuant to Section 7.03, (b) such modification, refinancing, refunding, renewal, replacement, exchange or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) if the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended is contractually subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is contractually subordinated in right of payment to the Obligations on terms that in the good faith determination of the Borrower are at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended, taken as a whole, (d) such modification, refinancing, refunding, renewal, replacement, exchange or extension is incurred by the Person or Persons who are the obligors on the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended or would otherwise be permitted to incur such Indebtedness (including any guarantees thereof pursuant to Section 7.02 and Section 7.03), (e) at the time thereof, no Event of Default shall have occurred and be continuing, (f) such Indebtedness shall be unsecured if the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended is unsecured, (g) such Indebtedness is not secured by any additional property or collateral other than (i) property or collateral securing the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended, (ii) after-acquired property that is affixed or incorporated into the property covered by the lien securing such Indebtedness and (iii) proceeds and products thereof and (h) if any Liens securing the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended is secured by the Collateral on a second priority (or other junior priority) basis to the Liens securing the Obligations, the Liens securing such Indebtedness shall be secured by the Collateral on a second priority (or other junior priority) basis to the Liens securing the Obligations on terms that are at least as favorable to the Secured Parties as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended, taken as a whole.

“Permitted Second Lien Indebtedness” means any Indebtedness of the Borrower and Guarantors that (a) (i) is secured by the Collateral on a second priority (or other junior priority) basis to the liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt and is not secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral, (ii) is on terms and conditions (including as to covenants) customary in the good faith determination of the Borrower for second lien notes issued under Rule 144A or other private placement transaction of the Securities Act, (iii) meets the Permitted Junior Debt Conditions and (iv) the holders of such Indebtedness (or their representative) and the Administrative Agent shall be party to the Second Lien Intercreditor Agreement.

“Permitted Second Priority Refinancing Debt” means secured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower in the form of one or more series of second lien (or other junior lien) secured notes or second lien (or other junior lien) secured loans; provided that (i) such Indebtedness is secured by the Collateral on a second priority (or other junior priority) basis to the liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt and is not secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness (provided, that such Indebtedness may be secured by a Lien on the Collateral that is junior to the Liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt, notwithstanding any provision to the contrary contained in the definition of “Credit Agreement Refinancing Indebtedness”), (iii), the holders of such Indebtedness (or their representative) and the Administrative Agent shall be party to the Second Lien Intercreditor Agreement and (iv) meets the Permitted Junior Debt Conditions.

“Permitted Subordinated Indebtedness” means any unsecured Indebtedness of the Borrower and Guarantors that (i) is on terms and conditions (including as to covenants) customary in the good faith determination of the Borrower for subordinated notes issued under Rule 144A or other private placement transaction under the Securities Act, expressly subordinated to the prior payment in full in cash of the Obligations on terms and conditions (including as to covenants) customary in the good faith determination of the Borrower for “high-yield” senior subordinated notes issued under Rule 144A or other private placement transaction under the Securities Act and (ii) meets the Permitted Junior Debt Conditions. For the avoidance of doubt, Disqualified Equity Interests shall not constitute Permitted Subordinated Indebtedness.

“Permitted Unsecured Indebtedness” means any unsecured Indebtedness of the Borrower and Guarantors that (a) (i) is on terms and conditions (including as to covenants) customary in the good faith determination of the Borrower for senior notes issued under Rule 144A or other private placement transaction under the Securities Act and (ii) meets the Permitted Junior Debt Conditions or (b) is Permitted Subordinated Indebtedness. For the avoidance of doubt, Disqualified Equity Interests shall not constitute Permitted Unsecured Indebtedness.

“Permitted Unsecured Refinancing Debt” means unsecured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower in the form of one or more series of senior unsecured notes or loans; provided that (i) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness and (ii) meets the Permitted Junior Debt Conditions.

“Person” means any natural person or any corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pledged Debt” has the meaning specified in the Security Agreement.

“Pledged Equity” has the meaning specified in the Security Agreement.

“Pound Sterling” or “£” means the lawful currency of the United Kingdom.

“Prepayment Notice” has the meaning specified in Section 2.05(a)(i), which shall be substantially in the form of Exhibit A-2.

“Prepayment Option Notice” shall have the meaning given to such term in Section 2.05(b)(ix), which shall be substantially in the form of Exhibit Y.

“Prepayment Response Date” means, as the context requires, either the Specified Discount Prepayment Response Date or the Discount Range Prepayment Response Date.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its office located at 270 Park Avenue, New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” means, for purposes of calculating the financial covenant set forth in Section 7.10, the Senior Secured Leverage Ratio, the Total Leverage Ratio or any other financial ratio or test, such calculation shall be made in accordance with Section 1.04 hereof.

“Pro Rata Facilities Closing Date Funding Fee” has the meaning specified in Section 2.09(c)(ii).

“Pro Rata Share” means, with respect to each Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments of such Lender under the applicable Facility or Facilities (or in the case of any Term Lender under any Term Loan Facility under which Term Loans have been made, the Outstanding Amount of such Lender’s Term Loans under such Facility) at such time and the denominator of which is the amount of the Aggregate Commitments under the applicable Facility or Facilities (or in the case of any Term Loan Facility under which Term Loans have been made, the Outstanding Amount of all Term Loans under such Facility) at such time; provided that if such Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Property” means any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including any ownership interests of any Person.

“Public Lender” has the meaning specified in Section 6.02.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualified Securitization Financing” means any Securitization Financing of a Securitization Subsidiary that meets the following conditions: (a) such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrower and the Securitization Subsidiary, (b) all sales and/or contributions of Securitization Assets and related assets to the Securitization Subsidiary are made at fair market value and (c) the financing terms, covenants, termination events and other provisions thereof, including any Standard Securitization Undertakings, shall be market terms, in each case as determined by the Borrower in good faith. The grant of a security interest in any Securitization Assets of the Borrower or any of the Restricted Subsidiaries (other than a Securitization Subsidiary) to secure Indebtedness under this Agreement prior to engaging in any Securitization Financing shall not be deemed a Qualified Securitization Financing.

“Qualifying Lender” has the meaning specified in Section 10.07(l)(iv)(C).

“Quest Diagnostics JV” means a joint venture with Quest Diagnostics Inc. or any of its Affiliates relating to the global clinical trials laboratory services business, substantially consistent with the terms announced in the March 31, 2015 joint press release issued by Holdings and Quest Diagnostics Inc.

“Refinanced Term Loans” has the meaning specified in Section 10.01.

“Refinancing Amendment” means an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower executed by each of (a) the Borrower, (b) the Administrative Agent, (c) each New Term Lender and New Revolving Credit Lender, as applicable, and (d) each existing Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.16.

“Refinancing Transaction” means the repayment of all Indebtedness under the Existing Credit Agreement.

“Register” has the meaning specified in Section 10.07(c).

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Rejection Notice” has the meaning specified in Section 2.05(b)(vii).

“Related Indemnitee” has the meaning specified in Section 10.05.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into the Environment, or into, from or through any structure or facility.

“Replacement Term Loans” has the meaning specified in Section 10.01.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Repricing Transaction” means the prepayment or refinancing of all or a portion of the Term B Loans with the incurrence by any Loan Party of any long-term secured bank debt financing having an effective interest cost or weighted average yield (with the comparative determinations to be made by the Administrative Agent consistent with generally accepted financial practices, after giving effect to, among other factors, margin, interest rate floors, upfront or similar fee or “original issue discount” shared with all lenders of such loans or Loans, as the case may be, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders of such loan or Loans, as the case may be, and without taking into account any fluctuations in the Eurodollar Rate) that is less than the interest rate for or weighted average yield (as determined by the Administrative Agent on the same basis) of the Term B Loans, including without limitation, as may be effected through any amendment to this Agreement relating to the interest rate for, or weighted average yield of, the Term B Loans.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a L/C Request and Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Financial Covenant Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Outstanding Amount of all Term A Loans, (b) aggregate unused Term A Commitments, (c) Outstanding Amount of all Revolving Credit Loans and all L/C Obligations (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition) and (d) aggregate unused Revolving Credit Commitments; provided that (i) the unused Term A Commitment and the portion of the Outstanding Amount of all Term A Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Term A Lenders and (ii) the unused Revolving Credit Commitment of, and the portion of the Outstanding Amount of all Revolving Credit Loans and all L/C Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Financial Covenant Lenders; provided, further, that for all purposes under this Agreement and each other Loan Document, the “Required Financial Covenant Lenders” shall be calculated in accordance with Section 10.07(k).

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition), (b) aggregate unused Term Commitments and (c) aggregate unused Revolving Credit Commitments; provided that the unused Term Commitment, unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided, further, that for all purposes under this Agreement and each other Loan Document, the “Required Lenders” shall be calculated in accordance with Section 10.07(k).

“Required Revolving Lenders” means, as of any date of determination, Revolving Credit Lenders having more than 50% of the sum of the (a) Outstanding Amount of all Revolving Credit Loans and all L/C Obligations (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that unused Revolving Credit Commitment of, and the portion of the Outstanding Amount of all Revolving Credit Loans and all L/C Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders; provided, further, that for all purposes under this Agreement and each other Loan Document, the “Required Revolving Lenders” shall be calculated in accordance with Section 10.07(k).

“Required Term A Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Outstanding Amount of all Term A Loans and (b) aggregate unused Term A Commitments; provided that the unused Term A Commitment and the portion of the Outstanding Amount of all Term A Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Term A Lenders; provided, further, that for all purposes under this Agreement and each other Loan Document, the “Required Term A Lenders” shall be calculated in accordance with Section 10.07(k).

“Required Term Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Outstanding Amount of all Term Loans and (b) aggregate unused Term Commitments; provided that the unused Term Commitment and the portion of the Outstanding Amount of all Term Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Term Lenders; provided, further, that for all purposes under this Agreement and each other Loan Document, the “Required Term Lenders” shall be calculated in accordance with Section 10.07(k).

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, chief accounting officer, treasurer or other similar officer of a Loan Party or, in the case of any Non-U.S. Subsidiary, any duly appointed authorized signatory or any director or managing member of such Person and, as to any document delivered on the Closing Date, any secretary or assistant secretary. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or any other return of capital to the stockholders, partners or members (or the equivalent Persons thereof) of the Borrower or any Restricted Subsidiary.

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Returns” means, with respect to any Investment, any dividends, distributions, interest, fees, premium, return of capital, repayment of principal, income, profits (from a Disposition or otherwise) and other amounts received or realized in respect of such Investment.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Dollar Loans of the same Type and, in the ease of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(b).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(b), (b) purchase participations in L/C Obligations, (c) purchase participations in Swing Line Loans and (d) purchase participations in Foreign Currency Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name in Schedule 1.01B under the caption “Revolving Credit Commitment” or in the Assignment and Assumption or Joinder Agreement pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The Aggregate Commitments of all Revolving Credit Lenders shall be $500,000,000 on the Closing Date.

“Revolving Credit Commitment Fee” has the meaning specified in Section 2.09(a).

“Revolving Credit Commitment Period” means the period from and including the Closing Date to but not including the Maturity Date of the Revolving Credit Facility or any earlier date on which the Revolving Credit Commitments shall terminate as provided herein.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments and the aggregate amount of any New Revolving Credit Lenders’ New Revolving Credit Commitments at such time.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment, a New Revolving Credit Commitment, a Revolving Credit Loan or a New Revolving Credit Loan at such time.

“Revolving Credit Loans” means Foreign Currency Loans and Revolving Dollar Loans.

“Revolving Credit Note” means a promissory note of the Borrower (with such modifications thereto as may be necessary to reflect different Classes of Revolving Credit Loans) payable to any Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit C-2 hereto, evidencing the aggregate indebtedness of the Borrower to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender to the Borrower.

“Revolving Dollar Lender” means each Revolving Credit Lender other than the Foreign Currency Lender.

“Revolving Dollar Loans” means the Revolving Credit Loans made by the Revolving Credit Lenders in Dollars to the Borrower pursuant to Section 2.01(b)(i).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Samsung JV” means a joint venture with Samsung or any of its Affiliates relating to biopharmaceutical contract manufacturing services in South Korea.

“Sanctions” means all economic, trade or financial sanctions, restrictive measures or trade embargoes imposed, administered, enacted or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“Sanctioned Country” means, at any time, a country, region or territory which is itself or whose government is the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Intercreditor Agreement” means an intercreditor agreement substantially in the form of Exhibit V hereto.

“Secured Hedge Agreement” means any Swap Contract required or permitted under Article 6 or Article 7 that is entered into by and between the Borrower or any Restricted Subsidiary and any Hedge Bank.

“Secured Hedge Obligations” means the obligations of any Loan Party arising under any Secured Hedge Agreement.

“Secured Obligations” has the meaning specified in the Security Agreement.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Hedge Banks, Lenders or Affiliates of Lenders under Cash Management Obligations of a Loan Party, the Supplemental Administrative Agent, if any, and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05.

“Securities Act” means the Securities Act of 1933.

“Securitization Assets” means (a) the accounts receivable, notes receivable, other receivables (including, without limitation, unbilled receivables and unbilled services) or payment rights under contracts (including without limitation rights to royalty, milestone or completion payments), rights to future lease payments or residuals, or other rights to payment (in call cases, whether existing or arising in the future) similar or related thereto (“Receivables”) subject to a Qualified Securitization Financing and the proceeds thereof and (b) contract rights, lockbox accounts and records with respect to such Receivables and any other assets customarily transferred together with assets in the nature of Receivables in a securitization financing.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees and expenses (including reasonable fees and expenses of legal counsel) paid to a Person that is not a Securitization Subsidiary in connection with any Qualified Securitization Financing.

“Securitization Financing” means any transaction or series of transactions (including factoring arrangements) that may be entered into by the Borrower or any of its Subsidiaries pursuant to which the Borrower or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Subsidiary (in the case of a transfer by the Borrower or any of its Subsidiaries) or (b) any other Person (in the case of a transfer by a Securitization Subsidiary), or may grant a security interest in, any Securitization Assets of the Borrower or any of its Subsidiaries, and any assets related thereto, including all collateral securing such Securitization Assets, all contracts and all guarantees or other obligations in respect of such Securitization Assets, proceeds of such Securitization Assets and other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization trans-actions involving Securitization Assets.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a Standard Securitization Undertaking, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means a wholly owned Subsidiary of the Borrower (or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which the Borrower or any Subsidiary of the Borrower makes an Investment and to which the Borrower or any Subsidiary of the Borrower transfers Securitization Assets and related assets) that engages in no activities other than in connection with the financing of Securitization Assets of the Borrower or its Subsidiaries, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the board of directors of the Borrower or such other Person (as provided below) as a Securitization Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Borrower or any Subsidiary of the Borrower, other than another Securitization Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings or Limited Originator Recourse), (ii) is recourse to or obligates the Borrower or any Subsidiary of the Borrower, other than another Securitization Subsidiary, in any way other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse or (iii) subjects any property or asset of the Borrower or any Subsidiary of the Borrower, other than another Securitization Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse, (b) with which none of the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary, has any material contract, agreement, arrangement or understanding other than on terms which the Borrower reasonably believes to be no less favorable to the Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower and (c) to which none of the Borrower or any other Subsidiary of the Borrower, other than another Securitization Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the board of directors of the Borrower or such other Person shall be evidenced to the Administrative Agent by delivery to the Administrative Agent of a certified copy of the resolution of the board of directors of the Borrower or such other Person giving effect to such designation and a certificate executed by a Responsible Officer certifying that such designation complied with the foregoing conditions.

“Security Agreement” means the Security Agreement among the Borrower, the other Grantors named therein and the Administrative Agent, dated as of the Closing Date and substantially in the form of Exhibit G, together with each related security agreement supplement executed and delivered pursuant to Section 6.12.

“Security Agreement Supplements” has the meaning specified in the Security Agreement, if applicable.

“Senior Notes” shall mean the $800,000,000 of 4.875% senior notes due 2023 issued under the Senior Notes Indenture and outstanding as of the Closing Date.

“Senior Notes Indenture” shall mean the indenture for the Senior Notes, dated as of the Closing Date, between the Borrower and U.S. Bank National Association, as trustee.

“Senior Secured Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Senior Secured Debt as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period, in each case for the Borrower and its Restricted Subsidiaries.

“Solicited Discount Pro-Rata Factor” has the meaning specified in Section 10.07(l)(iv)(C).

“Solicited Discounted Prepayment Amount” has the meaning specified in Section 10.07(l)(iv)(A).

“Solicited Discounted Prepayment Notice” means an irrevocable written notice of the Borrower Solicitation of Discounted Prepayment Offers made pursuant to Section 10.07(l)(iv) substantially in the form of Exhibit O.

“Solicited Discounted Prepayment Offer” means the irrevocable written offer by each Term Lender, substantially in the form of Exhibit P, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date” has the meaning specified in Section 10.07(l)(iv)(A).

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 10.07(h).

“Specified Asset Sale” has the meaning specified in Section 2.05(b)(v).

“Specified Discount” has the meaning specified in Section 10.07(l)(ii)(A).

“Specified Discount Prepayment Amount” has the meaning specified in Section 10.07(l)(ii)(A).

“Specified Discount Prepayment Notice” means an irrevocable written notice of the Borrower Offer of Specified Discount Prepayment made pursuant to Section 10.07(l)(ii) substantially in the form of Exhibit K.

“Specified Discount Prepayment Response” means the irrevocable written response by each Term Lender, substantially in the form of Exhibit L, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date” has the meaning specified in Section 10.07(l)(ii)(A).

“Specified Discount Pro-Rata Factor” has the meaning specified in Section 10.07(l)(ii)(C).

“Specified Junior Financing Obligations” means any obligations in respect of any Junior Financing in respect of which any Loan Party is an obligor in a principal amount in excess of the Threshold Amount.

“Specified Subsidiary” means, at any date of determination, (a) each Restricted Subsidiary of the Borrower (i) whose total assets at the last day of the most recent Test Period were equal to or greater than 5.0% of Total Assets at such date or (ii) whose gross revenues for such Test Period were equal to or greater than 5.0% of the consolidated gross revenues of the Borrower and its Restricted Subsidiaries for such period, in each case determined in accordance with GAAP, and (b) each other Restricted Subsidiary of the Borrower that is the subject of an Event of Default under Section 8.01(f) or Section 8.01(g)(i) and that, when such Restricted Subsidiary’s Total Assets or gross revenues are aggregated with the total assets or gross revenues, as applicable, of each other such Restricted Subsidiary that is the subject of an Event of Default under Section 8.01(f) or Section 8.01(g)(i) would constitute a Specified Subsidiary under clause (a) above.

“Specified Transaction” means any (a) Disposition of all or substantially all the assets of or all the Equity Interests of any Restricted Subsidiary or of any business unit, line of business or division of the Borrower or any of its Restricted Subsidiaries, (b) Permitted Acquisition, (c) Investment that results in a Person becoming a Restricted Subsidiary of the Borrower, (d) designation of any Restricted Subsidiary as an Unrestricted Subsidiary, or of any Unrestricted Subsidiary as a Restricted Subsidiary, in each case in accordance with Section 6.15 or (e) the proposed incurrence of Indebtedness or making of a Restricted Payment in respect of which compliance with the financial covenant set forth in Section 7.10 is by the terms of this Agreement required to be calculated on a Pro Forma Basis.

“Sponsors” means, collectively, Bain Capital Investors LLC, TPG Capital LP, 3i Corporation, Dr. Dennis B. Gillings and his Immediate Family Members, the Gillings Family Limited Partnership, the GFEF Limited Partnership, GF Management Company, LLC and the Gillings Family Foundation or their respective Affiliates (including, in each case, as applicable, related funds, general partners thereof and limited partners thereof, but solely to the extent any such limited partners are directly or indirectly participating as investors pursuant to a side-by-side investing arrangement, but not including, however, any portfolio company of any of the foregoing).

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and other obligations entered into by the Borrower or any Subsidiary of the Borrower that are reasonably customary in a Securitization Financing.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentage shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Submitted Amount” has the meaning specified in Section 10.07(l)(iii)(A).

“Submitted Discount” has the meaning specified in Section 10.07(l)(iii)(A).

“Subsequent Transaction” has the meaning assigned to such term in Section 1.10.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Supplemental Administrative Agent” has the meaning specified in Section 9.10 and “Supplemental Administrative Agents” shall have the corresponding meaning.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward contracts, future contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, repurchase agreements, reverse repurchase agreements, sell buy back and buy sell back agreements, and securities lending and borrowing agreements or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the average amount(s) determined as the mark-to-market value(s) for such Swap Contracts for the preceding fifteen (15) Business Days, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Facility” means the revolving credit facility made available by the Swing Line Lenders pursuant to Section 2.04.

“Swing Line Lender” means (a) JPMorgan Chase Bank, N.A. and Morgan Stanley Senior Funding, Inc., each acting on its own behalf or through one of its respective affiliates or branches, and each in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder and (b) each Revolving Credit Lender that shall have become a Swing Line Lender hereunder as provided in Section 2.04(d), each in its capacity as a lender of Swing Line Loans hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which shall be substantially in the form of Exhibit B.

“Swing Line Sublimit” means (i) as to any individual Swing Line Lender, the amount set forth next to such Lender’s name on Schedule 1.01B under the caption “Swing Line Sublimit” and (ii) $25,000,000 in the aggregate. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Syndication Agent” means Barclays Bank PLC as syndication agent under this Agreement.

“Taxes” means any and all present or future taxes, duties, levies, imposts, assessments, deductions, fees, withholdings or similar charges imposed by any Governmental Authority, and all liabilities (including interest, penalties or additions to tax) with respect to the foregoing.

“Term A Commitment” means, as to each Term A Lender, its obligation to make a Term A Loan to the Borrower pursuant to Section 2.01(a) in an aggregate amount not to exceed the amount set forth opposite such Term A Lender’s name in Schedule 1.01C under the caption “Term A Commitment” or in the Assignment and Assumption or Joinder Agreement pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of the Term A Commitments as of the Closing Date is $850,000,000.

“Term A Lender” means, at any time, any Lender that has a Term A Commitment or a Term A Loan at such time.

“Term A Loan has the meaning specified in Section 2.01(a)(i).

“Term A Loan Facility” means the facility providing for the Borrowing of Term A Loans.

“Term B Closing Date Funding Fee” has the meaning specified in Section 2.09(c)(i).

“Term B Commitment” means, as to each Term B Lender, its obligation to make a Term B Loan to the Borrower pursuant to Section 2.01(a) in an aggregate amount not to exceed the amount set forth opposite such Term B Lender’s name in Schedule 1.01D under the caption “Term B Commitment” or in the Assignment and Assumption or Joinder Agreement pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of the Term B Commitments as of the Closing Date is $600,000,000.

“Term B Lender” means, at any time, any Lender that has a Term B Commitment or a Term B Loan at such time.

“Term B Loan” has the meaning specified in Section 2.01(a)(ii).

“Term B Loan Facility” means the facility providing for the Borrowing of Term B Loans.

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01(a).

“Term Commitment” means a Term A Commitment, a Term B Commitment or a New Term Commitment.

“Term Lender” means, at any time, any Lender that has a Term Commitment or a Term Loan at such time.

“Term Loan Facilities” means the Term A Facility, Term B Loan Facility and each of the New Term Loan Facilities.

“Term Loans” means Term A Loans, Term B Loans, New Term Loans, Other Term Loans and Extended Term Loans.

“Term Note” means a promissory note of the Borrower payable to any Term Lender or its registered assigns, in substantially the form of Exhibit C-1 hereto, evidencing the indebtedness of the Borrower to such Term Lender resulting from the Term Loans made by such Term Lender.

“Test Period” means a period of four (4) consecutive fiscal quarters.

“Threshold Amount” means $50,000,000.

“Total Assets” means the total assets of the Borrower and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of the Borrower delivered pursuant to Section 6.01(a) or (b) or, for the period prior to the time any such statements are so delivered pursuant to Section 6.01(a) or (b), the financial statements delivered prior to the Closing Date.

“Total Leverage Ratio” means as of the end of any fiscal quarter of the Borrower for the Test Period ending on such date, the ratio of (a) Consolidated Total Debt as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period, in each case for the Borrower and its Restricted Subsidiaries.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Trademark Security Agreement” means the Trademark Security Agreement among the Borrower, the other Grantors named therein and the Administrative Agent, dated as of the Closing Date.

“Transaction Expenses” means the fees, costs and expenses incurred or payable by the Borrower or any of its Subsidiaries, Holdings or any direct or indirect parent thereof in connection with the Transactions, including any such fees, costs and expenses paid in cash, termination payments or other fees, costs and expenses related to terminating Swap Contracts in effect prior to the Closing Date, and payments to officers and directors as special or retention bonuses and charges for repurchases of, or modifications to, stock options.

“Transactions” means, collectively, (a) the execution and delivery and performance by the Loan Parties of each Loan Document to which they are a party executed and delivered or to be executed and delivered on or prior to the Closing Date, and the making of the initial Borrowings hereunder, (b) the completion of the Refinancing Transaction, (c) the issuance of the Senior Notes and the entry into the Senior Notes Indenture, (d) the consummation of any other transactions in connection with the foregoing and (e) the payment of the fees and expenses incurred in connection with any of the foregoing.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Unfunded Advances/Participations” means (a) with respect to the Administrative Agent, the aggregate amount, if any (i) made available to the Borrower on the assumption that each Appropriate Lender has made its Pro Rata Share of the applicable Borrowing available to the Administrative Agent and (ii) with respect to which a corresponding amount shall not in fact have been made available to the Administrative Agent by any such Lender, (b) with respect to any Swing Line Lender, the aggregate amount, if any, of participations in respect of any applicable outstanding Swing Line Loan that shall not have been funded by the Appropriate Lenders in accordance with Section 2.04(b) and (c) with respect to any L/C Issuer, the aggregate amount of applicable L/C Borrowings.

“Uniform Commercial Code” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to the creation or perfection of a security interest in any item or items of Collateral.

“United States” and “US” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Subsidiary” means (a) any Subsidiary of an Unrestricted Subsidiary, (b) any Subsidiary of the Borrower designated by the board of directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 6.15 on or subsequent to the date hereof and (c) any existing Unrestricted Subsidiaries set forth in Schedule 6.15.

“US Lender” has the meaning specified in Section 10.15(c).

“US Tax Certificate” has the meaning set forth in Section 10.15(a)(i).

“Voting Stock” of any Person as of any date means the Equity Interests of such Person that is at the time entitled to vote in the election of the board of directors or similar governing body of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Yen” or “¥” means the lawful currency of Japan.

Section 1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(A) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(B) The term “including” is by way of example and not limitation.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(e) The term “manifest error” shall be deemed to include any clearly demonstrable error whether or not obvious on the face of the document containing such error.

(f) For purposes of determining compliance at any time with Sections 7.01, 7.02, 7.03, 7.05, 7.06, 7.08, 7.09 and 7.13, in the event that any Lien, Investment, Indebtedness, Disposition, Restricted Payment, affiliate transaction, Contractual Obligation or prepayment of Indebtedness meets the criteria of more than one of the categories of transactions permitted pursuant to any clause of such Sections 7.01, 7.02, 7.03, 7.05, 7.06, 7.08, 7.09 and 7.13, such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses as determined by the Borrower in its sole discretion at such time of determination.

(g) The term “parent company” means with respect to any reference Person the Person that owns all of the Equity Interests, directly or indirectly, of such reference Person.

Section 1.03 Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount (or the accreted value thereof in the case of Indebtedness issued at a discount) thereof and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b) If at any time any change in GAAP (including without limitation modifications to or issuance of accounting standards under U.S. GAAP which create material changes to the financial statements such as the proposed lease accounting guidance and conversion to IFRS as described below) would affect the computation of any ratio, basket, covenant or requirement (including the computation of any financial covenant) set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent and the Borrower shall negotiate in good faith to amend such covenant to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio, basket, covenant or requirement shall continue to be computed in accordance with GAAP or the application thereof prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders a written reconciliation (which shall be required to be provided only once) in form and substance reasonably satisfactory to the Administrative Agent, between calculations of such covenant made before and after giving effect to such change in GAAP. If the Borrower notifies the Administrative Agent that it is required to report under IFRS or has elected to do so through an early adoption policy, “GAAP” shall mean international financial reporting standards pursuant to IFRS (provided that after such conversion, the Borrower cannot elect to report under U.S. generally accepted accounting principles).

Section 1.04 Pro Forma Calculations.

(a) Notwithstanding anything to the contrary contained herein, financial ratios and tests (including the Total Leverage Ratio and the Senior Secured Leverage Ratio) pursuant to this Agreement shall be calculated in the manner prescribed by this Section 1.04.

(b) In the event that the Borrower or any Restricted Subsidiary incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) subsequent to the end of the Test Period for which such financial ratio or test is being calculated but prior to or simultaneously with the event for which such calculation is being made, then such financial ratio or test shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness, as if the same had occurred on the last day of the applicable Test Period.

(c) For purposes of calculating any financial ratio or test, Specified Transactions that have been made by the Borrower or any of its Restricted Subsidiaries during the applicable Test Period or subsequent to such Test Period and prior to or simultaneously with the event for which such calculation is being made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the applicable Test Period. If since the beginning of any such Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.04, then any applicable financial ratio or test shall be calculated giving pro forma effect thereto for such period as if such Specified Transaction occurred at the beginning of the applicable Test Period.

(d) Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower (including the “run-rate” cost savings and synergies resulting from such Specified Transaction that have been or are expected to be realized (“run-rate” means the full recurring benefit for a period that is associated with any action taken or expected to be taken (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements), net of the amount of actual benefits realized during such period from such actions), and any such adjustments included in the initial pro forma calculations shall continue to apply to subsequent calculations of such financial ratios or tests, including during any subsequent Test Periods in which the effects thereof are expected to be realized); provided that (i) such amounts are reasonably identifiable, and factually supportable, are projected by the Borrower in good faith to result from actions either taken or expected to be taken within 12 months after the end of such Test Period in which such Specified Transaction occurred and, in each case, certified by the chief financial officer or treasurer of the Borrower, (ii) no amounts shall be added pursuant to this clause (d) to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA for such Test Period and (iii) any increase to Consolidated EBITDA as a result of cost savings and synergies shall be subject to the limitations set forth in the penultimate sentence of the definition of Consolidated EBITDA.

(e) Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Borrower or Restricted Subsidiary may designate.

(f) Notwithstanding the foregoing, when calculating the Total Leverage Ratio for purposes of the definition of “Applicable Rate,” Section 2.05(b)(i) and Section 7.10, (x) the events described in Sections 1.04(b), (c) and (d) above that occurred subsequent to the end of the Test Period shall not be given pro forma effect and (y) Section 1.04(e) shall not apply.

(g) Any pro forma calculation required at any time prior to June 30, 2015, shall be made assuming that compliance with the Total Leverage Ratio set forth in Section 7.10 for the Test Period ending on June 30, 2015, is required with respect to the most recent Test Period prior to such time.

Section 1.05 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up for 5).

Section 1.06 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.07 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York time (daylight or standard, as applicable).

Section 1.08 Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be.

Section 1.09 Exchange Rates.

(a) Not later than 1:00 p.m. on each Calculation Date, the Administrative Agent shall (i) determine the Exchange Rate as of such Calculation Date with respect to Pounds Sterling, Euros or Yen and (ii) give written notice thereof to the Lenders and the Borrower. The Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Calculation Date (a “Reset Date”) or other date of determination, shall remain effective until the next succeeding Reset Date, and shall for purposes of this Agreement (other than Section 2.18, Section 10.20 or any other provision expressly requiring the use of a current Exchange Rate) be the Exchange Rates employed in converting any amounts between U.S. Dollars and Pounds Sterling, Euros or Yen.

(b) Not later than 5:00 p.m. on each Reset Date and on each date on which Foreign Currency Loans are made, the Administrative Agent shall (i) determine the aggregate amount of the Dollar Equivalent of the Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and L/C Obligations and the Foreign Currency Sublimits and the Maximum Foreign Currency Sublimit then outstanding (after giving effect to any Loans made or repaid or Letters of Credit issued, drawn or expired on such date) and (ii) notify the Lenders and the Borrower of the results of such determination.

Section 1.10 Limited Condition Transactions.

(a) In connection with any action taken solely in connection with a Permitted Acquisition whose consummation is not conditioned on the availability of, or on obtaining, third party financing, Investment or redemption or repayment of indebtedness requiring irrevocable notice in advance of such redemption or repayment (a “Limited Condition Transaction”), for purposes of (i) determining compliance with any provision of this Agreement (other than the Section 7.10) which requires the calculation of any financial ratio or test, including the Senior Secured Leverage Ratio, Total Leverage Ratio and any other financial ratio (and for the avoidance of doubt, to also include any financial ratio or test set forth in Section 2.14 or (ii) testing availability under baskets set forth in this Agreement

(including baskets measured as a percentage of Total Assets), in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (the “LCT Test Date”), and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred on the first day of the most recent test period ending prior to the LCT Test Date (except with respect to any incurrence or repayment of Indebtedness for purposes of the calculation of any leverage-based test or ratio, which shall in each case be treated as if they had occurred on the last day of such test period), the Borrower would have been permitted to take such action on the relevant LCT Test Date in compliance with such ratio, test or basket, such ratio, test or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in the total assets of the Borrower or the person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets, tests or ratios will not be deemed to have been exceeded as a result of such fluctuations.

(b) If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any calculation of any ratio, test or basket availability with respect to the incurrence of Indebtedness or Liens, the making of Restricted Payments, the making of any Investment, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Borrower, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, or the designation of an Unrestricted Subsidiary (a “Subsequent Transaction”) following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement or irrevocable notice for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, for purposes of determining whether such Subsequent Transaction is permitted under this Agreement, any such ratio, test or basket shall be required to be satisfied on a pro forma basis (i) assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of indebtedness and the use of proceeds thereof) have been consummated and (ii) assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of indebtedness and the use of proceeds thereof) have not been consummated.

ARTICLE 2

THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.01 The Loans.

(a) The Term Borrowings.

(i) Subject to the terms and conditions set forth herein, each Term A Lender severally agrees to make a loan on the Closing Date to the Borrower (each, a “Term A Loan” and, collectively, the “Term A Loans”) in an amount in US Dollars equal to such Term A Lender’s Term A Commitment. Amounts borrowed under this Section 2.01(a)(i) and repaid or prepaid may not be reborrowed. Term A Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(ii) Subject to the terms and conditions set forth herein, each Term B Lender severally agrees to make a loan on the Closing Date to the Borrower (each, a “Term B Loan” and, collectively, the “Term B Loans”) in an amount in US Dollars equal to such Term B Lender’s Term B Commitment. Amounts borrowed under this Section 2.01(a)(ii) and repaid or prepaid may not be reborrowed. Term B Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(b) Revolving Credit Borrowings and Foreign Currency Borrowings. Subject to the terms and conditions set forth herein, (i) each Revolving Credit Lender severally agrees to make Revolving Dollar Loans from time to time, on any Business Day during the Revolving Credit Commitment Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided that after giving effect to any Revolving Credit Borrowing, (x) the aggregate Outstanding Amount of the Revolving Credit Loans shall not exceed the Revolving Credit Facility and (y) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans, plus such Lender’s Pro Rata Share of the Outstanding Amount of Foreign Currency Loans, shall not exceed such Lender’s Revolving Credit Commitment; provided further that after giving effect to any Revolving Credit Borrowing, the Borrower shall be in Pro Forma Compliance with the covenant set forth in Section 7.10, and (ii) each Foreign Currency Lender severally agrees to make Foreign Currency Loans from time to time, on any Business Day during the Revolving Credit Commitment Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Foreign Currency Sublimit; provided that after giving effect to any Foreign Currency Borrowing, (w) the aggregate Outstanding Amount of the Foreign Currency Loans shall not exceed the Maximum Foreign Currency Sublimit, (y) the Foreign Currency Exposure of any Foreign Currency Lender shall not exceed its Foreign Currency Sublimit, (x) the aggregate Outstanding Amount of the Revolving Credit Loans, Swing Line Loans and Letters of Credit outstanding issued by such Foreign Currency Lender shall not exceed such Foreign Currency Lender’s Revolving Credit Commitment and (z) the aggregate Outstanding Amount of the Revolving Credit Loans, the L/C Obligations and Swing Line Loans shall not exceed the aggregate Revolving Credit Commitments then in effect; provided further that after giving to any Foreign Currency Borrowing, the Borrower shall be in Pro Forma Compliance with the covenant set forth in Section 7.10. Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b). Revolving Credit Loans may be Base Rate Loans (other than Foreign Currency Loans) or Eurodollar Rate Loans, as further provided herein; provided that all Revolving Credit Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Revolving Credit Loans of the same Type.

Section 2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Term Borrowing, each Revolving Credit Borrowing, each Foreign Currency Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each such notice (other than a request in respect of a Foreign Currency Borrowing or conversion thereof) must be received by the Administrative Agent (i) not later than 11:00 a.m. three (3) Business Days prior to the requested date of any Borrowing of Eurodollar Rate Loans, continuation of Eurodollar Rate Loans or any conversion of Base Rate Loans to Eurodollar Rate Loans and (ii) not later than 11:00 a.m. on the requested date of any Borrowing of Base Rate Loans. Each such notice with respect to a Foreign Currency Borrowing or the continuation thereof must be received by the Administrative Agent not later than 11 a.m. (London time) three (3) Business Days prior to the requested date of any Borrowing of Eurodollar Rate Loans, continuation of Eurodollar Rate Loans or any conversion of Base Rate Loans to Eurodollar Rate Loans (five (5) Business Days in the case of Foreign Currency Borrowings denominated in Yen). Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a minimum principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Except as provided in Section 2.03(c)(i) and Section 2.04(c)(i), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $250,000 or a whole multiple of $50,000 in excess thereof (except, with respect to any Other Term Loans, to the extent otherwise provided in the applicable Refinancing Amendment). Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Term Borrowing, a Revolving Credit Borrowing, a Foreign Currency Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto and (vi) the account of the Borrower to be credited with the proceeds of such Borrowing. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b) (i) Following receipt of a Committed Loan Notice (other than a request in respect of a Foreign Currency Borrowing), the Administrative Agent shall promptly notify each Appropriate Lender of the amount of its Pro Rata Share of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation described in Section 2.02(a). In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. (with respect to Eurodollar Rate Loans) or 2:00 p.m. (with respect to Base Rate Loans) on the Business Day specified in the applicable Committed Loan Notice. Subject to the terms and conditions hereof, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds in accordance with instructions provided to the Administrative Agent by the Borrower.

(ii) Following the receipt of a Committed Loan Notice in respect of a Foreign Currency Borrowing, the Administrative Agent shall promptly notify each Foreign Currency Lender of the requested currency and the aggregate amount (in both the requested currency and the Dollar Equivalent thereof) of such Foreign Currency Borrowing and of the amount of such Foreign Currency Lender’s Foreign Currency Ratable Portion thereof. Each Foreign Currency Lender will make the amount of its Foreign Currency Ratable Portion of each such Foreign Currency Borrowing in the requested currency available to the Administrative Agent for the account of the Borrower at the Administrative Agent’s Office not later than 11 a.m. (London time), on the Business Day specified in the applicable Committed Loan Notice in funds immediately available to the Administrative Agent. Subject to the terms and conditions hereof, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds in accordance with instructions provided to the Administrative Agent by the Borrower.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan unless the Borrower pays the amount due, if any, under Section 3.05 in connection therewith. During the existence of an Event of Default, the Administrative Agent or the Required Lenders may require that no Loans may be converted to or continued as Eurodollar Rate Loans (other than Foreign Currency Loans).

(d) The Administrative Agent shall promptly notify the Borrower and the Appropriate Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Appropriate Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following the determination of such change.

(e) After giving effect to all Term Borrowings, all Revolving Credit Borrowings, all Foreign Currency Borrowings, all conversions of Term Loans or Revolving Credit Loans from one Type to the other, and all continuations of Term Loans or Revolving Credit Loans as the same Type, there shall not be more than twenty (20) Interest Periods in effect.

(f) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

Section 2.03 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars for the account of the Borrower (or any Restricted Subsidiary so long as the Borrower is a joint and several co-applicant, and references to the “Borrower” in this Section 2.03 shall be deemed to include reference to such Restricted Subsidiary) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drafts under the Letters of Credit; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower; provided that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if, as of the date of such L/C Credit Extension, (v) the Outstanding Amount of the L/C Obligations would exceed the aggregate Letter of Credit Sublimit, (w) with respect to any Lender, the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans, would exceed such Lender’s Revolving Credit Commitment, (x) with respect to any L/C Issuer or Lender, the Outstanding Amount of the L/C Obligations would exceed such L/C Issuer’s Letter of Credit Sublimit, (y) with respect to any L/C Issuer, the aggregate Outstanding Amount of the Swing Line Loans, Letters of Credit and Revolving Credit Loans outstanding issued by such L/C Issuer would exceed such L/C Issuer’s Revolving Credit Commitment or (z) the aggregate Outstanding Amount of the Revolving Credit Loans, the L/C Obligations and Swing Line Loans would exceed the aggregate Revolving Credit Commitments then in effect; provided, further, that immediately after each L/C Credit Extension (except to the extent the Borrower has Cash Collateralized all Letters of Credit to at least 103% of their maximum stated amount), the Borrower shall be in Pro Forma Compliance with the covenant set forth in Section 7.10 for the period then in effect. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) The L/C Issuers shall be under no obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which, in each case, such L/C Issuer in good faith deems material to it;

(B) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit, prior to giving effect to any automatic renewal, would occur more than twelve months after the date of issuance or last renewal, unless the Required Lenders and the applicable L/C Issuer have approved such expiry date;

(C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders and the applicable L/C Issuer have approved such expiry date and no Revolving Credit Lender shall be required to participate in any such Letter of Credit issued without such approval;

(D) the issuance of such Letter of Credit would violate any Laws or one or more established policies of the applicable L/C Issuer;

(E) any Revolving Credit Lender is a Defaulting Lender, unless the applicable L/C Issuer has entered into arrangements reasonably satisfactory to it and the Borrower to eliminate such L/C Issuer’s risk with respect to the participation in Letters of Credit by all such Defaulting Lenders, including by Cash Collateralizing, or obtaining a backstop letter of credit from an issuer reasonably satisfactory to such L/C Issuer to support, each such Defaulting Lender’s Pro Rata Share of any Unreimbursed Amount;

(F) except as otherwise agreed by the Administrative Agent and the applicable L/C Issuer, such Letter of Credit is in an initial stated amount of less than $10,000;

(G) such Letter of Credit is to be denominated in a currency other than Dollars; or

(H) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(iii) The L/C Issuers shall be under no obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a L/C Request and Letter of Credit Application (or such other form as may be provided by the applicable L/C Issuer), appropriately completed and signed by a Responsible Officer of the Borrower. Such L/C Request and Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 12:00 noon (x) at least five (5) Business Days prior to the proposed issuance date or (y) at least three (3) Business Days prior to the proposed date of amendment, as the case may be, or such later date and time as such L/C Issuer may agree in a particular instance in its sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to such L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the applicable L/C Issuer may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer: (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as such L/C Issuer may reasonably request.

(ii) Promptly after receipt of any L/C Request and Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (in writing) that the Administrative Agent has received a copy of such L/C Request and Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the applicable L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof (such confirmation to be promptly provided by the Administrative Agent), then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer an unfunded risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the L/C Issuer to prevent any such renewal at least once in each twelve month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided that such L/C Issuer shall not permit any such renewal if (A) such L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise), or (B) it has received notice (which shall be in writing) on or before the day that is five (5) Business Days before the Nonrenewal Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such renewal or (2) from the Administrative Agent, any Revolving Credit Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Borrower and the Administrative Agent in writing thereof. Not later than 5:00 p.m. on the date of any payment by such L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing; provided that if such notice is not provided to the Borrower prior to 11:00 a.m. on the Honor Date, then the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing on the next succeeding Business Day and such extension of time shall be reflected in computing fees in respect of any such Letter of Credit. If the Borrower fails to so reimburse the applicable L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Pro Rata Share thereof. In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02(a) for the principal amount of Base Rate Loans but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may shall be in writing.

(ii) Each Revolving Credit Lender (including the Lender acting as an L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the applicable L/C Issuer, in Dollars, at the Administrative Agent’s Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to such L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of such L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the applicable L/C Issuer.

(v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the applicable Federal Funds Effective Rate from time to time in effect. A certificate of the applicable L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) If, at any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(d)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Federal Funds Effective Rate from time to time in effect.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit issued for its account and to repay each L/C Borrowing relating to any Letter of Credit issued for its account shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto, or any term or provision therein;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or applicable Restricted Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the applicable L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not comply with the terms of such Letter of Credit; or any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any exchange, release or nonperfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of the Borrower in respect of such Letter of Credit; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder;

provided that the foregoing shall not excuse any L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrower that are caused by such L/C Issuer’s gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (as finally determined by a court of competent jurisdiction). The Borrower shall promptly examine a copy of each Letter of Credit issued for its account and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will promptly notify such L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against such L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuers shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, any Agent-Related Person nor any of the respective correspondents, participants or assignees of the L/C Issuers shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit, L/C Request or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at Law or under any other agreement. None of the L/C Issuers, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of the L/C Issuers, shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(e); provided that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuers, and the L/C Issuers may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to special, indirect, consequential, punitive or exemplary, damages suffered by the Borrower that a court of competent jurisdiction determines in a final, non-appealable judgment were caused by the applicable L/C Issuer’s willful misconduct or gross negligence. In furtherance and not in limitation of the foregoing, the L/C Issuers may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuers shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. Upon the request of the Administrative Agent, (i) if the applicable L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing and the conditions set forth in Section 4.02 to a Revolving Credit Borrowing cannot then be met, or (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, the Borrower shall promptly Cash Collateralize (x) in the case of clause (i), 100% and (y) in the case of clause (ii), 103%, in each case of the then Outstanding Amount of all L/C Obligations (such Outstanding Amount to be determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date, as the case may be) or, in the case of clause (ii), provide a back to back letter of credit in a face amount at least equal to 103% of the then undrawn amount of such Letter of Credit from an issuer and in form and substance satisfactory to the applicable L/C Issuer in its sole discretion. Any Letter of Credit that is so Cash Collateralized or in respect of which such a back-to-back letter of credit shall have been issued shall be deemed no longer outstanding for purposes of this Agreement. For purposes hereof, “Cash Collateralize” means (A) in the case of clause (ii) above, pledge and deposit with or deliver to the applicable L/C Issuer, as collateral for the L/C Obligations and (B) in all other cases to pledge and deposit with or deliver to the Administrative Agent, for the benefit of such L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances (“Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to such L/C Issuer and, in the case of clause of (B), the Administrative Agent (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. Cash Collateral shall be maintained in deposit accounts designated by the Administrative Agent and which is under the sole dominion and control of such L/C Issuer and, in the case of clause of (B), the Administrative Agent. If at any time the applicable L/C Issuer and, in the case of clause of (B), the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the applicable L/C Issuer or Administrative Agent, as applicable, or claims of the depositary bank arising by operation of law or that the total amount of such funds is less than the amount required by the first sentence of this clause (g), the Borrower will, forthwith upon demand by the applicable L/C Issuer and, in the case of clause of (B), the Administrative Agent, pay to such L/C Issuer or the Administrative Agent, as applicable, as additional funds to be deposited and held in the deposit accounts designated by such L/C Issuer and, in the case of clause of (B), the Administrative Agent as aforesaid, an amount equal to the excess of (x) 100% or 103%, as applicable, of such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that such L/C Issuer and, in the case of clause of (B), the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the applicable L/C Issuer. To the extent the amount of any Cash Collateral exceeds 100% or 103%, as applicable, of the then Outstanding Amount of such L/C Obligations and so long as no Event of Default has occurred and is continuing, the excess shall be refunded to the Borrower.

(h) Applicability of ISP98 and UCP. Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a Letter of Credit is issued, (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (or such later version thereof as may be in effect at the time of issuance) at the time of issuance shall apply to each commercial Letter of Credit and on an exception basis only, shall apply to specific standby Letters of Credit as may be required by local law or statute.

(i) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share a Letter of Credit fee for each Letter of Credit issued equal to the Applicable Rate for Revolving Credit Loans that are Eurodollar Rate Loans times the daily maximum amount then available to be drawn under such Letter of Credit. Such letter of credit fees shall be computed from the date of issuance thereof on a quarterly basis in arrears. Such letter of credit fees shall be due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit and on the Letter of Credit Expiration Date and thereafter on demand.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the applicable L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued equal to 0.125% per annum of the daily maximum amount then available to be drawn under such Letter of Credit. Such fronting fees shall be computed on a quarterly basis in arrears. Such fronting fees shall be due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. In addition, the Borrower shall pay directly to the applicable L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees not related to the fronting fee and standard costs and charges are due and payable within five (5) Business Days of demand and are nonrefundable.

(k) Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any L/C Request or Letter of Credit Application, the terms of this Agreement shall control.

(l) Provisions Related to New Revolving Credit Commitments and Extended Revolving Credit Commitments. If the maturity date in respect of any tranche of Revolving Credit Commitments occurs prior to the expiration of any Letter of Credit, then (i) if one or more other tranches of Revolving Credit Commitments in respect of which the maturity date shall not have occurred are then in effect, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Credit Lenders to purchase participations therein and to make Revolving Credit Loans and payments in respect thereof pursuant to Section 2.03(c) and (d)) under (and ratably participated in by Lenders pursuant to) the Revolving Credit Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Credit Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 2.03(g). Commencing with the maturity date of any tranche of Revolving Credit Commitments, the sublimit for Letters of Credit shall be agreed with the Lenders under the extended tranches.

Section 2.04 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein and in the sole discretion of the applicable Swing Line Lender, each Swing Line Lender agrees to make loans (each such loan, a “Swing Line Loan”) in Dollars to the Borrower from time to time on any Business Day (other than the Closing Date) during the Revolving Credit Commitment Period in an aggregate amount not to exceed at any time outstanding the amount of (i) such Swing Line Lender’s Swing Line Sublimit and (ii) the aggregate Swing Line Sublimit, in each case, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share of the Outstanding Amount of Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided that the aggregate principal amount of outstanding Swing Line Loans issued by a Swing Line Lender shall not result in (x) the aggregate Outstanding Amount of Revolving Credit Loans of any Revolving Credit Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans exceeding such Lender’s Revolving Credit Commitment, (y) the aggregate Outstanding Amount of the Swing Line Loans, Letters of Credit and Revolving Credit Loans outstanding issued by such Swing Line Lender exceeding such Swing Line Lender’s Revolving Credit Commitment or (z) the aggregate Outstanding Amount of the Revolving Credit Loans, the L/C Obligations and Swing Line Loans exceeding the aggregate Revolving Credit Commitments then in effect; provided further that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Swing Line Lender an unfunded risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share and the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable written notice to the applicable Swing Line Lender and the Administrative Agent. Each such notice must be received by the applicable Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, (ii) the requested borrowing date, which shall be a Business Day and (iii) the account of the Borrower to be credited with the proceeds of such Swing Line Borrowing. Each such telephonic notice must be confirmed promptly by delivery to the applicable Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by a Swing Line Lender of any Swing Line Loan Notice, such Swing Line Lender will confirm with the Administrative Agent (in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, such Swing Line Lender will notify the Administrative Agent (in writing) of the contents thereof. Unless the applicable Swing Line Lender has received notice (in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m. on the date of such proposed Swing Line Borrowing (A) directing such Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, then, subject to the terms and conditions hereof, such Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower. Notwithstanding anything to the contrary contained in this Section 2.04 or elsewhere in this Agreement, no Swing Line Lender shall be obligated to make any Swing Line Loan at a time when a Revolving Credit

Lender is a Defaulting Lender unless such Swing Line Lender has entered into arrangements reasonably satisfactory to it and the Borrower to eliminate such Swing Line Lender’s risk with respect to the Defaulting Lender’s or Defaulting Lenders’ participation in such Swing Line Loans, including by Cash Collateralizing, or obtaining a backstop letter of credit from an issuer reasonably satisfactory to such Swing Line Lender to support, such Defaulting Lender’s or Defaulting Lenders’ Pro Rata Share of the outstanding Swing Line Loans.

(c) Refinancing of Swing Line Loans. Each Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes each Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding which have been issued by such Swing Line Lender. Each such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02(a), without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the aggregate Revolving Credit Commitments and the conditions set forth in Section 4.02. The applicable Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of such Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable Swing Line Lender.

(i) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c), the request for Base Rate Loans submitted by the applicable Swing Line Lender as set forth herein shall be deemed to be a request by such Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in such Swing Line Loan and each such Revolving Credit Lender’s payment to the Administrative Agent for the account of such Swing Line Lender pursuant to Section 2.04(c) shall be deemed payment in respect of such participation.

(ii) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of such Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c), such Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Swing Line Lender at a rate per annum equal to the applicable Federal Funds Effective Rate from time to time in effect. A certificate of a Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (ii) shall be conclusive absent manifest error.

(iii) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the applicable Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice). No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations. At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the applicable Swing Line Lender receives any payment on account of such Swing Line Loan, such Swing Line Lender will distribute to such Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by such Swing Line Lender.

(i) If any payment received by the applicable Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by such Swing Line Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to such Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Federal Funds Effective Rate. The Administrative Agent will make such demand upon the request of the applicable Swing Line Lender.

(e) Interest for Account of Swing Line Lender. Each Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans issued by such Swing Line Lender. Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the applicable Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the applicable Swing Line Lender.

(g) Provisions Related to New Revolving Credit Commitments and Extended Revolving Credit Commitments. If the maturity date shall have occurred in respect of any tranche of Revolving Credit Commitments at a time when another tranche or tranches of Revolving Credit Commitments is or are in effect with a longer maturity date, then on the earliest occurring maturity date all then outstanding Swing Line Loans shall be repaid in full on such date (and there shall be no adjustment to the participations in such Swing Line Loans as a result of the occurrence of such maturity date); provided, however, that if on the occurrence of such earliest maturity date (after giving effect to any repayments of Revolving Credit Loans and any reallocation of Letter of Credit participations as contemplated in Section 2.03(l)), there shall exist sufficient unutilized Extended Revolving Credit Commitments or New Revolving Credit Commitments so that the respective outstanding Swing Line Loans could be incurred pursuant the Extended Revolving Credit Commitments or New Revolving Credit Commitments which will remain in effect after the occurrence of such maturity date, then there shall be an automatic adjustment on such date of the participations in such Swing Line Loans and same shall be deemed to have been incurred solely pursuant to the relevant Extended Credit Revolving Commitments or New Revolving Credit Commitments, and such Swing Line Loans shall not be so required to be repaid in full on such earliest maturity date.

(h) Appointment of Additional Swing Line Lenders. The Borrower may, at any time and from time to time, designate as additional Swing Line Lenders one or more Revolving Credit Lenders that agree to serve in such capacity as provided below. The acceptance by a Revolving Credit Lender of an appointment as a Swing Line Lender hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, executed by the Borrower, the Administrative Agent and such designated Swing Line Lender, and, from and after the effective date of such agreement, (i) such Revolving Credit Lender shall have all the rights and obligations of a Swing Line Lender under this Agreement and (ii) references herein to the term “Swing Line Lender” shall be deemed to include such Revolving Credit Lender in its capacity as a lender of Swing Line Loans hereunder.

Section 2.05 Prepayments.

(a) Optional.

(i) The Borrower may, upon written notice to the Administrative Agent (a “Prepayment Notice”), at any time or from time to time voluntarily prepay Loans made to the Borrower, in whole or in part without premium or penalty except as described in clause (iv) below; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m., (1) three (3) Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $250,000 or a whole multiple of $50,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid. The Administrative

Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. The Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the Loans pursuant to this Section 2.05(a) shall be applied among the Facilities in such amounts as the Borrower may direct in its sole discretion and, in the case of the Term Loan Facilities, in direct order of maturity or as otherwise directed by the Borrower. Other than as set forth in Section 10.07(l), each prepayment made by the Borrower in respect of a particular Facility shall be paid to the Administrative Agent for the account of (and to be promptly disbursed to) the Appropriate Lenders in accordance with their respective Pro Rata Shares.

(ii) The Borrower may, upon notice to the applicable Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by such Swing Line Lender and the Administrative Agent not later than 11:00 a.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(iii) Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under Section 2.05(a)(i) or Section 2.05(a)(ii) if such prepayment would have resulted from (A) a refinancing of all of the Facilities, (B) issuance of New Term Loans and/or New Revolving Credit Commitments, which refinancing or issuance shall not be consummated or shall otherwise be delayed or (C) the refinancing of all or a portion of the Facilities with Credit Agreement Refinancing Indebtedness, which refinancing shall not be consummated or shall otherwise be delayed.

(iv) At the time of the effectiveness of any Repricing Transaction that (x) makes any prepayment of Term B Loans in connection with any Repricing Transaction, or (y) effects any amendment of this Agreement resulting in a Repricing Transaction and is consummated prior to the date that is six months after the Closing Date, the Borrower agrees to pay to the Administrative Agent, for the ratable account of each applicable Lender, a fee in an amount equal to, (I) in the case of clause (x), a prepayment premium of 1% of the amount of the Term B Loans being prepaid and (II) in the case of clause (y), a payment equal to 1% of the aggregate amount of the applicable Term B Loans outstanding immediately prior to such amendment. Such fees shall be due and payable upon the date of the effectiveness of such Repricing Transaction.

(b) Mandatory.

(i) Within five (5) Business Days after financial statements have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(b), the Borrower shall cause to be prepaid an aggregate principal amount of Term Loans in an amount equal to (A) 50% of Excess Cash Flow, if any, for the fiscal year of the Borrower covered by such financial statements (commencing with the fiscal year of the Borrower ending December 31, 2016) minus (B) the sum of (1) the amount of any voluntary prepayments of Term Loans made pursuant to Section 2.05(a) during such fiscal year other than prepayments made with the Net Cash Proceeds from the incurrence of Credit Agreement Refinancing Indebtedness, (2) solely to the extent the amount of the Revolving Credit Commitments are permanently reduced pursuant to Section 2.06 in connection therewith (and solely to the extent of the amount of such reduction), the amount of any voluntary prepayments of Revolving Credit Loans made pursuant to Section 2.05(a) during such fiscal year and (3) for the fiscal year of the Borrower ending December 31, 2016, Foreign Excess Cash Flow, if positive; provided that such percentage shall be reduced to 25% if the Total Leverage Ratio as of the last day of the applicable fiscal year was less than 4.00:1.00; and provided, further, that no mandatory prepayment under this Section 2.05(b)(i) shall be required if the Total Leverage Ratio as of the last day of the applicable fiscal year was less than 3.25:1.00.

(ii) (A) If (x) the Borrower or any Restricted Subsidiary Disposes of any property or assets (other than any Disposition of any property or assets permitted by Section 7.05(a), (b), (c), (d), (e), (g), (h), (i), (l), (m), (n), (o), (q) (except as set forth in the proviso thereof)) or (y) any Casualty Event occurs, which results in the realization or receipt by the Borrower or such Restricted Subsidiary of Net Cash Proceeds, the Borrower shall cause to be prepaid on or prior to the date which is ten (10) Business Days after the date of the realization or receipt of such Net Cash Proceeds an aggregate principal amount of Term Loans in an amount equal to 100% of all Net Cash Proceeds received; provided that no such prepayment shall be required pursuant to this Section 2.05(b)(ii)(A) if, on or prior to such date, the Borrower shall have given written notice to the Administrative Agent of its intention to reinvest or cause to be reinvested all or a portion of such Net Cash Proceeds in accordance with Section 2.05(b)(ii)(B) (which election may only be made if no Event of Default has occurred and is then continuing); provided further that if at the time that any such prepayment would be required, the Borrower is required to offer to repurchase Permitted First Priority Refinancing Debt (or any Permitted Refinancing thereof that is secured on a pari passu basis with the Obligations) pursuant to the terms of the documentation governing such Indebtedness with the net proceeds of such Disposition or Casualty Event (such Permitted First Priority Refinancing Debt (or Permitted Refinancing thereof) required to be offered to be so repurchased, “Other Applicable Indebtedness”), then the Borrower may apply such Net Cash Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness at such time; provided that the portion of such net proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such net proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such net proceeds shall be allocated to the Term Loans in accordance with the terms hereof) to the prepayment of the Term Loans and to the repurchase of Other Applicable Indebtedness, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.05(b)(ii) shall be reduced accordingly; provided further that to the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repurchased, the declined amount shall promptly (and in any event within 10 Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof.

(B) With respect to any Net Cash Proceeds realized or received with respect to any Disposition (other than any Disposition specifically excluded from the application of Section 2.05(b)(ii)(A)) or any Casualty Event, at the option of the Borrower, the Borrower may reinvest or cause to be reinvested all or any portion of such Net Cash Proceeds in assets useful for its business within (x) twelve (12) months (or, in the case of a Disposition of property located outside the United States 540 days) following receipt of such Net Cash Proceeds or (y) if the Borrower enters into a legally binding commitment to reinvest such Net Cash Proceeds within twelve (12) months following receipt thereof, within one hundred eighty (180) days of the date of such legally binding commitment (provided that this clause (y) shall not operate to reduce the timeframe for reinvestment from a minimum of twelve (12) months or, in the case of property located outside the United States, 540 days following receipt of Net Cash Proceeds) and (ii) if any Net Cash Proceeds are not so reinvested within such reinvestment period or are no longer intended to be or cannot be so reinvested at any time after delivery of a notice of reinvestment election, an amount equal to any such Net Cash Proceeds shall be promptly applied to the prepayment of the Term Loans as set forth in this Section 2.05.

(iii) If for any reason the aggregate Outstanding Amount of the Revolving Credit Loans, the L/C Obligations and Swing Line Loans at any time exceeds the aggregate Revolving Credit Commitments then in effect, the Borrower shall promptly prepay Revolving Credit Loans or Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(iii) unless after the prepayment in full of the Revolving Credit Loans and Swing Line Loans such aggregate Outstanding Amount exceeds such aggregate Revolving Credit Commitments then in effect. In the event and on such occasion that the aggregate Foreign Currency Exposure exceeds the Maximum Foreign Currency Sublimit, the Borrower shall prepay Foreign Currency Borrowings in an aggregate amount equal to such excess; provided, however, that the Borrower may utilize Revolving Credit Loans or Swing Line Loans for such prepayment if the incurrence of such Loans would not cause the aggregate Outstanding Amount of the Revolving Credit Loans, the L/C Obligations and Swing Line Loans to exceed the aggregate Revolving Credit Commitments then in effect.

(iv) If the Borrower or any Restricted Subsidiary incurs or issues any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 7.03 (other than Section 7.03(u)(i) and (x) (other than, in the case of Indebtedness incurred pursuant to Section 7.03(x), any refinancing of such Indebtedness incurred pursuant to such Section 7.03(x)), the Borrower shall cause to be prepaid an aggregate amount of Term Loans in an amount equal to 100% of all Net Cash Proceeds received therefrom upon incurrence of such Indebtedness.

(v) Notwithstanding any other provisions of this Section 2.05(b), (A) to the extent that (and for so long as) any of or all the (x) Foreign Excess Cash Flow giving rise to mandatory prepayment pursuant to Section 2.05(b)(i) or (y) Net Cash Proceeds of any asset sale or other Disposition or any Casualty Event by a Restricted Subsidiary (other than the Borrower) giving rise to mandatory prepayment pursuant to Section 2.05(b)(ii) (each such Disposition and Casualty Event, a “Specified Asset Sale”), as applicable, are prohibited or delayed by applicable local Law from being repatriated to the jurisdiction of organization of the Borrower, the portion of such Foreign Excess Cash Flow or Net Cash Proceeds, as applicable, so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.05(b) but may be retained by the applicable Restricted Subsidiary so long as the applicable local Law will not permit such repatriation to the Borrower (the Borrower hereby agreeing to cause the applicable Restricted Subsidiary to promptly take all actions reasonably required by applicable local Law to permit such repatriation), and once such repatriation of any such affected Foreign Excess Cash Flow or Net Cash Proceeds, as applicable, is permitted under the applicable local Law, such repatriation will be promptly effected and such repatriated Foreign Excess Cash Flow or Net Cash Proceeds, as applicable, will be promptly (and in any event not later than five (5) Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 2.05(b), and (B) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Foreign Excess Cash Flow or Net Cash Proceeds of any Specified Asset Sale, as applicable, to the jurisdiction of organization of the Borrower would have a material adverse tax consequence with respect to such Foreign Excess Cash Flow or Net Cash Proceeds, as applicable, the Foreign Excess Cash Flow or Net Cash Proceeds, as applicable, so affected may be retained by the applicable Restricted Subsidiary; provided that, in the case of this clause (B), on or before the date on which any Foreign Excess Cash Flow or Net Cash Proceeds, as applicable, so retained would otherwise have been required to be applied to prepayments pursuant to Section 2.05(b)(i) or Section 2.05(b)(ii), as applicable, the Borrower causes to be applied an amount equal to such Foreign Excess Cash Flow or Net Cash Proceeds, as applicable, to such prepayments as if such Foreign Excess Cash Flow or Net Cash Proceeds, as applicable, had been received by the Borrower rather than such Restricted Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Foreign Excess Cash Flow or Net Cash Proceeds, as applicable, had been so repatriated (or, if less, the Foreign Excess Cash Flow or Net Cash Proceeds, as applicable, that would be calculated if received by such Restricted Subsidiary (but without duplication of any taxes deducted in calculating such Foreign Excess Cash Flow or Net Cash Proceeds, as applicable)) in satisfaction of such prepayment requirement.

(vi) Except for any prepayments pursuant to Section 10.07(l) (which shall in each case be applied as provided in such Section, subject to Section 2.14 with respect to any New Term Loans and Section 2.16 with respect to any Other Term Loans), (A) each prepayment of Term Loans pursuant to this Section 2.05(b) shall be allocated among each Class of Term Loans pro rata based on the aggregate outstanding principal amount of the Term Loans of each such Class and applied, first, in direct order of maturities, to the principal repayment installments of such Term Loans due within eight fiscal quarters of such prepayment, second, on a pro rata basis to the other principal repayment installments of such Term Loans other than the principal payment due on the Maturity Date and third, to the principal payment on the Maturity Date of such Term Loans; and unless otherwise provided herein, each such prepayment shall be paid to the Lenders in accordance with their respective Pro Rata Shares (prior to giving effect to any rejection by any Term Lender of any such prepayment pursuant to clause (vii) below), subject to clause (vii) of this Section 2.05(b) and (B) on and after the borrowing of any New Term Loans or Other Term Loans, the prepayments referred to in this Section 2.05(b) shall be allocated among each Class of Term Loans pro rata based on the aggregate outstanding principal amount of the Term Loans of each such Class unless otherwise agreed among the Borrower and the New Term Loan Lenders in accordance with Section 2.14(e)(v) or the Borrower and the lenders providing Other Term Loans in accordance with Section 2.16.

(vii) The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to clauses (i) through (v) of this Section 2.05(b) at least five (5) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Appropriate Lender of the contents of any such prepayment notice and of such Appropriate Lender’s Pro Rata Share of the prepayment. Any Term Lender (a “Declining Lender,” and any Term Lender which is not a Declining Lender, an “Accepting Lender”) may elect, by delivering not less than four (4) Business Days prior to the proposed prepayment date, a written notice (such notice, a “Rejection Notice”) that any mandatory prepayment otherwise required to be made with respect to the Term Loans held by such Term Lender pursuant to clauses (i) through (v) of this Section 2.05(b) not be made, in which event the portion of such prepayment which would otherwise have been applied to the Term Loans of the Declining Lenders shall instead be retained by the Borrower (for itself and on behalf of its Restricted Subsidiaries). If a Term Lender fails to deliver a Rejection Notice within the time frame specified above, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term Loans.

(viii) All prepayments under this Section 2.05 shall be made together with, in the case of any such prepayment of a Eurodollar Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurodollar Rate Loan pursuant to Section 3.05. Notwithstanding any of the other provisions of this Section 2.05(b), so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurodollar Rate Loans is required to be made under this Section 2.05(b), other than on the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05(b). Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with this Section 2.05(b).

(ix) Notwithstanding anything to the contrary in this Section 2.05(b) or in Section 2.09, with respect to the amount of any mandatory prepayment described in this Section 2.05(b) that is allocated to Term B Loans (such amount, the “Designated Prepayment Amount”), at any time when Term A Loans remain outstanding, the Borrower will, in lieu of applying such amount to the prepayment of Term B Loans, as provided in this Section 2.05(b), on the date specified in this Section 2.05(b) for such prepayment, give the Administrative Agent telephonic notice (promptly confirmed in writing) requesting that the Administrative Agent prepare and provide to each Term B Lender a notice (each, a “Prepayment Option Notice”) as described below. As promptly as practicable after receiving such notice from the Borrower, the Administrative Agent will send to each Term B Lender a Prepayment Option Notice, which shall be in the form of Exhibit Y, and shall include an offer by the Borrower to prepay on the date (each a “Mandatory Prepayment Date”) that is 10 Business Days after the date of the Prepayment Option Notice, the relevant Term Loans of such Lender by an amount equal to the portion of the Designated Prepayment Amount indicated in such Lender’s Prepayment Option Notice as being applicable to such Lender’s Term B Loans. On the Mandatory Prepayment Date, (i) the Borrower shall pay to the relevant Term B Lenders the aggregate amount necessary to prepay that portion of the outstanding relevant Term Loans as described above in respect of which such Lenders have accepted prepayment (it being understood that a failure to respond to a Prepayment Option Notice shall be deemed an acceptance of the prepayment referenced therein) and (ii) the Borrower shall pay to the Term A Lenders an amount equal to the portion of the Designated Prepayment Amount not accepted by the relevant Lenders, and such amount shall be applied to the prepayment of the Term A Loans; provided that if after the application of amounts pursuant to clause (ii), any portion of the Designated Prepayment Amount not accepted by the Term B Lenders shall remain, such amount shall be used to prepay the Term B Loans on a pro rata basis.

Section 2.06 Termination or Reduction of Commitments.

(a) Optional. The Borrower may, upon written notice to the Administrative Agent, terminate the unused Commitments of any Class, or from time to time permanently reduce the unused Commitments of any Class; provided that (i) any such notice shall be received by the Administrative Agent three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount (A) of $500,000 or any whole multiple of $100,000 in excess thereof or (B) equal to the entire remaining amount of the Commitments of any Class and (iii) if, after giving effect to any reduction of the Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit, as the case may be, exceeds the amount of the Revolving Credit Commitments, such sublimit shall be automatically reduced by the amount of such excess. The amount of any such Commitment reduction shall not be applied to the Letter of Credit Sublimit or the Swing Line Sublimit unless otherwise specified by the Borrower or as required by the preceding sentence. Notwithstanding the foregoing, the Borrower may rescind or postpone any notice of termination of the Commitments if such termination would have resulted from a refinancing of all of the Facilities, which refinancing shall not be consummated or otherwise shall be delayed.

(b) Mandatory.

(i) The Term A Commitment and Term B Commitment of each Term Lender shall be automatically and permanently reduced to $0 at 5:00 p.m. on the Closing Date upon funding the Term A Loans or Term B Loans, as applicable.

(ii) The Revolving Credit Commitment of each Revolving Credit Lender shall be automatically and permanently reduced to $0 on the Maturity Date of the applicable Revolving Credit Facility.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Appropriate Lenders of any termination or reduction of unused portions of the Letter of Credit Sublimit, the Swing Line Sublimit or the unused Commitments of any Class under this Section 2.06. Upon any reduction of unused Commitments of any Class, the Commitment of each Lender of such Class shall be reduced by such Lender’s Pro Rata Share of the amount by which such Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 3.07). All commitment fees accrued until the effective date of any termination of the Aggregate Commitments of any Class shall be paid to the Appropriate Lenders on the effective date of such termination.

Section 2.07 Repayment of Loans.

(a) Term A Loans. The Borrower shall repay principal of outstanding Term A Loans on the last Business Day of each March, June, September and December of each year (commencing on the applicable day of the first full fiscal quarter of the Borrower after the Closing Date) and on the Maturity Date for the Term A Loan Facility or, if any such date is not a Business Day, on the immediately preceding Business Day, in an aggregate principal amount of such Term A Loans equal to (A) in the case of quarterly payments due prior to the Maturity Date for the Term A Loan Facility, an amount equal to 1.25% of the aggregate principal amount of such Term A Loans incurred on the Closing Date (which installments shall be reduced as a result of (i) the application of prepayments of the Term A Loans in accordance with the order of priority set forth in Section 2.05 or (ii) the application of prepayments of the Term A Loans in accordance with Section 10.07(1)), and (B) in the case of such payment due on the Maturity Date for the Term A Loan Facility, an amount equal to the then unpaid principal amount of such Term A Loans outstanding.

(b) Term B Loans. The Borrower shall repay principal of outstanding Term B Loans on the last Business Day of each March, June, September and December of each year (commencing on the applicable day of the first full fiscal quarter of the Borrower after the Closing Date) and on the Maturity Date for the Term B Loan Facility or, if any such date is not a Business Day, on the immediately preceding Business Day, in an aggregate principal amount of such Term B Loans equal to (A) in the case of quarterly payments due prior to the Maturity Date for the Term B Loan Facility, an amount equal to 0.25% of the aggregate principal amount of such Term B Loans incurred on the Closing Date (which installments shall be reduced as a result of (i) the application of prepayments of the Term B Loans in accordance with the order of priority set forth in Section 2.05 or (ii) the application of prepayments of the Term B Loans in accordance with Section 10.07(1)), and (B) in the case of such payment due on the Maturity Date for the Term B Loan Facility, an amount equal to the then unpaid principal amount of such Term B Loans outstanding.

(c) Revolving Credit Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Revolving Credit Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all of its Revolving Credit Loans outstanding on such date.

(d) Swing Line Loans. The Borrower shall repay the aggregate principal amount of all of its Swing Line Loans on the date that is five (5) Business Days prior to the Maturity Date for the Revolving Credit Facility.

(e) Foreign Currency Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the applicable Foreign Currency Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all of its Foreign Currency Loans outstanding on such date.

Section 2.08 Interest.

(a) Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Revolving Credit Loans.

(b) While any Event of Default set forth in Section 8.01(a) exists, the Borrower shall pay interest on all overdue amounts hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.09 Fees. In addition to certain fees described in Section 2.03(i) and Section 2.03(j):

(a) Revolving Credit Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share, a commitment fee (each, a “Revolving Credit Commitment Fee” and, collectively, the “Revolving Credit Commitment Fees”) equal to the Applicable Rate times the actual daily amount by which the aggregate Revolving Credit Commitments exceed the sum of (i) the Outstanding Amount of Revolving Credit Loans and (ii) the Outstanding Amount of L/C Obligations. The Revolving Credit Commitment Fees shall accrue at all times from the Closing Date until the Maturity Date of the Revolving Credit Facility, including at any time during which one or more of the conditions in Article 4 is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date for the Revolving Credit Facility. The Revolving Credit Commitment Fees shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Other Fees. The Borrower shall pay or cause to be paid to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(c) Funding Fee. The Borrower agrees to pay on the Closing Date:

(i) to each Term B Lender party to this Agreement on the Closing Date, as fee compensation for the funding of such Lender’s Term B Loan, a funding fee (the “Term B Closing Date Funding Fee”) in an amount equal to 0.25% of the stated principal amount of such Lender’s Term B Loans funded on the Closing Date; and

(ii) to each Term A Lender and Revolving Credit Lender party to this Agreement on the Closing Date, as fee compensation for the funding of such Lender’s Term A Loan and Revolving Credit Commitment, a funding fee (the “Pro Rata Facilities Closing Date Funding Fee” and together with the Term B Closing Date Funding Fee, the “Closing Date Funding Fees”) in an amount equal the percentage of the aggregate amount of the stated principal amount of such Lender’s Term A Loans funded on the Closing Date and such Lender’s Revolving Credit Commitment on the Closing Date as set forth in the following table:

Aggregate Term A Loans and Revolving Credit Commitments	Pro Rata Facilities Funding Fee
<$35 million	0.25%
≥$35 million and <$75 million	0.35%
≥$75 million	0.40%

Section 2.10 Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by the Administrative Agent’s “prime rate” shall be made on the basis of a year of three hundred and sixty-five (365) or three hundred and sixty-six (366) days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a three hundred sixty-five (365) day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.11 Evidence of Indebtedness.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent in accordance with Section 10.07(c), acting as a non-fiduciary agent solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrower, in each case in the ordinary course of business. The accounts or records maintained by each Lender and the Register maintained by the Administrative Agent shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the Register in respect of such matters, the Register shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto. The Borrower and each Lender agrees from time to time after the occurrence and during the continuance of an Event of Default under Section 8.01(f) or Section 8.01(g)(i) to execute and deliver to the Administrative Agent all such Notes or other promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests and obligations of the Lenders after giving effect to any exchange of Lenders’ interests pursuant to arrangements relating thereto among the Lenders, and each Lender agrees to surrender any Notes or other promissory notes originally received by it in connection with its Loans hereunder to the Administrative Agent against delivery of any Notes or other promissory notes so executed and delivered.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the Register and the accounts and records of any Lender in respect of such matters, the Register shall control in the absence of manifest error.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.11(a) and Section 2.11(b), and by each Lender in its account or accounts pursuant to Section 2.11(a) and Section 2.11(b), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

Section 2.12 Payments Generally.

(a) Except as otherwise required by applicable Law, all payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 4:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 4:00 p.m. shall be deemed received on the next succeeding Business Day in the Administrative Agent’s sole discretion and any applicable interest or fee shall continue to accrue to the extent applicable.

(b) If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of Eurodollar Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c) Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the applicable Federal Funds Effective Rate from time to time in effect; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the applicable Federal Funds Effective Rate from time to time in effect. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any Default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent manifest error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article 2, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article 4 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit and Swing Line Loans are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.03. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the sum of (i) the Outstanding Amount of all Loans outstanding at such time and (ii) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

Section 2.13 Sharing of Payments. If, (other than (x) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or Participant, including any assignee or participant that is a Sponsor, a Loan Party or an Affiliate of any Loan Party or Sponsor or (y) as otherwise expressly provided elsewhere herein, including, without limitation, as provided in Section 10.07(l)) any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations or Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records and maintain entries in the Register (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

Section 2.14 Incremental Facilities.

(a) At any time or from time to time after the Closing Date, the Borrower may by written notice to the Administrative Agent elect to request (A) prior to the Maturity Date of the Revolving Credit Facility, (I) one or more increases to the existing Revolving Credit Commitments and/or (II) the establishment of one or more new revolving credit commitments (any such increase or new commitment, the “New Revolving Credit Commitments”) and/or (B) prior to the Latest Maturity Date of the Term Loan Facilities, (I) one or more increases to any existing Term Loan Facility or (II) the establishment of one or more new term loan commitments (any such increase or new commitment, the “New Term Commitments”) in an aggregate principal amount not to exceed the sum of (x) $400,000,000 plus (y) unlimited additional amounts so long as the Senior Secured Leverage Ratio shall be no greater than 4.00 to 1.00 as of the end of the Test Period most recently ended after giving Pro Forma Effect to such New Revolving Credit Commitments or New Term Loans (and, in each case, with respect to any New Revolving Credit Commitment, assuming a borrowing of the maximum amount of Loans available under such New Revolving Credit Commitment and any New Revolving Credit Commitments previously made pursuant to this Section 2.14); provided that (i) the Borrower shall be deemed to have used amounts under clause (y) (to the extent compliant therewith) prior to utilization under clause (x) and (ii) any amounts incurred under clause (x) concurrently with any amounts incurred under clause (y) will not count as indebtedness for purposes of calculating clause (y). Each New Revolving Credit Commitment and New Term Commitment shall be in an aggregate principal amount that is not less than $5,000,000 individually (or such lesser amount which shall be approved by Administrative Agent or such lesser amount if such amount represents all remaining availability under the limit set forth in the next sentence), and integral multiples of $1,000,000 in excess of that amount. Each such notice shall specify (A) the date (each, an “Increased Amount Date”) on which the Borrower proposes that the New Revolving Credit Commitments or New Term Commitments, as applicable, shall be effective, which shall be a date not less than 5 Business Days after the date on which such notice is delivered to the Administrative Agent, (or such shorter period as shall be reasonably acceptable to the Administrative Agent and (B) the identity of each Lender or other Person that is an Eligible Assignee (each, a “New Revolving Credit Lender” or “New Term Lender,” as applicable) to whom the Borrower proposes any portion of such New Revolving Credit Commitments or New Term Commitments, as applicable, be allocated and the amounts of such allocations; provided that (x) any Lender approached to provide all or a portion of the New Revolving Credit Commitments or New Term Commitments may elect or decline, in its sole discretion, to provide a New Revolving Credit Commitment or a New Term Commitment (it being understood that there is no obligation to approach any existing Lenders to provide any New Revolving Credit Commitment or New Term Commitment) and (y) the Administrative Agent, each L/C Issuer and each Swing Line Lender shall have consented (such consent not to be unreasonably withheld) to such Person’s providing such New Revolving Credit Commitments or New Term Commitments if such consent would be required under Section 10.07 for an assignment of Loans or Commitments to such Person. Such New Revolving Credit Commitments or New Term Commitments shall become effective, as of such Increased Amount Date; provided that (1) no Default or Event of Default shall exist on such Increased Amount Date after giving effect to such New Revolving Credit Commitments or New Term Commitments, as applicable; (2) after giving effect to the making of any New Term Loans or effectiveness of New Revolving Credit Commitments, each of the conditions set forth in Section 4.02 shall be satisfied; (3) the New Revolving Credit Commitments or New Term Commitments, as applicable, shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrower, the New Revolving Credit Lender or New Term Lender, as applicable, and Administrative Agent, and each of which shall be recorded in the Register, and each New Revolving Credit Lender and New Term Lender shall be subject to the requirements set forth in Section 10.15; (4) the Borrower shall make any payments required pursuant to Section 3.05 in connection with the New Revolving Credit Commitments or New Term Commitments, if applicable; and (5) the Borrower shall deliver or cause to be delivered any customary legal opinions or other documents reasonably requested by Administrative Agent in connection with any such transaction; provided, further, that to the extent agreed to by the Lenders providing such New Term Commitments or New Revolving Credit Commitments, as applicable, and the proceeds of such New Term Commitments or New Revolving Credit Commitments, as the case may be, are used to finance a Permitted Acquisition or similar Investment, the conditions set forth in clauses (1) and (2) may be limited by customary “Sungard” or “certain funds” conditionality.

(b) On any Increased Amount Date on which New Revolving Credit Commitments are effected through an increase to the existing Revolving Credit Commitments, subject to the satisfaction of the foregoing terms and conditions, (a) each of the Revolving Credit Lenders shall assign to each of the New Revolving Credit Lenders, and each of the New Revolving Credit Lenders shall purchase from each of the Revolving Credit Lenders, at the principal amount thereof, such interests in the Revolving Credit Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Credit Loans will be held by existing Revolving Credit Lenders of such Class and New Revolving Credit Lenders ratably in accordance with their Revolving Credit Commitments after giving effect to the addition of such New Revolving Credit Commitments to the Revolving Credit Commitments, (b) each New Revolving Credit Commitment shall be deemed for all purposes a Revolving Credit Commitment and each Loan made thereunder shall be deemed, for all purposes, a Revolving Credit Loan and (c) each New Revolving Credit Lender shall become a Lender with respect to the New Revolving Credit Commitment and all matters relating thereto. Administrative Agent and the Lenders hereby agree that the minimum borrowing and prepayment requirements in Section 2.02 and 2.05(a) of this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(c) Any New Term Loans or New Revolving Credit Loans effected through the establishment of one or more new revolving credit commitments or new Term Loans made on an Increased Amount Date shall be designated a separate Class of New Term Loans or New Revolving Credit Loans, as applicable, for all purposes of this Agreement. On any Increased Amount Date on which any New Term Commitments of any Class are effected, subject to the satisfaction of the foregoing terms and conditions, (i) each New Term Lender of such Class shall make a Loan to the Borrower (a “New Term Loan”) in an amount equal to its New Term Commitment of such Class, and (ii) each New Term Lender of such Class shall become a Lender hereunder with respect to the New Term Commitment of such Class and the New Term Loans of such Class made pursuant thereto. On any Increased Amount Date on which any New Revolving Credit Commitments of any Class are effected through the establishment of one or more new revolving credit commitments, subject to the satisfaction of the foregoing terms and conditions, (i) each New Revolving Credit Lender of such Class shall make its Commitment available to the Borrower (when borrowed, a “New Revolving Credit Loan”) in an amount equal to its New Revolving Credit Commitment of such Class, and (ii) each New Revolving Credit Lender of such Class shall become a Lender hereunder with respect to the New Revolving Credit Commitment of such Class and the New Revolving Credit Loans of such Class made pursuant thereto. Notwithstanding the foregoing, New Term Loans may have identical terms to any existing Class of Term Loans and be treated as the same Class as such existing Term Loans.

(d) Administrative Agent shall notify Lenders promptly upon receipt of the Borrower’s notice of each Increased Amount Date and in respect thereof (y) the Class of New Revolving Credit Commitments and the New Revolving Credit Lenders of such Class or the Class of New Term Commitments and the New Term Lenders of such Class, as applicable, and (z) in the case of each notice to any Revolving Credit Lender with respect to an increase in the Revolving Credit Commitments, the respective interests in such Revolving Credit Lender’s Revolving Credit Commitments, in each case subject to the assignments contemplated by clause (b) of this Section 2.14.

(e) The terms and provisions of the New Term Loans and New Term Commitments or the New Revolving Credit Loans and New Revolving Credit Commitments, as the case may be, of any Class shall be as agreed between the Borrower and the New Term Lenders or New Revolving Credit Lenders, as applicable, providing such New Term Loans and New Term Commitments or such New Revolving Credit Loans and New Revolving Credit Commitments, and except as otherwise set forth herein, to the extent not identical to (x) the Term B Loans (“Incremental Term B Loans”), (y) the Term A Loans (“Incremental Term A Loans”) or (z) the Revolving Credit Loans, as applicable, shall be reasonably satisfactory to Administrative Agent. In any event:

(i) (x) the Weighted Average Life to Maturity of all Incremental Term B Loans of any Class shall be no shorter than the Weighted Average Life to Maturity of Term B Loans and (y) (x) the Weighted Average Life to Maturity of all Incremental Term A Loans of any Class shall be no shorter than the Weighted Average Life to Maturity of Term A Loans (in each case, except by virtue of amortization or prepayment of the applicable Class of Term Loans prior to the time of such incurrence);

(ii) the Maturity Date of any Class of New Revolving Credit Commitments and New Revolving Credit Loans shall be no earlier than the maturity of the Revolving Credit Commitments and will require no scheduled amortization or mandatory commitment reduction prior to the latest applicable Maturity Date of the Revolving Credit Commitments;

(iii) all other material terms of the New Revolving Credit Commitments and New Revolving Credit Loans shall be identical to the Revolving Credit Commitments and the Revolving Credit Loans other than as set forth in Section 2.14(e)(ii) and (vi); provided that, notwithstanding anything to the contrary in this Section 2.14 or otherwise, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on New Revolving Credit Commitments (and related outstandings), (B) repayments required upon the maturity date of the Revolving Credit Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments (subject to clause (3) below)) of Loans with respect to New Revolving Credit Commitments after the associated Increased Amount Date shall be made on a pro rata basis with all other Revolving Credit Commitments, (2) subject to the provisions of Section 2.03(l) and 2.04(g) to the extent dealing with Swing Line Loans and Letters of Credit which mature or expire after a maturity date when there exists New Revolving Credit Commitments with a longer maturity date, all Swing Line Loans and Letters of Credit shall be participated on a pro rata basis by all Lenders with Commitments in accordance with their percentage of the Revolving Credit Commitments (and except as provided in Section 2.03(l) and Section 2.04(g), without giving effect to changes thereto on an earlier maturity date with respect to Swing Line Loans and Letters of Credit theretofore incurred or issued), (3) the permanent repayment of Revolving Credit Loans with respect to, and termination of, New Revolving Credit Commitments after the associated Increased Amount Date shall be made on a pro rata basis with all other Revolving Credit Commitments, except that the Borrower shall be permitted to permanently repay and terminate commitments of any such Class on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class and (4) assignments and participations of New Revolving Credit Commitments and New Revolving Credit Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and Revolving Credit Loans. Any New Revolving Credit Commitments may constitute a separate Class or Classes, as the case may be, of Commitments from the Classes constituting the Revolving Credit Commitments prior to the Increased Amount Date; provided at no time shall there be Revolving Credit Commitments hereunder (including New Revolving Credit Commitments and any original Revolving Credit Commitments) which have more than three different Maturity Dates;

(iv) (x) the Maturity Date of any Class of the Incremental Term B Loans shall be no earlier than the Term B Loans and (y) the Maturity Date of any Class of the Incremental Term A Loans shall be no earlier than the Term A Loans;

(v) the New Term Loans may participate on a pro rata basis or a less than pro rata basis (but not on a greater pro rata basis) in any voluntary or mandatory prepayment of the Term Loan hereunder;

(vi) the yield applicable to the New Term Loans or New Revolving Credit Loans of each Class shall be determined by the Borrower and the applicable new Lenders and shall be set forth in each applicable Joinder Agreement; provided, however, that in the case of Incremental Term B Loans that are established within 12 months of the Closing Date and are secured equally and ratably with the Facilities, the yield applicable to such Incremental Term B Loans (after giving effect to all upfront or similar fees, original issue discount payable or interest rate floors with respect to such Incremental Term B Loans) shall not be greater than the applicable interest rate payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to Term B Loans (including any upfront or similar fees or original issue discount paid and payable to the Lenders hereunder), plus 50 basis points per annum unless the interest rate with respect to the Term B Loans is increased so as to cause the then applicable interest rate under this Agreement on the Term B Loans (including any upfront or similar fees or original issue discount paid and payable to the Lenders hereunder and the adjustment of any interest rate floor) to equal the yield then applicable to the Incremental Term B Loans (after giving effect to all upfront or similar fees, original issue discount payable or interest rate floors with respect to such Incremental Term B Loans) minus 50 basis points; provided that customary arrangement or commitment fees payable to the Arrangers (or their respective affiliates) or one or more arrangers of such Incremental Term B Loans under this Section 2.14 shall be excluded; provided, further that any such increase in the interest rate with respect to the Term B Loans as a result of any difference in the interest rate floor between the Term B Loans and the Incremental Term B Loans may, at the option of the Borrower, either be accomplished through an increase in the interest rate floor or the Applicable Rate with respect to the Term B Loans; and

(vii) the liens securing the New Term Loans and/or New Revolving Credit Loans will rank pari passu with the liens securing the Term A Loans, Term B Loans and Revolving Credit Loan; provided that the New Term Loans and/or New Revolving Credit Loans may be junior to the Term A Loans, Term B Loans and Revolving Credit Loans if subject to the Second Lien Intercreditor Agreement.

(f) Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of Administrative Agent and the Borrower to effect the provisions of this Section 2.14, and for the avoidance of doubt, this Section 2.14 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

(g) The Loans and Commitments extended or established pursuant to this paragraph shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Collateral Documents, provided that the lien securing any New Term Loans may be junior to the liens securing the other Loans on terms and conditions and subject to customary intercreditor arrangements. The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien granted by the Collateral Documents continue to be perfected under the UCC or otherwise after giving effect to the extension or establishment of any such Loans or any such Commitments.

Section 2.15 Extensions of Term Loans and Revolving Credit Commitments.

(a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of Term Loans with a like maturity date or Revolving Commitments with a like maturity date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans or Revolving Credit Commitments with a like maturity date, as the case may be) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Term Loans and/or Revolving Credit Commitments and otherwise modify the terms of such Term Loans and/or Revolving Credit Commitments pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Term Loans and/or Revolving Credit Commitments (and related outstandings) and/or modifying the amortization schedule in respect of such Lender’s Term Loans) (each, an “Extension,” and each group of Term Loans or Revolving Credit Commitments, as applicable, in each case as so extended, as well as the original Term Loans and the original Revolving Credit Commitments (in each case not so extended), being a “tranche”; any Extended Term Loans shall constitute a separate tranche of Term Loans from the tranche of Term Loans from which they were converted, and any Extended Revolving Credit Commitments shall constitute a separate tranche of Revolving Credit Commitments from the tranche of Revolving Credit Commitments from which they were converted), so long as the following terms are satisfied: (i) no Default or Event of Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the Lenders, (ii) except as to interest rates, fees and final maturity (which shall be determined by the Borrower and set forth in the relevant Extension Offer), the Revolving Credit Commitment of any Revolving Credit Lender that agrees to an Extension with respect to such Revolving Credit Commitment (an “Extending Revolving Credit Lender”) extended pursuant to an Extension (an “Extended Revolving Credit Commitment”), and the related outstandings, shall be a Revolving Credit Commitment (or related outstandings, as the case may be) with the same terms as the original Revolving Credit Commitments (and related outstandings); provided that (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Extended Revolving Credit Commitments (and related outstandings), (B) repayments required upon the maturity date of the non-extending Revolving Credit Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments) of Loans with respect to Extended Revolving Credit Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Credit Commitments, (2) subject to the provisions of Section 2.03(l) and 2.04(g) to the extent dealing with Swing Line Loans and Letters of Credit which mature or expire after a maturity date when there exists New Revolving Credit Commitments with a longer maturity date, all Swing Line Loans and Letters of Credit shall be participated on a pro rata basis by all Lenders with Commitments in accordance with their percentage of the Revolving Credit Commitments (and except as provided in Section 2.03(l) and Section 2.04(g), without giving effect to changes thereto on an earlier maturity date with respect to Swing Line Loans and Letters of Credit theretofore incurred or issued), (3) the permanent repayment of Revolving Credit Loans with respect to, and termination of, Extended Revolving Credit Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Credit Commitments, except that the Borrower shall be permitted to permanently repay and terminate commitments of any such Class on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class and (4) assignments and participations of Extended Revolving Credit Commitments and extend Revolving Credit Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and Revolving Credit Loans and (5) at no time shall there be Revolving Credit Commitments hereunder (including Extended Revolving Credit Commitments and any original Revolving Credit Commitments) which have more than three different maturity dates, (iii) except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iv), (v) and (vi), be determined between the Borrower and set forth in the relevant Extension Offer), the Term Loans of any Term Lender that agrees to an Extension with respect to such Term Loans (an “Extending Term Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the tranche of Term Loans subject to such Extension Offer, (iv) the final maturity date of any Extended Term Loans shall be no earlier than the Latest Maturity Date, (v) the weighted average life of any Extended Term Loans shall be no shorter than the remaining weighted average life of the Term Loans extended thereby, (vi) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Offer, (vii) if the aggregate principal amount of Term Loans (calculated on the face amount thereof) or Revolving Credit Commitments, as the case may be, in respect of which Term Lenders or Revolving Credit Lenders, as the case may be, shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans or Revolving Credit Commitments, as the case may be, offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans or Revolving Credit Loans, as the case may be, of such Term Lenders or Revolving Credit Lenders, as the case may be, shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term Lenders or Revolving Credit Lenders, as the case may be, have accepted such Extension Offer, (viii) all documentation in respect of such Extension shall be consistent with the foregoing and (ix) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower.

(b) With respect to all Extensions consummated by the Borrower pursuant to this Section, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.05 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment, provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and may be waived by the Borrower) of Term Loans or Revolving Credit Commitments (as applicable) of any or all applicable tranches be tendered. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Credit Commitments on the such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.05 and 2.13) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section.

(c) No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than (A) the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans and/or Revolving Credit Commitments (or a portion thereof) and (B) with respect to any Extension of the Revolving Credit Commitments, the consent of each L/C Issuer and Swing Line Lender, which consent shall not be unreasonably withheld or delayed. All Extended Term Loans, Extended Revolving Credit Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish new tranches or sub-tranches in respect of Revolving Credit Commitments or Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section. In addition, if so provided in such amendment and with the consent of each L/C Issuer, participations in Letters of Credit expiring on or after the Maturity Date in respect of the Revolving Credit Facility shall be re-allocated from Lenders holding Revolving Credit Commitments to Lenders holding Extended Revolving Credit Commitments in accordance with the terms of such amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Revolving Credit Commitments, be deemed to be participation interests in respect of such Revolving Credit Commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly. Without limiting the foregoing, in connection with any Extensions the respective Loan Parties shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the then Latest Maturity Date so that such maturity date is extended to the then Latest Maturity Date (or such later date as may be advised by local counsel to the Administrative Agent).

(d) In connection with any Extension, the Borrower shall provide the Administrative Agent at least 5 Business Days (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including, without limitation, regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section.

Section 2.16 Refinancing Amendments.

(a) At any time after the Closing Date, the Borrower may obtain, from any consenting Lender, any New Revolving Credit Lender or any New Term Lender, Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Term Loans and the Revolving Credit Loans (or unused Revolving Credit Commitments) then outstanding under this Agreement (which for purposes of this clause (a) will be deemed to include any then outstanding Other Term Loans, New Term Loans, Other Revolving Credit Loans or New Revolving Credit Loans), in the form of Other Term Loans, Other Term Loan Commitments, Other Revolving Credit Loans or Other Revolving Credit Commitments pursuant to a Refinancing Amendment; provided that, notwithstanding anything to the contrary in this Section 2.16 or otherwise, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Other Revolving Credit Commitments (and related outstandings), (B) repayments required upon the maturity date of the Other Revolving Credit Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments (subject to clause (3) below)) of Loans with respect to Other Revolving Credit Commitments after the date of obtaining any Other Revolving Credit Commitments shall be made on a pro rata basis with all other Revolving Credit Commitments, (2) subject to the provisions of Section 2.03(l) and 2.04(g) to the extent dealing with Swing Line Loans and Letters of Credit which mature or expire after a maturity date when there exists New Revolving Credit Commitments with a longer maturity date, all Swing Line Loans and Letters of Credit shall be participated on a pro rata basis by all Lenders with Commitments in accordance with their percentage of the Revolving Credit Commitments (and except as provided in Section 2.03(l) and Section 2.04(g), without giving effect to changes thereto on an earlier maturity date with respect to Swing Line Loans and Letters of Credit theretofore incurred or issued), (3) the permanent repayment of Revolving Credit Loans with respect to, and termination of, Other Revolving Credit Commitments after the date of obtaining any Other Revolving Credit Commitments shall be made on a pro rata basis with all other Revolving Credit Commitments, except that the Borrower shall be permitted to permanently repay and terminate commitments of any such Class on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class and (4) assignments and participations of Other Revolving Credit Commitments and Other Revolving Credit Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and Revolving Credit Loans. The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in 4.02, and to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of customary legal opinions and other documents. Each issuance of Credit Agreement Refinancing Indebtedness under this Section 2.16(a) shall be in an aggregate principal amount that is (x) not less than $5,000,000 and (y) an integral multiple of $1,000,000 in excess thereof.

(b) The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans, Other Term Loan Commitments, Other Revolving Credit Loans and/or Other Revolving Credit Commitments). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section. This Section 2.16 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

Section 2.17 Defaulting Lenders.

(a) Reallocation of Defaulting Lender Commitment, Etc. If a Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply with respect to any outstanding Letter of Credit participation pursuant to Section 2.03(c), Swing Line Loan participation pursuant to Section 2.04(c) and Foreign Currency Loan participation pursuant to Section 2.18 of such Defaulting Lender:

(i) the Letter of Credit participation pursuant to Section 2.03(c), Swing Line Loan participation pursuant to Section 2.04(c) and the Foreign Currency Loan participation pursuant to Section 2.18, in each case, of such Defaulting Lender will, subject to the limitation in the first proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Revolving Credit Commitments; provided that (a) the Outstanding Amount of each Non-Defaulting Lender’s Revolving Credit Loans and L/C Obligations (with the aggregate amount of such Lenders’ risk participations and funded participation in L/C Obligations, Swing Line Loans and Foreign Currency Loans being deemed “held” by such Lender) may not in any event exceed the Revolving Credit Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation and (b) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrower, the Administrative Agent, each L/C Issuer, each Swing Line Lender, each Foreign Currency Lender or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender;

(ii) to the extent that any portion (the “unreallocated portion”) of the Defaulting Lender’s Letter of Credit participation pursuant to Section 2.03(c), Swing Line Loan participation pursuant to Section 2.04(c) and Foreign Currency Loan participation pursuant to Section 2.18 cannot be so reallocated, whether by reason of the first proviso in clause (i) above or otherwise, the Borrower will, not later than two Business Days after demand by the Administrative Agent (at the direction of the applicable L/C Issuer, Swing Line Lender and/or Foreign Currency Lender, as the case may be), (1) Cash Collateralize the obligations of the Borrower to applicable L/C Issuer, Swing Line Lender and Foreign Currency Lender in respect of such Letter of Credit participation pursuant to Section 2.03(c), the Swing Line Loan participation pursuant to Section 2.04(c) and the Foreign Currency Loan participation pursuant to Section 2.18, as the case may be, in an amount equal to the aggregate amount of the unreallocated portion of such Letter of Credit participation pursuant to Section 2.03(c), the Swing Line Loan participation pursuant to Section 2.04(c) and the Foreign Currency Loan participation pursuant to Section 2.18, or (2) in the case of such Swing Line Loan participation pursuant to Section 2.04(c), prepay (subject to clause (iii) below) and/or Cash Collateralize in full the unreallocated portion thereof, or (3) in the case of such Foreign Currency Loan participation pursuant to Section 2.18 prepay (subject to clause (iii) below) and/or Cash Collateralize in full the unreallocated portion thereof or (4) make other arrangements satisfactory to the Administrative Agent, and to the applicable L/C Issuer, Swing Line Lender and Foreign Currency Lender, as the case may be, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender; and

(iii) any amount paid by the Borrower for the account of a Defaulting Lender that was or is a Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but will instead be retained by the Administrative Agent in a segregated non-interest-bearing account until (subject to Section 2.17(d)) the termination of the Commitments and payment in full of all obligations of the Borrower hereunder and will be applied by the Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority: first to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second to the payment of any amounts owing by such Defaulting Lender to each L/C Issuer, Swing Line Lender or Foreign Currency Lender (pro rata as to the respective amounts owing to each of them) under this Agreement, third to the payment of post-default interest and then current interest due and payable to the Lenders hereunder other than Defaulting Lenders that are Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them, fourth to the payment of fees then due and payable to the Non-Defaulting Lenders that are Lenders hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them, fifth to pay principal and unreimbursed payments made by any L/C Issuer pursuant to a Letter of Credit then due and payable to the Non-Defaulting Lenders that are

Lenders hereunder ratably in accordance with the amounts thereof then due and payable to them, sixth to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders that are Lenders, and seventh after the termination of the Commitments and payment in full of all obligations of the Borrower hereunder, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.

(b) Fees. Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to Section 2.9 (without prejudice to the rights of the Lenders other than Defaulting Lenders in respect of such fees); provided that in the case of a Defaulting Lender that was or is a Lender (x) to the extent that a portion of the Letter of Credit participation pursuant to Section 2.03(c), Swing Line Loan participation pursuant to Section 2.04(c) and Foreign Currency Loan participation pursuant to Section 2.18 of such Defaulting Lender is reallocated to the Non-Defaulting Lenders pursuant to Section 2.17(a), such fees that would have accrued for the benefit of such Defaulting Lender will instead accrue for the benefit of and be payable to such Non-Defaulting Lenders, pro rata in accordance with their respective Commitments, and (y) to the extent any portion of such Letter of Credit participation pursuant to Section 2.03(c), Swing Line Loan participation pursuant to Section 2.04(c) and Foreign Currency Loan participation pursuant to Section 2.18 cannot be so reallocated, such fees will instead accrue for the benefit of and be payable to each L/C Issuer, Swing Line Lender and Foreign Currency Lender, as applicable, as their interests appear (and the pro rata payment provisions of Sections 2.12 and 2.13 will automatically be deemed adjusted to reflect the provisions of this Section).

(c) Termination of Defaulting Lender Commitment. The Borrower may terminate the unused amount of the Commitment of a Defaulting Lender upon not less than three Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of Section 2.17(a)(iii) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender that is a Lender under this Agreement (in each case whether on account of principal, interest, fees, indemnity or other amounts), provided that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, any L/C Issuer, any Swing Line Lender, any Foreign Currency Lender or any Lender may have against such Defaulting Lender.

(d) Cure. If the Borrower, the Administrative Agent, the L/C Issuers, the Swing Line Lenders and the Foreign Currency Lenders agree in writing in their discretion that a Lender that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender, as the case may be, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts then held in the segregated account referred to in Section 2.17(a)), such Lender will, to the extent applicable, purchase at par (together with any break funding costs incurred by the Non-Defaulting Lenders as a result of such purchase) such portion of outstanding Loans of the other Lenders and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the total Revolving Credit Commitments, Revolving Credit Loans, Letter of Credit participation pursuant to Section 2.03(c), Swing Line Loan participation pursuant to Section 2.04(c) and Foreign Currency Loan participation pursuant to Section 2.18 of the Lenders to be on a pro rata basis in accordance with their respective Commitments, whereupon such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender (and such Commitments and Loans of each Lender will automatically be adjusted on a prospective basis to reflect the foregoing); provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

Section 2.18 Provisions Relating to Foreign Currency Loans.

(a) At any time (i) after the occurrence and during the continuance of any Default or Event of Default, the Administrative Agent may (and, upon the request of any Foreign Currency Lender, shall), or (ii) upon the replacement of any Foreign Currency Loan with a Revolving Dollar Loan pursuant to Section 3.02 or 3.03 or this Section the Administrative Agent shall, demand that each Revolving Dollar Lender pay in Dollars to the Administrative Agent, for the account of the Foreign Currency Lenders, in the manner provided in clause (b) below, such Revolving Dollar Lender’s Pro Rata Share of the Dollar Equivalent (utilizing, with respect to each Foreign Currency Loan, the Exchange Rate at 5:00 p.m. on the Business Day immediately prior to the date that the Administrative Agent makes a demand pursuant to this Section 2.18(a)) of the Aggregate Foreign Currency Exposure and related accrued but unpaid interest at such time, which demand shall be made through the Administrative Agent, shall be in writing and shall specify the outstanding principal amount and interest of Foreign Currency Loans.

(b) Each demand referred to in clause (a) above shall be delivered to each Revolving Dollar Lender, together with a statement prepared by the Administrative Agent setting forth in reasonable detail the Aggregate Foreign Currency Exposure and Dollar Equivalent thereof (utilizing, with respect to each Foreign Currency Loan, the Exchange Rate at 5:00 p.m. on the Business Day immediately prior to the date that the Administrative Agent makes a demand pursuant to this Section 2.18(a)), and whether or not the conditions set forth in Section 4.02 or 2.01(b) shall be satisfied (which conditions the Revolving Dollar Lenders hereby irrevocably waive), each Revolving Dollar Lender shall, before 11:00 a.m. (New York time) on the Business Day next succeeding the date of such Revolving Dollar Lender’s receipt of such demand, make available to the Administrative Agent, in immediately available funds in Dollars for the account of each Foreign Currency Lender, its Pro Rata Share of the Dollar Equivalent (utilizing, with respect to each Foreign Currency Loan, the Exchange Rate at 5:00 p.m. on the Business Day immediately prior to the date that the Administrative Agent makes a demand pursuant to this Section 2.18(a)) of the Aggregate Foreign Currency Exposure and related accrued but unpaid interest at such time (with respect to each such Revolving Dollar Lender, its “Dollar Portion”). Upon such payment by a Revolving Dollar Lender, such Revolving Dollar Lender shall, except as provided in clause (c) below, be deemed to have made a Revolving Dollar Loan to the Borrower in the principal amount of such payment and bearing interest at the Base Rate. The Administrative Agent shall forward such payments by the Revolving Dollar Lenders (or cause such payments to be forwarded) to the Foreign Currency Lenders according to their respective Foreign Currency Sublimits. To the extent that any Revolving Dollar Lender fails to make its Dollar Portion available to the Administrative Agent for the accounts of the Foreign Currency Lenders, the Borrower agrees to pay such Dollar Portion on demand in immediately available funds in Dollars for the benefit of the Foreign Currency Lenders (as payment for the Foreign Currency Loans). As of the date of any such demand, the Foreign Currency Loans (together with any interest then accrued thereon) shall, immediately and without further action, become due and payable and, to the extent not otherwise repaid hereunder, the Borrower agrees, as a separate and independent obligation, and without limitation of any rights to reimbursement from or other recourse with respect to the Revolving Dollar Lenders that have failed to make payment, to pay to the Administrative Agent, for the account of any Foreign Currency Lender entitled thereto, any amounts to which any Foreign Currency Lender may be entitled pursuant to Section 3.05 or Section 10.20 and which shall not otherwise have been repaid by the Revolving Dollar Lenders pursuant to this Section 2.18.

(c) Upon the occurrence of an Event of Default under Section 8.01(f), the Foreign Currency Loans shall automatically, immediately, and without notice of any kind, convert to Revolving Dollar Loans (based upon the Dollar Equivalent of the Aggregate Foreign Currency Exposure at the time of the occurrence of such Event of Default) and bearing interest at the rate applicable to Revolving Dollar Loans bearing interest based on the Base Rate, whereupon each Revolving Dollar Lender shall acquire, without recourse or warranty, an undivided participation in each Foreign Currency Loan otherwise required to be repaid by such Revolving Dollar Lender pursuant to clause (b) above, which participation shall be in a principal amount equal to such Revolving Dollar Lender’s Dollar Portion by paying to the Administrative Agent for the benefit of the Foreign Currency Lenders on the date on which such Revolving Dollar Lender would otherwise have been required to make a payment in respect of such Foreign Currency Loan pursuant to clause (b) above, in immediately available funds in Dollars, an amount equal to such Revolving Lender’s Dollar Portion. If all or part of such amount is not in fact made available by such Revolving Dollar Lender to the Administrative Agent on such date, the Foreign Currency Lenders shall be entitled to recover any such unpaid amount on demand from such Revolving Dollar Lender together with interest accrued from such date at the Base Rate. As of the date of any such Event of Default under Section 8.01(f), all Foreign Currency Loans (together with any interest then accrued thereon) shall, immediately and without further action, become due and payable and, to the extent not otherwise repaid hereunder, the Borrower agrees, as a separate and independent obligation, to pay to the Administrative Agent, for the account of any Foreign Currency Lender entitled thereto, any amounts to which any Foreign Currency Lender may be entitled to pursuant to Section 3.05 or Section 10.20 and which shall not otherwise have been repaid by the Revolving Dollar Lenders pursuant to this Section 2.18.

(d) From and after the date on which any Revolving Dollar Lender (i) is deemed to have made a Revolving Dollar Loan pursuant to clause (b) above with respect to any Foreign Currency Loan or (ii) purchases an undivided participation interest in a Foreign Currency Loan pursuant to clause (c) above, the Administrative Agent and the Foreign Currency Lenders shall promptly distribute to such Revolving Dollar Lender such Revolving Dollar Lender’s Pro Rata Share of all payments of principal amount and interest received by the Administrative Agent or the Foreign Currency Lenders on account of such Foreign Currency Loan in excess of those received pursuant to clause (b) or (c) above.

(e) Notwithstanding the foregoing, a Revolving Dollar Lender shall not have any obligation to acquire a participation in a Foreign Currency Loan pursuant to the foregoing paragraphs if a Default or Event of Default shall have occurred and be continuing at the time such Foreign Currency Loan was made and such Revolving Dollar Lender shall have notified the Foreign Currency Lenders in writing prior to the time such Foreign Currency Loan was made, that such Default or Event of Default has occurred and that such Revolving Dollar Lender will not acquire participations in Foreign Currency Loans made while such Default or Event of Default is continuing.

ARTICLE 3

TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

Section 3.01 Taxes.

(a) Unless otherwise required by any Law, any and all payments by any Loan Party to or for the account of any Agent or any Lender (which term shall, for purposes of this Section 3.01, include any L/C Issuer and any Swing Line Lender) under any Loan Document shall be made free and clear of and without deduction for any Taxes. If any Loan Party or other applicable withholding agent shall be required by any Laws to deduct any Non-Excluded Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (i) the sum payable by the applicable Loan Party shall be increased as necessary so that after all required deductions (including deductions applicable to additional sums payable under this Section 3.01) have been made, each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions, (iii) the applicable withholding agent shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within thirty (30) days after the date of such payment, the applicable withholding agent shall furnish to the Administrative Agent (if the applicable withholding agent is not the Administrative Agent) and the Borrower the original or a certified copy of a receipt evidencing payment thereof to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent. Within thirty (30) days after the date of any payment by the Administrative Agent to a taxation authority or other authority pursuant to the preceding sentence, the Administrative Agent shall furnish to the Borrower the original or a certified copy of a receipt evidencing payment thereof to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Borrower.

(b) In addition, the Loan Parties agree, jointly and severally, to pay any and all present or future stamp, court or documentary taxes and any other excise, property, intangible or mortgage recording taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document but excluding any such Taxes imposed by any jurisdiction upon a voluntary transfer of an Obligation by a Lender if such Taxes result from such Lender being organized, resident or engaged in business (other than a business arising (or being deemed to arise) solely as a result of the Loan Documents or any transactions occurring pursuant thereto) in such jurisdiction (hereinafter referred to as “Other Taxes”). For the avoidance of doubt, “Other Taxes” shall not include any Excluded Taxes.

(c) Without duplication, the Loan Parties agree, jointly and severally, to indemnify each Agent and each Lender for the full amount of any Non-Excluded Taxes attributable to any sum payable under any Loan Document to any Agent or Lender and any Other Taxes (including any Non-Excluded Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.01, and any such Non-Excluded Taxes or Other Taxes attributable to any payment made by or on account of any Guarantor) payable by such Agent or such Lender, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided such Agent or Lender, as the case may be, provides the Borrower with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts. Payment under this Section 3.01(c) shall be made within thirty (30) days after the date such Lender or such Agent makes a demand therefor (and submits the required written statement), but in no event earlier than ten (10) days before such Taxes are due and payable to the applicable Governmental Authority.

(d) If any Lender or Agent receives a refund (whether received in cash or as an overpayment actually applied by the Lender or Agent to offset a future Tax payment) in respect of any Non-Excluded Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by any Loan Party pursuant to or in respect of this Section 3.01 or Section 6 of the Guaranty, it shall promptly remit such refund (including any interest included in such refund by the applicable taxing authority) to the Borrower, net of all reasonable out-of-pocket expenses (including Taxes) of the Lender or Agent, as the case may be; provided that the Borrower, upon the request of the Lender or Agent, as the case may be, agrees promptly to return such refund to such party in the event such party is required to repay such refund to the relevant taxing authority. Such Lender or Agent, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that such Lender or Agent may delete any information therein that such Lender or Agent deems confidential). Nothing herein contained shall interfere with the right of a Lender or Agent to arrange its Tax affairs in whatever manner it thinks fit nor oblige any Lender or Agent to claim any Tax refund or to disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender or Agent to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.

(e) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or Section 3.01(c) with respect to such Lender it will, if requested by the Borrower, use commercially reasonable efforts (subject to such Lender’s overall internal policies of general application and legal and regulatory restrictions and at the expense of the Borrower) to avoid the consequences of such event, including to designate another Lending Office for any Loan or Letter of Credit affected by such event or to assign its rights and obligations with respect to such Loan or Letter of Credit to another of its offices, branches or affiliates; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no unreimbursed or uncompensated economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.01(e) shall affect or postpone any of the Obligations of any Loan Party or the rights of the Lender pursuant to Section 3.01(a) and Section 3.01(c).

Section 3.02 Illegality. If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (and all Foreign Currency Loans shall be replaced by Revolving Dollar Loans pursuant to Section 2.18(a)(ii)), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

Section 3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and the Interest Period of such Eurodollar Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate

Loans shall be suspended (and all Foreign Currency Loans shall be replaced by Revolving Dollar Loans pursuant to Section 2.18(a)(ii)) until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Section 3.04 Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans.

(a) If any Lender reasonably determines that as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the date hereof, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Loans or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing, including subjecting any Lender to any Tax with respect to this Agreement or any Eurodollar Rate Loan made by it (excluding, for purposes of this Section 3.04(a), any such increased costs or reduction in amount resulting from (i) Non-Excluded Taxes or Other Taxes covered by Section 3.01, or any Excluded Taxes) and (ii) reserve requirements contemplated by Section 3.04(c)), then from time to time upon written demand of such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall, without duplication, pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction. Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules, regulations, orders, requests, guidelines or directives in connection therewith and (y) (y) all requests, rules, guidelines or directives promulgated under or in connection with, all interpretations and applications of, and any compliance by a Lender with any request or directive relating to International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case under clauses (x) and (y) be deemed to have been adopted and to have taken effect after the date hereof.

(b) If any Lender reasonably determines that the introduction of any Law regarding capital adequacy or liquidity or any change therein or in the interpretation thereof, in each case after the date hereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy or liquidity and such Lender’s desired return on capital), then from time to time upon written demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

(c) The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurodollar Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan; provided the Borrower shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.

(d) If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Borrower, use commercially reasonable efforts to designate another Lending Office for any Loan or Letter of Credit affected by such event or to assign its rights and obligations with respect to such Loan or Letter of Credit to another of its offices, branches or affiliates; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.04(d) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.04(a), Section 3.04(b) or Section 3.04(c).

Section 3.05 Funding Losses. Upon demand of any Lender from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by a Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded. A certificate of such Lender submitted to the Borrower and its Restricted Subsidiaries (through the Administrative Agent) with respect to any amounts owing under this Section 3.05 shall be conclusive absent manifest error.

Section 3.06 Matters Applicable to All Requests for Compensation.

(a) Any Agent or any Lender claiming compensation under this Article 3 shall deliver a certificate to the Borrower setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder, which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b) With respect to any Lender’s claim for compensation under Section 3.01, Section 3.02, Section 3.03 or Section 3.04, the Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such increased cost or reduction is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue Eurodollar Rate Loans from one Interest Period to another, or to convert Base Rate Loans into Eurodollar Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c) If the obligation of any Lender to make or continue any Eurodollar Rate Loan from one Interest Period to another, or to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s Eurodollar Rate Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurodollar Rate Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.01, Section 3.02, Section 3.03 or Section 3.04 hereof that gave rise to such conversion no longer exist:

(i) to the extent that such Lender’s Eurodollar Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Eurodollar Rate Loans shall be applied instead to its Base Rate Loans; and

(ii) all Loans that would otherwise be made or continued as Eurodollar Rate Loans from one Interest Period to another by such Lender shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be converted into Eurodollar Rate Loans shall remain as Base Rate Loans.

(d) If any Lender gives notice to a Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.01, Section 3.02, Section 3.03 or Section 3.04 hereof that gave rise to the conversion of such Lender’s Eurodollar Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Rate Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted irrespective of whether such conversion results in greater than twenty (20) Interest Periods being outstanding under this Agreement, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurodollar Rate Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments.

Section 3.07 Replacement of Lenders Under Certain Circumstances.

(a) If at any time (x) the Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 3.01(a) or (c), Section 3.02 or Section 3.04 as a result of any condition described in such Sections or any Lender ceases to make Eurodollar Rate Loans as a result of any condition described in Section 3.04, (y) any Lender becomes a Defaulting Lender (or would be a Defaulting Lender but for delivery by such Lender of the written notice described in clause (i) of the definition of “Defaulting Lender” unless such notices have been delivered by the Required Lenders) or (z) any Lender becomes a Non-Consenting Lender, then the Borrower may, on ten (10) Business Days’ prior written notice to the Administrative Agent and such Lender, replace such Lender (in its capacity as a Lender under the applicable Facility, if the underlying matter in respect of which such Lender has become a Non-Consenting Lender relates to a certain Class of Loans or Commitments) by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement (in respect of the applicable Class of Loans or Commitments if the underlying matter in respect of which such Lender has become a Non-Consenting Lender relates to a certain Class of Loans or Commitments) to one or more Eligible Assignees; provided that (i) in the case of any Eligible Assignees in respect of Non-Consenting Lenders, the replacement Lender shall agree to the consent, waiver or amendment to which the Non-Consenting Lender did not agree and (ii) neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person.

(b) Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans of the applicable Class and, if applicable, participations in L/C Obligations and Swing Line Loans, and (ii) deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent; provided that the failure of any such Lender to execute an Assignment and Assumption shall not render such assignment invalid and such assignment shall be recorded in the Register. Pursuant to such Assignment and Assumption, (i) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans of the applicable Class and, if applicable, participations in L/C Obligations and Swing Line Loans, (ii) all obligations of the Borrower owing to the assigning Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such assignment and assumption and (iii) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 3.01, Section 3.04, Section 10.04 and Section 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment.

(c) Notwithstanding anything to the contrary contained above, (i) any Lender that acts as an L/C Issuer may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such L/C Issuer (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such L/C Issuer or the depositing of Cash Collateral into a Cash Collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to such outstanding Letter of Credit and (ii) the Lender that acts as the Administrative Agent may not be replaced hereunder.

(d) In the event that (i) the Borrower or the Administrative Agent has requested the Lenders to consent to a departure or waiver of any provisions of the Loan Documents or to agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain Class of Loans or Commitments and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

Section 3.08 Survival. The Borrower’s obligations under this Article 3 shall survive any assignment of rights by, or the replacement of, a Lender (including any L/C Issuer) and the termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE 4

CONDITIONS PRECEDENT

Section 4.01 Conditions to Initial (Closing Date) Credit Extension. The obligation of each Lender to make the Credit Extensions hereunder on the Closing Date is subject to satisfaction of the following conditions precedent, subject in all respects to the final paragraph of this Section 4.01:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles or electronic copies (followed promptly by originals) unless otherwise specified, and each executed by a Responsible Officer of the Borrower:

(i) executed counterparts of this Agreement; and

(ii) a Note executed by the Borrower in favor of each Lender requesting a Note at least two (2) Business Days prior to the Closing Date, if any.

(b) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles or electronic copies (followed promptly by originals) unless otherwise specified;

(i) an opinion of (A) Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, special counsel to the Borrower and (B) each local counsel to the Loan parties specified on Schedule 1.01E, in each case dated the Closing Date and addressed to each L/C Issuer, Arranger, the Administrative Agent and the Lenders, substantially in the form previously provided to the Administrative Agent;

(ii) (A) a copy of the certificate or articles of incorporation or organization, including all amendments thereto, of each of the Loan Parties, certified, if applicable, as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of each of the Loan Parties as of a recent date, from such Secretary of State or similar Governmental Authority and (B) a certificate of a Responsible Officer of each of the Loan Parties dated the Closing Date and certifying (1) to the effect that (w) attached thereto is a true and complete copy of the by-laws of each of the Loan Parties as in effect on the Closing Date, (x) attached thereto is a true and complete copy of resolutions duly adopted by the board of directors of each of the Loan Parties authorizing the execution, delivery and performance of the Loan Documents to which each of the Loan Parties is a party, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (y) the certificate or articles of incorporation or organization of each of the Loan Parties have not been amended since the date of the last amendment thereto furnished pursuant to clause (A) above, and that such certificate or articles are in full force and effect, and (2) as to the incumbency and specimen signature of each officer executing any Loan Document on behalf of the Borrower and signed by another officer as to the incumbency and specimen signature of the Responsible Officer executing the certificate pursuant to this clause (B);

(iii) a certificate signed by a Responsible Officer of the Borrower certifying as to the satisfaction of the conditions set forth in paragraphs (d) and (e) of this Section 4.01;

(iv) executed counterparts of the Guaranty, duly executed by the Loan Parties;

(v) executed counterparts to the Security Agreement, duly executed by each of the Loan Parties, together with, if applicable:

(A) certificates representing the Pledged Equity referred to therein, accompanied by undated stock powers executed in blank or, if applicable, other appropriate instruments of transfer and instruments evidencing the Pledged Debt, if any, indorsed in blank,

(B) copies of all lien searches with respect to personal property Collateral, together with copies of the financing statements (or similar documents) disclosed by such searches, and accompanied by evidence that any Liens indicated in any such financing statement that are not permitted by Section 7.01 have been or contemporaneously will be released or terminated (or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent), and all proper financing statements, duly prepared for filing under the Uniform Commercial Code, necessary in order to perfect and protect the Liens created under the Security Agreement (in the circumstances and to the extent required under such Security Agreement), covering the Collateral of the Loan Parties described in the Security Agreement;

(vi) a Perfection Certificate, in substantially the form of Exhibit T-1, duly executed by each of the Loan Parties;

(vii) the Intellectual Property Security Agreement, duly executed by each of the relevant Loan Parties, together with evidence that all action that is necessary in order to perfect and protect the Liens on Material Intellectual Property created under the Intellectual Property Security Agreement (in the circumstances and to the extent required under such Security Agreement) has been taken;

(viii) a certificate from the chief financial officer or the treasurer of the Borrower, substantially in the form of Exhibit W, certifying that the Borrower and its Subsidiaries, on a consolidated basis after giving effect to the Transactions, are Solvent; and

(ix) subordination agreements (to the extent legally permitted) in form and substance satisfactory to it covering all intercompany notes or other obligations owed by a Loan Party to a Subsidiary of the Borrower that is not a Loan Party.

(c) To the extent requested by the Administrative Agent in writing not less than five (5) Business Days prior to the Closing Date, the Administrative Agent shall have received, at least three (3) Business Days prior to the Closing Date, all documentation and other information with respect to the Borrower required by regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

(d) The representations and warranties made by the Borrower contained in Article 5 or any other Loan Document shall be true and correct in all material respects (and in all respects if qualified by materiality) on and as of the Closing Date.

(e) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom (assuming that all of the Transactions were consummated on the Closing Date).

(f) The Administrative Agent shall have received evidence that the Existing Credit Agreement has been, or concurrently with the Closing Date is being, terminated and all Liens securing obligations under the Existing Credit Agreements has been, or concurrently with the Closing Date is being, released and that all amounts outstanding under the Existing Credit Agreement have been repaid in full.

(g) All fees and expenses due to the Arrangers and the Lenders required to be paid on the Closing Date from the proceeds of the initial fundings under the Credit Extensions shall be paid.

(h) The Administrative Agent shall have received a Request for Credit Extension relating to the initial Credit Extensions.

Section 4.02 Conditions to All Credit Extensions After the Closing Date. The obligation of each Lender to honor any Request for Credit Extension (other than in connection with (i) a Credit Extension to be made on the Closing Date or (ii) a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to satisfaction of the following conditions precedent:

(a) The representations and warranties of the Borrower and each other Loan Party contained in Article 5 or any other Loan Document shall be true and correct in all material respects (and in all respects if qualified by materiality) on and as of the date of such Credit Extension, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if qualified by materiality) as of such earlier date and (ii) that for purposes of this Section 4.02, the representations and warranties contained in Section 5.05(a) shall be deemed to refer to the most recent financial statements furnished prior to the Closing Date or pursuant to Section 6.01(a) and Section 6.01(b).

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(c) The Administrative Agent and, if applicable, any L/C Issuer or any Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d) Each Request for Credit Extension (other than (i) a Credit Extension to be made on the Closing Date, (ii) a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Section 4.02(a) and Section 4.02(b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

On the Closing Date and on the date of each subsequent Credit Extension, the Borrower represents and warrants to the Agents and the Lenders that:

Section 5.01 Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each of its Restricted Subsidiaries (a) is a Person duly organized or formed, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all applicable Laws, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clauses (a) (other than with respect to the Borrower), (c), (d) or (e), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.02 Authorization; No Contravention.

(a) The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party are within such Loan Party’s corporate or other powers and have been duly authorized by all necessary corporate or other organizational action.

(b) (i) The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party and (ii) as of the Closing Date only, the consummation of the Transactions (other than the transactions described in clause (i)) do not and will not (A) contravene the terms of any of such Person’s Organization Documents, (B) conflict with or result in any default, breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment to be made under (x) (1) any Junior Financing Documentation or (2) any other Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (y) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (C) violate any Law; except with respect to any conflict, default, breach, contravention, payment or violation referred to in clause (B) or clause (C), to the extent that such conflict, breach, contravention, payment or violation could not reasonably be expected to have a Material Adverse Effect.

Section 5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings and other actions necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties as specified in the Collateral Documents, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

Section 5.04 Binding Effect. This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against such Loan Party in accordance with its terms, except as such enforceability may be limited by bankruptcy insolvency, reorganization, receivership, moratorium or other Laws affecting creditors’ rights generally and by general principles of equity.

Section 5.05 Financial Statements; No Material Adverse Effect.

(a) The Borrower has heretofore furnished to the Lenders (i) consolidated balance sheets and related statements of income, shareholders’ deficit and cash flows of the Borrower and its consolidated Subsidiaries as of the end of and for each fiscal year of the Borrower in the three-fiscal year period ended on December 31, 2014, audited by and accompanied by the opinion of PricewaterhouseCoopers LLP and (ii) unaudited consolidated balance sheets and related statements of income, shareholders’ deficit and cash flows of the Borrower and its consolidated Subsidiaries as of and for each subsequent fiscal quarter ended at least forty-five (45) days prior to the Closing Date. Such financial statements fairly present in all material respects the financial condition, results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods. Such financial statements were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and subject, in the case of quarterly financial statements, to the absence of footnotes and to normal year-end adjustments.

(b) Since December 31, 2014, there has not been any change, development or event that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect.

(c) The forecasts of consolidated balance sheet, income statement and cash flow statement of the Borrower and its Subsidiaries for each fiscal year of the Borrower ending after the Closing Date through the fiscal year ending December 31, 2019, copies of which have been furnished to the Administrative Agent and the Lenders prior to the Closing Date, have been prepared in good faith based upon reasonable assumptions at the time made in light of the conditions existing at the time of delivery of such forecasts, it being understood that such forecasts, as to future events, are not to be viewed as facts, that actual results during the period or periods covered by any such forecasts may differ significantly from the forecasted results and that such differences may be material and that such forecasts are not a guarantee of financial performance.

(d) The Borrower may satisfy the representations of this Section 5.05 by furnishing applicable financial statements and forecasts of Holdings, and, in that case, references in this Section 5.05 to the Borrower will be deemed to be references to Holdings, as applicable, provided that, except as described in the next proviso, such financial statements must be accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Holdings, on the one hand, and the information relating to the Borrower and its Subsidiaries on a standalone basis, on the other hand, and provided further, that although the forecasts referred to in clause (c), above are not accompanied by consolidating information explaining differences between the information relating to Holdings and that relating to the Borrower and its Subsidiaries on a standalone basis, the Borrower represents and warrants that if provided any such differences would not differ in any material respect from differences specified in the consolidating information provided in connection with the financial statements required by clause (a).

Section 5.06 Litigation. Except as disclosed in Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) as of the Closing Date, purport to affect or pertain to this Agreement or any other Loan Document or (b) either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.07 Ownership of Property; Liens. The Borrower and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business and to utilize such assets for their intended purposes and Liens permitted by Section 7.01 and except where the failure to have such title or other property interests described above could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.08 Environmental Compliance.

(a) Except as could not reasonably be expected to have a Material Adverse Effect, each of the Borrower and its Subsidiaries and their respective operations, facilities and properties is in compliance with all applicable Environmental Laws.

(b) There are no actions, suits, proceedings, notices, demands or claims alleging potential liability or responsibility for violation of, or liability under, any Environmental Law and relating to businesses, operations or properties of the Borrower or its Subsidiaries that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Except as disclosed in Schedule 5.08 or as could not reasonably be expected to have a Material Adverse Effect, (i) none of the properties currently or, to the knowledge of the Borrower, formerly owned, leased or operated by the Borrower or any of its Subsidiaries is listed or formally proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list; (ii) there are no and, to the knowledge of the Borrower, there never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been discharged, treated, stored or disposed of on, at or under any property currently owned or operated by the Borrower or any of its Subsidiaries or, to its knowledge, on, at or under any property formerly owned, leased or operated by the Borrower or any of its Subsidiaries during or prior to the period of such ownership or operation; (iii) there is no asbestos or asbestos-containing material on or at any property currently owned or operated by the Borrower or any of its Subsidiaries which constitutes a violation of Environmental Laws or requires response or corrective action under Environmental Laws; and (iv) there has been no Release of Hazardous Materials on, at, under or from any property currently or to the knowledge of the Borrower formerly owned or operated by the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, any offsite locations to which the Borrower or its Subsidiaries sent any Hazardous Materials for treatment or disposal.

(d) No property currently owned or operated by the Borrower or any of their respective Subsidiaries contains any Hazardous Materials in amounts or concentrations which (i) constitute, or constituted a violation of, (ii) require response or other corrective action under, or (iii) could result in the Borrower incurring liability under Environmental Laws, which violations, corrective actions and liabilities, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(e) Except as disclosed in Schedule 5.08, neither the Borrower nor any of its Restricted Subsidiaries is undertaking, or paying for, either individually or together with other potentially responsible parties, any investigation or assessment or response or other corrective action relating to any actual or threatened Release of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law except for any such investigation or assessment or response or other corrective action that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(f) All Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by the Borrower or any of its Subsidiaries have been disposed of in a manner which could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

Section 5.09 Taxes. Each of the Borrower and the other Loan Parties has timely filed all tax returns and reports required to be filed, has timely paid all taxes levied or imposed upon it or its properties, income or assets (including in its capacity as a withholding agent) and has made adequate provision (in accordance with GAAP) for all Taxes not yet due and payable, except (a) those Taxes which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP or (b) with respect to which the failure to make such filing, payment or provision could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. There are no current, pending or threatened audits, assessments, deficiencies, proceedings or claims that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.10 ERISA Compliance.

(a) Each Pension Plan is in compliance in all material respects with the applicable provisions of ERISA and the Code. Each Pension Plan that is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the IRS or an application for such a letter has been or will be submitted to the IRS within the applicable required time period with respect thereto and, to the knowledge of the Borrower, nothing has occurred which could reasonably be expected to prevent, or cause the loss of, such qualification. Each Loan Party and each ERISA Affiliate have made, in all material respects, all required contributions to each Pension Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Pension Plan.

(b) There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Pension Plan, Foreign Plan or Foreign Benefit Arrangement that could reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Pension Plan (or similar occurrence with respect to any Foreign Plan or Foreign Benefit Arrangement) that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) No ERISA Event or Foreign Plan Event has occurred or is reasonably expected to occur, and none of the Borrower or any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, except, in each case, as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(d) Each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable requirements of Law and has been maintained, where required, in good standing with applicable regulatory authorities, except for any noncompliance which could not reasonably be expected to result in a Material Adverse Effect. None of the Borrower or any ERISA Affiliate has incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan, except as could not reasonably be expected to result in a Material Adverse Effect.

Section 5.11 Subsidiaries; Equity Interests. As of the Closing Date, the Borrower and its Subsidiaries do not have any Subsidiaries other than those specifically disclosed in Schedule 5.11, and all of the outstanding Equity Interests in each Restricted Subsidiary are owned directly or indirectly by the Borrower as set forth in Schedule 5.11 and are free and clear of all Liens except (a) those created under the Collateral Documents and (b) any nonconsensual Lien that is permitted under Section 7.01. As of the Closing Date, Schedule 5.11 (i) sets forth the name and jurisdiction of each Subsidiary, and (ii) sets forth the ownership interest of the Borrower and any Subsidiary in each Subsidiary, including the percentage of such ownership if the Borrower owns, directly or indirectly, less than 100%.

Section 5.12 Margin Regulations; Investment Company Act.

(a) No proceeds of any Borrowings or drawings under any Letter of Credit will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock (within the meaning of Regulation U issued by the FRB).

(b) Neither the Borrower, any Person controlling the Borrower, nor any of its Subsidiaries is or is required to be registered as an “investment company”, under the Investment Company Act of 1940.

Section 5.13 Disclosure. No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading (as modified or supplemented by other information so furnished); provided that (a) with respect to financial estimates, projected financial information and other forward-looking information, the Borrower represents and warrants only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections, as to future events, are not to be viewed as facts, that actual results during the period or periods covered by any such projections may differ significantly from the projected results and that such differences may be material and that such projections are not a guarantee of financial performance and (b) no representation is made with respect to information of a general economic or general industry nature.

Section 5.14 Intellectual Property; Licenses, Etc. Each of the Borrower and its Restricted Subsidiaries owns, or possesses the right to use, all of the patents, trademarks, service marks, trade dress, Internet domain names, copyrights, trade secrets, and know-how, and applications for registration of or goodwill associated with the foregoing, as applicable (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except to the extent such failure to own or possess the right to use or such conflicts, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, the conduct of the Borrower and its Restricted Subsidiaries’ business does not infringe upon the intellectual property rights held by any other Person except for such infringements, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.15 Solvency. On the Closing Date, after giving effect to the consummation of the Transactions, the Loan Parties, on a consolidated basis, are Solvent.

Section 5.16 Perfection, Etc. Except as otherwise contemplated hereby or under any other Loan Documents, all filings and other actions necessary to perfect and protect the Liens on the Collateral created under, and as required by, the Collateral Documents have been duly made or taken or otherwise provided for (to the extent required hereby or by the applicable Collateral Documents) in a manner reasonably acceptable to the Administrative Agent and are in full force and effect and the Collateral Documents create in favor of the Administrative Agent for the benefit of the Secured Parties a valid and, together with such filings and other actions (to the extent required hereby or by the applicable Collateral Documents), perfected first priority Lien in the Collateral, securing the payment and performance of the Secured Obligations, subject only to Liens permitted by Section 7.01. The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the Liens created or permitted under the Loan Documents.

Section 5.17 Compliance with Laws Generally. Neither the Borrower nor any of its Subsidiaries or any of its respective material properties, or the use of such material properties, is in violation of any Law, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, except for such violations or defaults that (a) are being contested in good faith by appropriate proceedings or (b) individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.18 Labor Matters. Except as in the aggregate has not had and could not reasonably be expected to have a Material Adverse Effect, there are no strikes, lockouts or slowdowns against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened.

Section 5.19 Senior Debt. The Obligations constitute “Senior Debt” and “Designated Senior Debt” (or any other terms of similar meaning and import) under any Permitted Subordinated Indebtedness (to the extent the concept of Designated Senior Debt (or similar concept) exists therein), or any subordinated Permitted Refinancing thereof (to the extent the concept of Designated Senior Debt (or similar concept) exists therein).

Section 5.20 Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers, directors and employees and to the knowledge of the Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions.

Section 5.21 PATRIOT Act. The Borrower and each of its Subsidiaries is in compliance with the PATRIOT Act in all material respects.

ARTICLE 6

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall, and (except in the case of the covenants set forth in Section 6.01, Section 6.02, Section 6.03 and Section 6.15) shall cause, each Restricted Subsidiary to, comply with the following covenants:

Section 6.01 Financial Statements. Deliver to the Administrative Agent for further distribution to each Lender (provided any of the information required pursuant to this Section 6.01 shall be deemed validly delivered as provided in the last paragraph of Section 6.02):

(a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of PricewaterhouseCoopers LLP or any other independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b) as soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal quarter and as of the end of the prior fiscal year, consolidated statements of income or operations for such fiscal quarter and for the same period in the prior fiscal year and consolidated statements of income or operations and cash flows for the period commencing at the end of the previous fiscal year and ending with the end of such fiscal quarter, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) as soon as available, but in any event no later than ninety-five (95) days after the end of each fiscal year of the Borrower, reasonably detailed forecasts prepared by management of the Borrower, on a quarterly basis, of consolidated balance sheets, income statements, cash flow statements and Consolidated EBITDA of the Borrower and its Subsidiaries for the fiscal year following such fiscal year then ended; and

(d) for any period for which the Unrestricted Subsidiaries, taken together, are reasonably anticipated by the Borrower to have had revenues or total assets in an amount that is equal to or greater than 5.0% of the consolidated revenues or total assets, as applicable, of the Borrower and its Restricted Subsidiaries, simultaneously with the delivery of each set of consolidated financial statements referred to in Section 6.01(a) and Section 6.01(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 6.01 may be satisfied with respect to any financial statements of the Borrower and its Subsidiaries by furnishing (A) the applicable financial statements of Holdings (or any other direct or indirect parent of the Borrower) or (B) the Borrower’s or Holdings’ (or any direct or indirect parent thereof), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC, in each case, within the time periods specified in such paragraphs; provided that, with respect to each of clauses (A) and (B), (i) to the extent such financial statements relate to Holdings (or any other direct or indirect parent of the Borrower), such financial statements shall be accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Holdings (or such parent), on the one hand, and the information relating to the Borrower and its Subsidiaries on a standalone basis, on the other hand, which consolidating information shall be certified by a Responsible Officer of the Borrower as fairly presenting such information and (ii) to the extent such statements are in lieu of statements required to be provided under Section 6.01(a), such statements are accompanied by a report and opinion of PricewaterhouseCoopers LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

Section 6.02 Certificates; Other Information. Deliver to the Administrative Agent for further distribution to each Lender:

(a) no later than five (5) days after the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Event of Default under Section 7.10 or, if any such Event of Default shall exist, stating the nature and status of such event; it being understood that the obligation under this Section 6.02(a) shall be satisfied regardless of whether such certificate is obtained if the Borrower shall have used commercially reasonable efforts to obtain such certificate;

(b) no later than five (5) Business Days after the delivery of the financial statements referred to in Section 6.01(a) and Section 6.01(b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower (which shall set forth reasonably detailed calculations (A) demonstrating compliance with Section 7.10 and (B) in the case of any delivery of financial statements under Section 6.01(a) in respect of any fiscal year of the Borrower ending on or after December 31, 2016, of Excess Cash Flow for such fiscal year); provided that, if such Compliance Certificate demonstrates an Event of Default due to failure to comply with the covenant under Section 7.10 that has not been cured prior to such time, the Borrower may deliver to the extent permitted by Section 8.04, prior to or together with such Compliance Certificate, notice of its intent to cure (a “Notice of Intent to Cure”) such Event of Default;

(c) promptly after the same are publicly available, (i) copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Holdings, and (ii) copies of all annual, regular, periodic and special reports and registration statements which Holdings or any Loan Party may file or be required to file, copies of any report, filing or communication with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any Governmental Authority that may be substituted therefor, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto (other than comment letters from the SEC, the contents of which are not materially adverse to the Lenders);

(d) promptly after the furnishing thereof, copies of any material requests or material notices received by any Loan Party from, or material statement or material report furnished to, any holder of debt securities of any Loan Party pursuant to the terms of any Junior Financing Documentation with respect to a Specified Junior Financing Obligation and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02;

(e) promptly after the receipt thereof by any Loan Party or any of its Restricted Subsidiaries, copies of each notice or other written correspondence received from the SEC (or comparable agency in any applicable non-US jurisdiction) concerning any material investigation or other material inquiry by such agency regarding financial or other operational results of any Loan Party or any of its Restricted Subsidiaries to the extent such investigation or inquiry, if resolved unfavorably to such Loan Party, could reasonably be expected to have a Material Adverse Effect;

(f) together with the delivery of each Compliance Certificate pursuant to Section 6.02(b), a description of each event, condition or circumstance during the last fiscal quarter covered by such Compliance Certificate requiring a mandatory prepayment under Section 2.05(b); and

(g) promptly, such additional information regarding the business, legal, financial or corporate affairs of any Loan Party or any Restricted Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Sections 6.01 and 6.02 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the Internet at the website address listed on Schedule 10.02 (or other website identified to the Administrative Agent); or (ii) on which such documents are delivered by the Borrower to the Administrative Agent to be posted on the Borrower’s behalf on IntraLinks/or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website (including the SEC) or whether sponsored by the Administrative Agent); provided that (A) upon the request of the Administrative Agent (who shall notify each Lender), the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender and (B) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery.

The Borrower represents and warrants that it or Holdings (or any other direct or indirect parent of the Borrower) files its financial statements with the SEC and/or makes its financial statements available to holders of its 144A securities, and, accordingly, the Borrower hereby authorizes the Administrative Agent to make the financial statements to be provided under Sections 6.01(a) and (b), along with the Loan Documents, available to lenders that do not wish to receive material non-public information within the meaning of the federal securities laws (each, a “Public Lender”) and (ii) agrees that at the time such financial statements are provided hereunder, they shall already have been made available to holders of its securities. The Borrower will not request that any other material be posted to Public Lenders without expressly representing and warranting to the Administrative Agent in writing that such materials do not constitute material non-public information within the meaning of the federal securities laws or that the Borrower has no outstanding publicly traded securities, including 144A securities. In no event shall the Administrative Agent post compliance certificates, budgets or financial statements provided under Section 6.01(d) to Public Lenders.

Section 6.03 Notices. Promptly after any Responsible Officer obtaining actual knowledge thereof, notify the Administrative Agent:

(a) of the occurrence of any Default; and

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including arising out of or resulting from (i) breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party or any Restricted Subsidiary, (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary and any Governmental Authority, (iii) the commencement of, or any material adverse development in, any litigation or proceeding affecting any Loan Party or any Subsidiary, including pursuant to any applicable Environmental Laws or the assertion or occurrence of any alleged noncompliance by any Loan Party or as any Subsidiaries with any Environmental Law or Environmental Permit, or (iv) the occurrence of any ERISA Event or Foreign Plan Event.

Each notice pursuant to this Section 6.03 shall be accompanied by a written statement of a Responsible Officer of the Borrower (x) that such notice is being delivered pursuant to this Section 6.03 and (y) setting forth details of the occurrence referred to therein and (other than in the case of a notice pursuant to Section 6.03(b)) stating what action the Borrower or the applicable Loan Party has taken and proposes to take with respect thereto.

Section 6.04 Payment of Obligations. Pay, discharge or otherwise satisfy as the same shall become due and payable, all its obligations and liabilities (including Taxes) except, in each case, to the extent the failure to pay or discharge the same could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

Section 6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or Section 7.05, and, in the case of any Restricted Subsidiary to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect, (b) take all reasonable action to maintain all rights, privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, and (c) preserve or renew all of its Material Intellectual Property, except if the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 6.06 Maintenance of Properties. Except if the failure to do so could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear, casualty and condemnation excepted and excepting also any obligations that are the obligations of the landlord under any lease.

Section 6.07 Maintenance of Insurance.

(a) (A) Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and its Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons and (B) all such insurance with respect to any Collateral shall name the Administrative Agent as mortgagee or loss payee (in the case of property insurance with respect to Collateral) or additional insured, as its interests may arise, on behalf of the Secured Parties (in the case of liability insurance).

(b) If any building (or any part thereof) located on any Material Real Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then Borrower shall, or shall cause the applicable Guarantor to (a) maintain with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto and (b) deliver to Administrative Agent evidence of such compliance.

Section 6.08 Compliance With Laws.

(a) Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

(b) The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 6.09 Books and Records. Maintain proper books of record and account (in which full, true and correct entries shall be made of all material financial transactions and matters involving the assets and business of the Borrower and its Subsidiaries) in a manner that permits the preparation of financial statements in accordance with GAAP.

Section 6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower as provided below and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower and the applicable Loan Party; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year absent the existence of an Event of Default and only one (1) such time shall be at the Borrower’s expense; provided, further, that when an Event of Default has occurred and is continuing the Administrative Agent or any such Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Borrower prior notice of and the right to participate in any discussions with the Borrower’s accountants.

Section 6.11 Use of Proceeds.

(a) Use the proceeds of the Term A Loans and the Term B Loans to finance in part the Transactions (including fees and expenses incurred in connection with the Transactions) and for other general corporate purposes, corporate transactions and Restricted Payments.

(b) Use the proceeds of the Revolving Credit Facility (other than Foreign Currency Loans) (i) to provide ongoing working capital and (ii) for other general corporate purposes of the Borrower and its Subsidiaries (including Restricted Payments and Investments permitted hereunder and any other transactions not prohibited by this Agreement).

(c) Use the proceeds of the New Term Loans (subject to Section 2.14) made after the Closing Date (i) to provide ongoing working capital and (ii) for other general corporate purposes of the Borrower and its Subsidiaries (including Restricted Payments and Investments permitted hereunder and any other transactions not prohibited by this Agreement).

(d) All of the proceeds from Foreign Currency Loans shall be advanced to one or more Non-U.S. Subsidiaries pursuant to an Intercompany Note that is pledged to the Secured Parties pursuant to the Collateral Documents.

(e) The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 6.12 Covenant to Guarantee Obligations and Give Security.

(a) Upon (w) the formation or acquisition of any new direct or indirect Restricted Subsidiary (other than an Unrestricted Subsidiary or an Excluded Subsidiary) by the Borrower or a Guarantor, (x) the designation in accordance with Section 6.15 of any existing direct or indirect Unrestricted Subsidiary as a Restricted Subsidiary (other than an Excluded Subsidiary), (y) any Restricted Subsidiary that is not a Guarantor guaranteeing any Specified Junior Financing Obligations or (z) any Restricted Subsidiary (other than an Excluded Subsidiary) that is designated to be no longer an Immaterial Subsidiary, the Borrower shall, in each case at the Borrower’s expense:

(i) as soon as reasonably practicable and in any case on or prior to thirty (30) days after such formation, acquisition, designation or Guarantee (or such longer period as either specified in Section 6.12(b) or as the Administrative Agent may agree in its reasonable discretion):

(A) cause each such Restricted Subsidiary to duly execute and deliver to the Administrative Agent a supplement to the Guaranty, Guaranteeing the Obligations of the Borrower;

(B) cause each such Restricted Subsidiary that is required to become a Guarantor pursuant to this Section 6.12 to furnish to the Administrative Agent a description of any Material Real Property owned by such Restricted Subsidiary in detail reasonably satisfactory to the Administrative Agent;

(C) cause each such Restricted Subsidiary that is required to become a Guarantor pursuant to this Section 6.12 to duly execute and deliver to the Administrative Agent, other than with respect to Excluded Assets, (i) supplements to the Security Agreement, Intellectual Property Security Agreements, a Perfection Certificate Supplement and other Collateral Documents (other than Mortgages), as specified by the Administrative Agent (consistent with the Security Agreement, Intellectual Property Security Agreements and other Collateral Documents in effect (or otherwise agreed) on the Closing Date) or (ii) Mortgages with respect to Material Real Property and such other instruments or documents as are necessary to satisfy the other conditions of Section 4.01(b)(i) in accordance with Section 6.12(b), in each case granting a Lien in substantially all personal property of such Restricted Subsidiary and all Material Real Property, securing the Obligations of such Restricted Subsidiary under the Guaranty;

(D) cause each such Restricted Subsidiary that is required to become a Guarantor pursuant to this Section 6.12 to deliver, other than with respect to Excluded Assets, any and all certificates representing Equity Interests directly owned by such Restricted Subsidiary or, if applicable in the case of Equity Interests of Foreign Subsidiaries and, to the extent required by the Security Agreement, cause the legal representative(s) of such Restricted Subsidiary to register the transfer of the Equity Interests in the relevant share registers of such Restricted Subsidiary, in each applicable case accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and, to the extent required by the Security Agreement, instruments, if any, evidencing the intercompany debt held by such Restricted Subsidiary, if any, indorsed in blank to the Administrative Agent or accompanied by other appropriate instruments of transfer; and

(E) take and cause such Restricted Subsidiary to take whatever reasonable action (including the filing of Uniform Commercial Code financing statements (or comparable documents or instruments under other applicable Law), and delivery of certificates evidencing stock and membership interests) as may be necessary in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the Collateral Documents delivered pursuant to this Section 6.12; and

(ii) if requested, as soon as reasonably practicable and in any case on or prior to thirty (30) days after the reasonable request therefor by the Administrative Agent, deliver to the Administrative Agent a signed copy of customary legal opinions, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties (or, where customary in the applicable jurisdiction, the Administrative Agent) reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 6.12(a) as the Administrative Agent may reasonably request.

(b) Upon the acquisition of any Material Real Property by the Borrower or any Guarantor, or if otherwise required by Section 6.12(a)(i), if such Material Real Property shall not already be subject to a perfected Lien in favor of the Administrative Agent for the benefit of the Secured Parties, the Borrower or Guarantor, as the case may be, cause such Material Real Property (other than Excluded Assets) to be subjected to a Lien securing the Secured Obligations and will take, or cause the Borrower and Guarantor to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect or record such Lien in accordance with the conditions set forth in Section 4.01(b)(i) within ninety (90) days of the requirement becoming applicable (or such longer period as the Administrative Agent may agree in its reasonable discretion).

(c) Concurrently with the delivery of each Compliance Certificate pursuant to Section 6.02(b) in respect of financial statements delivered pursuant to Section 6.01(a) execute and deliver to the Administrative Agent an appropriate Intellectual Property Security Agreement with respect to all Patents (as defined in the Security Agreement) and Trademarks (as defined in the Security Agreement) registered or pending with the United States Patent and Trademark Office and registered or pending Copyrights (as defined in the Security Agreement) with the United States Copyright Office constituting After Acquired Intellectual Property (as defined in the Security Agreement) that is Material Intellectual Property owned by it or any Guarantor as of the last day of the period for which such Compliance Certificate is delivered, to the extent that such After Acquired Intellectual Property that is Material Intellectual Property is not covered by any previous Intellectual Property Security Agreement so signed and delivered by it or such Guarantor. In each case, the Borrower will, and will cause each Guarantor to, promptly cooperate as necessary to enable the Administrative Agent to make any necessary recordations with the US Copyright Office or the US Patent and Trademark Office, as appropriate, with respect to such Material Intellectual Property.

(d) Notwithstanding the foregoing provisions of this Section 6.12 and the provisions of any Loan Document, (i) the Administrative Agent shall not take, and the Borrower and Guarantors shall not be required to grant, a security interest in any Excluded Assets, (ii) the Administrative Agent shall not take a security interest in any assets, including without limitation, Material Real Property, as to which the Administrative Agent shall determine in writing, in its reasonable discretion, that the cost, burden or consequences of obtaining such Lien (including any mortgage, stamp, intangibles or other similar Tax, title insurance or similar items) is excessive in relation to the benefit to the Secured Parties of the security afforded thereby, (iii) Liens required to be granted pursuant to this Section 6.12, and actions required to be taken, including to perfect such Liens, shall be subject to exceptions and limitations consistent with those set forth in the Collateral Documents as in effect on the Closing Date and (iv) the Borrower and the Subsidiary Guarantors shall not be required to take any actions outside the United States to perfect any Liens in the Collateral.

(e) The Borrower agrees to notify the Administrative Agent in writing promptly, but in any event within 30 days, after any change in (i) the legal name of any Grantor (as defined in the Security Agreement), (ii) the identity or type of organization or corporate structure of such Grantor or (iii) the jurisdiction of organization of such Grantor.

Section 6.13 Compliance with Environmental Laws. Except, in each case, to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, (a) comply, and take all reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; (b) obtain and renew all Environmental Permits necessary for its operations and properties; and (c) in each case to the extent required by Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials in amounts or concentrations constituting a violation of Environmental Laws from any of its properties, subject to and in accordance with the requirements of all Environmental Laws.

Section 6.14 Further Assurances. Promptly upon reasonable request by the Administrative Agent, or any Lender through the Administrative Agent, (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time for the purposes of perfecting (or continuing the perfection of) the rights of the Administrative Agent for the benefit of the Secured Parties with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds or products thereof or with respect to any other property or assets hereafter acquired by the Borrower or any other Loan Party which is required to be part of the Collateral to the extent required by Section 6.12), in each case subject to the limitations and exceptions set forth in Section 6.12 and in the Collateral Documents, including, without limitation, delivery of such amendments to the Mortgages, endorsements to the title policies, opinions of counsel and evidence of compliance with flood laws as the Administrative Agent may reasonably require in connection with the transactions contemplated by Sections 2.14, 2.15 or 2.16 hereof or any other amendment, modification or execution of any Facility.

Section 6.15 Designation of Subsidiaries. The board of directors of the Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary (including any newly acquired or newly formed Restricted Subsidiary at or prior to the time it is so acquired or formed) or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (a) immediately before and after such designation, no Default shall have occurred and be continuing, (b) immediately after giving effect to such designation, the Borrower and its Restricted Subsidiaries shall be in compliance, on a Pro Forma Basis, with the covenant set forth in Section 7.10, (c) notwithstanding anything else in this Section 6.15 to the contrary, any Unrestricted Subsidiary that has been re-designated a Restricted Subsidiary may not be subsequently re-designated as an Unrestricted Subsidiary and (d) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of any Junior Financing. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by Borrower or the relevant Restricted Subsidiary (as applicable) therein at the date of designation in an amount equal to the fair market value of such Person’s (as applicable) investment therein and the Investment resulting from such designation must otherwise be in compliance with Section 7.02. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time. As of the date hereof, any Unrestricted Subsidiaries of the Borrower are set forth in Schedule 6.15.

Section 6.16 Maintenance of Ratings. Use commercially reasonable efforts to maintain a rating of the Facilities and a corporate family credit rating of the Borrower by each of S&P and Moody’s.

Section 6.17 Subordination of Loans. Each Loan Party covenants and agrees that any existing and future loans from any Subsidiary that is not a Loan Party to the Borrower or any Loan Party shall be subordinated (to the extent legally permitted) in right of payment to the Secured Obligations pursuant to the Intercompany Note.

Section 6.18 Post-Closing Matters. Execute and deliver the documents and complete the tasks set forth in Schedule 6.18, in each case within the time limits specified on such schedule (unless the Administrative Agent, in its discretion, shall have agreed in writing to any particular longer period). Notwithstanding anything in the Credit Agreement or any Collateral Document to the contrary, no document or task described on Schedule 6.18 shall be required to be delivered except within the time limits specified on such schedule (including any longer period agreed to in writing by the Administrative Agent in its discretion) and no Default or Event of Default shall be caused hereunder or thereunder by the failure of the Borrower or any Restricted Subsidiary to deliver such documents and complete such tasks prior to the end of the time periods provided thereby.

ARTICLE 7

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

Section 7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) (i) Liens pursuant to any Loan Document and (ii) Liens on cash or deposits granted in favor of any Swing Line Lender or L/C Issuer to Cash Collateralize any Defaulting Lender’s participation in Letters of Credit or Swing Line Loans, respectively, as contemplated by Section 2.03(a)(ii)(E) and 2.04(b), and 2.17(a)(ii), respectively;

(b) Liens on property of the Borrower and its Subsidiaries existing on the date hereof and listed in Schedule 7.01(b) and any modifications, replacements, renewals or extensions thereof; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien, and (B) proceeds and products thereof, and (ii) the modification, replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens (if such obligations constitute Indebtedness) is permitted by Section 7.03;

(c) Liens for Taxes which are not due and payable except for those being contested in good faith and by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP;

(d) statutory Liens and any Liens arising by operation of law in each case of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business which secure amounts not overdue for a period of more than thirty (30) days or, if more than thirty (30) days overdue (i) no action has been taken to enforce such Lien, (ii) such

Lien is being contested in good faith and by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person to the extent required in accordance with GAAP or (iii) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;

(e) (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, (ii) pledges and deposits in the ordinary course of business securing insurance premiums or reimbursement obligations under insurance policies, in each case payable to insurance carriers that provide insurance to the Borrower or any of its Restricted Subsidiaries or (iii) obligations in respect of letters of credit or bank guarantees that have been posted by the Borrower or any of its Restricted Subsidiaries to support the payments of the items set forth in clauses (i) and (ii) of this Section 7.01(e).

(f) (i) deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds, performance and completion guarantees and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business and (ii) obligations in respect of letters of credit or bank guarantees that have been posted to support payment of the items set forth in clause (i) of this Section 7.01(f);

(g) matters of record affecting title to any owned or leased real property and survey exceptions, encroachments, protrusions, recorded and unrecorded servitudes, easements, restrictions, reservations, licenses, rights-of-way, sewers, electric lines, telegraphs and telephone lines, variations in area or measurement, rights of parties in possession under written leases or occupancy agreements, and other title defects and non-monetary encumbrances affecting real property, and zoning, building or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties, in each case that were not incurred in the connection with Indebtedness and which could not, individually or in the aggregate, materially and adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(i) Liens securing Indebtedness permitted under Section 7.03(e); provided that (i) such Liens attach concurrently with or within two hundred seventy (270) days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens (except in the case of any Permitted Refinancing) and (ii) such Liens do not at any time encumber any property except for accessions to such property other than the property financed by such Indebtedness and the proceeds and the products thereof; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(j) (i) leases, licenses, subleases or sublicenses granted to other Persons in the ordinary course of business which do not (A) interfere in any material respect with the business of the Borrower and the other Loan Parties, taken as a whole, or (B) secure any Indebtedness for borrowed money or (ii) the rights reserved or vested in any Person by the terms of any lease, license, franchise, grant or permit held by the Borrower or any of its Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(k) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(l) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business or (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(m) Liens (i) (A) on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 7.02 to be applied against the purchase price for such Investment and (B) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case under this clause (m)(i), solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien or on the date of any contract for such Investment or Disposition, and (ii) earnest money deposits of cash or Cash Equivalents made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(n) Liens on property of any Restricted Subsidiary that is not a Loan Party securing Indebtedness of such Restricted Subsidiary permitted under Section 7.03;

(o) (i) Liens in favor of the Borrower or a Restricted Subsidiary that is a Loan Party securing Indebtedness permitted under Section 7.03(d) and (ii) Liens in favor of a Restricted Subsidiary that is not a Loan Party granted by another Restricted Subsidiary that is not a Loan Party, provided that any such Lien on Collateral shall be expressly junior in priority to the Liens on such Collateral granted to the Administrative Agent for the benefit of the Secured Parties under the Loan Documents and all documentation with respect to such lien priority shall be in the form and substance reasonably satisfactory to the Administrative Agent;

(p) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary, in each case after the date hereof (other than Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary) and any modifications, replacements, renewals or extensions thereof; provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and after-acquired property subjected to a Lien pursuant to terms existing at the time of such acquisition, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (iii) the Indebtedness secured thereby (or, as applicable, any modifications, replacements, renewals or extension thereof) is permitted under Section 7.03;

(q) Liens arising from precautionary UCC financing statement filings (or similar filings under other applicable Law) regarding leases entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(r) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business and not prohibited by this Agreement;

(s) any interest and title of a lessor, sublessor, licensor or sublicensor under any lease, sublease or license agreement entered into in the ordinary course of business;

(t) to the extent constituting Liens, Dispositions expressly permitted under Section 7.05 (other than Section 7.05(e));

(u) Liens securing Indebtedness or other obligations outstanding in an aggregate principal amount not to exceed $50,000,000;

(v) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(w) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(x) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(y) Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(z) Liens deemed to exist in connection with Investments in repurchase agreements referred to in clause (d) of the definition of “Cash Equivalents”;

(aa) Liens on Collateral securing Indebtedness permitted under Section 7.03(r)(ii) and any modifications, replacements, renewals or extensions thereof; provided that the modification, replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03(r)(iii);

(bb) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located;

(cc) customary rights of first refusal and tag, drag and similar rights in joint venture agreements and franchise agreements entered into in the ordinary course of business;

(dd) Liens on the Collateral securing (i) Permitted First Priority Refinancing Debt and subject to the Pari Passu Intercreditor Agreement or (ii) Permitted Second Priority Refinancing Debt and subject to the Second Lien Intercreditor Agreement; and

(ee) Liens on the Securitization Assets arising in connection with a Qualified Securitization Financing.

Section 7.02 Investments. Make or hold any Investments, except:

(a) Investments by the Borrower or any Restricted Subsidiary in assets that were Cash Equivalents when such Investment was made;

(b) loans or advances to officers, directors, members of management, and employees of the Borrower or (to the extent relating to the business of the Borrower and its Restricted Subsidiaries) any direct or indirect parent thereof, or any Restricted Subsidiary (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes and (ii) in connection with such Person’s purchase of Equity Interests of the Borrower or any direct or indirect parent thereof;

(c) Investments (i) by any Loan Party in any other Loan Party, (ii) by any Restricted Subsidiary that is not a Loan Party in any Loan Party or in any other Restricted Subsidiary that is also not a Loan Party, (iii) by any Loan Party in any Restricted Subsidiary that is not a Loan Party in an aggregate amount together with Investments pursuant to Section 7.02(i)(A)(2)(x), not to exceed $600,000,000 (in the case of clause (iii), determined without regard to any write-downs or write-offs of such Investments) and (iv) by the Borrower and its Restricted Subsidiaries in any Subsidiary of the type described in clause (c) of the definition of Excluded Subsidiary to the extent consisting of contributions or other Dispositions of Equity Interests in other Subsidiaries of the type described in clause (c) of the definition of Excluded Subsidiary to such Subsidiary;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(e) Investments consisting of Liens, Indebtedness, fundamental changes, Dispositions, Restricted Payments and prepayments and repurchases of Indebtedness expressly permitted by Section 7.01, Section 7.03 (other than Sections 7.03(c) and (d)(A)), Section 7.04 (other than Section 7.04(c)(i)), Section 7.05 (other than Sections 7.05(d)(ii) and (e)), Section 7.06 (other than Section 7.06(e)(v)), Section 7.13 and Section 10.07(l), respectively;

(f) Investments of the Borrower and its Subsidiaries existing or contemplated on the date hereof or as set forth in Schedule 7.02(f) and any modification, replacement, renewal or extension thereof as in effect on the date hereof; provided that the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Section 7.02;

(g) Investments in Swap Contracts permitted by Section 7.03;

(h) promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 7.05;

(i) the purchase or other acquisition of all or substantially all of the assets or business of, any Person, or of assets constituting a business unit, a line of business or division of, any Person, or of the Equity Interests in a Person that, upon the consummation thereof, will be owned directly by the Borrower or one or more of its Restricted Subsidiaries (including, without limitation, as a result of a merger or consolidation); provided that, with respect to each such purchase or other acquisition made pursuant to this Section 7.02(i) (each of the foregoing, a “Permitted Acquisition”):

(A) (1) each applicable Loan Party and any such newly created or acquired Subsidiary shall, or will within the times specified therein, have complied with the applicable requirements of Section 6.12 to the extent required thereby, and (2) the aggregate amount of cash or property provided by Loan Parties to make any such purchase or acquisition of assets that are not purchased or acquired (or do not become owned) by a Loan Party or in Equity Interests in Persons that do not become Loan Parties upon consummation of such purchase or acquisition shall not exceed, together with Investments pursuant to Section 7.02(c)(iii), the sum of (x) $600,000,000 and (y) amounts otherwise available pursuant to Section 7.02(m);

(B) immediately before and immediately after giving Pro Forma Effect to any such purchase or other acquisition, no Event of Default shall have occurred and be continuing; and

(C) the Borrower shall have delivered to the Administrative Agent, no later than the date on which any such purchase or other acquisition is consummated, a certificate of a Responsible Officer certifying that all of the requirements set forth in this clause (i) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition.

(j) Investments in the ordinary course of business consisting of (i) endorsements for collection or deposit or (ii) customary trade arrangements with customers;

(k) Investments (including debt obligations and Equity Interests) received in connection with (x) the bankruptcy or reorganization of any Person and in settlement of obligations of, or disputes with, any Person arising in the ordinary course of business and upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment and (y) the non-cash proceeds of any Disposition permitted by Section 7.05;

(l) loans and advances to the Borrower or any direct or indirect parent thereof in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments permitted to be made to Holdings or any direct or indirect parent of the Borrower in accordance with Section 7.06; provided that any Investment made under this Section 7.02(l) shall reduce dollar for dollar capacity to make Restricted Payments under Section 7.06;

(m) Investments that do not exceed (x) $500,000,000 at any time outstanding, plus (y) the Cumulative Amount at the time of such Investment;

(n) advances of payroll payments to employees in the ordinary course of business;

(o) Guarantees by the Borrower or any Restricted Subsidiary of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(p) Investments to the extent the consideration paid therefor consists solely of Equity Interests (other than Disqualified Equity Interests) of the Borrower or any direct or indirect parent thereof;

(q) Investments consisting of promissory notes issued by any Loan Party to future, present or former officers, directors and employees, members of management, or consultants of the Borrower or any of its Subsidiaries or their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests (other than Disqualified Equity Interests) of the Borrower or any direct or indirect parent thereof, to the extent the applicable Restricted Payment is permitted by Section 7.06;

(r) Investments held by a Person that becomes a Restricted Subsidiary (or is merged, amalgamated or consolidated with or into the Borrower or a Restricted Subsidiary) pursuant to this Section 7.02 (and, if applicable, Section 7.04) after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation;

(s) Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client and customer contracts and loans or advances made to, and guarantees with respect to obligations of, distributors, suppliers, franchisees, franchisors, licensors and licensees in the ordinary course of business;

(t) Investments made by any Restricted Subsidiary that is not a Loan Party to the extent such Investments are made with the proceeds received by such Restricted Subsidiary from an Investment made by a Loan Party in such Restricted Subsidiary pursuant to this Section 7.02;

(u) Investments in NQ Fund not to exceed $45,000,000 in the aggregate as described in Schedule 7.02(u);

(v) Investments by Non-U.S. Subsidiaries not to exceed $300,000,000 at any time outstanding;

(w) Investments by the Borrower or any Restricted Subsidiary which consist of (i) the transfer of Equity Interests of a Non-U.S. Subsidiary to another Non-U.S. Subsidiary, joint venture or partnership or (ii) the transfer of economic and beneficial ownership of non-U.S. intellectual property rights to a Non-U.S. Subsidiary on arm’s-length terms and for consideration consisting of cash and promissory notes; provided that any promissory note issued to a Loan Party that exceeds $1,000,000 in principal amount will be pledged pursuant to the Security Agreement;

(x) (i) Investments in a Securitization Subsidiary or any Investment by a Securitization Subsidiary in any other Person in connection with a Qualified Securitization Financing; provided, however, that any such Investment in a Securitization Subsidiary is in the form of (x) a contribution of Securitization Assets or (y) Limited Originator Recourse and (ii) distributions or payments of Securitization Fees and purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Financing;

(y) Investments in connection with the initial formation and capitalization of the Quest Diagnostics JV, including investments that are determined at the initial closing of the Quest Diagnostics JV but that may be completed over time; and

(z) additional Investments, so long as, at the time any such Investment is made and immediately after giving effect thereto, (x) no Default or Event of Default shall have occurred and is continuing and (y) the Total Leverage Ratio on a Pro Forma Basis is not greater than 3.50 to 1.00.

Section 7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness of the Loan Parties under the Loan Documents;

(b) Indebtedness of the Borrower and its Subsidiaries outstanding on the date hereof and listed in Schedule 7.03(b) and any Permitted Refinancing thereof;

(c) Guarantees by the Borrower or any Restricted Subsidiary in respect of Indebtedness of the Borrower or such Restricted Subsidiary otherwise permitted hereunder and to the extent permitted by Section 7.02; provided that (A) no Guarantee by any Restricted Subsidiary of any Indebtedness constituting a Specified Junior Financing Obligation shall be permitted unless such Restricted Subsidiary shall have also provided a Guarantee of the Obligations substantially on the terms set forth in the applicable Guaranty to the extent required by Section 6.12 and (B) if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination provisions of such Indebtedness;

(d) (A) Indebtedness of the Borrower or any Loan Party owing to the Borrower or any Restricted Subsidiary to the extent such Investment is permitted by Section 7.02, (B) Indebtedness of any Non U.S. Subsidiary owed to a Non U.S. Subsidiary, including, pursuant to any cash management facility or (C) Indebtedness of any Non U.S. Subsidiary to the Borrower or any Restricted Subsidiary in an aggregate principal amount outstanding at any time not in excess of $200,000,000; provided that any such Indebtedness to a Loan Party under clause (A) or (C) that exceeds $1,000,000 in principal amount shall be evidenced by a promissory note and shall be pledged pursuant to the Security Agreement;

(e) Attributable Indebtedness and purchase money obligations (including obligations in respect of mortgage, industrial revenue bond, industrial development bond, and similar financings) to finance the purchase, repair or improvement of fixed or capital assets within the limitations set forth in Section 7.01(i) and any Permitted Refinancing thereof; provided that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed the greater of (A) $135,000,000 and (B) 4.5% of Total Assets as of the end of the Test Period;

(f) Indebtedness of Restricted Subsidiaries that are not Loan Parties in an aggregate principal amount at any time outstanding for all such Persons taken together not exceeding the greater of (A) $135,000,000 and (B) 4.5% of Total Assets as of the end of the Test Period;

(g) Indebtedness in respect of Swap Contracts not incurred for speculative purposes;

(h) Indebtedness (other than for borrowed money) subject to Liens permitted under Section 7.01;

(i) (A) Indebtedness (not constituting Disqualified Equity Interests) assumed in connection with any Permitted Acquisition; provided that such Indebtedness is not incurred in contemplation of such Permitted Acquisition; provided that both immediately prior and after giving effect to any Indebtedness incurred pursuant to this clause (i)(A), (x) no Event of Default shall exist or result therefrom, and (y) the Borrower and its Restricted Subsidiaries shall be in Pro Forma Compliance with the covenant set forth in Section 7.10, and the Borrower’s Total Leverage Ratio shall be no greater than the greater of (1) 5.75 to 1.00 as of the end of the Test Period last ended, after giving effect to such Permitted Acquisition and the assumption, incurrence or issuance of such Indebtedness and (2) the Total Leverage Ratio immediately prior to the consummation of such Permitted Acquisition and (B) any Permitted Refinancing thereof;

(j) Indebtedness representing deferred compensation to employees of the Borrower or any Restricted Subsidiary;

(k) Indebtedness constituting obligations for indemnification, the adjustment of the purchase price or similar adjustments incurred under agreements for a Permitted Acquisition or Disposition;

(l) Indebtedness consisting of obligations of the Borrower or any Restricted Subsidiary under deferred compensation or other similar arrangements incurred by such Person in connection with Permitted Acquisitions;

(m) Cash Management Obligations and other Indebtedness in respect of netting services, overdraft protections and similar arrangements in each case in connection with cash management and deposit accounts;

(n) Indebtedness in an aggregate principal amount not to exceed $300,000,000 any time outstanding;

(o) Indebtedness consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(p) Indebtedness incurred by the Borrower or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within thirty (30) days following such drawing or incurrence;

(q) obligations in respect of surety, stay, customs and appeal bonds, performance bonds and performance and completion guarantees provided by the Borrower or any Restricted Subsidiary or obligations in respect of letters of credit related thereto, in each case in the ordinary course of business or consistent with past practice;

(r) (i) Permitted Unsecured Indebtedness so long as (x) the Borrower’s Total Leverage Ratio shall be less than 5.75 to 1.00 as of the end of the Test Period last ended, after giving effect to such incurrence and (y) no Event of Default shall have occurred and be continuing or would result therefrom, (ii) Permitted Pari Passu Notes and Permitted Second Lien Indebtedness so long as (x) the Senior Secured Leverage Ratio shall be less than 4.00 to 1.00 as of the end of the Test Period then last ended, after giving effect to such incurrence and (y) no Event of Default shall have occurred and be continuing or would result therefrom, and (iii) any Permitted Refinancing of Indebtedness incurred pursuant to clause (i) or (ii);

(s) Indebtedness in respect of (x) any bankers’ acceptance, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business or (y) any letter of credit issued in favor of any L/C Issuer or Swing Line Lender to support any Defaulting Lender’s participation in Letters of Credit or Swing Line Loans, respectively, as contemplated by Section 2.03(a)(ii)(E) or 2.04(b), respectively;

(t) Indebtedness to current or former officers, directors, managers, consultants and employees, their Controlled Investment Affiliates or Immediate Family Members to finance the purchase or redemption of Equity Interests (other than Disqualified Equity Interests) of the Borrower (or any direct or indirect parent thereof) permitted by Section 7.06;

(u) (i) Permitted Subordinated Indebtedness to finance any prepayments of Indebtedness under the Loan Documents pursuant to Section 2.05(b)(iv) or 10.07(l) and (ii) any Permitted Refinancing thereof meeting the requirements of Permitted Subordinated Indebtedness;

(v) Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services;

(w) Indebtedness incurred by a Securitization Subsidiary in a Qualified Securitization Financing that is non-recourse (except for Standard Securitization Undertakings and Limited Originator Recourse) to the Borrower or any of the Restricted Subsidiaries in an aggregate principal amount at any time outstanding for all such Persons taken together not exceeding $400,000,000, and any Indebtedness incurred by the Borrower or any Restricted Subsidiary as Limited Originator Recourse in connection with such Qualified Securitization Financing;

(x) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (x);

(y) Permitted Unsecured Refinancing Debt, Permitted First Priority Refinancing Debt and Permitted Second Priority Refinancing Debt, in each case of a Loan Party;

(z) Indebtedness of any Non-U.S. Subsidiary to the Borrower or any Restricted Subsidiary representing (i) the deferred payment of the purchase price for the sale of Equity Interests of a Non-U.S. Subsidiary by the Borrower or a Restricted Subsidiary to such Non-U.S. Subsidiary, (ii) the purchase price of non-U.S. intellectual property rights to the extent such Investment is permitted by Section 7.02(w)(ii) or an allocation of development costs for intellectual property used by any Non-U.S. Subsidiary or (iii) a management or other fee owed to the Borrower for services provided by the Borrower or a Loan Party to such Non-U.S. Subsidiary; provided that, in each case, any such Indebtedness to any Loan Party that exceeds $1,000,000 in principal amount individually or in the aggregate shall be evidenced by a promissory note and shall be pledged pursuant to the Security Agreement; and

(aa) Indebtedness consisting of the Senior Notes and any Permitted Refinancing thereof.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount, and the payment of interest or dividends in the form of additional Indebtedness shall in each case not be deemed to be an incurrence of Indebtedness for purposes of this Section 7.03.

Section 7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, except that:

(a) any Restricted Subsidiary may merge with or liquidate into (i) the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction so long as the Borrower remains organized under the laws of the United States, any state thereof or the District of Columbia (the “Jurisdictional Requirements”)); provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Restricted Subsidiaries; provided that when any Restricted Subsidiary that is a Loan Party is merging with another Restricted Subsidiary, (A) a Loan Party shall be the continuing or surviving Person; or (B) to the extent constituting an Investment, such Investment must be an Investment permitted by Section 7.02 and any Indebtedness corresponding to such Investment must be permitted by Section 7.03;

(b) (i) any Subsidiary that is not a Loan Party may merge or consolidate with or into any other Subsidiary that is not a Loan Party and (ii) any Subsidiary (other than the Borrower) may liquidate or dissolve or change its legal form if the Borrower determines in good faith that such action is in the best interests of the Borrower;

(c) the Borrower or any Restricted Subsidiary may merge with any other Person in order to (i) effect an Investment permitted pursuant to Section 7.02 (provided that (A) the continuing or surviving Person shall be a Restricted Subsidiary, which together with each of its Restricted Subsidiaries, shall have complied with the requirements of Section 6.12 and (B) to the extent constituting an Investment, such Investment must be a permitted Investment in accordance with Section 7.02) or (ii) to effect the designation of a Restricted Subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Restricted Subsidiary in accordance with Section 6.15; provided that if the Borrower is a party to any transaction effected pursuant to this Section 7.04(c), (A) the Borrower shall be the continuing and surviving Person or the continuing or surviving Person shall expressly assume the obligations of the Borrower in a manner reasonably acceptable to the Administrative Agent, (B) the Jurisdictional Requirements shall be satisfied, and (C) no Event of Default shall have occurred and be continuing or would result therefrom;

(d) so long as no Default exists or would result therefrom, the Borrower may (i) merge with any other Person; provided that the Borrower shall be the continuing or surviving corporation and the Jurisdictional Requirements shall be satisfied or (ii) change its legal form to a limited liability company if the Borrower determines in good faith that such action is in the best interests of the Borrower; and

(e) so long as no Event of Default exists or would result therefrom, a merger, dissolution, liquidation or consolidation, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05, may be effected; provided that if the Borrower is a party to any transaction effected pursuant to this Section 7.04(e), (i) the Borrower shall be the continuing or surviving Person and (ii) the Jurisdictional Requirements shall be satisfied.

Section 7.05 Dispositions. Make any Disposition except:

(a) Dispositions of obsolete, used, surplus or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Borrower and its Restricted Subsidiaries;

(b) Dispositions of inventory and equipment in the ordinary course of business;

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(d) Dispositions of property by the Borrower or any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary (including any such Disposition effected pursuant to a merger, liquidation or dissolution); provided that if the transferor of such property is a Guarantor or the Borrower then (i) the transferee thereof must either be the Borrower or a Guarantor or (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 7.02 (other than Section 7.02(x)) and any Indebtedness corresponding to such Investment must be permitted by Section 7.03;

(e) Dispositions permitted by Section 7.02 (other than Section 7.02(e) or (x)), Section 7.04 (other than Section 7.04(e)) and Section 7.06 (other than Section 7.06(d)) and Liens permitted by Section 7.01;

(f) [Reserved];

(g) Dispositions of Cash Equivalents;

(h) Dispositions of accounts receivable in connection with the collection or compromise thereof;

(i) leases, subleases, licenses or sublicenses of property in the ordinary course of business and which do not materially interfere with the business of the Borrower and its Restricted Subsidiaries;

(j) transfers of property subject to Casualty Events upon receipt of the Net Cash Proceeds of such Casualty Event;

(k) Dispositions of property by the Borrower or any Restricted Subsidiary; provided that (i) at the time of such Disposition, (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Default exists), no Default shall exist, (ii) with respect to any Disposition pursuant to this Section 7.05(k) for a purchase price in excess of the greater of (x) $60,000,000 and (y) 2.0% of Total Assets as of the end of the Test Period last ended, the Borrower or any of its Restricted Subsidiaries shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents (in each case, free and clear of all Liens at the time received other than Liens permitted by Section 7.01) (it being understood that for the purposes of this clause (k)(ii), the following shall be deemed to be cash: (A) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which all of its Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by such Restricted Subsidiary from such transferee that are converted by such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within one hundred and eighty (180) days following the closing of the applicable Disposition, (C) any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is at that time outstanding, not in excess of the greater of $45,000,000 and 1.5% of Total Assets at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value) and (iii) the aggregate value of all property Disposed of pursuant to this Section 7.05(k) since the Closing Date shall not exceed $550,000,000;

(l) Dispositions of Investments in Joint Ventures, to the extent required by, or made pursuant to buy/sell arrangements between the joint venture parties set forth in, joint venture arrangements and similar binding arrangements in effect on the Closing Date;

(m) Dispositions in the ordinary course of business consisting of the abandonment of IP Rights which, in the reasonable good faith determination of the Borrower or any Restricted Subsidiary, are uneconomical, negligible, obsolete or otherwise not material in the conduct of its business (it being understood and agreed that no Material Intellectual Property may be Disposed of in reliance on this clause (m));

(n) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other litigation claims in the ordinary course of business;

(o) Dispositions of Investments in Samsung JV and NQ Fund as described in Schedule 7.02(u);

(p) Dispositions of the Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary; and

(q) any Disposition of Securitization Assets to or by a Securitization Subsidiary; provided that to the extent the aggregate Net Cash Proceeds from all such Dispositions since the Closing Date exceeds $300,000,000, such excess shall be applied in accordance with Section 2.05(b)(ii);

provided that any Disposition of any property pursuant to this Section 7.05 (except pursuant to Section 7.05(d), Section 7.05(e), 7.05(h), 7.05(j) and Section 7.05(m)), shall be for no less than the fair market value of such property at the time of such Disposition. To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent is hereby authorized by the Lenders to take any actions deemed appropriate in order to effect the foregoing.

Section 7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, except (subject to the proviso in Section 7.02(l)):

(a) each Restricted Subsidiary may make Restricted Payments to the Borrower and to other Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary with respect to any class or type of Equity Interests, to (i) the Borrower or such Restricted Subsidiary and (ii) to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of such class or type of Equity Interests);

(b) the Borrower and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests) of such Person;

(c) the Borrower and its Restricted Subsidiaries may make Restricted Payments necessary to consummate the Transactions;

(d) to the extent constituting Restricted Payments, transactions expressly permitted by Section 7.02 (other than Section 7.02(e), (l) and (q)), Section 7.04, or Section 7.05 (other than Section 7.05(e));

(e) the Borrower and its Restricted Subsidiaries may make Restricted Payments:

(i) with respect to any taxable period during which the Borrower or any of its Subsidiaries is a member of a consolidated, combined or similar income tax group of which its direct or indirect parent is the common parent, the proceeds of which shall be used to pay the portion of such tax group’s actual cash income tax liability attributable to the taxable income of the Borrower and the Subsidiaries of the Borrower, in an amount not to exceed the amount of the income tax liability that would have been payable by the Borrower or its Subsidiaries on a stand-alone basis; provided that such distribution shall be reduced by any portion of such Taxes directly paid by Borrower or any of its Subsidiaries; and provided, further, that any payments attributable to the income of Unrestricted Subsidiaries shall be permitted only to the extent that cash payments were made for such purpose by the Unrestricted Subsidiaries to the Borrower or its Restricted Subsidiaries;

(ii) the proceeds of which shall be used to pay (or to make a payment to any direct or indirect parent to enable it to pay) any direct or indirect parent’s operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including, without limitation, administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, plus any reasonable and customary indemnification claims made by directors or officers of any such entity attributable to the ownership or operations of the Borrower and its Restricted Subsidiaries;

(iii) the proceeds of which shall be used to pay (or to make a payment to any direct or indirect parent to enable it to pay) franchise taxes and other fees, taxes and expenses required to maintain the corporate existence of the Borrower or any direct or indirect parent thereof;

(iv) the proceeds of which shall be used to pay (or to make a payment to any direct or indirect parent to enable it to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of the Borrower or any direct or indirect parent of the Borrower held by any future, present or former employee, director, officer, member of management or consultant of the Borrower or any direct or indirect parent thereof, or any of its Subsidiaries (or any Controlled Investment Affiliate or Immediate Family Member thereof); provided that the aggregate amount of Restricted Payments made under this clause (e)(iv) does not exceed (1) in 2015, $40,000,000 and (2) in any calendar year thereafter, $20,000,000 (in each case, with unused amounts in any calendar year being carried over to the two (2) immediately succeeding calendar years, subject to a maximum of $45,000,000 in any calendar year; provided, that $20,000,000 of the amount available in 2015 under clause (1), if unused, shall carry forward only to 2016); and provided further that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds from the sale of Equity Interests (other than Disqualified Equity Interests) of the Borrower or any direct or indirect parent thereof to employees, directors, officers, members of management or consultants of the Borrower or any direct or indirect parent thereof or of its Subsidiaries that occurs after the Closing Date to the extent such proceeds constitute Eligible Equity Proceeds plus (B) the cash proceeds of key man life insurance policies received by any direct or indirect parent of the Borrower (to the extent such proceeds are contributed to or received by the Borrower), the Borrower or any Restricted Subsidiary after the Closing Date (provided that the Borrower may elect to apply all or any portion of the aggregate increase contemplated by clauses (A) and (B) above in any calendar year) less (C) the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (e)(iv);

(v) the proceeds of which shall be used to finance (or to make a payment to any direct or indirect parent to enable it to finance) any Investment permitted to be made pursuant to Section 7.02; provided that (A) such Restricted Payment shall be made substantially concurrently with the closing or consummation of such Investment and (B) any direct or indirect parent of the Borrower shall, immediately following the closing or consummation thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or a Loan Party (or a Person that will become a Loan Party upon receipt of such contribution) or (2) the merger (to the extent permitted in Section 7.04) of the Person formed or acquired into the Borrower or a Loan Party in order to consummate such Permitted Acquisition, in each case, in accordance with the requirements of Section 6.12;

(vi) the proceeds of which shall be used to make (or to make a payment to any direct or indirect parent to enable it to make) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Borrower or any direct or indirect parent thereof; provided that any such cash payment shall not be for the purpose of evading the limitations set forth in this Section 7.06 (as determined in good faith by the board of directors or the managing board, as the case may be, of the Borrower or any direct or indirect parent thereof (or any authorized committee thereof));

(vii) the proceeds of which shall be used to pay (or to make a payment to any direct or indirect parent to enable it to pay) fees and expenses (other than to Affiliates) related to any unsuccessful equity or debt offering not prohibited by this Agreement (in the case of any such parent or indirect parent, only to the extent such parent or indirect parent does not hold material assets other than those relating to the Borrower and its Subsidiaries or their respective businesses);

(viii) the proceeds of which shall be used to pay (or to make a payment to any direct or indirect parent to enable it to pay) customary salary, bonus and other benefits payable to officers and employees of the Borrower or any direct or indirect parent thereof to the extent such salaries, bonuses and other benefits are directly attributable to the ownership or operations of the Borrower and its Restricted Subsidiaries; and

(ix) the proceeds of which shall be used to pay (or to make a payment to any direct or indirect parent to enable it to pay) amounts of the type described in Sections 7.08(g) or 7.08(h), in each case to the extent the applicable payment would be permitted under the applicable clause in Section 7.08 if such payment were to be made by the Borrower or its Restricted Subsidiaries and in lieu of such payment being made under such applicable clauses of Section 7.08;

(f) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower and its Restricted Subsidiaries may make Restricted Payments in an aggregate amount that does not exceed the sum of (i) the greater of (x) $50,000,000 and (y) 1.50% of Total Assets as of the end of the Test Period last ended (such amount to be reduced on a dollar for dollar basis by any use of this Section 7.06(f)(i) reallocated to prepayments of Junior Financings pursuant to Section 7.13(i)) and (ii) the Cumulative Amount as in effect immediately prior to the time of making of such Restricted Payment;

(g) repurchases of Equity Interests in any direct or indirect parent company of the Borrower, the Borrower or any Restricted Subsidiary deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(h) payments made or expected to be made by the Borrower or any of its Restricted Subsidiaries in respect of withholding or similar Taxes payable by any future, present or former employee, director, manager or consultant and any repurchases of Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options;

(i) cash payments in lieu of fractional shares in connection with the exercise of warrants, options or other securities, convertible or exchangeable for Equity Interests of Borrower or any direct or indirect parent company of Borrower;

(j) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom and the Cumulative Amount shall not be negative after giving effect thereto, the declaration and payment of dividends and distributions on the Borrower’s common stock (or the payment of dividends to any direct or indirect parent entity of the Borrower to fund a payment of dividends on such entity’s common stock), of up to 6% per annum of the net cash proceeds received by or contributed to the Borrower in or from any public offering of the Borrower’s common stock or the common stock of any of its direct or indirect parent companies, other than public offerings with respect to the Borrower’s common stock registered on Form S-4 or Form S-8; and

(k) additional Restricted Payments, so long as, at the time any such Restricted Payment is made and immediately after giving effect thereto, (x) no Default or Event of Default shall have occurred and is continuing and (y) the Total Leverage Ratio on a Pro Forma Basis is not greater than 3.50 to 1.00.

Section 7.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Restricted Subsidiaries on the date hereof or any business reasonably related or ancillary thereto.

Section 7.08 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than (a) transactions among the Borrower and its Restricted Subsidiaries or any Person that becomes a Restricted Subsidiary as a result of such transaction, (b) on terms substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary in a comparable arm’s-length transaction with a Person other than an Affiliate, (c) the Transactions, including the payment of fees and expenses in connection with the consummation of the Transactions, (d) Investments by the Borrower and the Subsidiaries to the extent permitted by Section 7.02 (b), (c), (d), (l), (n), (o), (p), (q), (r), (s), (u), (v), (w) or (y) and Restricted Payments by the Borrower and the Subsidiaries to the extent permitted by Section 7.06, (e) entering into employment and severance arrangements between any direct or indirect parent of the Borrower, the Borrower and its Restricted Subsidiaries and their respective officers and employees, as determined in good faith by the board of directors or senior management of the relevant Person, (f) the payment of customary fees and reimbursement of reasonable out-of-pocket costs of, and customary indemnities provided to or on behalf of, directors, officers and employees of the Borrower or any direct or indirect parent thereof, or any Restricted Subsidiaries of the Borrower, to the extent attributable to the ownership or operations of the Borrower and its Restricted Subsidiaries, as determined in good faith by the board of directors or senior management of the relevant Person, (g) the payment of fees, expenses, indemnities or other payments pursuant to, and transactions pursuant to, the permitted agreements in existence on the Closing Date and set forth in Schedule 7.08 or any amendment thereto to the extent such an amendment is not materially disadvantageous to the Lenders, (h) customary compensation to the Sponsors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities and other transaction fees (including in connection with acquisitions and Dispositions), in each case approved by a majority of the disinterested members of the board of directors of the Borrower, in good faith, (i) employment and severance arrangements between the Company Parties and their respective officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements, (j) investments by the Investors and Permitted Holders in securities of the Borrower or any of its Restricted Subsidiaries so long as (A) the investment is being offered generally to other investors on the same or more favorable terms and (B) the investment constitutes less than 5% of the proposed or outstanding issue amount of such class of securities, (k) payments required by securities held by the Investors and Permitted Holders to the extent such securities were acquired as contemplated by clause (j) above or were acquired from third parties, (l) payments to or from, and transactions with, Joint Ventures in the ordinary course of business or for other valid business purposes, (m) payments by any direct or indirect parent of the Borrower, the Borrower and its Restricted Subsidiaries pursuant to tax sharing agreements among any direct or indirect parent of the Borrower, the Borrower and its Restricted Subsidiaries that comply with Section 7.06(e)(i), (n) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement which are fair to the Borrower and its Restricted Subsidiaries, in the reasonable determination of the board of directors of the Borrower or the senior management thereof, or are on terms at least as favorable as would reasonably have been obtained at such time from an unaffiliated party, (o) transactions between or among Borrower, and/or one or more Subsidiaries to the extent otherwise permitted under this Article 7, and (p) any contribution by any direct or indirect parent of the Borrower to the capital of the Borrower.

Section 7.09 Burdensome Agreements. Enter into or permit to exist any Contractual Obligation that limits the ability of (a) any Restricted Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to or invest in the Borrower or any Guarantor, or (b) the Borrower or any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Secured Parties with respect to the Facilities and the Obligations or under the Loan Documents; provided that the foregoing shall not apply to Contractual Obligations which (i) (A) exist on the date hereof and (to the extent not otherwise permitted by this Section 7.09) are listed in Schedule 7.09, (B) are contained in the Senior Notes or Senior Notes Indenture as in effect on the date hereof and (C) to the extent Contractual Obligations permitted by clauses (A) and (B) are set forth in an agreement evidencing Indebtedness, such Contractual Obligations may set forth in any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not expand the scope of the restrictions described in clauses (a) or (b) that are contained in such Contractual Obligation, (ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Restricted Subsidiary, (iii) represent Indebtedness of a Restricted Subsidiary which is not a Loan Party which is permitted by Section 7.03, (iv) arise in connection with any Disposition permitted by Section 7.05, (v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture, (vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge relates to the property financed by or secured by such Indebtedness (and excluding in any event any Indebtedness constituting any Junior Financing) or that expressly permits Liens for the benefit of the Agents and the Lenders with respect to the credit facilities established hereunder and the Obligations under the Loan Documents on a senior basis without the requirement that such holders of such Indebtedness be secured by such Liens on an equal and ratable, or junior, basis, (vii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions may relate to the assets subject thereto, (viii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.03(e) to the extent that such restrictions apply only to the property or assets securing such Indebtedness, (ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest, (x) are customary provisions restricting assignment or transfer of any agreement entered into in the ordinary course of business, (xi) arise in connection with cash or other deposits permitted under Section 7.01 or are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (xii) are restrictions that arise in connection with intercompany arrangements entered into for tax planning purposes and that can be terminated at the direction of the Borrower or one or more Restricted Subsidiaries, and (xiii) are restrictions in any one or more agreements governing Indebtedness entered into after the Closing Date that contain encumbrances and other restrictions that are, taken as a whole, in the good faith judgment of the Borrower, no more restrictive in any material respect with respect to the Borrower or any Restricted Subsidiary than those encumbrances and other restrictions that are in effect on the Closing Date pursuant to agreements and instruments in effect on the Closing Date or, if applicable, on the date on which such Restricted Subsidiary became a Restricted Subsidiary pursuant to agreements and instruments in effect on such date.

Section 7.10 Financial Covenant. For so long as any Term A Loans or Revolving Credit Commitments remain outstanding, with respect to the Term A Loans and the Revolving Credit Facility only, permit the Total Leverage Ratio (beginning with the first full fiscal quarter ending after the Closing Date) to exceed 5.75 to 1.00.

Section 7.11 Amendments of Certain Documents. Amend or otherwise modify (a) any of its Organization Documents in a manner materially adverse to the Administrative Agent or the Lenders, as determined in good faith by the Borrower, or (b) any term or condition of any Junior Financing Documentation in any manner materially adverse to the interests of the Administrative Agent or the Lenders, as determined in good faith by the Borrower; provided that clause (b) shall not apply to any amendment of any Junior Financing Documentation with respect to any Junior Financing with an aggregate principal amount of less than $10,000,000; provided further that the preceding proviso shall not apply to an amendment that would change to an earlier date any required payment of principal of such Junior Financing.

Section 7.12 Accounting Changes. Make any change in the fiscal year of the Borrower; provided, however, that the Borrower may, upon written notice to the Administrative Agent change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent in which case the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

Section 7.13 Prepayments, Etc. of Indebtedness. Voluntarily prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled principal and interest shall be permitted) any Junior Financing or make any payment in violation of any subordination terms of any Junior Financing Documentation, except (i) so long as no Event of Default shall have occurred and be continuing or would result therefrom, for an aggregate purchase price, or in an aggregate prepayment amount, not to exceed $35,000,000, plus (A) unused amounts available to make Restricted Payments under Section 7.06(f)(i) and (B) an amount equal to the Cumulative Amount as in effect immediately prior to the time of making such purchase or prepayment, (ii) a Permitted Refinancing thereof (including through exchange offers and similar transactions), (iii) the conversion of any Junior Financing to Equity Interests of the Borrower or any direct or indirect parent of the Borrower (other than Disqualified Equity Interests), (iv) with respect to intercompany subordinated indebtedness, to the extent consistent with the subordination terms thereof and (v) additional amounts, so long as (x) no Default or Event of Default shall have occurred and is continuing or would result therefrom and (y) the Total Leverage Ratio on a Pro Forma Basis is not greater than 3.50 to 1.00.

Section 7.14 Designated Senior Debt. Other than with respect to the Senior Notes and the Senior Notes Indenture, designate any Indebtedness (other than under this Agreement and the other Loan Documents) of the Borrower or its Restricted Subsidiaries as “Designated Senior Indebtedness” or “Senior Secured Financing” (or any comparable term) under, and as defined in, any Junior Financing Documentation.

Section 7.15 Sale and Leaseback Transactions. The Loan Parties will not, and will not permit any of their Restricted Subsidiaries to, directly or indirectly, enter into any arrangement, directly or indirectly, whereby they shall sell or transfer any Property, real or personal, used or useful in their business, whether now owned or hereafter acquired, and thereafter rent or lease such Property or other Property that they intend to use for substantially the same purpose or purposes as the Property sold or transferred unless (i) the sale of such Property is permitted by Section 7.05 and (ii) any Lien arising in connection with the use of such Property by any Loan Party or a Restricted Subsidiary is permitted by Section 7.01.

ARTICLE 8

EVENTS OF DEFAULT AND REMEDIES

Section 8.01 Events of Default. Any of the following shall constitute an “Event of Default”:

(a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when due, any amount of principal of any Loan or any L/C Borrowing, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b) Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), Section 6.05(a) (solely with respect to the Borrower) or Section 6.11 or Article 7 (subject to, in the case of the covenant contained in Section 7.10, the provisions of Section 8.04 and the proviso at the end of this clause (b)); provided that a Default by the Borrower under Section 7.10 (a “Financial Covenant Event of Default”) shall not constitute an Event of Default with respect to the Term Loan Facilities (other than the Term A Loan Facility), any New Term Loan (unless such New Term Loans represent an increase in Term A Loans or Incremental Term A Loans) or any Credit Agreement Refinancing Indebtedness (unless consisting of Other Revolving Credit Loans) unless and until the Required Financial Covenant Lenders shall have accelerated any outstanding Term A Loans and amounts outstanding under the Revolving Credit Facility as a result of such Default (such period commencing with a Default under Section 7.10 and ending on the date on which the Required Financial Covenant Lenders terminate and accelerate the Revolving Credit Facility being the “Term Loan B Standstill Period”) and such declaration has not been rescinded on or prior to the date on which the Term Lenders (other than the Term A Lenders or any other Term Lenders under a Class of Term Loans that benefit from Section 7.10 at such time) declare an Event of Default in connection therewith; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after notice thereof by the Administrative Agent to the Borrower; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. Any Loan Party or any Restricted Subsidiary (i) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate outstanding principal amount of not less than the Threshold Amount, or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than, with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events not relating to breach by any Loan Party or any Restricted Subsidiary pursuant to the terms of such Swap Contracts), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or

(f) Insolvency Proceedings, Etc. The Borrower or any Specified Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, examiner, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, examiner, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding or any similar steps or proceedings under Debtor Relief Laws applicable to any Loan Party or any of their Restricted Subsidiaries; or

(g) Inability To Pay Debts; Attachment. (i) The Borrower or any Specified Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Restricted Subsidiary one or more final judgments or orders for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and does not deny coverage) and there is a period of sixty (60) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. An ERISA Event or Foreign Plan Event shall have occurred that, when taken together with all other ERISA Events and Foreign Plan Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or

(j) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or Section 7.05) or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments or as a result of a transaction permitted hereunder or thereunder (including under Section 7.04 or Section 7.05)), or purports in writing to revoke or rescind any Loan Document; or

(k) Change of Control. There occurs any Change of Control; or

(l) Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 4.01 or Sections 6.12 and 6.18 shall for any reason (other than pursuant to the terms thereof including as a result of a transaction permitted under Section 7.04 or Section 7.05) cease to create a valid and perfected first priority Lien on and security interest in the Collateral covered thereby, subject to Liens permitted under Section 7.01, or any Loan Party shall assert in writing such invalidity or lack of perfection or priority (other than in an informational notice to the Administrative Agent), except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents and except, as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and the related insurer shall not have denied or disclaimed in writing that such losses are covered by such title insurance policy.

Section 8.02 Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders (or, if a Financial Covenant Event of Default occurs and is continuing and prior to the expiration of the Term Loan B Standstill Period, at the request of, or with the consent of, the Required Financial Covenant Lenders only, and in such case only with respect to the Term Loan A Facility, the Revolving Credit Facility, the Swing Line Facility, and any Letters of Credit, L/C Credit Extensions and L/C Obligations), take any or all of the following actions:

(a) declare the Commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such Commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States or any similar Debtor Relief Laws, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

Section 8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs payable under Section 10.04 and amounts payable under Article 3, but not including principal of or interest on any Loan) payable to the Administrative Agent in its capacity as such;

Second, to the payment in full of the Unfunded Advances/Participations (the amounts so applied to be distributed between or among the Administrative Agent, any Swing Line Lender and any L/C Issuer pro rata in accordance with the amounts of Unfunded Advances/Participations owed to them on the date of any distribution);

Third, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.04 and amounts payable under Article 3), ratably among them in proportion to the amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth payable to them;

Fifth, (i) to payment of (A) that portion of the Obligations constituting unpaid principal of the Loans, and (B) the Secured Hedge Obligations and the Cash Management Obligations, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fifth held by them; and (ii) to the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;

Sixth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Notwithstanding anything to the contrary in this Agreement or any other Loan Document, in no circumstances shall any amounts received from a Loan Party that is not an “eligible contract participant” (as defined in the Commodity Exchange Act) be applied towards the payment of obligations that are Excluded Swap Obligations, but, to the extent permitted by applicable law, appropriate adjustments shall be made with respect to payments from other Loan Parties that are “eligible contract participants” to preserve, as nearly as possible, the proportional allocation to the Obligations otherwise set forth above in this Section.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, delivered to the Borrower.

Section 8.04 Borrower’s Right to Cure.

(a) Notwithstanding anything to the contrary contained in Section 8.01, but subject to Sections 8.04(b) and (c), for the purpose of determining whether a Financial Covenant Event of Default has occurred, the Borrower may apply the Net Cash Proceeds of a Permitted Equity Issuance (the “Cure Amount”) to increase Consolidated EBITDA for and after the final day of the applicable fiscal quarter; provided that such Net Cash Proceeds (i) are actually received by the Borrower during the applicable fiscal quarter or on or prior to the tenth (10th) Business Day after the date on which financial statements are required to be delivered with respect to such applicable fiscal quarter (the “Cure Expiration Date”), (ii) are Not Otherwise Applied (including, without limitation, used to increase the Cumulative Amount) and (iii) do not exceed the maximum aggregate amount necessary to cure any Event of Default under Section 7.10 as of such date. The Cure Amount used to calculate Consolidated EBITDA for one fiscal quarter shall be used and included when calculating Consolidated EBITDA for each Test Period that includes such fiscal quarter. The parties hereby acknowledge that this Section 8.04(a) may not be relied on for purposes of calculating any financial ratios other than as applicable to Section 7.10 and shall not result in any adjustment to any amounts (including the amount of Indebtedness) other than the amount of the Consolidated EBITDA referred to in the immediately preceding sentence. There shall be no reduction in Indebtedness or Consolidated Total Debt with the proceeds of a Permitted Equity Issuance for determining compliance with Section 7.10 as of the end of such fiscal quarter. Notwithstanding anything to the contrary contained in Section 8.01 and Section 8.02, (A) upon receipt of the Cure Amount by the Borrower, the covenant under Section 7.10 shall be deemed satisfied and complied with as of the end of the relevant fiscal quarter with the same effect as though there had been no failure to comply with the covenant under such Section 7.10 and any Financial Covenant Event of Default shall be deemed not to have occurred for purposes of the Loan Documents, and (B) upon receipt by the Administrative Agent of a Notice of Intent to Cure prior to the Cure Expiration Date, neither the Administrative Agent nor any Lender shall exercise any rights or remedies under Section 8.02 (or under any other Loan Document available during the continuance of any Default or Event of Default) on the basis of any actual or purported Financial Covenant Event of Default until such failure is not cured pursuant to the Notice of Intent to Cure on or prior to the Cure Expiration Date.

(b) In each period of four fiscal quarters, there shall be at least two (2) fiscal quarters in which no cure set forth in Section 8.04(a) is made.

(c) There can be no more than five (5) fiscal quarters in which the cure set forth in Section 8.04(a) is made during the term of the Term Loans.

ARTICLE 9

ADMINISTRATIVE AGENT AND OTHER AGENTS

Section 9.01 Appointment and Authority.

(a) Each of the Lenders and each L/C Issuer hereby irrevocably appoints JPMorgan Chase Bank, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers, rights and remedies as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article 9 are solely for the benefit of the Administrative Agent, the Lenders and each L/C Issuer, and neither the Borrower nor any other Loan Party hereto shall have rights as a third party beneficiary of any of such provisions.

(b) Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article 9 with respect to any acts taken or omissions suffered by an L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in this Article 9 and in the definition of “Related Parties” included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.

(c) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, Swing Line Lender (if applicable), L/C Issuer (if applicable) and a potential Hedge Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or on trust for) such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” (and any sub-agents and appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article 9 (including, without limitation, Section 10.05 as though such sub-agents were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Section 9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders. The Lenders acknowledge that pursuant to such activities, the Administrative Agent and its Related Parties may receive information regarding any Loan Party or any Affiliate of any Loan Party (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent and its Related Parties shall be under no obligation to provide such information to them.

Section 9.03 Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied (or express) duties or obligations arising under the agency doctrine of any applicable Law, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any action (including the failure to take an action) or exercise any powers, except rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Laws; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i)(A) under or in connection with any of the Loan Documents or (B) with the consent or at the request of the Required Lenders (or such other number or percentage of Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances provided in Section 8.02 and 10.01) or (ii) in the absence of its own gross negligence, or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment; provided, that the Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or an L/C Issuer; provided, further, that in the event the Administrative Agent shall receive such a notice, the Administrative Agent shall give notice thereof to the Lenders; provided that the failure to give such notice shall not result in an liability on the part of the Administrative Agent.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the representations, warranties, covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the execution, validity, enforceability, effectiveness, genuineness, collectability or sufficiency of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Loan Documents, (v) the value or the sufficiency of any Collateral, (vi) the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Secured Obligations or as to the use of the proceeds of the Loans, (vii) the properties, books or records of any Loan Party, (viii) the existence or possible existence of any Event of Default or Default or (ix) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit usage or the component amounts thereof.

Section 9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants, experts or professional advisors. No Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or (where so instructed) refraining from acting hereunder or under any of the other Loan Documents in accordance with the instructions of Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents).

Section 9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent (other than Competitors). The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory and indemnification provisions of this Article 9 shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Loan Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent and (iii) such sub-agent shall only have obligations to the Administrative Agent and not to any Loan Party, Lender or any other Person and no Loan Party, Lender or other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise against such sub-agent.

Section 9.06 Resignation of Successor Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrower. If the Administrative Agent is a Defaulting Lender or an Affiliate of a Defaulting Lender, either the Required Lenders or the Borrower may, upon ten (10) days’ notice remove the Administrative Agent. Upon receipt of any such notice of removal or resignation, the Required Lenders shall have the right, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed; provided that no consent of the Borrower shall be required if an Event of Default under Section 8.01(a), (f) or (g)(i) has occurred and is continuing), to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after receipt of such removal notice or the retiring Administrative Agent gives notice of its resignation, then the retiring or removed Administrative Agent may on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent with the consent of the Borrower (such consent not to be unreasonably withheld or delayed; provided that no consent of the Borrower shall be required if an Event of Default under Section 8.01(a), (f) or (g)(i) has occurred and is continuing); provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation or removal shall nonetheless become effective in accordance with such notice and (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article 9 and Sections 10.04 and 10.05 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as the Administrative Agent.

Any resignation of JPMorgan Chase Bank, N.A. or its successor as the Administrative Agent pursuant to this Section 9.06 shall also constitute the resignation of JPMorgan Chase Bank, N.A. or its successor as a Swing Line Lender and as an L/C Issuer, and any successor Administrative Agent appointed pursuant to this Section 9.06 shall, upon its acceptance of such appointment, become the successor Swing Line Lender and the successor L/C Issuer for all purposes hereunder; provided that on or prior to the expiration of the thirty (30)-day period following the retiring Administrative Agent’s notice of resignation, JPMorgan Chase Bank, N.A. shall have identified a successor L/C Issuer reasonably acceptable to the Borrower willing to accept its appointment as successor L/C Issuer. In such event, (a) the Borrower shall prepay any outstanding Swing Line Loans made by the retiring Administrative Agent in its capacity as Swing Line Lender, (b) upon such prepayment, the retiring Administrative Agent and Swing Line Lender shall surrender any swing line note held by it to the Borrower for cancellation and (c) the Borrower shall issue, if so requested by the successor Administrative Agent and a Swing Line Lender, a new swing line note to the successor Administrative Agent and a Swing Line Lender, in the principal amount of the Swing Line Borrowing then in effect and with other appropriate insertions. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders willing to accept such appointment a successor L/C Issuer or Swing Line Lender hereunder; provided that no failure by the Borrower to appoint any such successor shall affect the resignation of JPMorgan Chase Bank, N.A. as an L/C Issuer or Swing Line Lender, as the case may be, except as expressly provided above.

Section 9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. The Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and the Administrative Agent shall not have any responsibility with respect to the accuracy or completeness of any information provided to Lenders.

Section 9.08 Collateral and Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent:

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon all of the Obligations (other than (x) (i) Cash Management Obligations and (ii) Obligations under Secured Hedge Agreements not yet due and payable, and (y) contingent obligations not yet accrued and payable) having been paid in full, all Letters of Credit having been Cash Collateralized or otherwise back-stopped (including by “grandfathering” into any future credit facilities), in each case, on terms reasonably satisfactory to the relevant L/C Issuer in its reasonable discretion, or having expired or having been terminated, and the Aggregate Commitments having expired or having been terminated, (ii) that is Disposed of as part of or in connection with any Disposition permitted hereunder or under any other Loan Document to any Person other than a Loan Party, (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders (iv) owned by a Guarantor upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (c) below, or (v) as expressly provided in the Collateral Documents;

(b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i); and

(c) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Restricted Subsidiary or becomes an Excluded Subsidiary as a result of a transaction or designation permitted hereunder; provided that no such release shall occur with respect to an entity that ceases to be a Restricted Subsidiary or becomes an Excluded Subsidiary if such Guarantor continues to be a guarantor in respect of any Specified Junior Financing Obligation unless and until each guarantor is (or is being simultaneously) released from its guarantee with respect to such Specified Junior Financing Obligation.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.08. In each case as specified in this Section 9.08, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.08; provided that the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower certifying that any such transaction has been consummated in compliance with this Agreement and the other Loan Documents as the Administrative Agent shall reasonably request.

Section 9.09 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers, the Syndication Agent or Co-Documentation Agents and any other Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder, it being understood and agreed that each of the Arrangers, the Syndication Agents or Co-Documentation Agents shall be entitled to all indemnification and reimbursement rights in favor of the Agents provided herein and in the other Loan Documents and all of the other benefits of this Article 9. Without limitation of the foregoing, neither the Arrangers, the Syndication Agents nor Co-Documentation Agents in their respective capacities as such shall, by reason of this Agreement or any other Loan Document, have any fiduciary relationship in respect of any Lender, Loan Party or any other Person.

Section 9.10 Appointment of Supplemental Administrative Agents.

(a) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and collectively as “Supplemental Administrative Agents”).

(b) In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article 9 and of Sections 10.04 and 10.05 (obligating the Borrower to pay the Administrative Agent’s expenses and to indemnify the Administrative Agent) that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.

(c) Should any instrument in writing from the Borrower or any other Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to it such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

Section 9.11 Withholding Tax. To the extent required by any applicable Law, the Administrative Agent may withhold from any payment to any Lender (including, for purposes of this Section 9.11, any L/C Issuer and any Swing Line Lender), an amount equivalent to any applicable withholding Tax. Without limiting or expanding the obligations of any Loan Party under Section 3.01, each Lender shall, and does hereby, indemnify the Administrative Agent, within thirty (30) calendar days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.11. The agreements in this Section 9.11 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of any Loans and all other amounts payable hereunder.

Section 9.12 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or outstanding Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit outstandings and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its Agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or L/C Issuer or in any such proceeding.

Section 9.13 Right to Indemnity. Each Lender, on a pro rata basis, severally agrees to indemnify the Administrative Agent, L/C Issuers, Swing Line Lenders and the Foreign Currency Lenders, to the extent that the Administrative Agent, L/C Issuers, Swing Line Lenders or the Foreign Currency Lenders shall not have been reimbursed by any Loan Party (and without limiting its obligation to do so), for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent, L/C Issuers, Swing Line Lenders or Foreign Currency Lenders in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as the Administrative Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s, an L/C Issuer’s, a Swing Line Lender’s or a Foreign Currency Lender’s, as applicable, gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final and non-appealable judgment. If any indemnity furnished to the Administrative Agent, an L/C Issuer, a Swing Line Lender or a Foreign Currency Lender for any purpose shall, in the opinion of the Administrative Agent, such L/C Issuer, such Swing Line Lender or such Foreign Currency Lender, as applicable, be insufficient or become impaired, the Administrative Agent, such L/C Issuer, such Swing Line Lender or such Foreign Currency Lender, as applicable, may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided that in no event shall this sentence require any Lender to indemnify the Administrative Agent, an L/C Issuer, a Swing Line Lender or a Foreign Currency Lender against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s pro rata share thereof; and provided, further, that this sentence shall not be deemed to require any Lender to indemnify the Administrative Agent, an L/C Issuer, a Swing Line Lender or a Foreign Currency Lender against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

ARTICLE 10

MISCELLANEOUS

Section 10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (other than with respect to any amendment or waiver contemplated in clause (i) below, which shall only require the consent of the Required Financial Covenant Lenders or Required Revolving Lenders, as applicable) (or by the Administrative Agent with the consent of the Required Lenders) and the Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that notwithstanding the foregoing, any amendment or waiver solely affecting the Revolving Credit Lenders (and that does not directly or indirectly affect the rights and obligations of the Term Lenders) under this Agreement and the other Loan Documents may be effected solely with the consent of the Required Revolving Lenders and any amendment or waiver solely affecting the Term Lenders (and that does not directly and adversely affect the rights and obligations of the Revolving Credit Lenders) under this Agreement and the other Loan Documents may be effected solely with the consent of the Required Term Lenders; provided further no such amendment, waiver or consent shall:

(a) extend or increase the Commitment, the Foreign Currency Sublimit or the Maximum Foreign Currency Sublimit of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.01 or Section 4.02, or the waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b) postpone any date scheduled for any payment of principal, premium, interest or fees, without the written consent of each Lender directly affected thereby, it being understood that the waiver of any mandatory prepayment of the Term Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest;

(c) reduce or forgive the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the third proviso to this Section 10.01) any fees or premium payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby, it being understood that any change to the definition of Total Leverage Ratio or in the component definitions thereof shall not constitute a reduction in any rate of interest or fees; provided that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d) change any provision of this Section 10.01, the definition of “Required Lenders”, “Required Revolving Lenders”, “Required Term Lenders” or “Required Financial Covenant Lenders” or any provision of this Agreement that requires the consent of each Lender or each directly and adversely affected Lender without, in each case, the written consent of each Lender directly and adversely affected thereby;

(e) release all or substantially all of the Collateral in any transaction or series of related transactions (it being understood that a transaction permitted under Section 7.05 shall not constitute the release of all or substantially all of the Collateral), without the written consent of each Lender;

(f) other than in connection with a transaction permitted under Section 7.04 or Section 7.05, release all or substantially all of the Guarantors from their obligations under the Guarantees, without the written consent of each Lender;

(g) impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder without the written consent of each Lender increasingly restricted thereby;

(h) change any provision of Section 2.06(c) without the written consent of each Revolving Credit Lender directly and adversely affected thereby;

(i) (1) amend, waive or otherwise modify Section 7.10 hereof or the defined terms used for Section 7.10, (2) waive any Financial Covenant Event of Default resulting from a breach of Section 7.10, or (3) amend, waive or otherwise modify Section 2.01(b), 2.03(a)(i) or 2.04(a) without the written consent of (x) with respect to clauses (1) and (2), the Required Financial Covenant Lenders and (y) with respect to clause (3), the Required Revolving Lenders; provided, however, that the amendments, modifications, waivers and consents described in this clause (i) shall not require the consent of any Lenders other than those specified in clause (x) or (y), as applicable;

(j) amend the definition of “Pro Rata Share”, the provisions of Section 2.12, 2.13 or 8.03 or the provisions of Section 4.02 of the Security Agreement in a manner that would by its terms alter the pro rata sharing of payments required thereby, without the prior written consent of each Lender adversely affected thereby; or

(k) extend the stated expiration date of any Letter of Credit beyond the Revolving Credit Commitment Period without the consent of each Lender directly and adversely affected thereby.

and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by the applicable L/C Issuer or L/C Issuers in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any L/C Request or Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by each Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lenders under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; (iv) Section 10.07(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (v) no amendment, waiver or consent shall amend, modify supplement or waive any condition precedent to any extension of credit under the Revolving Credit Facility set forth in Section 4.02 without the written consent of the Required Revolving Lenders under the Revolving Facility (it being understood that amendments, modifications, supplements or waivers of any other provision of any Loan Document, including any representation or warranty, any covenant or any Default, shall be deemed to be effective for purposes of determining whether the conditions precedent set forth in Section 4.02 have been satisfied regardless of whether the Required Revolving Lenders shall have consented to such amendment, modification, supplement or waiver). Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (x) the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender, (y) the principal and accrued and unpaid interest of such Defaulting Lender’s Loans shall not be reduced or forgiven without the consent of such Defaulting Lender and (z) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Credit Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans (“Refinanced Term Loans”) with a replacement term loan tranche hereunder (“Replacement Term Loans”); provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Rate for such Replacement Term Loans shall not be higher than the Applicable Rate for such Refinanced Term Loans, (c) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans at the time of such refinancing and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the Latest Maturity Date in effect immediately prior to such refinancing.

Notwithstanding anything to the contrary contained in this Section 10.01, in the event that the Borrower requests that this Agreement be modified or amended in a manner that would require the unanimous consent of all of the Lenders and such modification or amendment is agreed to by the Required Lenders, then with the consent of the Borrower and the Required Lenders, the Borrower and the Required Lenders shall be permitted to amend the Agreement without the consent of the Non-Consenting Lenders to provide for (a) the termination of the Commitment of each Non-Consenting Lender that are (x) Revolving Credit Lenders, (y) Term Lenders or (z) both, at the election of the Borrower and the Required Lenders, (b) the addition to this Agreement of one or more other financial institutions (each of which shall be an Eligible Assignee), or an increase in the Commitment of one or more of the Lenders (with the written consent thereof), so that the total Commitment after giving effect to such amendment shall be in the same amount as the total Commitment immediately before giving effect to such amendment, (c) if any Loans are outstanding at the time of such amendment, the making of such additional Loans by such new financial institutions or Required Lender or Lenders, as the case may be, as may be necessary to repay in full, at par, the outstanding Loans of the Non-Consenting Lenders (including, without limitation, any amounts payable pursuant to Section 3.05) immediately before giving effect to such amendment and (d) such other modifications to this Agreement as may be appropriate to effect the foregoing clauses (a), (b) and (c).

In addition, notwithstanding anything to the contrary contained in this Section 10.01 or any Loan Document, if the Administrative Agent and the Borrower have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision; provided, however, that no such amendment shall become effective until the fifth Business Day after it has been posted to the Lenders, and then only if the Required Lenders have not objected in writing thereto within such five Business Day period.

Section 10.02 Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or any other Loan Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, as follows:

(i) if to the Borrower, the Administrative Agent, an L/C Issuer or a Swing Line Lender, to the address, facsimile number or electronic mail address specified for such Person on Schedule 10.02 or to such other address, facsimile number or electronic mail address as shall be designated by such party in a notice to the other parties; and

(ii) if to any other Lender, to the address, facsimile number or electronic mail address specified in its Administrative Questionnaire or to such other address, facsimile number or electronic mail address as shall be designated by such party in a notice to the Borrower, the Administrative Agent, an L/C Issuer and a Swing Line Lender.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed; and (D) if delivered by electronic mail, when delivered; provided that notices and other communications to the Administrative Agent, the L/C Issuers and the Swing Line Lenders pursuant to Article 2 shall not be effective until actually received by such Person. In no event shall a telephone or voice-mail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Agents and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(c) Reliance by Agents and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in accordance with Section 10.05.

Section 10.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Section 10.04 Attorney Costs, Expenses and Taxes. The Borrower agrees (a) to pay or reimburse the Arrangers and the Administrative Agent for all reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs of Cahill Gordon & Reindel LLP and, if necessary, of one local counsel in each foreign jurisdiction as agreed between the Administrative Agent and the Borrower, and (b) to pay or reimburse the Administrative Agent and each Lender (including, for the avoidance of doubt, each Swing Line Lender and each L/C Issuer) for all reasonable out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs of counsel (which counsel shall be limited as provided in Section 10.05). The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other reasonable out-of-pocket expenses incurred by any Agent. All amounts due under this Section 10.04 shall be paid promptly. The agreements in this Section 10.04 shall survive the termination of the

Aggregate Commitments and repayment of all other Obligations. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender, in its sole discretion.

Section 10.05 Indemnification by the Borrower. Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless the Administrative Agent, each Agent-Related Person, each Arranger, each Lender (including, for the avoidance of doubt, each L/C Issuer and Swing Line Lender) and their respective Affiliates, and their and their Affiliates’ respective directors, officers, employees, counsel, agents, attorneys-in-fact, trustees and advisors (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs (which shall be limited to one (1) counsel to the Indemnitees taken as a whole (and in the case of a conflict of interests among or between Indemnitees, one additional counsel to each affected Indemnitee and, if necessary, one local counsel to the Indemnitees taken as a whole in each appropriate jurisdiction)) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the applicable L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (c) any actual or alleged presence or Release of Hazardous Materials on, at, under or from any property or facility currently or formerly owned or operated by the Borrower, any Subsidiary or any other Loan Party, or liability under any Environmental Law related in any way to the Borrower, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is instituted by a third party or by the Borrower or any other Loan Party) (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements (x) have been determined in the final, non-appealable judgment of a court of competent jurisdiction to have resulted primarily from the gross negligence, bad faith or willful misconduct of such Indemnitee (or any of its Related Indemnitees) or a material breach of the Loan Documents by such Indemnitee (or any of its Related Indemnitees) or (y) arise from claims of any of the Indemnitees solely against one or more Indemnitees (and not by one or more Lenders against the Administrative Agent, any Arranger or one or more of the other Agents) that have not resulted from the action, inaction, participation or contribution of the Borrower, or any of its Affiliates or any of their respective officers, directors, stockholders, partners, members, employees, agents, representatives or advisors; provided further that Section 3.01 (instead of this Section 10.05) shall govern indemnities with respect to Taxes, except that Taxes representing losses, claims, damages, etc., with respect to a non-Tax claim may be covered by this Section 10.05 (without duplication of Section 3.01). No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated. All amounts due under this Section 10.05 shall be paid promptly. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations and the termination of this Agreement. For purposes hereof, “Related Indemnitee” of an Indemnitee means (1) any Controlling Person or Controlled affiliate of such Indemnitee, (2) the respective directors, officers, or employees of such Indemnitee or any of its Controlling Persons or Controlled affiliates and (3) the respective agents of such Indemnitee or any of its Controlling Persons or Controlled affiliates, in the case of this clause (3), acting on behalf of or at the instructions of such Indemnitee, Controlling Person or such Controlled affiliate; provided that each reference to a Related Indemnitee in this sentence pertains to a Related Indemnitee involved in performing services under this Agreement and the Facilities.

Section 10.06 Marshalling; Payments Set Aside. Neither the Administrative Agent nor any Lender (including any L/C Issuer) shall be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Secured Obligations. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Federal Funds Effective Rate from time to time in effect.

Section 10.07 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (other than pursuant to the Assumption), and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.07(b) or, in the case of any Eligible Assignee that, upon giving effect to such assignment, would be an Affiliated Lender, Section 10.07(k), (ii) by way of participation in accordance with the provisions of Section 10.07(e), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(g) or Section 10.07(i), as the case may be, or (iv) to an SPC in accordance with the provisions of Section 10.07(h) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(e) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 10.07(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the outstanding principal balance of the Loan of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent shall not be less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof, in the case of any assignment in respect of the Revolving Credit Facility, or $1,000,000 or an integral multiple in excess thereof, in the case of any assignment in respect of any Term Loans (provided, however, that concurrent assignments to or by Approved Funds will be treated as a single assignment for the purpose of meeting the minimum transfer requirements); (ii) except in the case of an assignment to a Lender (or, in respect of any Revolving Credit Facility, a Revolving Credit Lender), an Affiliate of a Lender (or, in respect of any Revolving Credit Facility, a Revolving Credit Lender) or an Approved Fund (but subject to clause (iv) below), each of the Administrative Agent and, so long as no Event of Default in respect of Section 8.01(a), Section 8.01(f) or Section 8.01(g)(i) has occurred and is continuing and the Loans shall have been declared immediately due and payable pursuant to Section 8.02, the Borrower consents to such assignment (each such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have consented (x) to any such assignment of Term Loans unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof and (y) to any such assignment of Revolving Credit Loans and Revolving Credit Commitments unless it shall object thereto by written notice to the

Administrative Agent within ten (10) Business Days after having received notice thereof; (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (iii) shall not (x) apply to rights in respect of Swing Line Loans or (y) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis; (iv) any assignment of a Revolving Credit Commitment must be approved by the Administrative Agent, the L/C Issuers, the Swing Line Lenders (each such consent not to be unreasonably withheld or delayed) and the Foreign Currency Lenders (solely in the case of an assignment of any Lender’s Foreign Currency Exposure); (v) the parties (other than the Borrower unless its consent to such assignment is required hereunder) to each assignment shall (A) execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (which initially shall be ClearPar, LLC) or (B) manually execute and deliver to the Administrative Agent an Assignment and Assumption together with a processing and recordation fee of $3,500 (which fee (x) the Borrower shall not have an obligation to pay except as required in Section 3.07 and (y) may be waived by the Administrative Agent in its discretion); provided that only a single processing and recordation fee shall be payable in respect of multiple contemporaneous assignments to Approved Funds with respect to any Lender; (vi) the assigning Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent and (vii) each assignment by an Affiliated Lender shall be acknowledged by the Borrower. Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(c), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 3.01, Section 3.04, Section 3.05, Section 10.04 and Section 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(e).

(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, L/C Obligations (specifying the Unreimbursed Amounts), L/C Borrowings and amounts due under Section 2.03, owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as the owner of its interests in the Loans, L/C Obligations, L/C Borrowings and amounts due under the Loan Documents as set forth in the Register and as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Agent, any Lender (with respect to such Lender’s interest) and any L/C Issuer, at any reasonable time and from time to time upon reasonable prior notice. Notwithstanding anything to the contrary contained in this Agreement, the Credit Extensions and Obligations are intended to be treated as registered obligations for U.S. federal income tax purposes. Any right or title in or to any Credit Extensions and Obligations (including with respect to the principal amount and any interest thereon) may only be assigned or otherwise transferred through the Register. This Section 10.07 shall be construed so that the Credit Extensions and Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code, Treasury Regulation Section 5f.103-1(c) and any other related regulations (or any successor provisions of the Code or such regulations).

(d) The words “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

(e) Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, any L/C Issuer or any Swing Line Lender, sell participations to any Person (other than a natural person or a Competitor) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations, Swing Line Loans and/or Foreign Currency Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the clauses (a), (b), (c), (e) and (f) of the second proviso to Section 10.01 that directly affects such Participant. Subject to Section 10.07(f), the Borrower agrees that each Participant shall be entitled to the benefits of Section 3.01, Section 3.04 and Section 3.05 (subject to the requirements and limitations therein and in Sections 3.06 and 10.15 read as if a Participant was a Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(b) and such Participant agrees to be bound by such Sections and Section 3.06. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender (and the Borrower, to the extent that the Participant requests payment from the Borrower) shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. The portion of the Participant Register relating to any Participant requesting payment from the Borrower under the Loan Documents shall be made available to the Borrower upon reasonable request. Without limitation of the requirements of this Section 10.07(e), no Lender shall have any obligation to disclose all or any portion of a Participant Register to any person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or other Obligations under any Loan Document), except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f) A Participant shall not be entitled to receive any greater payment under Section 3.01, Section 3.04 or Section 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent that any entitlement to a greater payment results from a Change in Law arising after such Participant became a Participant.

(g) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) such SPC and the applicable Loan or any applicable part thereof, shall be appropriately reflected in the Register. Each party hereto hereby agrees that an SPC shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations therein and in Sections 3.06 and 10.15), but

(i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including their obligations under Section 3.01, Section 3.04 or Section 3.05), except that such increase or change results from a Change in Law after the grant was made, (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, subject to compliance with the provisions of this Section 10.07 regarding the Register and/or the Participant Register, as appropriate, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(i) Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may, without the consent of or notice to the Administrative Agent or the Borrower, create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and, (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise (unless such trustee is an Eligible Assignee which has complied with the requirements of Section 10.07(b)).

(j) Notwithstanding anything to the contrary contained herein, any L/C Issuer or Swing Line Lender, as the case may be, may, upon thirty (30) days’ notice to the Borrower and the Lenders, resign as an L/C Issuer and/or Swing Line Lender; provided that on or prior to the expiration of such thirty (30)-day period with respect to such Person’s resignation as an L/C Issuer, such Person shall have identified a successor L/C Issuer reasonably acceptable to the Borrower willing to accept its appointment as a successor L/C Issuer. In the event of any such resignation as an L/C Issuer or a Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders willing to accept such appointment a successor L/C Issuer or Swing Line Lender hereunder; provided that no failure by the Borrower to appoint any such successor shall affect the resignation of such Person as an L/C Issuer or Swing Line Lender, as the case may be, except as expressly provided above. If any L/C Issuer resigns as an L/C Issuer, it shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If any Swing Line Lender resigns as a Swing Line Lender, it shall retain all the rights of a Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).

(k) (i) Notwithstanding the definition of “Eligible Assignee” or anything else to the contrary contained in this Agreement, any Lender may assign all or a portion of its Term Loans to any Person who, after giving effect to such assignment, would be an Affiliated Lender (without the consent of any Person but subject to acknowledgment by the Administrative Agent and the Borrower); provided that:

(A) the assigning Lender and the Affiliated Lender purchasing such Lender’s Term Loans shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit R hereto (an “Affiliated Lender Assignment and Assumption”);

(B) for the avoidance of doubt, Lenders shall not be permitted to assign Revolving Credit Commitments or Revolving Credit Loans to an Affiliated Lender and any purported assignment of Revolving Credit Commitments or Revolving Credit Loans to an Affiliated Lender shall be null and void;

(C) at the time of such assignment after giving affect to such assignment, the aggregate principal amount of all Loans held by Affiliated Lenders shall not exceed 25% of the aggregate principal amount of all Loans and Commitments outstanding under this Agreement; and

(D) each Affiliated Lender shall represent and warrant as of the date of any such purchase and assignment, that neither the Sponsors nor any of their Affiliates nor any of their respective directors or officers has any material non-public information with respect to the Borrower or any of its Subsidiaries or securities that has not been disclosed to the assigning Lender (other than because such assigning Lender does not wish to receive material non-public information with respect to the Borrower and its Subsidiaries or securities) prior to such date to the extent such information could reasonably be expected to have a material effect upon, or otherwise be material, to a Term Lender’s decision to assign Term Loans to such Affiliated Lender.

(ii) Notwithstanding anything to the contrary in this Agreement, no Affiliated Lender shall have any right to (A) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Loan Parties are not invited, or (B) receive any information or material prepared by Administrative Agent or any Lender or any communication by or among Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to any Loan Party or its representatives.

(iii) Notwithstanding anything in Section 10.01 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders, all affected Lenders or all Lenders have (A) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to any Loan Document, or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, an Affiliated Lender shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Affiliated Lenders; provided that no amendment, modification, waiver, consent or other action with respect to any Loan Document shall deprive such Affiliated Lender of its Pro Rata Share of any payments to which such Affiliated Lender is entitled under the Loan Documents without such Affiliated Lender providing its consent; provided, further, that such Affiliated Lender shall have the right to approve any amendment, modification, waiver or consent of the type described in Section 10.01 (a), (b), (c) or (d) of this Agreement to the extent that such Affiliated Lender is affected thereby; and in furtherance of the foregoing, (x) the Affiliated Lender agrees to execute and deliver to the Administrative Agent any instrument reasonably requested by the Administrative Agent to evidence the voting of its interest as a Lender in accordance with the provisions of this Section 10.07(k); provided that if the Affiliated Lender fails to promptly execute such instrument such failure shall in no way prejudice any of the Administrative Agent’s rights under this paragraph and (y) the Administrative Agent is hereby appointed (such appointment being coupled with an interest) by the Affiliated Lender as the Affiliated Lender’s attorney-in-fact, with full authority in the place and stead of the Affiliated Lender and in the name of the Affiliated Lender, from time to time in Administrative Agent’s discretion to take any action and to execute any instrument that Administrative Agent may deem reasonably necessary to carry out the provisions of this paragraph (k)(iii).

(iv) Each Affiliated Lender, solely in its capacity as a Term Lender, hereby agrees, and each Affiliated Lender Assignment Agreement shall provide a confirmation that, if any Company Party shall be subject to any voluntary or involuntary proceeding commenced under any Debtor Relief Laws (“Bankruptcy Proceedings”), (i) such Affiliated Lender shall not take any step or action in such Bankruptcy Proceeding to object to, impede, or delay the exercise of any right or the taking of any action by the Administrative Agent (or the taking of any action by a third party that is supported by the Administrative Agent) in relation to such Affiliated Lender’s claim with respect to its Loans (a “Claim”) (including, without limitation, objecting to any debtor in possession financing, use of cash collateral, grant of adequate protection, sale or disposition, compromise, or plan of reorganization) so long as such Affiliated Lender is treated in connection with such exercise or action on the same or better terms as the other Term Lenders and (ii) with respect to any matter requiring the vote of Term Lenders during the pendency of a Bankruptcy Proceeding (including, without limitation, voting on any plan of reorganization), the Loans held by such Affiliated Lender (and any Claim with respect thereto) shall be deemed to be voted in accordance with clause (iii) of this Section 10.07(k), so long as such Affiliate Lender is treated in connection with the exercise of such right or taking of such action on the same or better terms as the other Term Lenders. For the avoidance of doubt, the Lenders and each Affiliated Lender agree and acknowledge that the provisions set forth in this clause (iv) of Section 10.07(k), and the related provisions set forth in each Affiliated Lender Assignment and Assumption, constitute a “subordination agreement” as such term is contemplated by, and utilized in, Section 510(a) of the United States Bankruptcy Code, and, as such, would be enforceable for all purposes in any case where a Company Party has filed for protection under any Debtor Relief Law applicable to such Company Party.

The foregoing provisions of this Section 10.07(k) shall not apply to an Investment Fund, and a Lender shall be permitted to assign all or a portion of such Lender’s Loans to any Investment Fund without regard to the foregoing provisions of this Section 10.07(k).

(l) Notwithstanding anything to the contrary contained in this Section 10.07 or any other provision of this Agreement (including Section 2.05), so long as no Default or Event of Default has occurred and is continuing or would result therefrom, any of the Company Parties may prepay one or more Classes of outstanding Term Loans on the following basis:

(i) a Company Party shall have the right to make a voluntary prepayment of one or more Classes (as determined by the Borrower) of the Term Loans at a discount to par (such prepayment, the “Discounted Term Loan Prepayment”) pursuant to, at each Company Party’s sole option, a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers, Borrower Solicitation of Discounted Prepayment Offers, in each case made in accordance with this Section 10.07(l); provided, (A) immediately before and immediately after giving effect to any such Discounted Term Loan Prepayment by the Borrower or Loan Party, the sum of (x) the unused Revolving Credit Commitments and (y) the amount of unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries shall be not less than $30,000,000, (B) any such Discounted Term Loan Prepayment shall be financed by the Company Party with Internally Generated Cash Flow or with Eligible Equity Proceeds or the proceeds of Permitted Subordinated Indebtedness, in each case that are Not Otherwise Applied and (C) the Company Party shall not initiate any actions under this Section 10.07 in order to make a Discounted Term Loan Prepayment unless (1) at least five (5) Business Days shall have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by the Company Party on the applicable Discounted Prepayment Effective Date and (2) at least three (3) Business Days shall have passed since the consummation of the most recent Discounted Term Loan Prepayment due to no Term Lender being willing to accept any prepayment of any Term Loans at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the Borrower’s election not to accept any Solicited Discounted Prepayment Offers made by a Term Lender.

(ii) (A) Subject to Section 10.07(l)(i), a Company Party may from time to time offer to make a Discounted Term Loan Prepayment by providing the Auction Agent irrevocable notice in the form of a Specified Discount Prepayment Notice; provided that (1) any such offer shall be made available to each Term Lender with outstanding Term Loans of the Class subject to such offer, (2) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) and the specific percentage discount to par value (the “Specified Discount”) of the principal amount of such Loans to be prepaid, (3) the Specified Discount Prepayment Amount shall be in a minimum amount of $2,000,000 and whole increments of $500,000, and (4) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Auction Agent will promptly provide each applicable Term Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., Eastern time, on the third Business Day after the date of delivery of such notice to the Term Lenders (the “Specified Discount Prepayment Response Date”).

(B) Each Term Lender with outstanding Term Loans of the applicable Class shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its then outstanding Term Loans at the Specified Discount and, if so (such accepting Lender, a “Discount Prepayment Accepting Lender”), the amount of such Lender’s outstanding principal amount of such offered discounted prepayment to be prepaid. Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Term Lender whose Specified Discount Prepayment Notice is not received by the Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the Borrower Offer of Specified Discount Prepayment.

(C) If there is at least one Discount Prepayment Accepting Lender, the Company Party will prepay the applicable outstanding Class of Term Loans pursuant to this Section 10.07(l)(ii) to each Discount Prepayment Accepting Lender in accordance with the principal amount specified in such Lender’s Specified Discount Prepayment Response given pursuant to the foregoing clause (B); provided that, if the aggregate principal amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro rata among the Discount Prepayment Accepting Lenders in accordance with the principal amount accepted by each such Discount Prepayment Accepting Lender and the Auction Agent (in consultation with the Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such pro rata factor (the “Specified Discount Pro-Rata Factor”). The Auction Agent shall promptly, and in any case within five (5) Business Days following the Specified Discount Prepayment Response Date, notify (1) such Company Party of the Term Lenders’ responses to such offer, the Discounted Prepayment Effective Date, and the aggregate principal amount and Type of Loans of the Discounted Term Loan Prepayment, (2) each Term Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount of all Term Loans to be prepaid at the Specified Discount on such date, and (3) each Discount Prepayment Accepting Lender of the Specified Discount Pro-Rata Factor, if any, and confirmation of the principal amount and Type of Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Administrative Agent of the amounts stated in the foregoing notices to the Company Party and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Company Party shall be due and payable by the Company Party on the Discounted Prepayment Effective Date in accordance with Section 10.07(l)(vi) below.

(iii) (A) Subject to Section 10.07(l)(i), a Company Party may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with three (3) Business Days’ irrevocable notice in the form of a Discount Range Prepayment Notice; provided that (1) any such solicitation shall be extended to each Term Lender with outstanding Term Loans of the Class subject to such solicitation , (2) any such notice shall specify the maximum aggregate principal amount of the Class of Term Loans (the “Discount Range Prepayment Amount”) and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Class of Term Loans willing to be prepaid by the Company Party, (3) the Discount Range Prepayment Amount shall be in a minimum amount of $2,000,000 and whole increments of $500,000, and (4) each such solicitation by a Company Party shall remain outstanding through the Discount Range Prepayment Response Date. The Auction Agent will promptly provide each Term Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., Eastern time, on the third Business Day after the date of delivery of such notice to the Term Lenders (the “Discount Range Prepayment Response Date”). Each Term Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount as a percentage of par within the Discount Range (the “Submitted Discount”) at which such Term Lender is willing to allow prepayment of its then outstanding Term Loans and the maximum aggregate principal amount of such Term Loans (the “Submitted Amount”) such Lender is willing to have prepaid at the Submitted Discount. Any Term Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.

(B) The Auction Agent shall review all Discount Range Prepayment Offers received by it by the Discount Range Prepayment Response Date and will determine (in consultation with the Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and the Term Loans to be prepaid at such Applicable Discount in accordance with this Section 10.07. The Company Party agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by Auction Agent by the Discount Range Prepayment Response Date, in the order from lowest Submitted Discount to highest Submitted Discount, up to and including the lowest Submitted Discount within the Discount Range (such lowest Submitted Discount being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate principal amount equal to the lower of (1) the Discount Range Prepayment Amount and (2) the sum of all Submitted Amounts. Each Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a percentage of par value that is less than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required pro-rating pursuant to the following sentence) at the Applicable Discount (each such Lender, a “Participating Lender”).

(C) If there is at least one Participating Lender, the Company Party will prepay outstanding applicable Term Loans pursuant to this Section 10.07(l)(iii) to each Participating Lender in the aggregate principal amount specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at or below the Applicable Discount exceeds the Discounted Prepayment Range Amount, prepayment of the principal amount of the Term Loans for those Participating Lenders whose Submitted Discount is less than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such pro rata factor (the “Discount Range Pro-Rata Factor”). The Auction Agent shall promptly, and in any case within five (5) Business Days following the Discount Range Prepayment Response Date, notify (w) the Company Party of the Term Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and Type of Loans of the Discounted Term Loan Prepayment, (x) each Term Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of all Term Loans to be prepaid at the Applicable Discount on such date, (y) each Participating Lender of the aggregate principal amount and Type of Loans of such Lender to be prepaid at the Applicable Discount on such date, and (z) if applicable, each Identified Participating Lender of the Discount Range Pro-Rata Factor. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Company Party and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Company Party shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with Section 10.07(l)(vi) below.

(iv) (A) Subject to Section 10.07(l)(i), a Company Party may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction Agent with three (3) Business Days’ irrevocable notice in the form of a Solicited Discounted Prepayment Notice; provided that (1) any such solicitation shall be extended to each Term Lender with outstanding Term Loans of the Class subject to such solicitation, (2) any such notice shall specify the maximum aggregate principal amount of the Term Loans (the “Solicited Discounted Prepayment Amount”) the Company Party is willing to prepay at a discount, (3) the Solicited Discounted Prepayment Amount shall be in a minimum amount of $2,000,000 and whole increments of $500,000, and (4) each such solicitation by the Company Party shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Auction Agent will promptly provide each Term Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., Eastern time on the third Business Day after the date of delivery of such notice to the Term Lenders (the “Solicited Discounted Prepayment Response Date”). Each Term Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both a discount as a percentage of par (the “Offered Discount”) at which such Term Lender is willing to allow prepayment of its then outstanding Term Loans and the maximum aggregate principal amount of such Term Loans (the “Offered Amount”) such Lender is willing to have prepaid at the Offered Discount. Any Term Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount to their par value.

(B) The Auction Agent shall promptly provide the Company Party with a copy of all Solicited Discounted Prepayment Offers received by it by the Solicited Discounted Prepayment Response Date. The Company Party shall review all such Solicited Discounted Prepayment Offers and select, at its sole discretion, the lowest of the Offered Discounts specified by the responding Term Lenders in the Solicited Discounted Prepayment Offers that the Company Party is willing to accept (the “Acceptable Discount”), if any; provided, however, that the Acceptable Discount shall not be an Offered Discount that is higher than the lowest Offered Discount for which the sum of each Offered Amount affiliated with an Offered Discount that is less than or equal to such percentage of par yields an amount at least equal to the Solicited Discounted Prepayment Amount. If the Company Party elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by the Borrower from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this clause (B) (the “Acceptance Date”), the Company Party shall submit an irrevocable Acceptance and Prepayment Notice to the Auction Agent setting forth the Acceptable Discount. If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from the Company Party by the Acceptance Date, the Company Party shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(C) Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, within five (5) Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (in consultation with the Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by the Company Party at the Acceptable Discount in accordance with this Section 10.07. If the Company Party elects to accept any Acceptable Discount, then the Company Party agrees to accept all Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from lowest Offered Discount to highest Offered Discount, up to and including the Acceptable Discount. Each Lender that has submitted a Solicited Discounted Prepayment Offer to accept prepayment at a percentage of par value that is less than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required pro-rationing pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). The Company Party will prepay outstanding Term Loans pursuant to this Section 10.07(l)(iv) to each Qualifying Lender in the aggregate principal amount specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders at or below the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Term Loans for those Qualifying Lenders whose Offered Discount is less than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Auction Agent (in consultation with the Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such pro rata factor (the “Solicited Discount Pro-Rata Factor”). On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (w) the Company Party of the Discounted Prepayment Effective Date, Acceptable Prepayment Amount and Type of Loans comprising the Discounted Term Loan Prepayment, (x) each Term Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans to be prepaid at the Applicable Discount on such date, (y) each Qualifying Lender of the aggregate principal amount and Type of Loans of such Lender to be prepaid at the Acceptable Discount on such date, and (z) if applicable, each Identified Qualifying Lender of the Solicited Discount Pro-Rata Factor. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Company Party and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Company Party shall be due and payable by the Company Party on the Discounted Prepayment Effective Date in accordance with Section 10.07(l)(vi) below.

(v) If any Term Loans are prepaid in accordance with paragraphs (ii) through (iv) of this Section 10.07(l), the Company Party shall prepay such Term Loans on the Discounted Prepayment Effective Date. The Company Party shall make such prepayment to Auction Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Auction Agent’s Office in Dollars and in immediately available funds not later than 11:00 a.m. on the Discounted Prepayment Effective Date. All Term Loans so prepaid by the Company Party shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Term Loans pursuant to this Section 10.07(l) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable.

(vi) To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures (including as to Type and Interest Periods of Term Loans to be so prepaid) established by the Auction Agent acting in its reasonable discretion in consultation with the Company Parties.

(vii) Notwithstanding anything herein to the contrary, for purposes of this Section 10.07(l), each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next business day for the Auction Agent.

(viii) Each of the Company Parties and the Lenders acknowledges and agrees that Auction Agent may perform any and all of its duties under this Section 10.07(l) by itself or through any Agent Related Person of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Agent Related Person and the performance of such delegated duties by the Agent Related Person. The exculpatory provisions pursuant to this Agreement shall apply to each Agent Related Person of the Auction Agent and their respective activities in connection with any Discounted Term Loan Prepayment provided for in this Section 10.07(l) as well as activities of the Auction Agent.

(ix) In connection with any Discounted Term Loan Prepayment, the Borrower and the Lenders acknowledge and agree that the Auction Agent may require as a condition to any Discounted Term Loan Prepayment, the payment of customary fees and expenses from the Company Parties in connection therewith.

(m) Notwithstanding anything to the contrary contained in this Section 10.07 or any other provision of this Agreement (including Section 2.05), so long as no Default or Event of Default has occurred and is continuing or would result therefrom, any of the Company Parties may make open market purchases of Term Loans (each, an “Open Market Purchase”), so long as the following conditions are satisfied:

(i) immediately before and immediately after giving effect to any such Open Market Purchase, Borrower shall be in Pro Forma Compliance with the covenant set forth in Section 7.10.

(ii) any such Open Market Purchase shall be financed by the Company Parties with Internally Generated Cash Flow or with Eligible Equity Proceeds or the proceeds of Permitted Subordinated Indebtedness, in each case that are Not Otherwise Applied and shall in no event be funded with Borrowings hereunder;

(iii) the aggregate principal amount (calculated on the par amount thereof) of all Term Loans purchased shall automatically be cancelled and retired on the settlement date of the relevant purchase (and may not be resold);

(iv) at the time of each purchase of Term Loans through Open Market Purchases, the Borrower shall pay, on the settlement date of each such purchase, all accrued and unpaid interest, if any, on the purchased Term Loans up to the settlement date of such purchase (except to the extent otherwise set forth in the relevant purchase documents as agreed by the respective selling Lender);

(v) such purchases shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.05 or 2.13; and

(vi) any such Open Market Purchase shall be effected through a recognized dealer in Term Loans and the bid to purchase relating thereto shall remain outstanding for at least three (3) Business Days.

(n) The aggregate outstanding principal amount of the Term Loans of the applicable Class shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans prepaid pursuant to Section 10.07(l) or purchased pursuant to Section 10.07(m), and each principal repayment installment with respect to the Term Loans of such Class pursuant to Section 2.07(a) or Section 2.07(b), as applicable, shall be reduced pro rata by the aggregate principal amount of such Class of Term Loans purchased.

(o) In the event that any Revolving Credit Lender shall become a Defaulting Lender or any of S&P, Moody’s or Thompson’s BankWatch (or InsuranceWatch Ratings Service, in the case of Lenders that are insurance companies (or Best’s Insurance Reports, if such insurance company is not rated by Insurance Watch Ratings Service)) shall, after the date that any Lender becomes a Revolving Credit Lender, downgrade the long term certificate deposit ratings of such Lender, and the resulting ratings shall be below BBB-, Baa3 or C, as the case may be, (or BB, in the case of a Lender that is an insurance company (or B, in the case of an insurance company not rated by InsuranceWatch Ratings Service)) (or, with respect to any Revolving Credit Lender that is not rated by any such ratings service or provider, the applicable L/C Issuer or Swing Line Lender shall have reasonably determined that there has occurred a material adverse change in the financial condition of any such Lender, or a material impairment of the ability of any such Lender to perform its obligations hereunder, as compared to such condition or ability as of the date that any such Lender became a Revolving Credit Lender) then any L/C Issuer shall have the right, but not the obligation, at its own expense, upon notice to such Lender and the Administrative Agent, to replace such Lender with an assignee (in accordance with and subject to the restrictions contained in Section 10.07(b) above), and such Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 10.07(b) above, including, for the avoidance of doubt, the prior written consent of the Borrower to the extent otherwise required by Section 10.07(b)) (which consent shall not be unreasonably withheld or delayed); provided that if the Borrower does not respond to a request for a consent within 10 Business Days, the Borrower will be deemed to have consented thereto) all its interests, rights and obligations in respect of its Revolving Credit Commitment to such assignee; provided, however, that (i) no such assignment shall conflict with any law, rule and regulation or order of any Governmental Authority and (ii) any L/C Issuer or such assignee, as the case may be, shall pay to such Lender in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans made by such Lender hereunder and all other amounts accrued for such Lender’s account or owed to it hereunder.

Section 10.08 Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ respective directors, officers, employees and agents, including accountants, legal counsel and other advisors in connection with this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process (provided that the Agent or Lender that discloses any Information pursuant to this clause (c) shall provide the Borrower prompt notice of such disclosure to the extent permitted by applicable Law); (d) to any other party to this Agreement; (e) subject to an agreement containing provisions substantially the same as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrower), to any Eligible Assignee of or Participant in, or any prospective Eligible Assignee or pledgee of or Participant in (other than, in each case, any Competitors), any of its rights or obligations under this Agreement; (f) with the written consent of the Borrower; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08; (h) to any state, Federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) (in which case such Person shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify the Borrower, in advance, to the extent lawfully permitted to do so); (i) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender); (j) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder to the extent reasonably necessary in connection with such enforcement; (k) to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 10.08); (l) as part of reporting or review procedures to, or examinations by, Governmental Authorities or self-regulatory authorities, including the National Association of Insurance Commissioners or the National Association of Securities Dealers, Inc. or (m) to any direct or indirect contractual counterparty (or its Related Parties) in Swap Contracts, derivative transaction or securitization transaction related to the obligations under this Agreement or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 10.08). In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section 10.08, “Information” means all information received from any Loan Party relating to any Loan Party or its business, other than any such information that is publicly available (or is derived from such information) to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08 or was independently developed by any Loan Party and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from a Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential.

Section 10.09 Setoff. In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, after obtaining the prior written consent of the Administrative Agent, each Lender is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each other Loan Party) to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and each Lender under this Section 10.09 are in addition to other rights and remedies (including, without limitation, other rights of setoff) that the Administrative Agent and such Lender may have.

Section 10.10 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.11 Counterparts. This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier.

Section 10.12 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed to be a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 10.13 Survival of Representations and Warranties.

(a) All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding except as set forth in Section 2.03(g). The provisions of Article 3 and Sections 9.02, 9.03, 9.07, 9.11, 9.13, 10.04, 10.05, 10.09 and 10.15 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit or the termination of this Agreement or any provision hereof. Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement, in the event that, in connection with the refinancing or repayment in full of the credit facilities provided for herein, each applicable L/C Issuer shall have provided to the Administrative Agent a written consent to the release of the Revolving Credit Lenders from their obligations hereunder with respect to any Letter of Credit issued by such L/C Issuer (whether as a result of the obligations of the Borrower (and any other account party) in respect of such Letter of Credit having been collateralized in full by a deposit of cash with such L/C Issuer or being supported by a letter of credit that names such L/C Issuer as the beneficiary thereunder, or otherwise), then from and after such time such Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Loan Documents, and the Revolving Credit Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.03(c) or (d).

Section 10.14 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, an L/C Issuer or a Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 10.15 Tax Forms.

(a) Each Lender (which for purposes of this Section 10.15 shall include any L/C Issuer or any Swing Line Lender) shall deliver to the Borrower and to the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and duly executed documentation prescribed by applicable Laws and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, (A) to determine whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) to determine, if applicable, the required rate of withholding or deduction and (C) to establish such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of any payments to be made to such Lender pursuant to any Loan Document or otherwise to establish such Lender’s status for withholding tax purposes in an applicable jurisdiction (including, if applicable, any documentation necessary to prevent withholding under Sections 1471-1474 of the Code). Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation obsolete, expired or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and Administrative Agent of its legal inability to do so.

Without limiting the generality of the foregoing,

(i) to the extent it is qualified for any exemption from or reduction in United States federal withholding tax with respect to any Loan made to the Borrower, each Lender and Agent that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code that lends to the Borrower (each, a “Non-US Lender”) shall deliver to the Borrower and the Administrative Agent, on or prior to the date which is ten (10) Business Days after the Closing Date (or upon accepting an assignment of an interest herein), two duly signed, properly completed copies of either IRS Form W-8BEN, W-8BEN-E, W-8EXP or any successor thereto (relating to such Non-US Lender and entitling it to an exemption from, or reduction of, United States federal withholding tax on specified payments to be made to such Non-US Lender by the Borrower pursuant to this Agreement or any other Loan Document) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Non-US Lender by the Borrower pursuant to this Agreement or any other Loan Document) and/or such other forms and evidence reasonably satisfactory to the Borrower and the Administrative Agent that such Non-US Lender is entitled to an exemption from, or reduction of, United States federal withholding tax whether pursuant to Section 881(c) of the Code or otherwise, and in the case of a Non-US Lender claiming such an exemption under Section 881(c) of the Code, a certificate substantially in the form of Exhibits S-1, S-2, S-3 and S-4 (the “US Tax Certificate”) that establishes in writing to the Borrower and the Administrative Agent that such Non-US Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a 10-percent shareholder within the meaning of Section 871(h)(3)(B) or 881(c)(3)(B) of the Code, (C) a controlled foreign corporation described in Section 881(c)(3)(C) of the Code and (D) receiving any payment under any Loan Document that is effectively connected with a US trade or business. Thereafter and from time to time, to the extent it is then qualified for any exemption from or reduction in United States federal withholding tax, each such Non-US Lender shall (A) promptly submit to the Borrower and the Administrative Agent such additional duly and properly completed and signed copies of one or more of such forms or certificates (or such successor forms or certificates as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is reasonably satisfactory to the Borrower and the Administrative Agent of any available exemption from, or reduction of, United States federal withholding taxes in respect of payments to be made to such Non-US Lender by the Borrower pursuant to this Agreement, or any other Loan Document, in each case, (1) on or before the date that any such form, certificate or other evidence expires or becomes obsolete, (2) after the occurrence of any event requiring a change in the most recent form, certificate or evidence previously delivered by it to the Borrower and the Administrative Agent and (3) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent, and (B) promptly notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any previously claimed exemption or reduction;

(ii) each Non-US Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Non-US Lender under any of the Loan Documents (for example, in the case of a typical participation by such Non-US Lender, or where Non-US Lender is a partnership for U.S. federal income tax purposes), shall deliver to the Borrower and the Administrative Agent on the date when such Non-US Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Borrower or the Administrative Agent (in either case, in the reasonable exercise of its discretion), (A) two duly signed, properly completed copies of the forms or statements required to be provided by such Non-US Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Non-US Lender acts for its own account and is entitled to an exemption from, or reduction of, United States federal withholding tax and (B) two duly signed, properly completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Non-US Lender is required to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Non-US Lender is not acting for its own account with respect to a portion of any such sums payable to such Non-US Lender, including any applicable US Tax Certificate, provided that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender shall provide a US Tax Certificate on behalf of such partners; and

(iii) to the extent it is qualified for any exemption from or reduction in United States federal withholding tax with respect to any Loan made to the Borrower, each Lender and Agent that lends to the Borrower, shall timely deliver to the Borrower and the Administrative Agent any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States federal withholding tax (including, if applicable, any documentation necessary to prevent withholding under Sections 1471-1474 of the Code) or otherwise reasonably requested by the Borrower or the Administrative Agent together with such supplementary documentation as may be prescribed by applicable Laws or otherwise reasonably requested by the Borrower or the Administrative Agent to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(b) Any Loan Party or other applicable withholding agent may deduct and withhold any taxes required by any Laws to be deducted and withheld from any payment under any of the Loan Documents.

(c) Each Lender and Agent that is a “United States person” within the meaning of Section 7701(a)(30) of the Code that lends to the Borrower (each, a “US Lender”) shall deliver to the Administrative Agent and the Borrower two duly signed, properly completed copies of IRS Form W-9 (or any successor form) on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), certifying that such US Lender is entitled to an exemption from United States backup withholding tax, or such other forms and evidence reasonably satisfactory to the Borrower and the Administrative Agent that such US Lender is entitled to an exemption from United States backup withholding tax. Notwithstanding anything to the contrary in this Agreement, if such US Lender fails to deliver such forms, then the applicable withholding agent may withhold from any payment to such US Lender an amount equivalent to the applicable backup withholding tax imposed by the Code and the Borrower shall not be liable for any additional amounts with respect to such withholding.

(d) Notwithstanding anything to the contrary in this Section 10.15, no Lender or Agent shall be required to deliver any documentation that it is not legally eligible to deliver.

(e) Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 10.15.

Section 10.16 GOVERNING LAW.

(a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT (OTHER THAN ANY LOAN DOCUMENT EXPRESSLY GOVERNED BY THE LAWS OF ANOTHER JURISDICTION) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS (OTHER THAN WITH RESPECT TO ACTIONS BY ANY AGENT OR ANY LENDER IN RESPECT OF RIGHTS UNDER ANY COLLATERAL DOCUMENT GOVERNED BY A LAW OTHER THAN THE LAWS OF THE STATE OF NEW YORK OR WITH RESPECT TO ANY COLLATERAL SUBJECT THERETO). THE BORROWER, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

Section 10.17 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.17 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.18 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent shall have been notified by each Lender, Swing Line Lender and L/C Issuer that each such Lender, Swing Line Lender and L/C Issuer has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.

Section 10.19 USA PATRIOT Act Notice. Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act.

Section 10.20 Currency of Payment.

(a) Each payment owing by the Borrower hereunder shall be made in the relevant currency specified herein or, if not specified herein, specified in any other Loan Document executed by the Administrative Agent (the “Currency of Payment”) at the place specified herein (such requirement is of the essence of this Agreement). If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due hereunder in a Currency of Payment into another currency, the parties hereto agree that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase such Currency of Payment with such other currency at the spot rate of exchange quoted by the Administrative Agent at 11:00 a.m. (New York time) on the Business Day preceding that on which final judgment is given, for delivery two Business Days thereafter. The obligations in respect of any sum due hereunder to any Secured Party shall, notwithstanding any adjudication expressed in a currency other than the Currency of Payment, be discharged only to the extent that, on the Business Day following receipt by such Secured Party of any sum adjudged to be so due in such other currency, such Secured Party may, in accordance with normal banking procedures, purchase the Currency of Payment with such other currency. The Borrower agrees that (a) if the amount of the Currency of Payment so purchased is less than the sum originally due to such Secured Party in the Currency of Payment, as a separate obligation and notwithstanding the result of any such adjudication, the Borrower shall immediately pay the shortfall (in the Currency of Payment) to such Secured Party and (b) if the amount of the Currency of Payment so purchased exceeds the sum originally due to such Secured Party, such Secured Party shall promptly pay the excess over to the Borrower in the currency and to the extent actually received.

(b) The Obligations owing to any Secured Party hereunder shall, notwithstanding any payment in a currency other than the Currency of Payment and notwithstanding any deemed conversion or replacement hereunder, be discharged only to the extent that, on the Business Day following receipt by such Secured Party of any amount in such other currency, such Secured Party may, in accordance with normal banking procedures, purchase the Currency of Payment with such other currency. The Borrower agrees that (i) if the amount of the Currency of Payment so purchased is less than the sum originally due to such Secured Party in the Currency of Payment, as a separate obligation and notwithstanding the result of any such adjudication, the Borrower shall immediately pay the shortfall (in the Currency of Payment) to such Secured Party and (ii) if the amount of the Currency of Payment so purchased exceeds the sum originally due to such Secured Party, such Secured Party shall promptly pay the excess over to the Borrower in the currency and to the extent actually received.

Section 10.21 No Advisory or Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledge and agrees that (i) the Facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower, on the one hand, and the Agents, the Arrangers and the Lenders (including, for the avoidance of doubt, the L/C Issuers and the Swing Line Lenders), on the other hand, and the Borrower are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each of the Agents, the Arrangers and the Lenders (including, for the avoidance of doubt, the L/C Issuers and the Swing Line Lenders) is and has been acting solely as a principal and is not the agent or fiduciary, for the Borrower; (iii) the Agents, the Arrangers and the Lenders (including, for the avoidance of doubt, the L/C Issuers and the Swing Line Lenders) have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate and (iv) the Agents, the Arrangers and the Lenders (including, for the avoidance of doubt, the L/C Issuers and the Swing Line Lenders) may have economic interests that conflict with those of the Loan Parties and/or their Affiliates.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

QUINTILES TRANSNATIONAL CORP.,
Borrower

By:	/s/ Greg Connors
	Name:	Greg Connors
	Title:	Senior Vice President

[Credit Agreement Signature Page]

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent, an L/C Issuer, a Swing Line Lender and a Lender

By:	/s/ Vanessa Chiu
	Name:	Vanessa Chiu
	Title:	Executive Director

By:
Name:
Title:

[Credit Agreement Signature Page]

BARCLAYS BANK PLC,
as an L/C Issuer and a Lender

By:	/s/ Vanessa A. Kurbatskiy
	Name:	Vanessa A. Kurbatskiy
	Title:	Vice President

[Credit Agreement Signature Page]

MORGAN STANLEY SENIOR FUNDING, INC., as an L/C Issuer and a Swing Line Lender

By:	/s/ Michael King
	Name:	Michael King
	Title:	Vice President

[Credit Agreement Signature Page]

MORGAN STANLEY BANK, N.A.,
as a Lender

By:	/s/ Michael King
	Name:	Michael King
	Title:	Authorized Signatory

[Credit Agreement Signature Page]

Wells Fargo Bank, N.A., as a Lender

By:	/s/ Monique Gasque
	Name:	Monique Gasque
	Title:	Vice President

[Credit Agreement Signature Page]

Bank of America, N.A.,
as a Lender

By:	/s/ Brian J. Walsh
	Name:	Brian J. Walsh
	Title:	Vice President

[Credit Agreement Signature Page]

The Bank of Tokyo-Mitsubishi UFJ, Ltd.,
as a Lender

By:	/s/ Teuta Ghilaga
	Name:	Teuta Ghilaga
	Title:	Director

[Credit Agreement Signature Page]

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Richard C. Brown
	Name:	Richard C. Brown
	Title:	Senior Vice President

[Credit Agreement Signature Page]

CITIBANK, N.A., as a Lender

By:	/s/ Patricia Guerra Heh
	Name:	Patricia Guerra Heh
	Title:	Vice President

[Credit Agreement Signature Page]

GOLDMAN SACHS BANK USA,
as a Lender

By:	/s/ Ryan Durkin
	Name:	Ryan Durkin
	Title:	Authorized Signatory

[Credit Agreement Signature Page]

Compass Bank,
as a Lender

By:	/s/ Jeffrey E. Hauser
	Name:	Jeffrey E. Hauser
	Title:	Sr. Vice President

[Credit Agreement Signature Page]

BNP Paribas
as a Lender

By:	/s/ Michael Pearce
	Name:	Michael Pearce
	Title:	Managing Director

By:	/s/ Mike Shryock
	Name:	Mike Shryock
	Title:	Managing Director

[Credit Agreement Signature Page]

SunTrust Bank,
as a Lender

By:	/s/ Daniel L. Nichols
	Name:	Daniel L. Nichols
	Title:	Vice President

[Credit Agreement Signature Page]

FIFTH THIRD BANK,
as a Lender

By:	/s/ Tamara M. Dowd
	Name:	Tamara M. Dowd
	Title:	Vice President

[Credit Agreement Signature Page]

HSBC Bank USA, National Association,
as a Lender

By:	/s/ Chris Burns
	Name:	Chris Burns
	Title:	Vice President, Senior Portfolio Manager

[Credit Agreement Signature Page]

TD BANK, N.A.,
as a Lender

By:	/s/ Alan Garson
	Name:	Alan Garson
	Title:	Senior Vice President

[Credit Agreement Signature Page]

Lloyds Bank plc,
as a Lender

By:	/s/ Daven Popat
	Name:	Daven Popat
	Title:	Senior Vice President, P003

By:	/s/ Erin Doherty
	Name:	Erin Doherty
	Title:	Assistant Vice President, D006

[Credit Agreement Signature Page]

Synovus Bank,
as a Lender

By:	/s/ Matthew McKee
	Name:	Matthew McKee
	Title:	Corporate Banker

[Credit Agreement Signature Page]

Amalgamated Bank,
as a Lender

By:	/s/ Jackson Eng
	Name:	Jackson Eng
	Title:	First Vice President

[Credit Agreement Signature Page]

STATE BANK OF INDIA, LOS ANGELES AGENCY,
as a Lender

By:	/s/ Vijayalakshmi Muddu
Name: Vijayalakshmi Muddu
Title: Vice President & Head (Syndications)

[By:
Name:
Title:]

[Credit Agreement Signature Page]

STIFEL BANK & TRUST,
as a Lender

By:	/s/ Benjamin L. Dodd
	Name:	Benjamin L. Dodd
	Title:	Senior Vice President

[Credit Agreement Signature Page]

FirstMerit Bank, N.A.,
as a Lender

By:	/s/ Robert G. Morlan
	Name:	Robert G. Morlan
	Title:	Senior Vice President

[Credit Agreement Signature Page]

First Niagara Bank, N.A.,
as a Lender

By:	/s/ Lou Haverty
	Name:	Lou Haverty
	Title:	Vice President

[Credit Agreement Signature Page]

Banco de Sabadell, S.A. – Miami Branch,
as a Lender

By:	/s/ Maurici Lladó
	Name:	Maurici Lladó
	Title:	Executive Director, Corporate & Commercial Banking Americas

[Credit Agreement Signature Page]

Allied Irish Banks p.l.c., as a Lender

By:	/s/ Alan Long
	Name:	Alan Long
	Title:	Senior Relationship Manager

By:	/s/ Conor Brogan
	Name:	Conor Brogan
	Title:	Relationship Manager

[Credit Agreement Signature Page]

United Bank as a Lender

By:	/s/ Carla Balesano
	Name:	Carla Balesano
	Title:	Senior Vice President

[Credit Agreement Signature Page]

Central Pacific Bank,
as a Lender

By:	/s/ Garrett Grace
	Name:	Garrett Grace
	Title:	Senior Vice President

[Credit Agreement Signature Page]

Schedule I

Guarantors

Benefit Holding, Inc.

EA Institute, L.L.C.

Encore Health Resources, LLC

Expression Analysis, Inc.

iGuard, Inc.

Innovex Merger Corp.

Novella Clinical LLC

Outcome Sciences, LLC

Quintiles Asia, Inc.

Quintiles BioSciences Holdings, Inc.

Quintiles BioSciences, Inc.

Quintiles BT, Inc.

Quintiles Commercial US, Inc.

Quintiles Consulting, Inc.

Quintiles Federated Services, Inc.

Quintiles, Inc.

Quintiles Laboratories, LLC

Quintiles Latin America, LLC

Quintiles Market Intelligence, LLC

Quintiles Medical Communications & Consulting, Inc.

Quintiles Medical Education, Inc.

Quintiles Pharma, Inc.

Quintiles Pharma Services Corp.

Quintiles Phase One Services, LLC

Quintiles Transfer, L.L.C.

Targeted Molecular Diagnostics, LLC

VCG&A, Inc.

VCG-Bio, Inc.

Schedule 1.01A

Competitors

Contract Research Organizations

ICON plc

INC Research

inVentiv Health, Inc., or inventive

Laboratory Corporation of America Holdings (successor by merger with Covance, Inc.)

PAREXEL International Corporation

Pharmaceutical Product Development, Inc.

PRA International

Contract Sales Organizations

EPS Corporation

CMIC HOLDINGS Co.

inVentiv

Marvecs

PDI, Inc.

Publicis Selling Solutions

United Drug plc

Schedule 1.01B

Revolving Credit Commitments

Lender	Revolving Loan Allocations	Swing Line Sublimit	Letter of Credit Sublimit	Foreign Currency Sublimit
JPMorgan Chase Bank N.A.	$57,777,777.77	$12,500,000	$11,666,667	$12,500,000
Barclays Bank PLC	$57,777,777.78	—	$11,666,667	$12,500,000
Morgan Stanley Bank, N.A.[1]	$57,777,777.78	$12,500,000	$11,666,666	$12,500,000
Wells Fargo Bank, N.A.	$40,740,740.74	—	—	—
Bank of America, N.A.	$29,629,629.63	—	—	$12,500,000
The Bank of Tokyo Mitsubishi UFJ, LTD.	$29,629,629.63	—	—	$12,500,000
PNC Bank, National Association	$29,629,629.63	—	—	$12,500,000
Citibank, N.A.	$29,629,629.63	—	—	—
Goldman Sachs Bank USA	$29,629,629.63	—	—	—
Compass Bank dba BBVA Compass	$29,629,629.63	—	—	—
BNP Paribas	$20,370,370.37	—	—	—
SunTrust Bank	$20,370,370.37	—	—	—
Fifth Third Bank	$12,962,962.96	—	—	—
HSBC Bank USA, National Association	$9,259,259.26	—	—	—
TD Bank, N.A.	$9,259,259.26	—	—	—
Lloyds Bank plc	$7,407,407.41	—	—	—
Synovus Bank	$7,407,407.41	—	—	—
Amalgamated Bank	$5,555,555.56	—	—	—
Stifel Bank & Trust	$5,555,555.56	—	—	—
First Niagara Bank, N.A.	$3,703,703.70	—	—	—
Banko de Sabadell, S.A. - Miami Branch	$3,703,703.70	—	—	—
Central Pacific Bank	$2,592,592.59	—	—	—

Total	$500,000,000.00	$25,000,000	$35,000,000	$75,000,000

[1]	Morgan Stanley Senior Funding, Inc. will be acting as L/C Issuer and Swing Line Lender.

Schedule 1.01C

Term A Commitments

Lender	Term A Loan Allocations
JPMorgan Chase Bank N.A.	$98,222,222.23
Barclays Bank PLC	$76,222,222.22
Morgan Stanley Bank, N.A.	$76,222,222.22
Wells Fargo Bank, N.A.	$69,259,259.26
Bank of America, N.A.	$50,370,370.37
The Bank of Tokyo Mitsubishi UFJ, LTD.	$50,370,370.37
PNC Bank, National Association	$50,370,370.37
Citibank, N.A.	$50,370,370.37
Goldman Sachs Bank USA	$50,370,370.37
Compass Bank dba BBVA Compass	$50,370,370.37
BNP Paribas	$34,629,629.63
SunTrust Bank	$34,629,629.63
Fifth Third Bank	$22,037,037.04
HSBC Bank USA, National Association	$15,740,740.74
TD Bank, N.A.	$15,740,740.74
Lloyds Bank plc	$12,592,592.59
Synovus Bank	$12,592,592.59
Amalgamated Bank	$9,444,444.44
State Bank of India, Los Angeles Agency	$15,000,000.00
Stifel Bank & Trust	$9,444,444.44
FirstMerit Bank, N.A.	$12,000,000.00
First Niagara Bank, N.A.	$6,296,296.30
Banko de Sabadell, S.A. - Miami Branch	$6,296,296.30
Allied Irish Banks p.l.c.	$9,000,000.00
United Bank	$8,000,000.00
Central Pacific Bank	$4,407,407.41

Total	$850,000,000.00

Schedule 1.01D

Term B Commitments

Lender	Term B Loan Allocations
JPMorgan Chase Bank, N.A.	$600,000,000

Total	$600,000,000

Schedule 1.01E

Local Counsel to the Loan Parties

New York and New Jersey

Wollmuth Maher & Deutsch LLP

Paul R. Weber

500 Fifth Avenue

New York, New York 10110

Telephone: (212) 382-3300

Fax: (212) 382-0050

pweber@wmd-law.com

Schedule 5.06

Litigation

None.

Schedule 5.08

Environmental Matters

None.

Schedule 5.11

Subsidiaries

Except as otherwise set forth below, and the qualifying shares held by directors, the Borrower owns directly or indirectly 100% of each subsidiary.

Subsidiary Name	Jurisdiction
Benefit Canada, Inc.	Quebec
Benefit Holding, Inc.	North Carolina
Biodesign Gmbh	Germany
BRI International Limited	United Kingdom
BRI International SarL	France
Cenduit Mauritius Holdings Company	Mauritius
EA Institute, LLC	Delaware
Encore Health Resources, LLC	Texas
Expression Analysis, Inc.	Delaware
Hotel Lot C-8B, LLC	North Carolina
iGuard, Inc.	North Carolina
Innovex Merger Corp.	North Carolina
Innovex Saglik Hizmetleri Arastirma ve Danismanlik Ticaret Limited Sirketi	Turkey
Kun Tuo Medical Research & Development (Beijing) Co. Ltd.	China
Laboratorie Novex Pharma Sarl	France
Laboratorio Commuq Pharma SLU	Spain
MG Recherche SARL	France
Novella Clinical LLC	Delaware
Novella Clinical Resourcing, Ltd.	United Kingdom
Novella Clinical, Ltd.	United Kingdom
Novex Pharma GmbH	Germany
Novex Pharma Laboratio S.L.	Spain
Novex Pharma Limited	United Kingdom
Outcome Sciences, LLC	Delaware
Penderwood Limited	United Kingdom
Pharmaforce, S.A. de C.V.	Mexico
Professional Pharmaceutical Marketing Services (Pty.) Ltd.	South Africa
PT Quintiles Indonesia	Indonesia
Quintiles (Pty) Limited	South Africa
Quintiles (Thailand) Co., Ltd.	Thailand
Quintiles AB	Sweden
Quintiles AG	Switzerland
Quintiles Argentina S.A.	Argentina
Quintiles Asia Pacific Commercial Holdings, LLC	North Carolina
Quintiles Asia Services Pte Ltd.	Singapore
Quintiles Asia, Inc.	North Carolina

Quintiles Austria GmbH	Austria
Quintiles B.V.	Netherlands
Quintiles Belgium N.V.	Belgium
Quintiles Benefit France SNC	France
Quintiles Benin Ltd.	Benin
Quintiles BioSciences Holdings, Inc.	Delaware
Quintiles BioSciences, Inc.	Delaware
Quintiles Brasil Ltda.	Brazil
Quintiles BT, Inc.	North Carolina
Quintiles Bulgaria EOOD	Bulgaria
Quintiles Canada, Inc.	Quebec
Quintiles Clindata (Pty) Limited	South Africa
Quintiles Clindepharm (Pty.) Limited	South Africa
Quintiles Colombia Ltda.	Colombia
Quintiles Comercial Brasil Ltda.	Brazil
Quintiles Commercial AB	Sweden
Quintiles Commercial APS	Denmark
Quintiles Commercial Europe Limited	United Kingdom
Quintiles Commercial Germany GmbH	Germany
Quintiles Commercial Italia S.r.l.	Italy
Quintiles Commercial Laboratorio S.L.	Spain
Quintiles Commercial Overseas Holdings Limited	United Kingdom
Quintiles Commercial Oy	Finland
Quintiles Commercial Portugal Unipessoal, Lda.	Portugal
Quintiles Commercial Russia LLC	Russia
Quintiles Commercial South Africa (Pty.) Limited	South Africa
Quintiles Commercial U.S., Inc.	Delaware
Quintiles Commercial UK Limited	United Kingdom
Quintiles Consulting, Inc.	North Carolina
Quintiles Costa Rica, S.A.	Costa Rica
Quintiles Czech Republic, s.r.o.	Czech Republic
Quintiles D.O.O. Beograd	Serbia
Quintiles East Africa Limited	Kenya
Quintiles East Asia Pte Ltd.	Singapore
Quintiles Eastern Holdings GmbH	Austria
Quintiles Egypt LLC	Egypt
Quintiles Enterprise Management (Shanghai) Co. Ltd.	China
Quintiles Estonia OU	Estonia
Quintiles European Holdings	United Kingdom
Quintiles Federated Services, Inc.	North Carolina
Quintiles Finance Limited B.V.	Netherlands
Quintiles Finance Sarl	Luxembourg
Quintiles Finance Uruguay S.r.L.	Uruguay

Quintiles Funding LLC	North Carolina
Quintiles Gesmbh	Austria
Quintiles Guatemala, S.A.	Guatemala
Quintiles Holdings	United Kingdom
Quintiles Holdings S.a.r.l.	Luxembourg
Quintiles Holdings SNC	France
Quintiles Hong Kong Limited	Hong Kong
Quintiles Hungary Ltd.	Hungary
Quintiles Ireland (Finance) Limited	Ireland
Quintiles Ireland Limited	Ireland
Quintiles Israel Ltd.	Israel
Quintiles Istanbul Saglik Hizmetleri Arastirma ve Danismanlik Limited Sirketi	Turkey
Quintiles Laboratories LLC	North Carolina
Quintiles Lanka (Private) Limited	Republic of Sri Lanka
Quintiles Latin America, LLC	North Carolina
Quintiles Latvia SIA	Latvia
Quintiles Limited	United Kingdom
Quintiles Luxembourg European Holding S.a.r.l.	Luxembourg
Quintiles Luxembourg France Holdings Sarl	France
Quintiles Malaysia Sdn. Bhd.	Malaysia
Quintiles Market Intelligence LLC	North Carolina
Quintiles Mauritius Holdings, Inc.	Mauritius
Quintiles Medical Communications & Consulting, Inc.	New Jersey
Quintiles Medical Development (Dalian) Co. Ltd.	China
Quintiles Medical Development (Shanghai) Co., Ltd.	China
Quintiles Medical Education, Inc.	New York
Quintiles Medical Research and Development (Beijing) Ltd.	China
Quintiles Mexico, S. de R.L. de C.V.	Mexico
Quintiles OY	Finland
Quintiles Panama, Inc.	Panama
Quintiles Peru S.r.l.	Peru
Quintiles Pharma Services Corp.	North Carolina
Quintiles Pharma, Inc.	North Carolina
Quintiles Phase One Clinical Trials India Private Limited	India
Quintiles Phase One Services, LLC	Kansas
Quintiles Philippines, Inc.	Philippines
Quintiles Poland Sp. Zoo	Poland
Quintiles Pty Limited	Australia
Quintiles Puerto Rico, Inc.	Puerto Rico
Quintiles Research (India) Private Limited	India
Quintiles Romania S.R.L.	Romania
Quintiles S.a.r.l.	Luxembourg
Quintiles S.L.	Spain

Quintiles Site Services, S.A.	Costa Rica
Quintiles Slovakia Services s.r.o.	Slovakia
Quintiles Slovakia, s. r. o.	Slovakia
Quintiles South Africa (Pty.) Limited	South Africa
Quintiles SpA	Italy
Quintiles Staff Services Sp.A.	Italy
Quintiles Switzerland Sarl	Switzerland
Quintiles Taiwan Limited	Taiwan
Quintiles Transfer, LLC	Delaware
Quintiles Transnational Corp.	North Carolina
Quintiles Transnational Holdings Inc.	North Carolina
Quintiles Transnational Japan K.K.	Japan
Quintiles Transnational Korea Co., Ltd	Korea
Quintiles Trustees Ltd.	United Kingdom
Quintiles UAB	Lithuania
Quintiles UK Holdings Limited	United Kingdom
Quintiles Ukraine	Ukraine
Quintiles Uruguay S.A.	Uruguay
Quintiles Vietnam LLC	Viet Nam
Quintiles West Africa Limited	Ghana
Quintiles Zagreb d.o.o.	Croatia
Quintiles, Inc.	North Carolina
Rowfarma de Mexico S. de R.L. de C.V.	Mexico
Servicios Clinicos, S.A. de C.V.	Mexico
Targeted Molecular Diagnostics, LLC	Illinois
Temas Srl—Società Unipersonale	Italy
Transforce S.A. de C.V.	Mexico
VCG&A, Inc.	Massachusetts
VCG-Bio, Inc.	Delaware

Schedule 6.15

Unrestricted Subsidiaries

Subsidiary Name	Jurisdiction
Hotel Lot C-8B, LLC	North Carolina

Schedule 6.18

Post-Closing Matters

Within thirty (30) days of the Closing Date (or such longer period as the Administrative Agent may permit in its sole discretion), to the extent they are Pledged Debt (as defined in the Security Agreement), the Borrower will pledge and deliver or cause to be delivered original promissory notes and instruments of transfer relating to the following transactions:

•	$1,000,000 loan from Quintiles Transnational Corp. to a third party, dated October 21, 2014, as separately disclosed to the Administrative Agent and Lenders

•	$1,339,907 loan from Quintiles, Inc. to a third party, dated April 10, 2015, as separately disclosed to the Administrative Agent and Lenders

Schedule 7.01(b)

Existing Liens

1.	Bank guarantees and/or standby letters of credit are secured by restricted cash (See Schedule 7.03(b))

2.	See attached Exhibit A to Schedule 7.01(b)

EXHIBIT A-1

FORM OF COMMITTED LOAN NOTICE

Date: [•]

To:	JPMorgan Chase Bank, N.A., as Administrative Agent

Loan and Agency Services Group

500 Stanton Christiana Road, Ops 2, 3rd Floor

Newark, DE 19713

Attention:	Brittany Tidwell
Account Manager
Facsimile:	302-634-1417

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of May 12, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Quintiles Transnational Corp., a North Carolina corporation (the “Borrower”), each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, a Swing Line Lender and an L/C Issuer.

The undersigned hereby requests (select one):

A Borrowing of:

☐	Revolving Credit Loans

☐	Term A Loans

☐	Term B Loans

☐	Foreign Currency Loan

OR

☐	A conversion or continuation of [Revolving Credit] [Term A Loans] [Term B Loans] [Foreign Currency Loans]

1. On                     (a Business Day).

2. In the amount of                     .

3. Comprised of                     .

[Class and Type of Loan requested]

4. For Eurodollar Rate Loans: with an Interest Period of [one month] [two months] [three months] [six months] [twelve months]].1

5. To the account designated below:

[                    ]2

[After giving effect to any Revolving Credit Borrowing, the aggregate Outstanding Amount of the Revolving Credit Loans of the Borrower plus the aggregate Outstanding Amount of all L/C Obligations plus the aggregate Outstanding Amount of all Swing Line Loans does not exceed $500,000,000.]3

[After giving effect to any Foreign Currency Borrowing, the aggregate Outstanding Amount of the Foreign Currency Loans shall not exceed the Maximum Foreign Currency Sublimit.]

[Upon acceptance of any or all of the Loans offered by the Lenders in response to this request, the Borrower shall be deemed to have represented and warranted that the conditions to lending specified in Section[s 4.01 and]4 4.02 of the Credit Agreement have been satisfied.]5

[If any borrowing of Eurodollar Rate Loans is not made as a result of a withdrawn Committed Loan Notice, the Borrower shall, after receipt of a written request by any Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the applicable Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue, failure to prepay, reduction or failure to reduce, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Eurodollar Rate Loan, as applicable].6

[1]	Twelve month Interest Period available to the extent agreed to by all relevant Lenders.
[2]	Applicable with respect to the initial Borrowing only.
[3]	Applicable with respect to a Borrowing of Revolving Credit Loans.
[4]	Applicable with respect to initial Borrowing only.
[5]	Not applicable to conversion or continuation of Loans.
[6]	Applicable with respect to initial Borrowing only.

QUINTILES TRANSNATIONAL CORP., as Borrower

By:
Name:
Title:

EXHIBIT A-2

FORM OF PREPAYMENT NOTICE

To:	JPMorgan Chase Bank, N.A.,

as Administrative Agent for

the Lenders referred to below

500 Stanton Christiana Road, Ops 2, 3rd Floor

Newark, DE 19713

Attention: Brittany Tidwell

Facsimile: 302-634-2225

With a copy to:

J.P. Morgan Securities LLC

383 Madison Avenue

24th Floor

New York, NY 10179

Fax: 646-534-0574

Email: Vanessa.Chiu@jpmorgan.com

Attention: Vanessa Chiu

Re: Quintiles Transnational Corp. Credit Agreement

[Date]

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated May 12, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Quintiles Transnational Corp., a North Carolina corporation (the “Borrower”), each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, a Swing Line Lender and an L/C Issuer. Borrower hereby gives you notice pursuant to Section 2.05 of the Credit Agreement that it shall be making a prepayment under the Credit Agreement:

(A) Rate of Loans being repaid	[Base Rate Loans] [Eurodollar Rate Loans]

(B) Principal amount of borrowing being prepaid	___________________

(C) Date of prepayment	___________________

(D) Type of prepayment	[Mandatory][7] [Optional]

[Signature Page Follows]

[7]	To be accompanied by a reasonably detailed calculation of the amount of prepayment.

QUINTILES TRANSNATIONAL CORP.

By:
Name:
Title:

EXHIBIT A-3

FORM OF REQUEST FOR L/C ISSUANCE

Date: [•]

To:	JPMorgan Chase Bank, N.A.

Loan and Agency Services Group

500 Stanton Christiana Road, Ops 2, 3rd Floor

Newark, DE 19713

Attention: Brittany Tidwell

Facsimile: 302-634-2225

With a copy to:

J.P. Morgan Securities LLC

383 Madison Avenue

24th Floor

New York, NY 10179

Fax: 646-534-0574

Email:Vanessa.Chiu@jpmorgan.com

Attention: Vanessa Chiu

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of May 12, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Quintiles Transnational Corp., a North Carolina corporation (the “Borrower”), each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, a Swing Line Lender and an L/C Issuer.

The undersigned hereby requests an [issuance][amendment][extension] of a Letter of Credit. Enclosed herewith is the related Letter of Credit Application, with the information required pursuant to Section 2.03(b) of the Credit Agreement.

The Credit Extension requested herein complies with the Credit Agreement, including Section 4.02 of the Credit Agreement.

[Signature Page Follows]

QUINTILES TRANSNATIONAL CORP.

By:
Name:
Title:

EXHIBIT B

FORM OF SWING LINE LOAN NOTICE

To:	JPMorgan Chase Bank, N.A., as Swing Line Lender and Administrative Agent

Loan and Agency Services Group

500 Stanton Christiana Road, Ops 2, 3rd Floor

Newark, DE 19713

Attention: Brittany Tidwell

Facsimile: 302-634-2225

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement dated May 12, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Quintiles Transnational Corp., a North Carolina corporation (the “Borrower”), each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, a Swing Line Lender and an L/C Issuer.

The undersigned hereby requests a Swing Line Loan:

1. On                                                                                        (a Business Day).

2. In the amount of $                                                             .

3. To the account designated below:

[                    ]

After giving effect to any Swing Line Borrowing, the aggregate Outstanding Amount of the Revolving Credit Loans of the Borrower plus the aggregate Outstanding Amount of all L/C Obligations plus the aggregate Outstanding Amount of all Swing Line Loans does not exceed $500,000,000.

Upon acceptance of the Swing Line Loan offered by the Lenders in response to this request, the Borrower shall be deemed to have represented and warranted that the conditions to lending specified in Section 4.02 of the Credit Agreement have been satisfied.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

QUINTILES TRANSNATIONAL CORP.

By:
Name:
Title:

EXHIBIT C-1

FORM OF TERM NOTE

Date: [•]

FOR VALUE RECEIVED, the undersigned, hereby promise to pay to             or its registered assigns (the “Term Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the aggregate unpaid principal amount of each Term Loan made by the Term Lender to Quintiles Transnational Corp., a North Carolina corporation (the “Borrower”) under that certain Credit Agreement, dated as of May 12, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among the Borrower, each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, a Swing Line Lender and an L/C Issuer.

The Borrower promises to pay interest on the aggregate unpaid principal amount of each Term Loan made by the Term Lender to the Borrower under the Credit Agreement from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Term Lender in Dollars and in immediately available funds. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Term Note (this “Term Note”) is one of the Term Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Term Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Term Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Term Loans made by the Term Lender shall be evidenced by one or more loan accounts or records maintained by the Term Lender in the ordinary course of business. The Term Lender may also attach schedules to this Term Note and endorse thereon the date, amount and maturity of its Term Loans and payments with respect thereto.

The Borrower, for itself and its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term Note.

THIS TERM NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

QUINTILES TRANSNATIONAL CORP.

By:
Name:
Title:

TERM LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Term Loan Made	Amount ofTerm Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT C-2

FORM OF REVOLVING CREDIT NOTE

Date: [•]

FOR VALUE RECEIVED, the undersigned, hereby promises to pay to             or its registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the aggregate unpaid principal amount of each Revolving Credit Loan from time to time made by the Lender to Quintiles Transnational Corp., a North Carolina corporation (the “Borrower”) under that certain Credit Agreement, dated as of May 12, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among the Borrower, each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, a Swing Line Lender and an L/C Issuer.

The Borrower promises to pay interest on the aggregate unpaid principal amount of each Revolving Credit Loan from time to time made by the Lender to the Borrower under the Credit Agreement from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent (or, in the case of Swing Line Loans, to the Swing Line Lender) for the account of the Lender in Dollars (or, with respect to any Foreign Currency Loan, Pounds Sterling, Euros or Yen, as applicable) and in immediately available funds. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Revolving Credit Note (this “Revolving Credit Note”) is one of the Revolving Credit Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Revolving Credit Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Revolving Credit Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Revolving Credit Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Revolving Credit Note and endorse thereon the date, amount and maturity of its Revolving Credit Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Credit Note.

THIS REVOLVING CREDIT NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

QUINTILES TRANSNATIONAL CORP.

By:
Name:
Title:

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Currency and Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date: [•]

To:	JPMorgan Chase Bank, N.A., as Administrative Agent
Loan and Agency Services Group 500 Stanton Christiana Road, Ops 2, 3rd Floor Newark, DE 19713 Attention: Brittany Tidwell Facsimile: 302-634-2225

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of May 12, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Quintiles Transnational Corp., a North Carolina corporation (the “Borrower”), each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, a Swing Line Lender and an L/C Issuer.

I, the undersigned Responsible Officer of the Borrower, hereby certify, solely in my capacity as an officer of the Borrower and not in an individual capacity, as of the date hereof, that I am the                    of the Borrower, and that, as such, I am authorized to execute and deliver this Certificate to the Administrative Agent on behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year end financial statements]

1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Credit Agreement for the fiscal year of the Borrower ended as of the above date[, together with the certificate of the Borrower’s independent certified public accountants required by Section 6.02(a) of the Credit Agreement]. [We were not able to obtain the certificate of the Borrower’s independent certified public accountants required by Section 6.02(a) of the Credit Agreement after using commercially reasonable efforts to obtain the same.]

[Use following paragraph 1 for fiscal quarter-end financial statements.]

1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Credit Agreement for the fiscal quarter of the Borrower ended as of the above date, which financial statements fairly present in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made under [his/her] supervision, a review of the activities of the Borrower during such fiscal period.

[select one:]

3. Based on the examination described in paragraph 2 above and the knowledge of the undersigned no Default has occurred and is continuing.

-or-

[The following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4. The financial covenant analyses and information set forth on Schedule 2 attached hereto are delivered in compliance with Section 6.02(b).

5. Attached hereto as Schedule 3 is [(a)] a description of all events, conditions or circumstances during the fiscal quarter ended as of the above date requiring a mandatory prepayment under Section 2.05(b) of the Credit Agreement [and (b) the calculation of Excess Cash Flow required by Section 6.02(b) of the Credit Agreement for the fiscal year of the Borrower ended as of the above date]8.

[Use following paragraph for Certificate delivered with fiscal year end financial statements]

6. Attached hereto as Schedule 4 are executed Intellectual Property Security Agreements required by Section 6.12(c) of the Credit Agreement to be delivered herewith with respect to all applicable After Acquired Intellectual Property described therein.9

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                     ,                     .

QUINTILES TRANSNATIONAL CORP.

By:
Name:
Title:

[8]	To be included in any Certificate in respect of any fiscal year of the Borrower ending on or after December 31, 2016.
[9]	If applicable.

[AUDITED FINANCIAL STATEMENTS

(as required by Section 6.01(a) of the Credit Agreement)]

[UNAUDITED FINANCIAL STATEMENTS

(as required by Section 6.01(b) of the Credit Agreement)]

Schedule 2 to

Exhibit D

For the [Quarter/Year] ended                     (“Statement Date”)

($ in 000’s)

Section 7.10- Total Leverage Ratio:

I.	Consolidated Total Debt

A.	Consolidated Total Debt	$

II. Consolidated EBITDA

A.	Consolidated Net Income for such period; plus	$

B. an amount which, in the determination of Consolidated Net Income for such period, has been deducted or netted from gross revenues (except with respect to subclauses (ix) and (xi) below), for, without duplication,

(i)	interest expense and, to the extent not reflected in such interest expense, any losses with respect to obligations under any Swap Contracts or other derivative instruments (including any applicable termination payment) entered into for the purpose of hedging interest rate risk, any bank and financing fees, any costs of surety bonds in connection with financing activities, commissions, discounts and other fees and charges owed with respect to letters of credit, bankers’ acceptance or any similar facilities or financing and Swap Contracts,	$

(ii)	provision for taxes based on income or profits or capital, including, without limitation, federal, state, provincial, franchise, excise, withholding and similar taxes, including any penalties and interest relating to any tax examinations,	$

(iii)	the total amount of depreciation and amortization expense, including expenses related to Capitalized Leases,	$

(iv)	to the extent permitted hereunder, any costs and expenses incurred in connection with any Investment, Disposition, Equity Issuance or Debt Issuance (including fees and expenses related to the Facilities and any amendments, supplements and modifications thereof), including the amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses (in each case, whether or not consummated),	$

(v)	[reserved]	$

(vi)	any costs, charges, accruals and reserves in connection with any integration, transition, facilities openings, vacant facilities, consolidations, relocations, closings, permitted acquisitions, Joint Venture investments and Dispositions, business optimization (including relating to systems design, upgrade and implementation costs), entry into new markets, including consulting fees, restructuring, severance and curtailments or modifications to pension or postretirement employee benefit plans;[10]

(vii)	the amount of any expense or deduction associated with income of any Restricted Subsidiaries attributable to non-controlling interests or minority interest of third parties,	$

(viii)	any non-cash charges, losses or expenses (including tax reclassification related to tax contingencies in a prior period and, subject to clause (d) below, including accruals and reserves in respect of potential or future cash items), but excluding, any non-cash charges relating to write-offs or write-downs of inventory or accounts receivable or representing amortization of a prepaid cash item that was paid but not expensed in a prior period,	$

(ix)	cash actually received (or any netting arrangements resulting in reduced cash expenditures) during such period, and not included in Consolidated Net Income in any period, to the extent that the non-cash gain relating to such cash receipt or netting arrangement was deducted in the calculation of Consolidated EBITDA pursuant to Line C below for any previous period and not added back,	$

(x)	unusual or non-recurring losses or charges,	$

(xi)	the amount of “run-rate” cost savings and synergies projected by the Borrower in good faith to be realized as a result of specified actions taken or expected in good faith to be taken within 12 months following the end of such period (calculated on a pro forma basis as though such cost savings and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that such cost savings and synergies are reasonably identifiable, factually supportable and certified by the chief financial officer or treasurer of the Borrower (it is understood and agreed that “run-rate” means the full recurring benefit for a period that is associated with any action taken or expected to be taken, provided that such benefit is expected to be realized within 12 months of taking such action),[10]	$

The sum of (i)-(xi); minus		$

C.	an amount which, in the determination of Consolidated Net Income for such period, has been included for non-cash income during such period (other than with respect to (A) amortization of unfavorable operating leases and (B) payments actually received and the reversal of any accrual or reserve to the extent not previously added back in any prior period), minus	$

D.	all cash payments made during such period on account of non-cash charges added to Consolidated EBITDA pursuant to clause (viii) of Line B above in such period or in a prior period; minus	$

[10]	The aggregate amount of add backs made pursuant to clauses (vi) and (xi) (together with any cost savings or synergies added to Consolidated EBITDA pursuant to Section 1.04(d) (such aggregate amount, the “Adjustment Amount”)) in any Test Period shall not exceed 10% of Consolidated EBITDA (prior to giving effect to such addbacks) for any Test Period.

E.	the amount of income consisting of or associated with losses of any Restricted Subsidiary attributable to non-controlling interests or minority interests of third parties, minus	$

F.	non-recurring or unusual gains.	$

G	Consolidated EBITDA (Line A, plus Line B, minus Line C, minus Line D, minus Line E, minus Line F)	$

III. Total Leverage Ratio (Line I.A divided by Line II.G):             to 1:00

Maximum Permitted under Section 7.10 for such period: 5.75 to 1.00

IV. Equity Cures (if applicable):

Schedule 3 to

Exhibit D

[(a) Description of all events, conditions or circumstances, pursuant to Section 6.02(f) of the Credit Agreement, during the fiscal quarter ended as of the above date requiring a mandatory prepayment under Section 2.05(b) of the Credit Agreement.]

[(b) Calculation of Excess Cash Flow required by Section 6.02(b) of the Credit Agreement for the fiscal year of the Borrower ended as of the above date:11]

Excess Cash Flow:

A. The sum, without duplication, of:

(i)	Consolidated Net Income for such period; plus	$

(ii)	an amount equal to the amount of all non-cash charges (including depreciation and amortization) to the extent deducted in arriving at such Consolidated Net Income, but excluding any such non-cash charges representing an accrual or reserve for potential cash items in any future period and excluding amortization of a prepaid cash item that was paid in a prior period, plus	$

(iii)	the Consolidated Working Capital Adjustment for such period, plus	$

(iv)	an amount equal to the aggregate net non-cash loss on Dispositions by the Borrower and its Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income, plus	$

(v)	expenses deducted from Consolidated Net Income during such period in respect of expenditures made during any prior period for which a deduction from Excess Cash Flow was made in such period pursuant to clause (viii), (ix) or (x) of Line B below, plus	$

(vi)	cash income or gain (actually received in cash) excluded from the calculation of Consolidated Net Income for such period pursuant to the definition thereof, plus	$

	The sum of (i)-(vi), minus	$

B. The sum, without duplication (whether in the same period or prior periods), of:

(i)	an amount equal to (A) the amount of all non-cash gains, income and credits included in arriving at such Consolidated Net Income (excluding any such non-cash gain, income or credit to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income in any prior period), and (B) all cash expenses, charges and losses excluded in calculating Consolidated Net Income pursuant to the definition of Consolidated Net Income,	$

[11]	To be included in any Certificate in respect of any fiscal year of the Borrower ending on or after December 31, 2016.

(ii)	without duplication of amounts deducted pursuant to clause (viii) below in prior fiscal years, the amount of capital expenditures and acquisitions (including Permitted Acquisitions and acquisitions of intellectual property) by the Borrower and its Restricted Subsidiaries accrued or made in cash during such period, to the extent financed with Internally Generated Cash Flow,	$

(iii)	Consolidated Scheduled Funded Debt Payments and the aggregate amount of all principal prepayments of long-term Indebtedness of the Borrower and its Restricted Subsidiaries (including the amount of any mandatory prepayment of Term Loans pursuant to Section 2.05(b)(ii) to the extent required due to a Disposition that resulted in an increase to such Consolidated Net Income and not in excess of the amount of such increase), but excluding (A) all prepayments of Term Loans other than scheduled amortization and mandatory prepayments described in the parenthetical clause above, (B) all prepayments of Revolving Credit Loans and Swing Line Loans, (C) all prepayments in respect of any other revolving credit facility, except to the extent there is an equivalent permanent reduction in commitments thereunder and (D) prepayments of Indebtedness funded with the Cumulative Amount, made during such period, in each case to the extent financed with Internally Generated Cash Flow,	$

(iv)	cash payments by the Borrower and its Restricted Subsidiaries during such period in respect of long-term liabilities other than Indebtedness to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income to the extent financed with Internally Generated Cash Flow,	$

(v)	the amount of Investments made in cash pursuant to Sections 7.02(b), 7.02(c)(iii), 7.02(m)(x), 7.02(n), 7.02(u), 7.02(v), 7.02(y) and 7.02(z) made during such period to the extent that such Investments were financed with Internally Generated Cash Flow, plus any Returns of such Investment,	$

(vi)	the amount of Restricted Payments paid in cash during such period pursuant to Sections 7.06(e), 7.06(f)(i), 7.06(h), 7.06(i) and 7.06(k) made during such period, to the extent that such Restricted Payments were financed with Internally Generated Cash Flow,	$

(vii)	to the extent not expensed during such period or are not deducted in calculating Consolidated Net Income, the aggregate amount of expenditures, fees, costs and expenses paid in cash by the Borrower and its Restricted Subsidiaries with Internally Generated Cash Flow of the Borrower and its Restricted Subsidiaries during such period (including expenditures for payment of financing fees),	$

(viii)	the aggregate consideration required to be paid in cash by the Borrower and its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions (including with respect to any earnout payments thereunder for the period under which such earnout obligations are payable), capital expenditures or acquisitions of intellectual	$

property or other assets to be completed or made during the Test Period following the end of such period; provided, that, to the extent the aggregate amount of Internally Generated Cash Flow actually utilized to finance such Permitted Acquisitions, capital expenditures or acquisitions of intellectual property or other assets during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters,

(ix)	the amount of cash taxes paid in such period (and tax reserves set aside and payable within 12 months of such period) to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period, and	$

(x)	to the extent not expensed during such period or not deducted in calculating Consolidated Net Income, cash costs and expenses during such period in connection with, and any payments of, Transaction Expenses,	$

(xi)	the amount of Consolidated Net Income attributable to investments in Samsung JV, NQ Fund, Quest Diagnostic JV and any other permitted joint venture or any Unrestricted Subsidiary, except to the extent actually paid to the Borrower or a Restricted Subsidiary in the form of a cash dividend or distribution during such period, and	$

(xii)	the amount of any increase (but not any decrease) in advances from customers accounted for as unearned income in accordance with GAAP	$

	the sum of (i)-(xii) above	$

C. Excess Cash Flow: Line A minus Line B		$

Schedule 4 to

Exhibit D

[Attach executed Intellectual Property Security Agreements required by Section 6.12(c) of the Credit Agreement to be delivered herewith with respect to all applicable After Acquired Intellectual Property described therein.]12

[12]	To be included in any Certificate in respect of any fiscal year of the Borrower, if applicable.

EXHIBIT E

FORM OF

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement defined below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including participations in any L/C Obligations and in Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:

                                      [and is an Affiliate/Approved Fund of [identify Lender]13]

3. Borrower: Quintiles Transnational Corp.

4. Administrative Agent: JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5. Credit Agreement: Credit Agreement, dated as of May 12, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Quintiles Transnational Corp., a North Carolina corporation (the “Borrower”), each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, a Swing Line Lender and an L/C Issuer.

6. Assigned Interest:

[13]	Select as applicable.

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans[14]
Term A Loan Facility	$	$	%
Term B Loan Facility	$	$	%
Revolving Credit Facility	$	$	%

[7. Trade Date:                             ]15

[14]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[15]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date:                      , 20        [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Title:

[Consented to and] Accepted: QUINTILES TRANSNATIONAL CORP.

By:
Name: Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent[, an L/C Issuer and a Swing Line Lender][16]

By:
Name: Title:

[Consented to: [ ], as an L/C Issuer and a Swing Line Lender]

By:
Name: Title:][17]

[16]	To be completed to the extent assignment is of a Revolving Credit Commitment or consent is otherwise required.
[17]	To be completed to the extent assignment is of a Revolving Credit Commitment or consent is otherwise required.

ANNEX 1 to Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is not a Competitor and it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Sections 5.05 or 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (vi) if it is not already a Lender under the Credit Agreement, attached to the Assignment and Assumption an Administrative Questionnaire in the form of Exhibit J to the Credit Agreement, (vii) if it is a Non-US Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 10.15 of the Credit Agreement, duly completed and executed by the Assignee; and (viii) it is not an Affiliated Lender and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be construed in accordance with and governed by, the law of the State of New York.

EXHIBIT F

FORM OF GUARANTY

[see attached]

GUARANTY

Dated as of May 12, 2015

Among

THE GUARANTORS NAMED HEREIN

And

THE ADDITIONAL GUARANTORS REFERRED TO HEREIN

as Guarantors

And

JPMORGAN CHASE BANK, N.A.

As Administrative Agent

in favor of

THE SECURED PARTIES REFERRED TO IN

THE CREDIT AGREEMENT REFERRED TO HEREIN

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GUARANTY

GUARANTY dated as of May 12, 2015 (this “Guaranty”) among each of the other Persons listed on Schedule I hereto and the Additional Guarantors (as defined in Section 9), as Guarantors and JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”), in favor of the Secured Parties (as defined in the Credit Agreement referred to below).

PRELIMINARY STATEMENT

Quintiles Transnational Corp., a North Carolina corporation (the “Borrower”) is party to the Credit Agreement dated as of May 12, 2015 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) with certain Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, a Swing Line Lender and an L/C Issuer. Each Guarantor will derive substantial direct and indirect benefits from the transactions contemplated by the Loan Documents and the Secured Hedge Agreements (together with all instruments, agreements or other documents evidencing the Cash Management Obligations, the “Finance Documents”) and it is in the interest of each such Guarantor to make this Guaranty in favor of the Secured Parties. It is a covenant under the Credit Agreement that each Guarantor (other than a Guarantor in its capacity as an Additional Guarantor following the execution of a Guaranty Supplement) shall have executed and delivered this Guaranty.

The potential obligations of each Guarantor under this Guaranty are not disproportionate to the benefits derived by such Guarantor from the making of extensions of credit to the Borrower under the Credit Agreement and the other financing arrangements described above and/or to each such Guarantor’s net worth.

The execution, delivery and performance by each Guarantor of this Guaranty has been duly authorized by all necessary corporate or limited liability company action on the part of such Guarantor.

NOW, THEREFORE, in consideration of the premises and the Loans and Letters of Credit heretofore or hereafter from time to time made or issued by the Lenders under the Credit Agreement, each Guarantor, jointly and severally with each other Guarantor, hereby agrees as follows:

3. Definitions. Capitalized terms used in this Guaranty and not defined herein shall have the meanings set forth in the Credit Agreement.

The rules of construction specified in Section 1.02 of the Credit Agreement also apply to this Guaranty.

As used in this Guaranty, the following terms have the meanings specified below:

“Additional Guarantor” has the meaning specified in Section 9 of this Guaranty.

“Administrative Agent” has the meaning specified in the preamble to this Guaranty.

“Borrower” has the meaning specified in the preliminary statement to this Guaranty.

“Credit Agreement” has the meaning specified in the preliminary statement to this Guaranty.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. Section 1 et seq.), as amended from time to time, and any successor statute.

“Debtor Relief Laws” has the meaning specified in Section 2(b) of this Guaranty.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of (a) such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder or (b) in the case of a Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Guarantor is a “financial entity,” as defined in Section 2(h)(7)(C)(i) of the Commodity Exchange Act (or any successor provision thereto), in each case at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation, unless otherwise agreed between the Administrative Agent and the Borrower. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Finance Documents” has the meaning specified in the preliminary statement to this Guaranty.

“Full Satisfaction of the Obligations” has the meaning specified in Section 5(c) of this Guaranty.

“Guaranteed Obligations” has the meaning specified in Section 2(a) of this Guaranty.

“Guarantor” means each of the Persons listed on Schedule I hereto or the Additional Guarantors, as the context may require, and “Guarantors” means, collectively, each of the Persons listed on Schedule I hereto and the Additional Guarantors.

“Guaranty” has the meaning specified in the preamble to this Guaranty.

“Guaranty Supplement” means a guaranty supplement in substantially the form of Exhibit A hereto.

“Other Guarantors” has the meaning specified in Section 1(d) of this Guaranty.

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“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party with total assets exceeding $10,000,000 or that qualifies at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time under §1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Specified Loan Party” means any Loan Party that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 14 hereof).

“Swap Obligations” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

4. Guaranty; Limitation of Liability.

Each Guarantor hereby, jointly and severally with the other Guarantors, absolutely, unconditionally and irrevocably guarantees the punctual payment, whether at scheduled maturity or by acceleration, demand or otherwise, of all Obligations of the Borrower, each Loan Party guaranteeing the Obligations of the Borrower and any Restricted Subsidiary which is an obligor with respect to any Secured Hedge Agreements now or hereafter existing or any Cash Management Obligations now or hereafter existing (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations, the “Guaranteed Obligations” (provided that, notwithstanding anything herein or in any other Loan Document to the contrary, with respect to any Guarantor, Guaranteed Obligations shall not include Excluded Swap Obligations of such Guarantor)), and agrees to pay any and all reasonable expenses incurred by the Administrative Agent or any other Secured Party in enforcing any rights under this Guaranty or any other Loan Document in accordance with Section 10.04 of the Credit Agreement (including reasonable fees, expenses and disbursements of any law firm or other external counsel to the Administrative Agent). Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Guarantor to any Secured Party under or in respect of the Finance Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, liquidation, receivership, examinership, administration, reorganization or similar proceeding involving such other Guarantor.

Each Guarantor, and by acceptance of this Guaranty, the Administrative Agent and each other Secured Party, hereby confirm that it is the intention of all such Persons that this Guaranty and the Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Debtor Relief Laws (as hereinafter defined), the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar or analogous

3

foreign, federal or state Law to the extent applicable to this Guaranty and the Obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Administrative Agent, the other Secured Parties and the Guarantors hereby irrevocably agree that the Obligations of each such Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance. For purposes hereof, “Debtor Relief Laws” means any proceeding of the type referred to in Section 8.01(f) of the Credit Agreement or any Debtor Relief Law (as defined in the Credit Agreement).

Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Secured Party under this Guaranty, or any other guaranty, such Guarantor will contribute, to the maximum extent permitted by Law, such amounts to each other Guarantor so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Finance Documents.

To the extent that any Guarantor shall be required hereunder to pay a portion of the Guaranteed Obligations exceeding the greater of (i) the amount of the economic benefit actually received by such Guarantor from the Loans and (ii) the amount such Guarantor would otherwise have paid if such Guarantor had paid the aggregate amount of the Guaranteed Obligations (excluding the amount thereof repaid by the Borrower) in the same proportion as such Guarantor’s net worth at the date enforcement is sought hereunder bears to the aggregate net worth of such Guarantor and all of the other Guarantors (the “Other Guarantors”) at the date of enforcement is sought hereunder, then each Other Guarantor shall reimburse such Guarantor for the amount of such excess, pro rata, based on the respective net worths of such Other Guarantors at the date enforcement hereunder is sought.

5. Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Finance Documents, regardless of any Law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Secured Party with respect thereto. The Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment when due and not of collection, that the Obligations of each Guarantor under or in respect of this Guaranty are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations or of any other Obligations of any other Guarantor under or in respect of the Finance Documents, and that a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Borrower or any other Guarantor or whether the Borrower or any other Guarantor is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives, to the fullest extent permitted by applicable Law, any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

any lack of validity or enforceability of any Finance Document or any agreement or instrument relating thereto;

4

any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Guarantor under or in respect of the Finance Documents, or any other amendment or waiver of or any consent to departure from any Finance Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to the Borrower, any Guarantor or any of their respective Subsidiaries or otherwise;

any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Guaranteed Obligations or any other Obligations of any Guarantor under the Finance Documents or any other assets of the Borrower, any Guarantor or any of their respective Subsidiaries;

any change, restructuring or termination of the corporate structure or existence of the Borrower, any Guarantor or any of their respective Subsidiaries;

any failure of any Secured Party to disclose to any Guarantor any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower or any other Guarantor now or hereafter known to such Secured Party (each Guarantor waiving any duty on the part of the Secured Parties to disclose such information);

the failure of any other Person to execute or deliver this Guaranty, any Guaranty Supplement (as hereinafter defined) or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

any other circumstance or any existence of or reliance on any representation by any Secured Party that might otherwise constitute a defense available to, or a discharge of, any Guarantor or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Secured Party or any other Person upon the insolvency, bankruptcy, liquidation, receivership, examinership, administration or reorganization of the Borrower or any Guarantor or otherwise, all as though such payment had not been made.

6. Waivers and Acknowledgments.

Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Secured Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Guarantor or any other Person or any Collateral.

5

Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Secured Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Guarantors, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder.

Each Guarantor (i) acknowledges that the Administrative Agent on behalf of the Secured Parties may, in accordance with the Loan Documents, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Guaranty, (A) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Guaranteed Obligations or any part thereof, (B) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Guaranteed Obligations, (C) apply such security and direct the order or manner of sale thereof as the Administrative Agent in its sole discretion may determine and (D) release or substitute one or more of any endorsers or other guarantors of any of the Guaranteed Obligations and (ii) hereby waives any defense to the recovery by the Administrative Agent and the other Secured Parties against such Guarantor of any deficiency after any such action and any defense or benefits that may be afforded by applicable Law.

Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Secured Party to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower, any other Guarantor or any of their respective Subsidiaries now or hereafter known by such Secured Party.

Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Finance Documents and that the waivers set forth in Section 3 and this Section 4 are knowingly made in contemplation of such benefits.

Each of the waivers of the Guarantors set forth in this Section 4 is made to the fullest extent permitted by applicable Law.

7. Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower, any other Guarantor or any of their respective Subsidiaries that arise from the existence, payment, performance or enforcement of such Guarantor’s Obligations under or in respect of this Guaranty or any other

6

Finance Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Secured Party against the Borrower, any other Guarantor or any of their respective Subsidiaries or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common Law, including, without limitation, the right to take or receive from the Borrower, any other Guarantor or any of their respective Subsidiaries, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until (a) all of the Guaranteed Obligations (other than (i) (A) Cash Management Obligations and (B) Obligations under Secured Hedge Agreements not yet due and payable, and (ii) contingent obligations not yet accrued and payable) shall have been paid in full, (b) all Letters of Credit shall have been Cash Collateralized or otherwise back-stopped (including by “grandfathering” into any future credit facilities), in each case, on terms reasonably satisfactory to the relevant L/C Issuer in its reasonable discretion, or shall have expired or been terminated, and (c) the Aggregate Commitments shall have expired or been terminated (clauses (a) through (c), collectively, “Full Satisfaction of the Obligations”). If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the Full Satisfaction of the Obligations, such amount shall be received and held in trust for the benefit of the Secured Parties, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Finance Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. Upon Full Satisfaction of the Obligations, the Secured Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

8. Payments Free and Clear of Taxes, Etc.

The provisions of Section 3.01 of the Credit Agreement shall apply without duplication to this Guaranty mutatis mutandis as if each Guarantor hereunder were the Borrower under the Credit Agreement.

9. Covenants. Each Guarantor covenants and agrees that, unless and until Full Satisfaction of the Obligations, such Guarantor will perform and observe, and cause each of its Subsidiaries to perform and observe, all of the terms, covenants and agreements set forth in the Loan Documents on its or their part to be performed or observed or that the Borrower has agreed to cause such Guarantor or such Subsidiaries to perform or observe.

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10. Amendments, Release of Guarantors, Etc.

No amendment or waiver of any provision of this Guaranty and no consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent and the Guarantors (with the consent of the requisite number of Lenders specified in the Credit Agreement) and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. A Guarantor shall automatically be released from this Guaranty and its obligations hereunder upon consummation of any Disposition or other transaction or designation permitted by the Credit Agreement as a result of which such Guarantor (a) ceases to be a Restricted Subsidiary or (b) becomes an Excluded Subsidiary; provided that no such release shall occur if such Guarantor is a guarantor in respect of any Specified Junior Financing Obligations. The Administrative Agent will, at such Guarantor’s expense, execute and deliver to such Guarantor such documents as such Guarantor shall reasonably request to evidence the release of such Guarantor from its Guarantee hereunder pursuant to this Section 8; provided that such Guarantor shall have delivered to the Administrative Agent a written request therefor and a certificate of such Guarantor to the effect that the transaction is in compliance with the Loan Documents. The Administrative Agent shall be authorized to rely on any such certificate without independent investigation.

11. Guaranty Supplements. Upon the execution and delivery by any Person of a Guaranty Supplement, (a) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Guaranty to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and each reference in any other Loan Document to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and (b) each reference herein to “this Guaranty”, “hereunder”, “hereof” or words of like import referring to this Guaranty, and each reference in any other Loan Document to the “Guaranty”, “thereunder”, “thereof” or words of like import referring to this Guaranty, shall mean and be a reference to this Guaranty as supplemented by such Guaranty Supplement.

12. Notices, Etc.

All notices and other communications as provided for in the Credit Agreement or hereunder shall be in writing (including telegraphic or telecopy communication or facsimile transmission) and mailed, telegraphed, telecopied, faxed or delivered to it, if to any Guarantor, addressed to it in care of the Borrower at the Borrower’s address specified in Schedule 10.02 of the Credit Agreement, if to any Agent, at its address specified in Schedule 10.02 of the Credit Agreement, if to any Lender, at its address specified in its Administrative Questionnaire, if to any Hedge Bank, at its address specified in the Secured Hedge Agreement to which it is a party, or, as to any other party, at such other address as shall be designated by such party in a written notice to each other party. All such notices and other communications shall be deemed to be given or made at such time as shall be set forth in Section 10.02 of the Credit Agreement. Delivery by telecopier of an executed counterpart of a signature page to any amendment or waiver of any provision of this Guaranty or of any Guaranty Supplement to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof.

8

13. No Waiver; Remedies. No failure on the part of any Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by Law.

14. Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent and, after obtaining the prior written consent of the Administrative Agent, each other Agent and each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Agent or such Lender to or for the credit or the account of any Guarantor against any and all of the Obligations of such Guarantor now or hereafter existing under the Loan Documents, irrespective of whether such Agent or such Lender shall have made any demand under this Guaranty or any other Loan Document and although such Obligations may be unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over promptly to the Administrative Agent for further application in accordance with the provisions of Section 2.17 of the Credit Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Secured Parties and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Agent and each Lender agrees promptly to notify such Guarantor after any such set-off and application; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Agent and each Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Agent and such Lender may have.

15. Continuing Guaranty; Assignments under the Credit Agreement. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until Full Satisfaction of the Obligations, (b) be binding upon each Guarantor, its successors and assigns and (c) inure, together with the rights and remedies of the Administrative Agent hereunder, to the benefit of the Secured Parties and their permitted respective successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Secured Party may assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement (including, without limitation, all or any portion of its Commitments, the Loans owing to it and the Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party herein or otherwise, in each case as and to the extent provided in Section 10.07 of the Credit Agreement. Except as otherwise provided in the Credit Agreement, no Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Secured Parties.

9

16. Keepwell. Each Guarantor that is a Qualified ECP Guarantor at the time the Guarantee or the grant of the security interest under the Loan Documents, in each case, by any Specified Loan Party, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its Guaranteed Obligations under this Agreement and the other Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Section 14 voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the payment in full of the Obligations. Each Qualified ECP Guarantor intends this Section 14 to constitute, and this Section 14 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

17. Excluded Swap Obligations Limitation. Notwithstanding anything in the Credit Agreement to the contrary, no Guarantor shall be required to make any payment pursuant to this Guaranty to any party, and the right of set-off provided in Section 10.09 of the Credit Agreement and Section 12 hereof shall not apply with respect to any Guarantor, in each case, with respect to Excluded Swap Obligations, if any, of such Guarantor.

18. Execution in Counterparts. This Guaranty and each amendment, waiver and consent with respect hereto may be executed in any number of counterparts and by different parties thereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Guaranty by facsimile or other electronic transmission (e.g., pdf or tif) shall be effective as delivery of an original executed counterpart of this Guaranty.

19. Governing Law; Jurisdiction; Waiver of Jury Trial, Etc.

This Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York.

ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS GUARANTY, EACH GUARANTOR CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS (OTHER THAN WITH RESPECT TO ACTIONS BY ANY AGENT OR ANY LENDER IN RESPECT OF RIGHTS

10

UNDER ANY COLLATERAL DOCUMENT GOVERNED BY A LAW OTHER THAN THE LAWS OF THE STATE OF NEW YORK OR WITH RESPECT TO ANY COLLATERAL SUBJECT THERETO). EACH GUARANTOR IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

EACH PARTY TO THIS GUARANTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 17 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

[Signature pages follow]

11

IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

GUARANTORS:

BENEFIT HOLDING, INC.
ENCORE HEALTH RESOURCES, LLC
EXPRESSION ANALYSIS, INC.
INNOVEX MERGER CORP.
QUINTILES BT, INC.
QUINTILES FEDERATED SERVICES, INC.
QUINTILES PHARMA SERVICES CORP.

By:
Name:	James H. Erlinger III
Title:	President

IGUARD, INC.
QUINTILES COMMERCIAL US, INC.
QUINTILES CONSULTING, INC.
QUINTILES, INC.
QUINTILES PHARMA, INC.

By:
Name:	James H. Erlinger III
Title:	Vice President

NOVELLA CLINICAL LLC
OUTCOME SCIENCES, LLC
QUINTILES BIOSCIENCES HOLDINGS, INC.
QUINTILES BIOSCIENCES, INC.
QUINTILES MEDICAL COMMUNICATIONS &
CONSULTING, INC.
QUINTILES MEDICAL EDUCATION, INC.

By:
Name:	James H. Erlinger III
Title:	Secretary

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QUINTILES LABORATORIES, LLC
QUINTILES LATIN AMERICA, LLC
QUINTILES PHASE ONE SERVICES, LLC

By:
Name:	James H. Erlinger III
Title:	Vice President, Quintiles, Inc., the sole Member

EA INSTITUTE, L.L.C.

By:
Name:	James H. Erlinger III
Title:	Manager

QUINTILES MARKET INTELLIGENCE, LLC

By:
Name:	James H. Erlinger III
Title:	Vice President, Quintiles Consulting, Inc., the sole Member

QUINTILES TRANSFER, L.L.C.

By:
Name:	James H. Erlinger III
Title:	President, Quintiles Pharma Services Corp., the sole Member

2

TARGETED MOLECULAR DIAGNOSTICS,
LLC

By:
Name:	James H. Erlinger III
Title:	Vice President, Quintiles, Inc., the sole Member of Quintiles Laboratories, LLC, the sole Member

3

QUINTILES ASIA, INC.
VCG&A, INC.
VCG-BIO, INC.

By:
Name:	R. David Andrews
Title:	Vice President

4

Accepted and Agreed

as of the date first above written:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

5

[FORM OF] GUARANTY SUPPLEMENT

[•], 20[•]

JPMorgan Chase Bank, N.A., as Administrative Agent

[                 •                     ]

Attention:

RE: Credit Agreement dated as of May 12, 2015 among Quintiles Transnational Corp., a North Carolina corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, each a “Lender”), and JPMorgan Chase Bank, N.A., as Administrative Agent, a Swing Line Lender and an L/C Issuer.

Ladies and Gentlemen:

Reference is made to the above-captioned Credit Agreement and to the Guaranty referred to therein (such Guaranty, as in effect on the date hereof and as it may hereafter be amended, supplemented or otherwise modified from time to time, together with this Guaranty Supplement (this “Guaranty Supplement”), being the “Guaranty”). The capitalized terms defined in the Guaranty or in the Credit Agreement and not defined herein are used herein as therein defined.

Section 1. Guaranty; Limitation of Liability. (a) The undersigned hereby, jointly and severally with the other Guarantors, absolutely, unconditionally and irrevocably guarantees the punctual payment, whether at scheduled maturity or by acceleration, demand or otherwise, of all Obligations of the Borrower, each Loan Party guaranteeing the Obligations of the Borrower and any Restricted Subsidiary which is an obligor with respect to any Secured Hedge Agreements now or hereafter existing or any Cash Management Obligations now or hereafter existing (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations, the “Guaranteed Obligations”), and agrees to pay any and all reasonable expenses incurred by the Administrative Agent or any other Secured Party in enforcing any rights under this Guaranty Supplement, the Guaranty or any other Loan Document in accordance with Section 10.04 of the Credit Agreement (including reasonable fees, expenses and disbursements of any law firm or other external counsel to the Administrative Agent). Without limiting the generality of the foregoing, the undersigned’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Guarantor to any Secured Party under or in respect of the Finance Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, liquidation, receivership, examinership, reorganization, administration or similar proceeding involving such other Guarantor.

(b) The undersigned, and by acceptance of this Guaranty Supplement, the Administrative Agent and each other Secured Party, hereby confirm that it is the intention of all such Persons that this Guaranty Supplement, the Guaranty and the Obligations of the undersigned

S-1

hereunder and thereunder not constitute a fraudulent transfer or conveyance for purposes of Debtor Relief Laws (as hereinafter defined), the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar or analogous foreign, federal or state Law to the extent applicable to this Guaranty Supplement, the Guaranty and the Obligations of the undersigned hereunder and thereunder. To effectuate the foregoing intention, the Administrative Agent, the other Secured Parties and the undersigned hereby irrevocably agree that the Obligations of the undersigned under this Guaranty Supplement and the Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of the undersigned under this Guaranty Supplement and the Guaranty not constituting a fraudulent transfer or conveyance. For purposes hereof, “Debtor Relief Laws” means any proceeding of the type referred to in Section 8.01(f) of the Credit Agreement or any Debtor Relief Law (as defined in the Credit Agreement).

(c) The undersigned hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Secured Party under this Guaranty Supplement, the Guaranty, or any other guaranty, the undersigned will contribute, to the maximum extent permitted by applicable Law, such amounts to each other Guarantor so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Finance Documents.

(d) To the extent that any Guarantor shall be required hereunder to pay a portion of the Guaranteed Obligations exceeding the greater of (i) the amount of the economic benefit actually received by such Guarantor from the Loans and (ii) the amount such Guarantor would otherwise have paid if such Guarantor had paid the aggregate amount of the Guaranteed Obligations (excluding the amount thereof repaid by the Borrower) in the same proportion as such Guarantor’s net worth at the date enforcement is sought hereunder bears to the aggregate net worth of such Guarantor and all of the other Guarantors (the “Other Guarantors”) at the date of enforcement is sought hereunder, then, each Other Guarantor shall reimburse such Guarantor for the amount of such excess, pro rata, based on the respective net worths of such Other Guarantors at the date enforcement hereunder is sought.

Section 2. Obligations Under the Guaranty. The undersigned hereby agrees, as of the date first above written, to be bound as a Guarantor by all of the terms and conditions of the Guaranty to the same extent as each of the other Guarantors thereunder. The undersigned further agrees, as of the date first above written, that each reference in the Guaranty to an “Additional Guarantor” or a “Guarantor” shall also mean and be a reference to the undersigned, and each reference in any other Loan Document to a “Loan Party” or a “Guarantor” shall also mean and be a reference to the undersigned.

Section 3. Delivery by Facsimile or Electronic Transmission. Delivery of an executed counterpart of a signature page to this Guaranty Supplement by facsimile or other electronic transmission (e.g., pdf or tif) shall be effective as delivery of an original executed counterpart of this Guaranty Supplement.

Section 4. Governing Law; Jurisdiction; Waiver of Jury Trial, Etc. (a) This Guaranty Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

2

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTY SUPPLEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY IN THE BOROUGH OF MANHATTAN OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS GUARANTY SUPPLEMENT, EACH GUARANTOR PARTY HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH GUARANTOR PARTY HERETO IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

(c) EACH PARTY TO THIS GUARANTY SUPPLEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 4 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Very truly yours,

[NAME OF ADDITIONAL GUARANTOR],

By:
Name:
Title:

Accepted and Agreed
as of the date first above written:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

3

Schedule I

Guarantors

Legal Name	State of Formation
Benefit Holding, Inc.	North Carolina
EA Institute, L.L.C.	Delaware
Encore Health Resources, LLC	Texas
Expression Analysis, Inc.	Delaware
iGuard, Inc.	North Carolina
Innovex Merger Corp.	North Carolina
Novella Clinical LLC	Delaware
Outcome Sciences, LLC	Delaware
Quintiles Asia, Inc.	North Carolina
Quintiles BioSciences Holdings, Inc.	Delaware
Quintiles BioSciences, Inc.	Delaware
Quintiles BT, Inc.	North Carolina
Quintiles Commercial US, Inc.	Delaware
Quintiles Consulting, Inc.	North Carolina
Quintiles Federated Services, Inc.	North Carolina
Quintiles, Inc.	North Carolina
Quintiles Laboratories, LLC	North Carolina
Quintiles Latin America, LLC	North Carolina
Quintiles Market Intelligence, LLC	North Carolina
Quintiles Medical Communications & Consulting, Inc.	New Jersey
Quintiles Medical Education, Inc.	New York
Quintiles Pharma, Inc.	North Carolina
Quintiles Pharma Services Corp.	North Carolina

4

Legal Name	State of Formation
Quintiles Phase One Services, LLC	Kansas
Quintiles Transfer, L.L.C.	Delaware
Targeted Molecular Diagnostics, LLC	Illinois
VCG&A, Inc.	Massachusetts
VCG-Bio, Inc.	Delaware

5

EXHIBIT G

FORM OF SECURITY AGREEMENT

[see attached]

S-1

EXECUTION VERSION

SECURITY AGREEMENT

dated as of

May 12, 2015

among

THE GRANTORS IDENTIFIED HEREIN

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

TABLE OF CONTENTS

		Page
ARTICLE I

Definitions

SECTION 1.01	Credit Agreement	1
SECTION 1.02	Other Defined Terms	1
ARTICLE II

Pledge of Securities
SECTION 2.01	Pledge	4
SECTION 2.02	Delivery of the Pledged Equity	5
SECTION 2.03	Representations, Warranties and Covenants	6
SECTION 2.04	Certification of Limited Liability Company and Limited Partnership Interests	7
SECTION 2.05	Registration in Nominee Name; Denominations	8
SECTION 2.06	Voting Rights; Dividends and Interest	8
ARTICLE III

Security Interests in Personal Property
SECTION 3.01	Security Interest	10
SECTION 3.02	Representations and Warranties	12
SECTION 3.03	Covenants	14
ARTICLE IV

Remedies
SECTION 4.01	Remedies Upon Default	16
SECTION 4.02	Application of Proceeds	18
SECTION 4.03	Grant of License to Use Intellectual Property	19
ARTICLE V

Subordination
SECTION 5.01	Subordination	19
ARTICLE VI

Miscellaneous
SECTION 6.01	Notices	20
SECTION 6.02	Waivers; Amendment	20
SECTION 6.03	Administrative Agent’s Fees and Expenses; Indemnification	20
SECTION 6.04	Successors and Assigns	21
SECTION 6.05	Survival of Agreement	21
SECTION 6.06	Counterparts; Effectiveness; Several Agreement	21
SECTION 6.07	Severability	21
SECTION 6.08	Right of Set-Off	22

-i-

Exhibits

Exhibit I	Form of Security Agreement Supplement
Exhibit II	Form of Patent Security Agreement
Exhibit III	Form of Trademark Security Agreement
Exhibit IV	Form of Copyright Security Agreement
Exhibit V	Form of Issuer’s Acknowledgment

-ii-

SECURITY AGREEMENT dated as of May 12, 2015, among the Grantors (as defined below) and JPMorgan Chase Bank, N.A., as the administrative agent for the Secured Parties (in such capacity, the “Administrative Agent”).

Reference is made to the Credit Agreement (the “Credit Agreement”), dated as of May 12, 2015, among Quintiles Transnational Corp., a North Carolina corporation (the “Borrower”), each lender from time to time party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, a Swing Line Lender and an L/C Issuer.

On the date hereof, the Lenders will make Term Loans and provide Revolving Credit Commitments to the Borrower under the Credit Agreement.

The Guarantors party hereto are affiliates of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement, and are willing to execute and deliver this Agreement as consideration for Loans made and Letters of Credit issued and to induce the Lenders to make additional Loans and the L/C Issuers to issue additional Letters of Credit. Accordingly, the parties hereto agree as follows:

20. Definitions

Credit Agreement.

Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Credit Agreement. All terms defined in the UCC (as defined herein) and not defined in this Agreement have the meanings specified therein; the term “instrument” shall have the meaning specified in Article 9 of the UCC.

The rules of construction specified in Article I of the Credit Agreement also apply to this Agreement.

Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Account Debtor” means any Person who is or who may become obligated to any Grantor under, with respect to or on account of an Account.

“Accounts” has the meaning specified in Article 9 of the UCC.

“Administrative Agent” has the meaning assigned to such term in the recitals of the Agreement or any permitted successor administrative agent.

“Agreement” means this Security Agreement.

“Article 9 Collateral” has the meaning assigned to such term in Section 3.01(a).

“Borrower” means Quintiles Transnational Corp., a North Carolina corporation.

“Collateral” means the Article 9 Collateral and the Pledged Collateral.

“Copyright License” means any written agreement, now or hereafter in effect, granting any right to any third party under any Copyright now or hereafter owned by any Grantor or that such Grantor otherwise has the right to license, or granting any right to any Grantor under any Copyright now or hereafter owned by any third party, and all rights of such Grantor under any such agreement.

“Copyrights” means all of the following now owned or hereafter acquired by any Grantor: (a) all copyright rights in any work subject to the copyright laws of the United States, whether as author, assignee, transferee or otherwise, and (b) all registrations and applications for registration of any such copyright in the United States, including registrations, recordings, supplemental registrations and pending applications for registration in the USCO.

“Credit Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.

“General Intangibles” has the meaning specified in Article 9 of the UCC.

“Grantor” means, without duplication, the Borrower, each Guarantor that is a party hereto and each Guarantor that is a Restricted Subsidiary that becomes a party to this Agreement after the date hereof.

“Intellectual Property” means all intellectual and similar property of every kind and nature now owned or hereafter acquired by any Grantor, including inventions, designs, Patents, Copyrights, Licenses, Trademarks, trade secrets, the intellectual property rights in software and databases and related documentation and all additions and improvements to the foregoing.

“Intellectual Property Security Agreements” means the short-form Patent Security Agreement, short-form Trademark Security Agreement, and short-form Copyright Security Agreement, each substantially in the form attached hereto as Exhibits II, III and IV, respectively.

“License” means any Patent License, Trademark License, Copyright License or other Intellectual Property license or sublicense agreement to which any Grantor is a party, together with any and all (i) renewals, extensions, supplements and continuations thereof, (ii) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder or with respect thereto including damages and payments for past, present or future infringements or violations thereof, and (iii) rights to sue for past, present and future violations thereof.

“Margin Stock” has the meaning specified in Regulation U of the Board of Governors of the Federal Reserve System.

“Patent License” means any written agreement, now or hereafter in effect, granting to any third party any right to make, use or sell any invention on which a Patent, now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, is in existence, or granting to any Grantor any right to make, use or sell any invention on which a Patent, now or hereafter owned by any third party, is in existence, and all rights of any Grantor under any such agreement.

“Patents” means all of the following now owned or hereafter acquired by any Grantor: (a) all letters Patent of the United States in or to which any Grantor now or hereafter has any right, title or interest therein, all registrations and recordings thereof, and all applications for letters Patent of the United States, including registrations, recordings and pending applications in the USPTO, and (b) all reissues, continuations, divisions, continuations-in-part, renewals, improvements or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein.

“Perfection Certificate” means a certificate substantially in the form of Exhibit T-1 to the Credit Agreement, completed and supplemented with the schedules and attachments contemplated thereby, and duly executed by a Responsible Officer of each of the Borrower and each Guarantor party to the Security Agreement on the date hereof as the same may be amended or supplemented from time to time.

“Pledged Collateral” has the meaning assigned to such term in Section 2.01.

“Pledged Debt” has the meaning assigned to such term in Section 2.01.

“Pledged Equity” has the meaning assigned to such term in Section 2.01.

“Pledged Securities” means the Pledged Equity and Pledged Debt.

“Secured Obligations” means the “Obligations” (as defined in the Credit Agreement).

“Secured Parties” has the meaning assigned to such term in the Credit Agreement.

“Security Agreement Supplement” means an instrument substantially in the form of Exhibit I hereto.

“Trademark License” means any written agreement, now or hereafter in effect, granting to any third party any right to use any Trademark now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, or granting to any Grantor any right to use any Trademark now or hereafter owned by any third party, and all rights of any Grantor under any such agreement.

“Trademarks” means all of the following now owned or hereafter acquired by any Grantor in the United States: (a) all trademarks, service marks, trade names, corporate names, trade dress, logos, designs, fictitious business names other source or business identifiers, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the USPTO or any similar offices in any State of the United States or any political subdivision thereof, and all extensions or renewals thereof, as well as any unregistered trademarks and service marks used by a Grantor and (b) all goodwill connected with the use of and symbolized thereby.

“UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“USCO” means the United States Copyright Office.

“USPTO” means the United States Patent and Trademark Office.

21. Pledge of Securities

Pledge. As security for the payment or performance, as the case may be, in full of the Secured Obligations, including the Guarantees, each of the Grantors hereby assigns and pledges to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, and hereby grants to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest in all of such Grantor’s right, title and interest in, to and under, whether now existing or hereafter acquired:

all Equity Interests held by it, including without limitation the Equity Interests that are listed as required to be pledged to the Administrative Agent on Schedules 12(a) and (b) to the Perfection Certificate, and any other Equity Interests obtained in the future by such Grantor and the certificates representing all such Equity Interests of a Subsidiary (collectively, the “Pledged Equity”); provided that the Pledged Equity shall not include Excluded Assets;

(A) the debt securities owned by it, including without limitation the debt securities listed opposite the name of such Grantor on Schedule 13 to the Perfection Certificate, (B) any debt securities obtained in the future by such Grantor and (C) the promissory notes and any other instruments evidencing such debt securities, provided, that any intercompany debt shall be pledged by delivery of a global intercompany note identified in Schedule 14 to the Perfection Certificate notwithstanding the existence of a separate note evidencing such debt (collectively, the “Pledged Debt”); provided further that the Pledged Debt shall not include any Excluded Assets;

all other property that may be delivered to and held by the Administrative Agent pursuant to the terms of this Section 2.01;

subject to Section 2.06, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the securities referred to in clauses (i) and (ii) above;

subject to Section 2.06, all rights and privileges of such Grantor with respect to the securities and other property referred to in clauses (i), (ii), (iii) and (iv) above; and

all Proceeds of any of the foregoing (the items referred to in clauses (i) through (vi) above being collectively referred to as the “Pledged Collateral”).

TO HAVE AND TO HOLD the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, forever, subject, however, to the terms, covenants and conditions hereinafter set forth.

Delivery of the Pledged Equity.

Each Grantor agrees to promptly (and in any event (i) on the Closing Date with respect to any such property existing on the Closing Date and (ii) within 45 days after the end of the fiscal quarter in which such property was acquired (or such longer period as may be agreed by the Administrative Agent in its sole discretion) deliver or cause to be delivered to the Administrative Agent, for the benefit of the Secured Parties, any and all (i) Pledged Equity to the extent certificated and (ii) to the extent required to be delivered pursuant to paragraph (b) of this Section 2.02, Pledged Debt.

Each Grantor will cause any Pledged Debt that is evidenced by a duly executed promissory note to be pledged and delivered to the Administrative Agent, for the benefit of the Secured Parties, pursuant to the terms hereof; provided, however, that such pledge requirement shall not apply to any promissory note with a principal amount less than $1,000,000.

Upon delivery to the Administrative Agent, (i) any Pledged Securities shall be accompanied by stock or security powers duly executed in blank or other instruments of transfer reasonably satisfactory to the Administrative Agent and by such other instruments and documents as the Administrative Agent may reasonably request, including with respect to the pledge of any limited liability company interest, an Issuer’s Acknowledgment substantially in the form of Exhibit V hereto, and (ii) all other property comprising part of the Pledged Collateral shall be accompanied by proper instruments of assignment duly executed by the applicable Grantor and by such other instruments and documents as the Administrative Agent may reasonably request. Each delivery of Pledged Securities shall be accompanied by a schedule describing the securities, which schedule shall be deemed to supplement Schedule 12(a), 12(b) or 13 to the Perfection Certificate, as applicable, and made a part thereof; provided that failure to supplement such schedule shall not affect the validity of such pledge of such Pledged Equity. Each schedule so delivered shall supplement any prior schedules so delivered.

Representations, Warranties and Covenants. Each Grantor represents, warrants and covenants to and with the Administrative Agent, for the benefit of the Secured Parties, that:

As of the date hereof, Schedules 12(a), 12(b) and 13 to the Perfection Certificate includes all Equity Interests, debt securities and promissory notes required to be pledged by such Grantor hereunder and pursuant to the Credit Agreement;

the Pledged Equity issued by any wholly owned Restricted Subsidiary has been duly and validly authorized and issued by the issuers thereof and is fully paid and nonassessable; except for the security interests granted hereunder, such Grantor (i) is, subject to any transfers made in compliance with the Credit Agreement, the direct owner, beneficially and of record, of the Pledged Equity indicated on Schedules 12(a) and 12(b) to the Perfection Certificate, (ii) holds the same free and clear of all Liens, other than (A) Liens created by the Collateral Documents and (B) Liens expressly permitted pursuant to Section 7.01 of the Credit Agreement, and (iii) if reasonably requested by the Administrative Agent, will defend its title or interest thereto or therein against any and all Liens (other than the Liens permitted pursuant to this Section 2.03(c)), however arising, of all Persons whomsoever;

except for restrictions and limitations (i) imposed or permitted by the Loan Documents or applicable Laws generally or (ii) described in the Perfection Certificate or (iii) permitted by Section 7.09 of the Credit Agreement, the Pledged Collateral is freely transferable and assignable, and none of the Pledged Collateral is subject to any option, right of first refusal, shareholders agreement, charter or by-law provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect in any manner material and adverse to the Secured Parties the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Administrative Agent of rights and remedies hereunder;

the execution and performance by the Grantors of this Agreement are within each Grantor’s corporate or other powers and have been duly authorized by all necessary corporate or other organizational action;

no consent or approval of any Governmental Authority, any securities exchange or any other Person was or is necessary to the validity of the pledge effected hereby, except for (i) filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties and (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect;

by virtue of the execution and delivery by each Grantor of this Agreement, and delivery of the Pledged Securities to and continued possession by the Administrative Agent in the State of New York, the Administrative Agent for the benefit of the Secured Parties will have a legal, valid and perfected lien upon and security interest in such Pledged Securities as security for the payment and performance of the Secured Obligations to the extent such perfection is governed by the UCC subject only to Liens permitted by Section 7.01 of the Credit Agreement; and

the pledge effected hereby is effective to vest in the Administrative Agent, for the benefit of the Secured Parties, the rights of the Administrative Agent in the Pledged Collateral to the extent intended hereby.

Subject to the terms of this Agreement, each Grantor hereby agrees that upon the occurrence and during the continuance of an Event of Default, it will comply with instructions of the Administrative Agent with respect to the Equity Interests in such Grantor that constitute Pledged Equity hereunder that are not certificated without further consent by the applicable owner or holder of such Equity Interests.

Notwithstanding anything to the contrary in this Agreement, to the extent any provision of this Agreement or the Credit Agreement excludes any assets from the scope of the Pledged Collateral, or from any requirement to take any action to perfect any security interest in favor of the Administrative Agent in the Pledged Collateral, the representations, warranties and covenants made by any relevant Grantor in this Agreement with respect to the creation, perfection or priority (as applicable) of the security interest granted in favor of the Administrative Agent (including, without limitation, this Section 2.03) shall be deemed not to apply to such excluded assets.

Certification of Limited Liability Company and Limited Partnership Interests. No interest in any limited liability company or limited partnership controlled by any Grantor that constitutes Pledged Equity shall be represented by a certificate unless (i) the limited liability company agreement or partnership agreement expressly provides that such interests shall be a “security” within the meaning of Article 8 of the UCC of the applicable jurisdiction, and (ii) such certificate shall be delivered to the Administrative Agent in accordance with Section 2.02. Any limited liability company and any limited partnership controlled by any Grantor shall either (a) not include in its operative documents any provision that any Equity Interests in such limited liability company or such limited partnership be a “security” as defined under Article 8 of the Uniform Commercial Code or (b) certificate any Equity Interests in any such limited liability company or such limited partnership. To the extent an interest in any limited liability company or limited partnership controlled by any Grantor and pledged under Section 2.01 is certificated or becomes certificated, (i) each such certificate shall be delivered to the Administrative Agent, pursuant to Section 2.02(a) and (ii) such Grantor shall fulfill all other requirements under Section 2.02 applicable in respect thereof. Such Grantor hereby agrees that if any of the Pledged Collateral are at any time not evidenced by certificates of ownership, then each applicable Grantor shall, to the extent permitted by applicable law, if necessary or desirable to perfect a security interest in such Pledged Collateral, cause such pledge to be recorded on the equity holder register or the books of the issuer, execute any customary pledge forms or other documents necessary or appropriate to complete the pledge and give the Administrative Agent the right to transfer such Pledged Collateral under the terms hereof.

Registration in Nominee Name; Denominations. If an Event of Default shall have occurred and be continuing and the Administrative Agent shall give the Borrower prior notice of its intent to exercise such rights, (a) the Administrative Agent, on behalf of the Secured Parties, shall have the right to hold the Pledged Securities in its own name as pledgee, the name of its nominee (as pledgee or as sub-agent) or the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Administrative Agent, and each Grantor will promptly give to the Administrative Agent copies of any notices or other communications received by it with respect to Pledged Equity registered in the name of such Grantor and (b) the Administrative Agent shall have the right to exchange the certificates representing Pledged Equity for certificates of smaller or larger denominations for any purpose consistent with this Agreement, to the extent permitted by the documentation governing such Pledged Securities.

Voting Rights; Dividends and Interest.

Unless and until an Event of Default shall have occurred and be continuing and the Administrative Agent shall have provided notice to the Borrower that the rights of the Grantor under this Section 2.06 are being suspended:

Each Grantor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Securities or any part thereof and each Grantor agrees that it shall exercise such rights for purposes consistent with the terms of this Agreement, the Credit Agreement and the other Loan Documents.

The Administrative Agent shall promptly (after reasonable advance notice) execute and deliver to each Grantor, or cause to be executed and delivered to such Grantor, all such proxies, powers of attorney and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above.

Each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Securities to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement, the other Loan Documents and applicable Laws; provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Equity or Pledged Debt, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, if received by any Grantor, shall not be commingled by such Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Administrative Agent and the Secured Parties and shall be promptly (and in any event within 10 Business Days (or such longer period as may be agreed by the Administrative Agent in its sole discretion))

delivered to the Administrative Agent in the same form as so received (with any necessary endorsement reasonably requested by the Administrative Agent). So long as no Default or Event of Default has occurred and is continuing, the Administrative Agent shall promptly deliver to each Grantor any Pledged Securities in its possession if requested to be delivered to the issuer thereof in connection with any exchange or redemption of such Pledged Securities permitted by the Credit Agreement in accordance with this Section 2.06(a)(iii).

Upon the occurrence and during the continuance of an Event of Default, after the Administrative Agent shall have notified the Borrower of the suspension of the Grantors’ rights under paragraph (a)(iii) of this Section 2.06, then all rights of any Grantor to dividends, interest, principal or other distributions that such Grantor is authorized to receive pursuant to paragraph (a)(iii) of this Section 2.06 shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions. All dividends, interest, principal or other distributions received by any Grantor contrary to the provisions of this Section 2.06 shall be held in trust for the benefit of the Administrative Agent, shall be segregated from other property or funds of such Grantor and shall be promptly (and in any event within 10 days) delivered to the Administrative Agent upon demand in the same form as so received (with any necessary endorsement reasonably requested by the Administrative Agent). Any and all money and other property paid over to or received by the Administrative Agent pursuant to the provisions of this paragraph (b) shall be retained by the Administrative Agent in an account to be established by the Administrative Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 4.02. After all Events of Default have been cured or waived, the Administrative Agent shall promptly repay to each Grantor (without interest) all dividends, interest, principal or other distributions that such Grantor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 2.06 and that remain in such account.

Upon the occurrence and during the continuance of an Event of Default, after the Administrative Agent shall have provided the Borrower with notice of the suspension of its rights under paragraph (a)(i) of this Section 2.06, then all rights of any Grantor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 2.06, and the obligations of the Administrative Agent under paragraph (a)(ii) of this Section 2.06 shall cease and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that, unless otherwise directed by the Required Lenders, the Administrative Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Grantors to exercise such rights. After all Events of Default have been cured or waived, each Grantor shall have the exclusive right to exercise the voting and/or consensual rights and powers that the Borrower would otherwise be entitled to exercise pursuant to the terms of paragraph (a)(i) above, and the obligations of the Administrative Agent under paragraph (a)(ii) of this Section 2.06 shall be reinstated.

Any notice given by the Administrative Agent to the Borrower under Section 2.05 or Section 2.06 (i) shall be given in writing, (ii) may be given with respect to one or more of the Grantors at the same or different times and (iii) may suspend the rights of the Grantors under paragraph (a)(i) or paragraph (a)(iii) of this Section 2.06 in part without suspending all such rights (as specified by the Administrative Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Administrative Agent’s rights to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing.

Administrative Agent Not a Partner or Limited Liability Company Member. Nothing contained in this Agreement shall be construed to make the Administrative Agent or any other Secured Party liable as a member of any limited liability company or as a partner of any partnership and neither the Administrative Agent nor any other Secured Party by virtue of this Agreement or otherwise (except as referred to in the following sentence) shall have any of the duties, obligations or liabilities of a member of any limited liability company or as a partner in any partnership. The parties hereto expressly agree that, unless the Administrative Agent shall become the absolute owner of Pledged Equity consisting of a limited liability company interest or a partnership interest pursuant hereto, this Agreement shall not be construed as creating a partnership or joint venture among the Administrative Agent, any other Secured Party, any Grantor and/or any other Person.

22. Security Interests in Personal Property

Security Interest.

As security for the payment or performance, as the case may be, in full of the Secured Obligations, including the Guarantee of each Grantor, each Grantor hereby assigns and pledges to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, and hereby grants to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest (the “Security Interest”) in, all right, title or interest in or to any and all of the following assets and properties now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

all Accounts and Deposit Accounts;

all Chattel Paper;

all Documents;

all Equipment;

all General Intangibles;

all Goods;

all Instruments;

all Inventory;

all Investment Property;

all books and records pertaining to the Article 9 Collateral;

all Fixtures;

all letter-of-credit rights, but only to the extent constituting a supporting obligation for other Article 9 Collateral as to which perfection of security interests in such Article 9 Collateral is accomplished solely by the filing of a UCC financing statement;

all Intellectual Property;

all Commercial Tort Claims listed on Schedule 16 to the Perfection Certificate and on any supplement thereto received by the Administrative Agent pursuant to Section 3.03(e); and

to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all Supporting Obligations, collateral security and guarantees given by any Person with respect to any of the foregoing;

provided that, notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute a grant of a security interest in any Excluded Asset.

Subject to Section 3.01(e), each Grantor hereby irrevocably authorizes the Administrative Agent for the benefit of the Secured Parties at any time and from time to time to file in any relevant jurisdiction any initial financing statements with respect to the Article 9 Collateral or any part thereof and amendments thereto that (i) indicate the Article 9 Collateral as “all assets” or “all personal property” of such Grantor or words of similar effect as being of an equal or lesser scope or with greater detail and (ii) contain the information required by Article 9 of the Uniform Commercial Code or the analogous legislation of each applicable jurisdiction for the filing of any financing statement or amendment, including whether such Grantor is an organization, the type of organization and, if required, any organizational identification number issued to such Grantor. Each Grantor agrees to provide such information to the Administrative Agent promptly upon any reasonable request.

The Security Interest is granted as security only and shall not subject the Administrative Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Article 9 Collateral.

The Administrative Agent is authorized to file with the USPTO or the USCO (or any successor office) such documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest in each item of Intellectual Property that is subject to registration or an application to register in the USPTO or USCO of each Grantor in which a security interest has been granted, and naming any Grantor or the Grantors as debtors and the Administrative Agent as secured party and shall provide written notice to the Grantor prior to filing any such documents.

Notwithstanding anything to the contrary in the Loan Documents, none of the Grantors shall be required, nor is the Administrative Agent authorized, (i) to perfect the Security Interests granted by this Security Agreement (including Security Interests in Investment Property and Fixtures) by any means other than by (A) filings pursuant to the Uniform Commercial Code in the office of the secretary of state (or similar central filing office) of the relevant State(s), and filings in the applicable real estate records with respect to any fixtures relating to Material Real Property, (B) filings in United States government offices with respect to each item of Intellectual Property of a Grantor that is subject to registration or an application to register in the USPTO or USCO as expressly required by Article III, (C) delivery to the Administrative Agent to be held in its possession of all Collateral consisting of Instruments or Certificated Securities as expressly required elsewhere herein or (D) other methods expressly provided herein, (ii) to enter into any deposit account control agreement, securities account control agreement or any other control agreement with respect to any deposit account, securities account or any other collateral that requires perfection by “control”, (iii) to take any action (other than the actions listed in clauses (i)(A) and (C) above) with respect to any assets located outside of the United States, (iv) to perfect in any assets subject to a certificate of title statute or (v) to deliver any Equity Interests except as expressly provided in Section 2.01.

Representations and Warranties. Each Grantor jointly and severally represents and warrants, as to itself and the other Grantors, to the Administrative Agent and the Secured Parties that:

Subject to Liens permitted by Section 7.01 of the Credit Agreement, each Grantor has good and valid rights in and title except as otherwise permitted by the Loan Documents to the Article 9 Collateral with respect to which it has purported to grant a Security Interest hereunder and has full power and authority to grant to the Administrative Agent the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other Person other than any consent or approval that has been obtained.

The Perfection Certificate has been duly prepared, completed and executed and the information set forth therein is correct and complete in all material respects (except the information therein with respect to the exact legal name of each Grantor shall be correct and complete in all respects) as of the date hereof. Subject to Section 3.01(e), the Uniform Commercial Code financing statements or other appropriate filings, recordings or registrations prepared by the Administrative Agent based upon the information provided to the Administrative Agent in the Perfection Certificate for filing in the applicable filing office (or specified by notice from the Borrower to the Administrative Agent after the date hereof in the case of filings, recordings or registrations (other than filings required to be made in the USPTO and the USCO in order to perfect the Security Interest in Article 9 Collateral consisting of Patents, Trademarks and Copyrights), in each case, as required by

Section 6.12 of the Credit Agreement, are all the filings, recordings and registrations that are necessary to establish a legal, valid and perfected security interest in favor of the Administrative Agent (for the benefit of the Secured Parties) in respect of all Article 9 Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the Uniform Commercial Code, and no further or subsequent filing, re-filing, recording, rerecording, registration or re-registration is necessary in any such jurisdiction, except as provided under applicable Law with respect to the filing of continuation statements.

Each Grantor represents and warrants that short-form Intellectual Property Security Agreements containing a description of all Article 9 Collateral consisting of material United States registered Patents, United States Trademarks registered in the USPTO (and Trademarks for which United States registration applications are pending in the USPTO, unless it constitutes an Excluded Asset) and United States registered Copyrights, respectively, have been delivered to the Administrative Agent for recording by the USPTO and the USCO pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 and the regulations thereunder, as applicable, (for the benefit of the Secured Parties) in respect of all Article 9 Collateral consisting of registrations and applications for Patents, Trademarks and Copyrights. To the extent a security interest may be perfected by filing, recording or registration in USPTO or USCO under the Federal intellectual property laws, then no further or subsequent filing, re-filing, recording, rerecording, registration or re-registration is necessary (other than (i) such filings and actions as are necessary to perfect the Security Interest with respect to any Article 9 Collateral consisting of Patents, Trademarks and Copyrights (or registration or application for registration thereof) acquired or developed by any Grantor after the date hereof and (ii) the UCC financing and continuation statements contemplated in Section 3.02(b)).

The Security Interest constitutes (i) a legal and valid security interest in all the Article 9 Collateral securing the payment and performance of the Secured Obligations and (ii) subject to the filings described in Section 3.02(b), a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the Uniform Commercial Code. Subject to Section 3.01(e) of this Agreement, the Security Interest is and shall be prior to any other Lien on any of the Article 9 Collateral, other than (i) any statutory or similar Lien that has priority as a matter of Law and (ii) any Liens expressly permitted pursuant to Section 7.01 of the Credit Agreement.

The Article 9 Collateral is owned by the Grantors free and clear of any Lien, except for Liens expressly permitted pursuant to Section 7.01 of the Credit Agreement. None of the Grantors has filed or consented to the filing of (i) any financing statement or analogous document under the Uniform Commercial Code or any other applicable Laws covering any Article 9 Collateral, (ii) any assignment in which any Grantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with the USPTO or the USCO or (iii) any assignment in which any Grantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Liens expressly permitted pursuant to Section 7.01 of the Credit Agreement and assignments permitted by the Credit Agreement.

As of the date hereof, no Grantor has any Commercial Tort Claim in excess of $1,000,000 in the aggregate, other than the Commercial Tort Claims listed on Schedule 16 to the Perfection Certificate.

Covenants.

Subject to Section 3.01(e), each Grantor shall, at its own expense, upon the reasonable request of the Administrative Agent, take any and all commercially reasonable actions necessary to defend title to the Article 9 Collateral against all Persons and to defend the Security Interest of the Administrative Agent in the Article 9 Collateral and the priority thereof against any Lien not expressly permitted pursuant to Section 7.01 of the Credit Agreement; provided that nothing in this Agreement shall prevent any Grantor from discontinuing the operation or maintenance of any of its assets or properties if such discontinuance is (x) determined by such Grantor to be desirable in the conduct of its business and (y) permitted by the Credit Agreement.

Subject to Section 3.01(e), each Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Administrative Agent may from time to time reasonably request to better assure, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any financing statements or other documents in connection herewith or therewith. If any amount payable to a Grantor under or in connection with any of the Article 9 Collateral that is in excess of $1,000,000 in the aggregate shall be or become evidenced by any promissory note, other instrument or debt security, such note, instrument or debt security shall be pledged and delivered to the Administrative Agent, for the benefit of the Secured Parties as required by Section 6.12 of the Credit Agreement, duly endorsed in a manner reasonably satisfactory to the Administrative Agent.

At its option, the Administrative Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Article 9 Collateral and not permitted pursuant to Section 7.01 of the Credit Agreement, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Grantor fails to do so as required by the Credit Agreement or any other Loan Document and within a reasonable period of time after the Administrative Agent has requested that it do so, and each Grantor jointly and severally agrees to reimburse the Administrative Agent within 10 Business Days after demand for any payment made or any reasonable expense incurred by the Administrative Agent pursuant to the foregoing authorization; provided, however, the Grantors shall not be obligated to reimburse the Administrative Agent with respect to any Intellectual

Property that any Grantor has failed to maintain or pursue, or otherwise allowed to lapse, terminate or be put into the public domain in accordance with Section 3.03(d)(iv). Nothing in this paragraph shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Administrative Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Loan Documents.

Intellectual Property Covenants.

(i) Other than to the extent not prohibited herein or in the Credit Agreement or with respect to registrations and applications no longer used or useful, except to the extent failure to act would not, as deemed by the applicable Grantor in its reasonable business judgment, reasonably be expected to have a Material Adverse Effect, with respect to registration or pending application of each item of its Intellectual Property for which such Grantor has standing to do so, each Grantor agrees to take, at its expense, all reasonable steps consistent with past business practices, including, without limitation, in the USPTO, the USCO and any other governmental authority located in the United States, to pursue the registration and maintenance of each Patent, Trademark, or Copyright registration or application, now or hereafter included in the Intellectual Property of such Grantor that are not Excluded Assets.

(ii) Other than to the extent not prohibited herein or in the Credit Agreement, or with respect to registrations and applications no longer used or useful, or except as would not, as deemed by the applicable Grantor in its reasonable business judgment, reasonably be expected to have a Material Adverse Effect, no Grantor shall do or permit any act or knowingly omit to do any act whereby any of its Intellectual Property, excluding Excluded Assets, may lapse, be terminated, or become invalid or unenforceable or placed in the public domain (or in the case of a trade secret, become publicly known).

(iii) Other than as excluded or as not prohibited herein or in the Credit Agreement, or with respect to Patents, Copyrights or Trademarks which are no longer used or useful in the applicable Grantor’s business operations or except where failure to do so would not, as deemed by the applicable Grantor in its reasonable business judgment, reasonably be expected to have a Material Adverse Effect, each Grantor shall take all reasonable steps to preserve and protect each item of its Intellectual Property, including, without limitation, maintaining the quality of any and all products or services used or provided in connection with any of the Trademarks, consistent with the quality of the products and services as of the date hereof, and taking reasonable steps consistent with past business practices, necessary to ensure that all licensed users of any of the Trademarks abide by the applicable license’s terms with respect to standards of quality.

(iv) Notwithstanding any other provision of this Agreement, nothing in this Agreement or any other Loan Document prevents or shall be deemed to prevent any Grantor from transferring, disposing of, discontinuing the use or maintenance of, failing to pursue, or otherwise allowing to lapse, terminate or be put into the public domain, any of its Intellectual Property to the extent permitted by the Credit Agreement if such Grantor determines in its reasonable business judgment that such transfer, disposition or discontinuance is desirable in the conduct of its business.

(v) Within the same delivery period as required for the delivery of the annual Compliance Certificate required to be delivered under Section 6.02(b) of the Credit Agreement, the Borrower shall provide a list of any additional USPTO or USCO registrations of Intellectual Property of all Grantors not previously disclosed to the Administrative Agent including such information as is necessary for such Grantor to make (or to permit the Administrative Agent to make) appropriate filings in the USPTO and USCO and shall execute and deliver an appropriate Intellectual Property Security Agreement in accordance with Section 6.12(c) of the Credit Agreement, as applicable.

Commercial Tort Claims. If the Grantors shall at any time hold or acquire a Commercial Tort Claim in an amount reasonably estimated by such Grantor to exceed $1,000,000 individually or $5,000,000 in the aggregate for which this clause has not been satisfied and for which a complaint in a court of competent jurisdiction has been filed, such Grantor shall within 45 days after the end of the fiscal quarter in which such complaint was filed (or such longer period as may be agreed by the Administrative Agent in its sole discretion) notify the Administrative Agent thereof in a writing signed by such Grantor including a summary description of such claim and grant to the Administrative Agent, for the benefit of the Secured Parties, in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement.

23. Remedies

Remedies Upon Default. Upon the occurrence and during the continuance of an Event of Default, it is agreed that the Administrative Agent shall have the right to exercise any and all rights afforded to a secured party with respect to the Secured Obligations, including the Guarantees, under the Uniform Commercial Code or other applicable Law and also may (i) require each Grantor to, and each Grantor agrees that it will at its expense and upon request of the Administrative Agent promptly, assemble all or part of the Collateral as directed by the Administrative Agent and make it available to the Administrative Agent at a place and time to be designated by the Administrative Agent that is reasonably convenient to both parties; (ii) occupy any premises owned or, to the extent lawful and permitted, leased by any of the Grantors where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under Law, without obligation to such Grantor in respect of such occupation; provided that the Administrative Agent shall provide the applicable Grantor with notice thereof prior to such occupancy; (iii) exercise any and all rights and remedies of any of the Grantors under or in connection with the Collateral, or otherwise in respect of the Collateral; provided that the Administrative Agent shall provide the applicable Grantor with notice thereof prior to such exercise; and (iv) subject to the mandatory requirements of applicable Law and the notice requirements described below, sell or otherwise dispose of all or any part of the Collateral securing the Secured Obligations at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Administrative Agent shall deem appropriate. The Administrative Agent shall be authorized at any such sale of securities (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Administrative Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any sale of Collateral shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by Law) all rights of redemption, stay and appraisal which such Grantor now has or may at any time in the future have under any Law now existing or hereafter enacted.

The Administrative Agent shall give the applicable Grantors 10 days’ written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-611 of the UCC or its equivalent in other jurisdictions) of the Administrative Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Administrative Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Administrative Agent may (in its sole and absolute discretion) determine. The Administrative Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Administrative Agent until the sale price is paid by the purchaser or purchasers thereof, but the Administrative Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by Law, private) sale made pursuant to this Agreement, any Secured Party may bid for or purchase, free (to the extent permitted by Law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all said rights being also hereby waived and released to the extent permitted by Law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Secured Party from any Grantor as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Administrative Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Administrative Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Secured Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Administrative Agent may proceed by a suit or suits at Law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Section 4.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the UCC or its equivalent in other jurisdictions.

Each Grantor irrevocably makes, constitutes and appoints the Administrative Agent (and all officers, employees or agents designated by the Administrative Agent) as such Grantor’s true and lawful agent (and attorney-in-fact) during the continuance of an Event of Default (provided that the Administrative Agent shall provide the applicable Grantor with notice thereof prior to, to the extent reasonably practicable, or otherwise promptly after, exercising such rights), for the purpose of (i) making, settling and adjusting claims in respect of Article 9 Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies if insurance, (ii) making all determinations and decisions with respect thereto and (iii) obtaining or maintaining the policies of insurance required by Section 6.07 of the Credit Agreement or to pay any premium in whole or in part relating thereto. All sums disbursed by the Administrative Agent in connection with this paragraph, including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, within 10 days of demand, by the Grantors to the Administrative Agent and shall be additional Secured Obligations secured hereby.

Application of Proceeds. The Administrative Agent shall apply the proceeds of any collection or sale of Collateral, including any Collateral consisting of cash, in accordance with Section 8.03 of the Credit Agreement.

The Administrative Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Administrative Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Administrative Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication thereof.

The Administrative Agent shall have no liability to any of the Secured Parties for actions taken in reliance on information supplied to it as to the amounts of unpaid principal and interest and other amounts outstanding with respect to the Secured Obligations, provided that nothing in this sentence shall prevent any Grantor from contesting any amounts claimed by any Secured Party in any information so supplied. All distributions made by the Administrative Agent pursuant to this Section 4.02 shall be (subject to any decree of any court of competent jurisdiction) final (absent manifest error), and the Administrative Agent shall have no duty to inquire as to the application by the Administrative Agent of any amounts distributed to it.

Grant of License to Use Intellectual Property. For the exclusive purpose of enabling the Administrative Agent to exercise rights and remedies under this Agreement at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies at any time after and during the continuance of an Event of Default, each Grantor hereby grants to the Administrative Agent a non-exclusive, royalty-free, limited license (until the termination or cure of the Event of Default) for cash, upon credit or for future delivery as the Administrative Agent shall deem appropriate to use, license or sublicense any of the Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof; provided, however, that all of the foregoing rights of the Administrative Agent to use such licenses, sublicenses and other rights, and (to the extent permitted by the terms of such licenses and sublicenses) all licenses and sublicenses granted thereunder, shall expire immediately upon the termination or cure of all Events of Default and shall be exercised by the Administrative Agent solely during the continuance of an Event of Default and upon 10 Business Days’ prior written notice to the applicable Grantor, and nothing in this Section 4.03 shall require Grantors to grant any license that is prohibited by any rule of law, statute or regulation, or is prohibited by, or constitutes a breach or default under or results in the termination of any contract, license, agreement, instrument or other document evidencing, giving rise to or theretofore granted, to the extent permitted by the Credit Agreement, with respect to such property or otherwise unreasonably prejudices the value thereof to the relevant Grantor; provided, further, that such licenses granted hereunder with respect to Trademarks shall be subject to restrictions, including, without limitation restrictions as to goods or services associated with such Trademarks and the maintenance of quality standards with respect to the goods and services on which such Trademarks are used, sufficient to preserve the validity and value of such Trademarks. For the avoidance of doubt, the use of such license by the Administrative Agent may be exercised, at the option of the Administrative Agent, only during the continuation of an Event of Default.

24. Subordination

Subordination.

Notwithstanding any provision of this Agreement to the contrary, all rights of the Grantors to indemnity, contribution or subrogation under applicable law or otherwise shall be fully subordinated to the payment in full in cash of the Secured Obligations. No failure on the part of the Borrower or any Grantor to make the payments required under applicable law or otherwise shall in any respect limit the obligations and liabilities of any Grantor with respect to its obligations hereunder, and each Grantor shall remain liable for the full amount of the obligations of such Grantor hereunder.

Each Grantor hereby agrees that upon the occurrence and during the continuance of an Event of Default and after notice from the Administrative Agent, all Indebtedness owed to it by any other Grantor shall be fully subordinated to the payment in full in cash of the Secured Obligations.

25. Miscellaneous

Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 10.02 of the Credit Agreement. All communications and notices hereunder to the Borrower or any other Grantor shall be given to it in care of the Borrower as provided in Section 10.02 of the Credit Agreement.

Waivers; Amendment.

No failure or delay by any Secured Party in exercising any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges of the Secured Parties herein provided, and provided under each other Loan Document, are cumulative and are not exclusive of any rights, remedies, powers and privileges provided by Law. No waiver of any provision of this Agreement or consent to any departure by any Grantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 6.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan, the issuance of a Letter of Credit or the provision of services under Secured Hedge Agreements shall not be construed as a waiver of any Default, regardless of whether any Secured Party may have had notice or knowledge of such Default at the time.

Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Grantor or Grantors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 10.01 of the Credit Agreement.

Administrative Agent’s Fees and Expenses; Indemnification.

The parties hereto agree that the Administrative Agent shall be entitled to reimbursement of its reasonable out-of-pocket expenses incurred hereunder and indemnity for its actions in connection herewith as provided in Sections 10.04 and 10.05 of the Credit Agreement.

Any such amounts payable as provided hereunder shall be additional Secured Obligations secured hereby and by the other Collateral Documents. The provisions of this Section 6.03 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Secured Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any other Secured Party. All amounts due under this Section 6.03 shall be payable within 10 days of written demand therefor.

Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns to the extent permitted by Section 10.07 of the Credit Agreement.

Survival of Agreement. All covenants, agreements, representations and warranties made by the Grantors hereunder and in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Secured Parties and shall survive the execution and delivery of the Loan Documents, the making of any Loans and issuance of any Letters of Credit and the provision of services under Secured Hedge Agreements, regardless of any investigation made by any Secured Party or on its behalf and notwithstanding that any Secured Party may have had notice or knowledge of any Default at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect as long as this Agreement has not been terminated or released pursuant to Section 6.12 below.

Counterparts; Effectiveness; Several Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by facsimile or other electronic communication of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement. This Agreement shall become effective as to any Grantor when a counterpart hereof executed on behalf of such Grantor shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon such Grantor and the Administrative Agent and their respective permitted successors and assigns, and shall inure to the benefit of such Grantor, the Administrative Agent and the other Secured Parties and their respective permitted successors and assigns, except that no Grantor shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as expressly contemplated by this Agreement or the Credit Agreement. This Agreement shall be construed as a separate agreement with respect to each Grantor and may be amended, modified, supplemented, waived or released with respect to any Grantor without the approval of any other Grantor and without affecting the obligations of any other Grantor hereunder.

Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Right of Set-Off. In addition to any rights and remedies of the Secured Parties provided by Law, upon the occurrence and during the continuance of any Event of Default, each Secured Party is authorized at any time and from time to time, without prior notice to any Grantor, any such notice being waived by each Grantor to the fullest extent permitted by applicable Law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Secured Party to or for the credit or the account of the respective Grantors against any and all obligations owing to such Secured Party hereunder, now or hereafter existing, irrespective of whether or not such Secured Party shall have made demand under this Agreement and although such obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over promptly to the Administrative Agent for further application in accordance with the provisions of Section 2.17 of the Credit Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Secured Parties and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Secured Party agrees promptly to notify the applicable Grantor and the Administrative Agent after any such set-off and application made by such Secured Party; provided, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Secured Party under this Section 6.08 are in addition to other rights and remedies (including other rights of set-off) that such Secured Party may have at Law.

Governing Law; Jurisdiction; Venue; Waiver of Jury Trial; Consent to Service of Process.

The terms of Sections 10.16 and 10.17 of the Credit Agreement with respect to governing law, submission of jurisdiction, venue and waiver of jury trial are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 6.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Security Interest Absolute. To the extent permitted by Law, all rights of the Administrative Agent hereunder, the Security Interest, the grant of a security interest in the Pledged Collateral and all obligations of each Grantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Secured Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor in respect of the Secured Obligations or this Agreement.

Termination or Release.

This Agreement, the Security Interest and all other security interests granted hereby shall terminate with respect to all Secured Obligations and any Liens arising therefrom shall be automatically released upon all of the Secured Obligations (other than (x) (i) Cash Management Obligations and (ii) Secured Obligations under Secured Hedge Agreements not yet due and payable, and (y) contingent obligations not yet accrued and payable) having been paid in full, all Letters of Credit having been Cash Collateralized or otherwise back-stopped (including by “grandfathering” into any future credit facilities), in each case, on terms reasonably satisfactory to the relevant L/C Issuer in its reasonable discretion, or having expired or having been terminated, and the Aggregate Commitments having expired or having been terminated.

A Grantor (other than the Borrower) shall automatically be released from its obligations hereunder and the Security Interest in the Collateral of such Grantor shall be automatically released upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Grantor ceases to be a Subsidiary of the Borrower or becomes an Excluded Subsidiary or an Unrestricted Subsidiary; provided that the Required Lenders shall have consented to such transaction (but only if and to the extent required by the Credit Agreement) and the terms of such consent did not provide otherwise.

Upon any sale or transfer by any Grantor of any Collateral that is permitted under the Credit Agreement (other than a sale or transfer to another Loan Party), or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 10.01 of the Credit Agreement, the security interest in such Collateral shall be automatically released.

In connection with any termination or release pursuant to paragraph (a), (b) or (c) of this Section 6.12, the Administrative Agent shall execute and deliver to any Grantor, at such Grantor’s expense, all documents that such Grantor shall reasonably request to evidence such termination or release and shall perform such other actions reasonably requested by such Grantor to effect such release within a reasonable time, including delivery of certificates, securities and instruments; subject, in the case of paragraphs (b) and (c) of this Section 6.12, to the Administrative Agent’s receipt of a certification by the Borrower and applicable Grantor stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents. Any execution and delivery of documents pursuant to this Section 6.12 shall be without recourse to or warranty by the Administrative Agent.

Additional Grantors. Pursuant to Section 6.12 of the Credit Agreement, certain additional Restricted Subsidiaries of the Borrower may be required to enter in this Agreement as Grantors. Upon execution and delivery by the Administrative Agent and a Restricted Subsidiary of a Security Agreement Supplement, such Restricted Subsidiary shall become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of any such instrument shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

Administrative Agent Appointed Attorney-in-Fact. Each Grantor hereby appoints the Administrative Agent the attorney-in-fact of such Grantor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Administrative Agent may deem necessary or advisable to accomplish the purposes hereof at any time after and during the continuance of an Event of Default, which appointment is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, the Administrative Agent shall have the right, upon the occurrence and during the continuance of an Event of Default and notice by the Administrative Agent to the applicable Grantor of the Administrative Agent’s intent to exercise such rights, with full power of substitution either in the Administrative Agent’s name or in the name of such Grantor (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral; (d) to send verifications of Accounts Receivable to any Account Debtor; (e) to commence and prosecute any and all suits, actions or proceedings at Law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (f) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (g) to notify, or to require any Grantor to notify, Account Debtors to make payment directly to the Administrative Agent; and (h) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Administrative Agent were the absolute owner of the Collateral for all purposes; provided that nothing herein contained shall be construed as requiring or obligating the Administrative Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the

Administrative Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Administrative Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence, bad faith, or willful misconduct or that of any of their Affiliates, directors, officers, employees, counsel, agents or attorneys-in-fact, in each case, as determined by a final nonappealable judgment of a court of competent jurisdiction.

General Authority of the Administrative Agent. By acceptance of the benefits of this Agreement and any other Collateral Documents, each Secured Party (whether or not a signatory hereto) shall be deemed irrevocably (a) to consent to the appointment of the Administrative Agent as its agent hereunder and under such other Collateral Documents, (b) to confirm that the Administrative Agent shall have the authority to act as the exclusive agent of such Secured Party for the enforcement of any provisions of this Agreement and such other Collateral Documents against any Grantor, the exercise of remedies hereunder or thereunder and the giving or withholding of any consent or approval hereunder or thereunder relating to any Collateral or any Grantor’s obligations with respect thereto, (c) to agree that it shall not take any action to enforce any provisions of this Agreement or any other Collateral Document against any Grantor, to exercise any remedy hereunder or thereunder or to give any consents or approvals hereunder or thereunder except as expressly provided in this Agreement or any other Collateral Document and (d) to agree to be bound by the terms of this Agreement and any other Collateral Documents.

Reasonable Care. The Administrative Agent is required to use reasonable care in the custody and preservation of any of the Collateral in its possession; provided, that the Administrative Agent shall be deemed to have used reasonable care in the custody and preservation of any of the Collateral, if such Collateral is accorded treatment substantially similar to that which the Administrative Agent accords its own property.

Delegation; Limitation. The Administrative Agent may execute any of the powers granted under this Agreement and perform any duty hereunder either directly or by or through agents or attorneys-in-fact, and shall not be responsible for the gross negligence or willful misconduct of any agents or attorneys-in-fact selected by it with reasonable care and without gross negligence or willful misconduct.

Reinstatement. The obligations of the Grantors under this Security Agreement shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or any other Loan Party in respect of the Secured Obligations is rescinded or must be otherwise restored by any holder of any of the Secured Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

Miscellaneous. The Administrative Agent shall not be deemed to have actual, constructive, direct or indirect notice or knowledge of the occurrence of any Event of Default unless and until the Administrative Agent shall have received a notice of Event of Default or a notice from the Grantor or the Secured Parties to the Administrative Agent in its capacity as Administrative Agent indicating that an Event of Default has occurred.

[Signature Pages Follow.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

QUINTILES TRANSNATIONAL CORP., as
Borrower

By:
Name: Title:

Signature Page to Security Agreement

[GRANTORS], as
Grantors

By:
Name:
Title:

Signature Page to Security Agreement

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:
Name:
Title:

Signature Page to Security Agreement

Exhibit I to the

Security Agreement

SUPPLEMENT NO.             dated as of [            ], to the Security Agreement (the “Security Agreement”), dated as of                     , 20    , among the Grantors identified therein and JPMorgan Chase Bank, N.A., as Administrative Agent.

A. Reference is made to the Credit Agreement (the “Credit Agreement”), dated as of May 12, 2015, among Quintiles Transnational Corp., a North Carolina corporation, each lender from time to time party hereto, JPMorgan Chase Bank, N.A., as Administrative Agent, a Swing Line Lender and an L/C Issuer.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and the Security Agreement.

C. The Grantors have entered into the Security Agreement in order to induce the Lenders to make Loans and the L/C Issuers to issue Letters of Credit. Section 6.13 of the Security Agreement provides that additional Restricted Subsidiaries of the Borrower may become Grantors under the Security Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned (the “New Grantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Grantor under the Security Agreement in order to induce the Lenders to make additional Loans and the L/C Issuers to issue additional Letters of Credit and as consideration for Loans previously made and Letters of Credit previously issued.

Accordingly, the Administrative Agent and the New Grantor agree as follows:

SECTION 1. In accordance with Section 6.13 of the Security Agreement, the New Grantor by its signature below becomes a Grantor under the Security Agreement with the same force and effect as if originally named therein as a Grantor and the New Grantor hereby (a) agrees to all the terms and provisions of the Security Agreement applicable to it as a Grantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct on and as of the date hereof. In furtherance of the foregoing, the New Grantor, as security for the payment and performance in full of the Secured Obligations, does hereby create and grant to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, their successors and assigns, a security interest in and lien on all of the New Grantor’s right, title and interest in and to the Collateral (as defined in the Security Agreement) of the New Grantor. Each reference to a “Grantor” in the Security Agreement shall be deemed to include the New Grantor. The Security Agreement is hereby incorporated herein by reference.

SECTION 2. The New Grantor represents and warrants to the Administrative Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.

SECTION 3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Administrative Agent shall have received a counterpart of this Supplement that bears the signature of the New Grantor and the Administrative Agent has executed a counterpart hereof. Delivery of an executed signature page to this Supplement by facsimile transmission or other electronic communication shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4. The New Grantor hereby represents and warrants that (a) set forth on Schedule I attached hereto is a true and correct schedule of the information required by the schedules of the Perfection Certificate and (b) set forth under its signature hereto is the true and correct legal name of the New Grantor, its jurisdiction of formation and the location of its chief executive office.

SECTION 5. Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.

SECTION 6. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 7. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Security Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8. All communications and notices hereunder shall be in writing and given as provided in Section 6.01 of the Security Agreement.

SECTION 9. The New Grantor agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with the execution and delivery of this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Administrative Agent.

[Signature pages follow.]

2

IN WITNESS WHEREOF, the New Grantor and the Administrative Agent have duly executed this Supplement to the Security Agreement as of the day and year first above written.

[NAME OF NEW GRANTOR]

By:
Name:
Title:

Legal Name:
Jurisdiction of Formation:
Location of Chief Executive office:

[Signature Page — Security Agreement Supplement]

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:
Name:
Title:

[Signature Page — Security Agreement Supplement]

Schedule I

to the Supplement No     to the

Security Agreement

EQUITY INTERESTS

Issuer	Number of Certificate	Registered Owner	Number and Class of Equity Interest	Percentage of Equity Interests

INSTRUMENTS AND DEBT SECURITIES

Issuer	Principal Amount	Date of Note	Maturity Date

Exhibit II to the

Security Agreement

Form of Patent Security Agreement

Patent Security Agreement, dated as of [            ], by [            ] (“Grantor”), in favor JPMORGAN CHASE BANK, N.A., in its capacity as administrative agent for the Secured Parties (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Grantors are party to a Security Agreement, dated as of May 12, 2015 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), in favor of the Administrative Agent pursuant to which the Grantors are required to execute and deliver this Patent Security Agreement;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent, for the benefit of the Secured Parties, to enter into the Credit Agreement, the Grantors hereby agree with the Administrative Agent as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.

SECTION 2. Grant of Security Interest in Patent Collateral. Each Grantor hereby pledges and grants to the Administrative Agent for the benefit of the Secured Parties a lien on and security interest in and to all of its right, title and interest in, to and under all the following Pledged Collateral of such Grantor:

(a) Patents of such Grantor listed on Schedule I attached hereto; and

(b) all Proceeds of any and all of the foregoing.

SECTION 3. The Security Agreement. The security interest granted pursuant to this Patent Security Agreement is granted in conjunction with the security interest granted to the Administrative Agent pursuant to the Security Agreement and Grantors hereby acknowledge and affirm that the rights and remedies of the Administrative Agent with respect to the security interest in the Patents made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Patent Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control unless the Administrative Agent shall otherwise determine.

SECTION 4. Termination. Upon all of the Secured Obligations (other than (x) (i) Cash Management Obligations and (ii) Secured Obligations under Secured Hedge Agreements not yet due and payable, and (y) contingent obligations not yet accrued and payable) having been paid in full, all Letters of Credit having been Cash Collateralized or otherwise back-stopped (including by “grandfathering” into any future credit facilities), in each case, on terms reasonably satisfactory to the relevant L/C Issuer in its reasonable discretion, or having expired or having been terminated, and the Aggregate Commitments having expired or having been terminated, and termination of the Security Agreement, this Patent Security Agreement and the security interest granted hereby shall terminate with respect to all of a Grantor’s obligations and any lien arising therefrom shall be automatically released. Upon any sale or transfer by any Grantor of any Patent that is permitted under the Credit Agreement (other than a sale or transfer to another Loan Party), or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Patent pursuant to Section 10.01 of the Credit Agreement, the security interest in such Patent shall be automatically released. The Administrative Agent shall, at the expense of such Grantor, execute, acknowledge, and deliver to the Grantors within a reasonable time an instrument in writing in recordable form releasing the collateral pledge, grant, assignment, lien and security interest in the Patents, or any of them in the case of a sale or transfer described by the second sentence of this Section 4, under this Patent Security Agreement.

SECTION 5. Counterparts. This Patent Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Patent Security Agreement by signing and delivering one or more counterparts.

[Signature pages follow.]

IN WITNESS WHEREOF, each Grantor has caused this Patent Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

[GRANTOR]

By:
Name:
Title:

Signature Page to Patent Security Agreement

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:
Name:
Title:

Signature Page to Patent Security Agreement

SCHEDULE I

to

PATENT SECURITY AGREEMENT

U.S. PATENT REGISTRATIONS AND PATENT APPLICATIONS

U.S. Patent Registrations:

OWNER	REGISTRATION NUMBER	NAME

U.S. Patent Applications:

OWNER	APPLICATION NUMBER	NAME

Exhibit III to the

Security Agreement

Form of Trademark Security Agreement

Trademark Security Agreement, dated as of [            ], by [            ] (“Grantor”), in favor of JPMORGAN CHASE BANK, N.A., in its capacity as administrative agent for the Secured Parties (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Grantors are party to a Security Agreement, dated as of May 12, 2015 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), in favor of the Administrative Agent pursuant to which the Grantors are required to execute and deliver this Trademark Security Agreement;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent, for the benefit of the Secured Parties, to enter into the Credit Agreement, the Grantors hereby agree with the Administrative Agent as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.

SECTION 2. Grant of Security Interest in Trademark Collateral. Each Grantor hereby pledges and grants to the Administrative Agent for the benefit of the Secured Parties a lien on and security interest in and to all of its right, title and interest in, to and under all the following Pledged Collateral of such Grantor (provided that the Trademarks shall not include any trademark application that would be deemed invalidated, cancelled or abandoned due to the security interest granted hereunder, including without limitation all United States trademark applications that are based on an intent to use, unless and until such time that the security interest will not cause the invalidation, cancellation or abandonment of such trademark application):

(a) Trademarks of such Grantor listed on Schedule I attached hereto; and

(b) all Proceeds of any and all of the foregoing.

SECTION 3. The Security Agreement. The security interest granted pursuant to this Trademark Security Agreement is granted in conjunction with the security interest granted to the Administrative Agent pursuant to the Security Agreement and Grantors hereby acknowledge and affirm that the rights and remedies of the Administrative Agent with respect to the security interest in the Trademarks made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Trademark Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control unless the Administrative Agent shall otherwise determine.

SECTION 4. Termination. Upon all of the Secured Obligations (other than (x) (i) Cash Management Obligations and (ii) Secured Obligations under Secured Hedge Agreements not yet due and payable, and (y) contingent obligations not yet accrued and payable) having been paid in full, all Letters of Credit having been Cash Collateralized or otherwise back-stopped (including by “grandfathering” into any future credit facilities), in each case, on terms reasonably satisfactory to the relevant L/C Issuer in its reasonable discretion, or having expired or having been terminated, and the Aggregate Commitments having expired or having been terminated and the termination of the Security Agreement, this Trademark Security Agreement and the security interest granted hereby shall terminate with respect to all of a Grantor’s obligations and any lien arising therefrom shall be automatically released. Upon any sale or transfer by any Grantor of any Trademark that is permitted under the Credit Agreement (other than a sale or transfer to another Loan Party), or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Trademark pursuant to Section 10.01 of the Credit Agreement, the security interest in such Trademark shall be automatically released. The Administrative Agent shall, at the expense of such Grantor, execute, acknowledge, and deliver to the Grantors within a reasonable time an instrument in writing in recordable form releasing the collateral pledge, grant, assignment, lien and security interest in the Trademarks, or any of them in the case of a sale or transfer described by the second sentence of this Section 4, under this Trademark Security Agreement.

SECTION 5. Counterparts. This Trademark Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Trademark Security Agreement by signing and delivering one or more counterparts.

[Signature pages follow.]

IN WITNESS WHEREOF, each Grantor has caused this Trademark Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

[GRANTOR]

By:
Name:
Title:

Signature Page to Trademark Security Agreement

JPMORGAN CHASE, N.A.,
as Administrative Agent

By:
Name:
Title:

Signature Page to Trademark Security Agreement

Schedule I

U.S. Trademark Registrations and Use Applications

U.S. Trademark	Owner	Registration Number/ Serial Number

Exhibit IV to the

Security Agreement

Form of Copyright Security Agreement

Copyright Security Agreement, dated as of [            ], by [            ] (“Grantor”), in favor of JPMORGAN CHASE BANK, N.A., in its capacity as administrative agent for the Secured Parties (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Grantors are party to a Security Agreement, dated as of May 12, 2015 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), in favor of the Administrative Agent pursuant to which the Grantors are required to execute and deliver this Copyright Security Agreement;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent, for the benefit of the Secured Parties, to enter into the Credit Agreement, the Grantors hereby agree with the Administrative Agent as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.

SECTION 2. Grant of Security Interest in Copyright Collateral. Each Grantor hereby pledges and grants to the Administrative Agent for the benefit of the Secured Parties a lien on and security interest in and to all of its right, title and interest in, to and under all the following Pledged Collateral of such Grantor:

(a) Copyrights of such Grantor listed on Schedule I attached hereto; and

(b) all Proceeds of any and all of the foregoing.

SECTION 3. The Security Agreement. The security interest granted pursuant to this Copyright Security Agreement is granted in conjunction with the security interest granted to the Administrative Agent pursuant to the Security Agreement and Grantors hereby acknowledge and affirm that the rights and remedies of the Administrative Agent with respect to the security interest in the Copyrights made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Copyright Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control unless the Administrative Agent shall otherwise determine.

SECTION 4. Termination. Upon all of the Secured Obligations (other than (x) (i) Cash Management Obligations and (ii) Secured Obligations under Secured Hedge Agreements not yet due and payable, and (y) contingent obligations not yet accrued and payable) having been paid in full, all Letters of Credit having been Cash Collateralized or otherwise back-stopped (including by “grandfathering” into any future credit facilities), in each case, on terms reasonably satisfactory to the relevant L/C Issuer in its reasonable discretion, or having expired or having been terminated, and the Aggregate Commitments having expired or having been terminated and the termination of the Security Agreement, this Copyright Security Agreement and the security interest granted hereby shall terminate with respect to all of a Grantor’s obligations and any lien arising therefrom shall be automatically released. Upon any sale or transfer by any Grantor of any Copyright that is permitted under the Credit Agreement (other than a sale or transfer to another Loan Party), or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Copyright pursuant to Section 10.01 of the Credit Agreement, the security interest in such Copyright shall be automatically released. The Administrative Agent shall, at the expense of such Grantor, execute, acknowledge, and deliver to the Grantors within a reasonable time an instrument in writing in recordable form releasing the collateral pledge, grant, assignment, lien and security interest in the Copyrights, or any of them in the case of a sale or transfer described by the second sentence of this Section 4, under this Copyright Security Agreement.

SECTION 5. Counterparts. This Copyright Security Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Copyright Security Agreement by signing and delivering one or more counterparts.

[Signature pages follow.]

IN WITNESS WHEREOF, each Grantor has caused this Copyright Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

[GRANTOR]

By:
Name:
Title:

Signature Page to Copyright Security Agreement

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

Signature Page to Copyright Security Agreement

Schedule I

U.S. Copyright Registrations

U.S. Copyright Title	Owner	Registration Number

Exhibit V to the

Security Agreement

[FORM OF]

ISSUER’S ACKNOWLEDGMENT

The undersigned hereby (i) acknowledges receipt of the Security Agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement;” capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement), dated as of May 12, 2015, made by Quintiles Transnational Corp., a North Carolina corporation , the other Grantors party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, (ii) agrees promptly to note on its books the security interests granted to the Administrative Agent and confirmed under the Security Agreement, (iii) agrees that it will comply with instructions of the Administrative Agent with respect to Equity Interests of the undersigned without further consent by the applicable Grantor, (iv) agrees to notify the Administrative Agent upon obtaining knowledge of any interest in favor of any person in the applicable Equity Interests that is adverse to the interest of the Administrative Agent therein and (v) waives any right or requirement at any time hereafter to receive a copy of the Security Agreement in connection with the registration of any Equity Interests thereunder in the name of the Administrative Agent or its nominee or the exercise of voting rights by the Administrative Agent or its nominee.

[Signature page(s) follow(s).]

2

[ ]

By:
Name:
Title:

EXHIBIT H

FORM OF JOINDER AGREEMENT

JOINDER AGREEMENT, dated as of             , 20            (this “Agreement”), by and among [NEW REVOLVING CREDIT LENDER][NEW TERM LENDER] (each, an “Additional Lender” and, collectively, the “Additional Lenders”), QUINTILES TRANSNATIONAL CORP. (the “Borrower”), and JPMORGAN CHASE BANK, N.A. (the “Administrative Agent”).

RECITALS:

WHEREAS, reference is hereby made to the Credit Agreement, dated as of May 12, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Quintiles Transnational Corp., a North Carolina corporation (the “Borrower”), each lender from time to time party thereto and JPMorgan Chase Bank, N.A. , as Administrative Agent, a Swing Line Lender and an L/C Issuer (capitalized terms used but not defined herein having the meaning provided in the Credit Agreement);

WHEREAS, subject to the terms and conditions of the Credit Agreement, the Borrower may establish [New Revolving Credit Commitments][New Term Commitments] (the “Additional Commitments”) with existing Lenders and/or Additional Lenders; and

WHEREAS, subject to the terms and conditions of the Credit Agreement, Additional Lenders shall become Lenders pursuant to one or more Joinder Agreements;

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Each Additional Lender hereby agrees to provide the Additional Commitment set forth on its signature page hereto pursuant to and in accordance with Section 2.14 of the Credit Agreement. The Additional Commitments provided pursuant to this Agreement shall be subject to all of the terms in the Credit Agreement and to the conditions set forth in Section 2.14 of the Credit Agreement, and shall be entitled to all the benefits afforded by the Credit Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Collateral Documents

Each Additional Lender, the Borrower and the Administrative Agent acknowledge and agree that the Additional Commitments provided pursuant to this Agreement shall constitute [New Revolving Credit Commitments][New Term Commitments] for all purposes of the Credit Agreement and the other applicable Loan Documents. Each Additional Lender hereby agrees to make [a New Term Loan to the Borrower in an amount equal to its Additional Commitment] [its Additional Commitment available to the Borrower] on the Increased Amount Date in accordance with Section 2.14 of the Credit Agreement.

Each Additional Lender (i) confirms that it has received a copy of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (ii) agrees that it will, independently and without reliance upon the Administrative Agent or any other Additional Lender or any other Lender or Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the

Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

Upon (i) the execution of a counterpart of this Agreement by each Additional Lender, the Administrative Agent and the Borrower and (ii) the delivery to the Administrative Agent of a fully executed counterpart (including by way of telecopy or other electronic transmission) hereof, each of the undersigned Additional Lenders shall become Lenders under the Credit Agreement and shall have the respective Additional Commitment set forth on its signature page hereto, effective as of the Increased Amount Date.

For purposes of the Credit Agreement, the initial notice address of each Additional Lender shall be as set forth below its signature below.

For each Additional Lender, delivered herewith to the Administrative Agent are such forms, certificates or other evidence with respect to United States federal income tax withholding matters as such Additional Lender may be required to deliver to the Administrative Agent pursuant to Section 10.15 of the Credit Agreement.

This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

This Agreement, the Credit Agreement and the other Loan Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Joinder Agreement as of             , 20    .

[NAME OF ADDITIONAL LENDER]

By:
Name:
Title:

[New Revolving Credit Commitments] [New Term Commitments]:

$

Notice Address: Attention: Telephone: Facsimile:

QUINTILES TRANSNATIONAL CORP.

By:
Name:
Title:

[Consented to and] Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent[, an L/C Issuer and a Swing Line Lender][18]

By:
Name:
Title:

[Consented to:

[ ], as an L/C Issuer and a Swing Line Lender]

By:
Name:
Title:][19]

[18]	To be included to the extent consent would be required under Section 10.07 for an assignment of Loans or Commitments to the Additional Lender.
[19]	To be included to the extent consent would be required under Section 10.07 for an assignment of Loans or Commitments to the Additional Lender.

EXHIBIT I

FORM OF L/C ISSUER AGREEMENT

L/C ISSUER AGREEMENT dated as of [●](this “Agreement”), among Quintiles Transnational Corp., a North Carolina corporation (the “Borrower”), [                    ], as letter of credit issuer (in such capacity, the “L/C Issuer”), and JPMorgan Chase Bank, N.A., as Administrative Agent under the Credit Agreement dated as of May 12, 2015 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”), the Borrower, each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, a Swing Line Lender and an L/C Issuer.

This Agreement constitutes an L/C Issuer Agreement under and as defined in the Credit Agreement. Each capitalized term used herein and not defined herein shall have the meaning ascribed to it in the Credit Agreement.

2. SECTION 1. Letter of Credit Commitment. The L/C Issuer hereby agrees to be an “L/C Issuer” under the Credit Agreement with a commitment to issue Letters of Credit in the amount set forth in Schedule I hereto and, subject to the terms and conditions hereof and of the Credit Agreement, to issue Letters of Credit under the Credit Agreement; provided, however, that Letters of Credit issued by the L/C Issuer hereunder shall be subject to the limitations set forth on Schedule I hereto and in the Credit Agreement.

3. SECTION 2. Issuance Procedure. In order to request the issuance of a Letter of Credit by the L/C Issuer, the Borrower shall hand deliver, fax, telecopy or transmit via electronic means (in a form reasonably acceptable to the L/C Issuer) a notice (specifying the information required by Section 2.03(b) of the Credit Agreement) to the L/C Issuer, at its address or facsimile number specified on Schedule I hereto (or such other address or telecopy number as the L/C Issuer may specify by notice to the Borrower), not later than the time of day (local time at such address) specified on Schedule I hereto prior to the proposed date of issuance of such Letter of Credit. A copy of such notice shall be sent, concurrently, by the Borrower to the Administrative Agent in the manner specified for borrowing requests under the Credit Agreement.

4. SECTION 3. L/C Issuer Fees. The customary issuance, presentation and amendment and other processing fees, and other standard costs and charges, of the L/C Issuer (“L/C Issuer Fees”) referred to in Section 2.03(j) of the Credit Agreement, which are payable to the L/C Issuer in respect of Letters of Credit issued hereunder, are specified on Schedule I hereto (it being understood that such fees shall be in addition to the L/C Issuer’s customary fronting fee referred to in Section 2.03(j)). Each payment of L/C Issuer Fees payable hereunder shall be made not later than 2:00 p.m., New York City time, on the date when due, in immediately available funds, to the account of the L/C Issuer specified on Schedule I hereto or to such other Lender specified on Schedule I hereto (or to such other account of the L/C Issuer as it may specify by notice to the Borrower).

5. SECTION 4. Credit Agreement Terms. Notwithstanding any provision hereof which may be construed to the contrary, it is expressly understood and agreed that (a) this Agreement is supplemental to the Credit Agreement and is intended to constitute an L/C Issuer Agreement, as defined therein (and, as such, constitutes an integral part of the Credit Agreement as though the terms of this Agreement were set forth in such Credit Agreement), (b) each Letter of Credit issued hereunder and each L/C Credit Extension made under any such Letter of Credit shall constitute a “Letter of Credit” and an “L/C Credit Extension”, respectively, for all purposes of the Credit Agreement, (c) the L/C Issuer’s commitment to issue Letters of Credit hereunder, and each and every Letter of Credit requested or issued hereunder, shall in each case be subject to the terms and conditions and entitled to the benefits of the Credit Agreement and (d) the terms and conditions of the Credit Agreement are hereby incorporated herein as though set forth herein in full and shall supersede any contrary provisions hereof.

6. SECTION 5. Notices. All communications and notices hereunder shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by electronic communication or facsimile transmission as provided in Section 10.02 of the Credit Agreement.

7. SECTION 6. Binding Agreement; Assignments. (a) This Agreement and the terms, covenants and conditions hereof shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that the Borrower and the L/C Issuer shall not be permitted to assign this Agreement or any interest herein without the prior written consent of the other parties to this Agreement other than as set forth in paragraph (b).

8. (b) The L/C Issuer may not assign its commitment to issue Letters of Credit hereunder without the consent of the Borrower and the Administrative Agent. In the event of an assignment by the L/C Issuer of all its other interests, rights and obligations under the Credit Agreement, then the L/C Issuer’s commitment to issue Letters of Credit hereunder in respect of the Credit Agreement shall terminate unless the L/C Issuer, the Borrower and the Administrative Agent otherwise agree.

9. SECTION 7. Applicable Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

10. SECTION 8. Survival of Agreement. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof and of any Letter of Credit issued hereunder or thereunder. Such representations and warranties have been or will be relied upon by the L/C Issuer, regardless of any investigation made by the L/C Issuer or on its behalf and notwithstanding that the L/C Issuer may have had notice or knowledge of any Default at the time of any Letter of Credit issuance, and shall continue in full force and effect as long as any Loan or any other Obligations hereunder or under any of the other Loan Documents shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding and unpaid and so long as the Commitments have not been terminated.

11. SECTION 9. Severability. Any provision of this Agreement or the Credit Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

12. SECTION 10. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

13. SECTION 11. Conflicts. To the extent that the terms and conditions of this Agreement conflict with the terms and conditions of the Credit Agreement, the terms and conditions of the Credit Agreement shall control.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

QUINTILES TRANSNATIONAL CORP.

By:
Name:
Title:

[ ], as L/C Issuer

By:
Name:
Title:

Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

Schedule I to

Exhibit I

L/C Issuer:	[ ]

L/C Issuer’s Address and Facsimile Number for Notice:	[ ] [ ] [ ] Fax: [ ]

Commitment to Issue Letters of Credit:	[ ]

Time of Day by Which Notices Must Be Received:	[A notice requesting the issuance of a Letter of Credit must be received by the L/C Issuer by 12:00 noon at least three (3) Business Days prior to the proposed issuance date.]

The following fees shall be payable under the terms of Section 2.03(j) of the Credit Agreement.

Fronting Fee:	The fronting fee set forth in Section 2.03(j) of the Credit Agreement, which fee shall be equal to 0.125% per annum of the daily maximum amount then available to be drawn under such Letter of Credit, payable on the dates that such fees are payable pursuant to Section 2.03(j) of the Credit Agreement.

Issuance Fee:	$ [ ]

Presentation Fee:	$ [ ]

Amendment Fee:	$ [ ]

Other processing fees specific to the L/C Issuer:	$ [ ]

Other standard costs and charges specific to the L/C Issuer:	$ [ ]

L/C Issuer’s Account for Payment of Fronting Fee and L/C Issuer Fees:	[ ]

EXHIBIT J

FORM OF ADMINISTRATIVE QUESTIONNAIRE

DEAL NAME: Quintiles

Agent Address:	JPMorgan Chase Bank, N.A	Return form to:	Sean Chudzik
	500 Stanton Christiana Road	Telephone:	302-634-3111
	Ops Building 2, 3rd Floor	Facsimile:	302-634-4712
	Newark, DE 19713-2107	E-mail:	Deal.Management.Team@jpmchase.com

It is very important that all of the requested information be completed accurately and that this questionnaire be returned promptly. If your institution is sub-allocating its allocation, please fill out an administrative questionnaire for each legal entity.

Lender Markit Entity Identifier (MEI):

Legal Name of Lender to appear in Documentation:

Signature Block Information:

■ Signing Credit Agreement	☐ Yes ☐ No

■ Coming in via Assignment	☐ Yes ☐ No

Type of Lender:

(Bank, Asset Manager, Broker/Dealer, CLO/CDO; Finance Company, Hedge Fund, Insurance, Mutual Fund, Pension Fund, Other Regulated Investment Fund, Special Purpose Vehicle, Other-please specify)

Fund Manager:	N/A

Lender Parent:	N/A

Domestic Address	Eurodollar Address

Contacts/Notification Methods: Borrowings, Paydowns, Interest, Fees, etc.

Syndicate-level information (which may contain material non-public information about the Borrower and its related parties or their respective securities) will be made available to the Credit Contact(s). The Credit Contacts identified must be able to receive such information in accordance with his/her institution’s compliance procedures and applicable laws, including Federal and state securities laws.

	Primary Credit Contact	Secondary Credit Contact

Name:

Company:

Title

Address:

Telephone:

Facsimile:

E-mail address:

	Additional IntraLinks Credit Contact	Additional IntraLinks Credit Contact

Name:

Company:

Title

Address:

Telephone:

Facsimile:

E-mail address:

The above listed individuals will be given access to any related IntraLinks site for information distribution.

Should your institution require more than the contacts listed above, please add additional names on the Annex A provided with the above information for ALL individuals who require IntraLinks access.

	Primary Operations Contact	Secondary Operations Contact

Name:

Company:

Title

Address:

Telephone:

Facsimile:

E-mail address:

	Operations Contact	Operations Contact

Name:

Company:

Title

Address:

Telephone:

Facsimile:

E-mail address:

	Bid Contact	L/C Contact

Name:

Company:

Title

Address:

Telephone:

Facsimile:

E-mail address:

Domestic Wire Instructions

Bank Name:

ABA/Routing No.:

Account Name:

Account No.:

FFC Account Name:

FFC Account No.:

Attention:

Reference:

Lender’s Foreign Wire Instructions

Currency:

Bank Name:

Swift/Routing No.:

Account Name:

Account No.:

FFC Account Name:

FFC Account No.:

Attention:

Reference:

Agent’s Wire Instructions

Bank Name:

ABA/Routing No.:

Account Name:

Account No.:

FFC Account Name:

FFC Account No.:

Attention:

Reference:

Agent’s DTCC Account Number:

DTCC00006161

Tax Documents

I. NON-U.S. LENDER INSTITUTIONS:

II. I. Corporations:

III. If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner), b.) Form W-8ECI (Income Effectively Connected to a U.S. Trade or Business), or c.) Form W-8EXP (Certificate of Foreign Government or Governmental Agency).

IV. A U.S. taxpayer identification number is required for any institution submitting Form W-8ECI. It is also required on Form W-8BEN for certain institutions claiming the benefits of a tax treaty with the U.S. Please refer to the instructions when completing the form applicable to your institution. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. An original tax form must be submitted.

V. II. Flow-Through Entities:

If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. Branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement. Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.

Please refer to the instructions when completing this form. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. Original tax form(s) must be submitted.

VI. U.S. LENDER INSTITUTIONS:

If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification). Please be advised that we request that you submit an original Form W-9.

Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned prior to the first payment of income. Failure to provide the proper tax form when requested may subject your institution to U.S. tax withholding.

ANNEX A

	Additional IntraLinks Credit Contact	Additional IntraLinks Credit Contact

Name:

Company:

Title

Address:

Telephone:

Facsimile:

E-mail address:

	Additional IntraLinks Credit Contact	Additional IntraLinks Credit Contact

Name:

Company:

Title

Address:

Telephone:

Facsimile:

E-mail address:

	Additional IntraLinks Credit Contact	Additional IntraLinks Credit Contact

Name:

Company:

Title

Address:

Telephone:

Facsimile:

E-mail address:

EXHIBIT K

FORM OF SPECIFIED DISCOUNT PREPAYMENT NOTICE

Date:                     , 20

To: [            ], as Auction Agent

Ladies and Gentlemen:

This Specified Discount Prepayment Notice is delivered to you pursuant to Section 10.07(l)(ii) of that certain Credit Agreement, dated as of May 12, 2015, (as further amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”, the terms defined therein being used herein as therein defined), among Quintiles Transnational Corp., a North Carolina corporation (the “Borrower”), each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, a Swing Line Lender and an L/C Issuer.

Pursuant to Section 10.07(l)(ii) of the Agreement, [the Borrower] [and] [Restricted Subsidiary] hereby irrevocably offer[s] to make a Discounted Term Loan Prepayment to each Term Lender on the following terms:

1. The maximum aggregate principal amount of the Discounted Term Loan Prepayment that will be made in connection with this offer shall not exceed $            20 (the “Specified Discount Prepayment Amount”).

2. The percentage of par at which such Discounted Term Loan Prepayment will be made is [    ]% (the “Specified Discount”).

To accept this offer, you are required to submit a Specified Discount Prepayment Response by no later than 5:00 p.m., Eastern time, on the date that is three (3) Business Days following the date of delivery of this notice pursuant to Section 10.07(l)(ii) of the Agreement.

[The Borrower] [and] [Restricted Subsidiary] hereby represent[s] and warrant[s] to the Administrative Agent and the Term Lenders as follows:

1. Immediately before and immediately after giving effect to any Discounted Term Loan Prepayment made in connection with the offer set forth in this notice, Borrower shall be in Pro Forma Compliance with the covenant set forth in Section 7.10, if the Borrower is at the time of such Discounted Term Loan Prepayment required to comply with Section 7.10.

2. This Discounted Term Loan Prepayment is being financed by [the Borrower] [and] [Restricted Subsidiary] with Internally Generated Cash Flow or with Eligible Equity Proceeds or the proceeds of Permitted Subordinated Indebtedness, in each case that are Not Otherwise Applied.

3. (i) At least five (5) Business Days have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by the applicable Company Party on the applicable Discounted Prepayment Effective Date and (ii) at least three (3) Business Days have passed since the consummation of the most recent Discounted Term Loan

[20]	Minimum of $2,000,000 and whole increments of $500,000.

Prepayment due to no Term Lender being willing to accept any prepayment of any Term Loans at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the Borrower’s election not to accept any Solicited Discounted Prepayment Offers made by a Term Lender.

[The Borrower] [and] [Restricted Subsidiary] acknowledge[s] that the Administrative Agent and the Term Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with their decision whether or not to accept the offer set forth in this Specified Discount Prepayment Notice and the acceptance of any prepayment made in connection with this Specified Discount Prepayment Notice.

[The Borrower] [and] [Restricted Subsidiary] request[s] that the Administrative Agent promptly notify each of the Term Lenders with outstanding Term Loans of the applicable Class party to the Agreement of this Specified Discount Prepayment Notice.

IN WITNESS WHEREOF, the undersigned has executed this Specified Discount Prepayment Notice as of the date first above written.

QUINTILES TRANSNATIONAL CORP.

By:
Name:
Title:

[Restricted Subsidiary

By:
Name:
Title: ]

Enclosure: Form of Specified Discount Prepayment Response

EXHIBIT L

FORM OF SPECIFIED DISCOUNT PREPAYMENT RESPONSE

Date:                     , 20

To: [            ], as Auction Agent

Ladies and Gentlemen:

Reference is made to (a) that certain Credit Agreement, dated as of May 12, 2015, (as further amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”, the terms defined therein being used herein as therein defined), among Quintiles Transnational Corp., a North Carolina corporation (the “Borrower”), each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, a Swing Line Lender and an L/C Issuer and (b) that certain Specified Discount Prepayment Notice, dated                     , 20    , from [the Borrower] [and] [Restricted Subsidiary] (the “Specified Discount Prepayment Notice”). Capitalized terms used herein and not defined herein or in the Agreement shall have the meaning ascribed to such terms in the Specified Discount Prepayment Notice.

The undersigned Term Lender hereby gives you irrevocable notice, pursuant to Section 10.07(l)(ii) of the Agreement, that it is willing to accept a prepayment of Term Loans held by such Term Lender at the Specified Discount in an aggregate principal amount of $            .

The undersigned Term Lender hereby expressly consents and agrees to a prepayment of its Term B Loans pursuant to Section 10.07(l)(ii) of the Agreement at a price equal to the Specified Discount in the aggregate principal amount not to exceed the amount set forth above, as such principal amount may be reduced in accordance with the Specified Discount Pro-Rata Factor, if any, and otherwise determined in accordance with and subject to the requirements of the Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Specified Discount Prepayment Response as of the date first above written.

[LENDER]

By:
Name:
Title:

EXHIBIT M

FORM OF DISCOUNT RANGE PREPAYMENT NOTICE

Date:                     , 20

To:	[ ], as Auction Agent

Ladies and Gentlemen:

This Discount Range Prepayment Notice is delivered to you pursuant to Section 10.07(l)(iii) of that certain Credit Agreement, dated as of May 12, 2015, and as further amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”, the terms defined therein being used herein as therein defined), among Quintiles Transnational Corp., a North Carolina corporation (the “Borrower”), each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, a Swing Line Lender and an L/C Issuer.

Pursuant to Section 10.07(l)(iii) of the Agreement, [the Borrower] [and] [Restricted Subsidiary] hereby irrevocably request[s] that each Term Lender submit a Discount Range Prepayment Offer. The Discount Term Loan Prepayment made in connection with this solicitation shall be subject to the following terms:

1. The maximum aggregate principal amount of the Discounted Term Loan Prepayment that will be made in connection with this solicitation is $            21 (the “Discount Range Prepayment Amount”).

2. [The Borrower] [and] [Restricted Subsidiary] [is] [are] willing to make Discount Term Loan Prepayments at a percentage of par greater than or equal to [ ]% but less than or equal to [ ]% (the “Discount Range”).

To make an offer in connection with this solicitation, you are required to deliver a Discount Range Prepayment Offer by no later than 5:00 p.m., Eastern time, on the date that is three (3) Business Days following the date of delivery of this notice pursuant to Section 10.07(l)(iii) of the Agreement.

[The Borrower] [and] [Restricted Subsidiary] hereby represent[s] and warrant[s] to the Administrative Agent and the Term Lenders as follows:

1. Immediately before and immediately after giving effect to any Discounted Term Loan Prepayment made in connection with this solicitation, the Borrower shall be in Pro Forma Compliance with the covenant set forth in Section 7.10, if the Borrower is at the time of such Discounted Term Loan Prepayment required to comply with Section 7.10.

2. This Discounted Term Loan Prepayment is being financed by [the Borrower] [and] [Restricted Subsidiary] with Internally Generated Cash Flow or with Eligible Equity Proceeds or the proceeds of Permitted Subordinated Indebtedness, in each case that are Not Otherwise Applied.

[21]	Minimum of $2,000,000 and whole increments of $500,000.

3. (i) At least five (5) Business Days have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by the applicable Company Party on the applicable Discounted Prepayment Effective Date and (ii) at least three (3) Business Days have passed since the consummation of the most recent Discounted Term Loan Prepayment due to no Term Lender being willing to accept any prepayment of any Term Loans at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the Borrower’s election not to accept any Solicited Discounted Prepayment Offers made by a Term Lender.

[The Borrower] [and] [Restricted Subsidiary] acknowledge[s] that the Administrative Agent and the Term Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with any Discount Range Prepayment Offer made in response to this Discount Range Prepayment Notice and the acceptance of any prepayment made in connection with this Discount Range Prepayment Notice.

[The Borrower] [and] [Restricted Subsidiary] request[s] that the Administrative Agent promptly notify each of the Term Lenders party to the Agreement of this Discount Range Prepayment Notice.

IN WITNESS WHEREOF, the undersigned has executed this Discount Range Prepayment Notice as of the date first above written.

QUINTILES TRANSNATIONAL CORP. as Borrower

By:
Name:
Title:

[Restricted Subsidiary

By:
Name:
Title: ]

Enclosure: Form of Discount Range Prepayment Offer

EXHIBIT N

FORM OF DISCOUNT RANGE PREPAYMENT OFFER

Date:                     , 20

To:	[ ], as Auction Agent

Ladies and Gentlemen:

Reference is made to (a) that certain Credit Agreement, dated as of May 12, 2015, (as further amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”, the terms defined therein being used herein as therein defined), among Quintiles Transnational Corp., a North Carolina corporation (the “Borrower”), each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, a Swing Line Lender and an L/C Issuer and (b) that certain Specified Discount Range Prepayment Notice, dated             , 20__, from [the Borrower] [and] [Restricted Subsidiary] (the “Discount Range Prepayment Notice”). Capitalized terms used herein and not defined herein or in the Agreement shall have the meaning ascribed to such terms in the Discount Range Prepayment Notice.

The undersigned Term Lender hereby gives you irrevocable notice, pursuant to Section 10.07(l)(iii) of the Agreement, that it is hereby offering to accept a Discounted Term Loan Prepayment on Term Loans held by such Term Lender:

1. in a maximum aggregate principal amount of [$            ] (the “Submitted Amount”), and

2. at a percentage of par equal to [    ]% of par value (the “Submitted Discount”).

The undersigned Term Lender hereby expressly consents and agrees to a prepayment of its Term Loans pursuant to Section 10.07(l)(iii) of the Agreement at a price equal to the Applicable Discount and in an aggregate principal amount not to exceed the Submitted Amount, as such principal amount may be reduced in accordance with the Discount Range Pro-Rata Factor, if any, and otherwise determined in accordance with and subject to the requirements of the Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Discount Range Prepayment Offer as of the date first above written.

[LENDER]

By:
Name:
Title:

EXHIBIT O

FORM OF SOLICITED DISCOUNTED PREPAYMENT NOTICE

Date:                     , 20

To:	[ ], as Auction Agent

Ladies and Gentlemen:

This Solicited Discounted Prepayment Notice is delivered to you pursuant to Section 10.07(l)(iv) of that certain Credit Agreement, dated as of May 12, 2015 (as further amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”, the terms defined therein being used herein as therein defined), among Quintiles Transnational Corp., a North Carolina corporation (the “Borrower”) each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, a Swing Line Lender and an L/C Issuer.

Pursuant to Section 10.07(l)(iv) of the Agreement, [the Borrower] [and] [Restricted Subsidiary] hereby irrevocably request[s] that each Term Lender submit a Solicited Discounted Prepayment Offer. The maximum aggregate principal amount of the Discounted Term Loan Prepayment that will be made in connection with this solicitation is $            22 (the “Solicited Discounted Prepayment Amount”).

To make an offer in connection with this solicitation, you are required to deliver a Solicited Discounted Prepayment Offer by no later than 5:00 p.m., Eastern time, on the date that is three (3) Business Days following the date of delivery of this notice pursuant to Section 10.07(l)(iv) of the Agreement.

[The Borrower] [and] [Restricted Subsidiary] hereby represent[s] and warrant[s] to the Administrative Agent and the Term Lenders as follows:

1. Immediately before and immediately after giving effect to any Discounted Term Loan Prepayment made in connection with this solicitation, Borrower shall be in Pro Forma Compliance with the covenant set forth in Section 7.10, if the Borrower is at the time of such Discounted Term Loan Prepayment required to comply with Section 7.10.

2. This Discounted Term Loan Prepayment is being financed by [the Borrower] [and] [Restricted Subsidiary] with Internally Generated Cash Flow or with Eligible Equity Proceeds or the proceeds of Permitted Subordinated Indebtedness, in each case that are Not Otherwise Applied.

3. (i) At least five (5) Business Days have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by the applicable Company Party on the applicable Discounted Prepayment Effective Date and (ii) at least three (3) Business Days have passed since the consummation of the most recent Discounted Term Loan Prepayment due to no Term Lender being willing to accept any prepayment of any Term Loans at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the Borrower’s election not to accept any Solicited Discounted Prepayment Offers made by a Term Lender.

[22]	Minimum of $2,000,000 and whole increments of $500,000.

[The Borrower] [and] [Restricted Subsidiary] acknowledge[s] that the Administrative Agent and the Term Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with any Solicited Discounted Prepayment Offer made in response to this Solicited Discounted Prepayment Notice and the acceptance of any prepayment made in connection with this Solicited Discounted Prepayment Notice.

[The Borrower] [and] [Restricted Subsidiary] request[s] that Administrative Agent promptly notify each of the Term Lenders party to the Agreement of this Solicited Discounted Prepayment Notice.

IN WITNESS WHEREOF, the undersigned has executed this Solicited Discounted Prepayment Notice as of the date first above written.

QUINTILES TRANSNATIONAL CORP.

By:
Name:
Title:

[[Restricted Subsidiary]

By:
Name:
Title: ]

Enclosure: Form of Solicited Discounted Prepayment Offer

EXHIBIT P

FORM OF SOLICITED DISCOUNTED PREPAYMENT OFFER

Date:             , 20__

To: [            ], as Auction Agent

Ladies and Gentlemen:

Reference is made to (a) that certain Credit Agreement, dated as of May 12, 2015, (as further amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”, the terms defined therein being used herein as therein defined), among Quintiles Transnational Corp., a North Carolina corporation (the “Borrower”), and, upon the effectiveness of its joinder to the Credit Agreement, each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, a Swing Line Lender and an L/C Issuer and (b) that certain Solicited Discounted Prepayment Notice, dated             , 20__, from [the Borrower] [and] [Restricted Subsidiary] (the “Solicited Discounted Prepayment Notice”). Capitalized terms used herein and not defined herein or in the Agreement shall have the meaning ascribed to such terms in the Solicited Discounted Prepayment Notice.

To accept the offer set forth herein, you must submit an Acceptance and Prepayment Notice by no later than 5:00 p.m., Eastern time, on the third Business Day following your receipt of this notice.

The undersigned Term Lender hereby gives you irrevocable notice, pursuant to Section 10.07(l)(iv) of the Agreement, that it is hereby offering to accept a Discounted Term Loan Prepayment on Term B Loans held by such Term Lender:

1. in a maximum aggregate principal amount of [$            ] (the “Offered Amount”), and

2. at a percentage of par value equal to [ ]% (the “Offered Discount”).

The undersigned Term Lender hereby expressly consents and agrees to a prepayment of its applicable Class of Term Loans pursuant to Section 10.07(l)(iv) of the Agreement at a price equal to the Acceptable Discount and in the aggregate principal amount not to exceed such Lender’s Offered Amount as such principal amount may be reduced in accordance with the Solicited Discount Pro-Rata Factor, if any, and otherwise determined in accordance with and subject to the requirements of the Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Solicited Discount Prepayment Offer as of the date first above written.

[LENDER]

By:
Name: Title:

EXHIBIT Q

FORM OF ACCEPTANCE AND PREPAYMENT NOTICE

Date:             , 20__

To: [            ], as Auction Agent

Ladies and Gentlemen:

This Acceptance and Prepayment Notice is delivered to you pursuant to Section 10.07(l)(iv) of that certain Credit Agreement, dated as of May 12, 2015, (as further amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement,” the terms defined therein being used herein as therein defined), among Quintiles Transnational Corp., a North Carolina corporation (the “Borrower”), each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, a Swing Line Lender and an L/C Issuer.

Pursuant to Section 10.07(l)(iv) of the Agreement, [the Borrower] [and] [Restricted Subsidiary] hereby irrevocably notifies you that, it accepts offers delivered in response to the Solicited Discount Prepayment Notice having an Offered Discount equal to or less than [    ]% (the “Acceptable Discount”) in an aggregate principal amount not to exceed the Solicited Discount Prepayment Amount.

[The Borrower] [and] [Restricted Subsidiary] expressly agrees that this Acceptance and Prepayment Notice shall be irrevocable, and is subject to the provisions of Section 10.07(l)(iv) of the Agreement.

[The Borrower] [and] [Restricted Subsidiary] request[s] that Administrative Agent promptly notify each of the Term Lenders party to the Agreement of this Acceptance and Prepayment Notice.

IN WITNESS WHEREOF, the undersigned has executed this Acceptance and Prepayment Notice as of the date first above written.

QUINTILES TRANSNATIONAL CORP.

By:
Name: Title:

[[Restricted Subsidiary]

By:
Name: Title: ]

EXHIBIT R

FORM OF

AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement defined below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:

3. Borrower: Quintiles Transnational Corp.

4. Administrative Agent: JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5. Credit Agreement: Credit Agreement, dated as of May 12, 2015 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Quintiles Transnational Corp., a North Carolina corporation (the “Borrower”), each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, a Swing Line Lender and an L/C Issuer.

6. Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[23]
Term A Loan Facility	$	$		%
Term B Loan Facility	$	$		%

[7.	Trade Date: ][24]

[23]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[24]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date:             , 20         [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Title:

Acknowledged and Accepted: QUINTILES TRANSNATIONAL CORP.

By:
Name: Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name: Title:

ANNEX 1 to Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iii) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (iv) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Sections 5.05 or 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (v) if it is not already a Lender under the Credit Agreement, attached to the Assignment and Assumption an Administrative Questionnaire in the form of Exhibit J to the Credit Agreement, (vi) if it is a Non-US Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 10.15 of the Credit Agreement, duly completed and executed by the Assignee; (vii) it is an Affiliated Lender pursuant to Section 10.07(k) of the Credit Agreement; (viii) after giving affect to its purchase and assumption of the Assigned Interest, the aggregate principal amount of all Loans held by Affiliated Lenders will not exceed 25% of the aggregate principal amount of all Loans and Commitments outstanding under the Credit Agreement; and (ix) as of the date hereof, neither the Sponsors nor any of their Affiliates nor any of their respective directors or officers has any material non-public information with respect to the Borrower or any of its Subsidiaries or securities that has not been disclosed to the assigning Lender (other than because such assigning Lender does not wish to receive material non-public information with respect to the Borrower and its Subsidiaries or securities) prior to the date hereof to the extent such information could reasonably be expected to have a material effect upon, or otherwise be material, to a Term Lender’s decision to assign Term Loans to an Affiliated Lender; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be construed in accordance with and governed by, the law of the State of New York.

EXHIBIT S-1

[FORM OF]

SECTION 10.15(a) US TAX CERTIFICATE

(For Non-US Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the CREDIT AGREEMENT entered into as of May 12, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Quintiles Transnational Corp., a North Carolina corporation (the “Borrower”), each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, a Swing Line Lender and an L/C Issuer, each other lender from time to time party thereto. Capitalized terms used herein but not defined shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to the provisions of Section 10.15(a) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), (iii) it is not a 10-percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) or 881(c)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with a U.S. trade or business conducted by the undersigned.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN-E or W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall furnish the Borrower and the Administrative Agent a properly completed and currently effective certificate in either the calendar year in which payment is to be made by the Borrower or the Administrative Agent to the undersigned, or in either of the two calendar years preceding such payment, after the occurrence of any event requiring a change in the most recent form, certificate or evidence previously delivered by it to the Borrowers and the Administrative Agent and from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent.

[NAME OF LENDER]

By:
Name:
Title:

Dated:

EXHIBIT S-2

[FORM OF]

SECTION 10.15(a) US TAX CERTIFICATE

(For Non-US Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the CREDIT AGREEMENT entered into as of May 12, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Quintiles Transnational Corp., a North Carolina corporation (the “Borrower”), each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, a Swing Line Lender and an L/C Issuer, each other lender from time to time party thereto. Capitalized terms used herein but not defined shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to the provisions of Section 10.15(a) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its partners/members claiming the portfolio interest exemption (the “applicable partners/members”) is a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), (iv) none of its applicable partners/members is a 10-percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) or 881(c)(3)(B) of the Code, (v) none of its applicable partners/members is a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with a U.S. trade or business conducted by the undersigned or its applicable partners/members.

The undersigned has furnished the Administrative Agent and the Borrower with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN-E or W-8BEN from each of its applicable partners/members, provided that, for the avoidance of doubt, the foregoing shall not limit the obligation of the Lender to provide, in the case of a partner/member not claiming the portfolio interest exemption, a Form W-8ECI, Form W-9 or Form W-8IMY (including appropriate underlying certificates from each interest holder of such partner/member), in each case establishing such partner/member’s available exemption from U.S. federal withholding tax. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent in writing with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payment, after the occurrence of any event requiring a change in the most recent form, certificate or evidence previously delivered by it to the Borrowers and the Administrative Agent and from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent.

[NAME OF LENDER]

By:
Name:
Title:

Dated:

EXHIBIT S-3

[FORM OF]

SECTION 10.15(a) US TAX CERTIFICATE

(For Non-US Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the CREDIT AGREEMENT entered into as of May 12, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Quintiles Transnational Corp., a North Carolina corporation (the “Borrower”), each lender from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, a Swing Line Lender and an L/C Issuer. Capitalized terms used herein but not defined shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to the provisions of Section 10.15(a) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), (iii) it is not a 10-percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) or 881(c)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with a U.S. trade or business conducted by the undersigned.

The undersigned has furnished its participating non-US Lender with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN-E or W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such non-US Lender in writing and (2) the undersigned shall have at all times furnished such non-US Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payment, after the occurrence of any event requiring a change in the most recent form, certificate or evidence previously delivered by it to the Borrowers and the Administrative Agent and from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Dated:

EXHIBIT S-4

[FORM OF]

SECTION 10.15(a) US TAX CERTIFICATE

(For Non-US Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the CREDIT AGREEMENT entered into as of May 12, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Quintiles Transnational Corp., a North Carolina corporation (the “Borrower”), each lender from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, a Swing Line Lender and an L/C Issuer. Capitalized terms used herein but not defined shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to the provisions of Section 10.15(a) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its partners/members claiming the portfolio interest exemption (the “applicable partners/members”) is a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), (iv) none of its applicable partners/members is a 10-percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) or 881(c)(3)(B) of the Code, (v) none of its applicable partners/members is a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with a U.S. trade or business conducted by the undersigned or its applicable partners/members.

The undersigned has furnished its participating non-US Lender with Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN-E or W-8BEN from each of its applicable partners/members, provided that, for the avoidance of doubt, the foregoing shall not limit the obligation of the undersigned to provide, in the case of a partner/member not claiming the portfolio interest exemption, a Form W-8ECI, Form W-9 or Form W-8IMY (including appropriate underlying certificates from each interest holder of such partner/member), in each case establishing such partner/member’s available exemption from U.S. federal withholding tax. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such non-US Lender in writing and (2) the undersigned shall have at all times furnished such non-US Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payment, after the occurrence of any event requiring a change in the most recent form, certificate or evidence previously delivered by it to the Borrowers and the Administrative Agent and from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Dated:

EXHIBIT T-1

PERFECTION CERTIFICATE

[see attached]

PERFECTION CERTIFICATE

Reference is made to that certain Credit Agreement dated May 12, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Quintiles Transnational Corp., a North Carolina corporation (the “Borrower”), each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer (the “Administrative Agent”).

The undersigned hereby certify to the Administrative Agent as follows:

1. Names. (a) The exact legal name of the Borrower and each Guarantor, as such name appears in its respective certificate of incorporation or any other organizational document, is set forth in Schedule 1(a). The Borrower and each Guarantor is (i) the type of entity disclosed next to its name in Schedule 1(a) and (ii) a registered organization except to the extent disclosed in Schedule 1(a). Also set forth in Schedule 1(a) is the organizational identification number, if any, of the Borrower and each Guarantor that is a registered organization, the Federal Taxpayer Identification Number of the Borrower and each Guarantor and the state of formation of the Borrower and each Guarantor.

(b) Set forth in Schedule 1(b) hereto is the corporate or organizational name the Borrower and each Guarantor has had in the past five years, together with the date of the relevant change.

(c) Set forth in Schedule 1(c) is a list of all other names (including trade names or similar appellations) used by the Borrower and each Guarantor, or any other business or organization to which the Borrower and each Guarantor became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, on any filings with the Internal Revenue Service, now or at any time during the past five years. Also set forth in Schedule 1(c) is the information required by Section 1 of this certificate for any other business or organization to which the Borrower or any Guarantor became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, now or at any time during the past five years. Except as set forth on Schedule 1(c), no Company has changed its jurisdiction of organization at any time during the past four months.

2. Current Locations. (a) The chief executive office of the Borrower and each Guarantor is located at the address set forth in Schedule 2(a) hereto.

(b) Set forth in Schedule 2(b) are all locations where the Borrower and each Guarantor maintains any books or records relating to any Collateral.

(c) Set forth in Schedule 2(c) hereto are all the other places of business where the Borrower and each Guarantor maintains an office.

26. Prior Locations. (a) Set forth in Schedule 3 is the information required by Schedule 2(a), Schedule 2(b) or Schedule 2(c) with respect to each location or place of business previously maintained by the Borrower or any Guarantor at any time during the past four months in a state in which the Borrower or any Guarantor has previously maintained a location or place of business at any time during the past four months.

27. Extraordinary Transactions. Except for (i) those purchases, acquisitions and other transactions the value of which exceeds $1,000,000 occurring within the past five years described on Schedule 4 attached hereto or (ii) a merger transaction and in which the corporation resulting from such merger and owning Collateral maintains the same name, organizational identification number and place of incorporation as the party owning such Collateral maintained prior to such transaction, all of the Collateral has been originated by the Borrower and each Guarantor, as applicable, in the ordinary course of business or consists of goods which have been acquired by the Borrower or the Guarantors in the ordinary course of business from a person in the business of selling goods of that kind.

28. File Search Reports. Attached hereto as Schedule 5 is (x) a true and accurate summary of file search reports from the Uniform Commercial Code filing offices (i) in each jurisdiction identified in Section 1(a), Section 2 or Section 3 with respect to each legal name set forth in Section 1 and (ii) in each jurisdiction described in Schedule 1(c) or Schedule 4 relating to any of the transactions described in Schedule (1)(c) or Schedule 4 with respect to each legal name of the person or entity from which the Borrower or any Guarantor purchased or otherwise acquired any of the Collateral and (y) is a true copy of each financing statement or other filing identified in such file search reports.

29. UCC Filings. Financing Statements (duly authorized by the Borrower or the applicable Guarantor constituting the debtor therein) containing the indications of the collateral set forth on Schedule 6 relating to the Security Agreement have been delivered to the Administrative Agent for filing in the filing offices in the jurisdictions identified in Schedule 7 hereof.

30. Schedule of Filings. Attached hereto as Schedule 7 is a schedule setting forth, with respect to the filings described in Section 6 above, each filing and the filing office in which such filing is to be made. No other filings or consents are required to create, preserve, protect and perfect the security interests in the Collateral granted to each Administrative Agent pursuant to the Collateral Documents.

31. Real Property. Attached hereto as Schedule 8 is a list of real property owned or leased by the Borrower and each Guarantor.

32. Termination Statements. A duly signed or otherwise authorized termination statement has been duly filed (or provided to the Administrative Agent for filing) in each applicable jurisdiction identified in Schedule 9 hereto with respect to each Lien described therein.

33. No Change. The undersigned knows of no change or anticipated change in any of the circumstances or with respect to any of the matters contemplated in Sections 1 through 9 and Section 12 of this Perfection Certificate except as set forth on Schedule 10 hereto.

34. Filing Fees. All filing fees and taxes payable in connection with the filings described in Sections 6 and 7 above have been (or will be in the ordinary course) paid.

35. Stock Ownership and other Equity Interests. Attached hereto as Schedule 12(a) is a true and correct list of all the issued and outstanding stock, partnership interests, limited liability company membership interests or other equity interests owned by the Borrower or any Guarantor and the record and beneficial owners of such stock, partnership interests, membership interests or other equity interests. Set forth on Schedule 12(b) is each equity investment of the Borrower and each of the Guarantors that represents 50% or less of the equity of the entity in which such investment was made.

36. Instruments and Tangible Chattel Paper. Attached hereto as Schedule 13 is a true and correct list of all promissory notes, instruments, tangible chattel paper and other evidence of indebtedness held by the Borrower and each Guarantor as of the date hereof (or such other date as may be provided on such schedule), including all intercompany notes between the Borrower and any of its Subsidiaries.

3

37. Advances. Attached hereto as Schedule 14 is (a) a true and correct list of all advances made by the Borrower to any of its Subsidiaries or any Subsidiary of the Borrower to the Borrower or any other Subsidiary of the Borrower as of the date hereof (or such other date as may be provided on such schedule) (other than advances in the ordinary course for operating expenses under the Borrower’s cash management program or those identified on Schedule 13), which advances (to the extent made by the Borrower or any Guarantor) will be on and after the date hereof evidenced by one or more intercompany notes pledged to the Administrative Agent under the Security Agreement (as defined in the Credit Agreement) and (b) a true and correct list of all unpaid intercompany transfers of goods sold and delivered by or to the Borrower or any Subsidiary of the Borrower as of the date hereof (or such other date as may be provided on such schedule).

38. Intellectual Property. Attached hereto as Schedule 15(a) is (a) a schedule setting forth all of the Borrower’s and each Guarantor’s issued and applied for United States Patents, material Patent Licenses, Trademarks registered or filed with the USPTO and material Trademark Licenses (each as defined in the Security Agreement), including the name of the owner, the patent, registration or application number and the issue, registration or application date of each such Patent or Trademark owned by the Borrower and each Guarantor; and (b) a schedule setting forth all of the Borrower’s and each Guarantor’s Copyrights registered or filed with the USCO and material or exclusive Copyright Licenses25 (each as defined in the Security Agreement), including the name of the owner, the registration number and the registration date of each such Copyright owned by the Borrower or any Guarantor. Attached hereto as Schedule 15(b) in proper form for filing with the United States Patent and Trademark Office (the “USPTO”) and United States Copyright Office (the “USCO”) are the filings necessary to preserve, protect and perfect the security interests in each such Trademark, Patent and Copyright set forth in Schedule 15(a) (to the extent required by the Credit Agreement), including duly signed copies of each of the Patent Security Agreement, Trademark Security Agreement and the Copyright Security Agreement, as applicable.

39. Commercial Tort Claims. Attached hereto as Schedule 16 is a true and correct list of all Commercial Tort Claims (as defined in the Security Agreement) in excess of $1,000,000 held by the Borrower or any of the Guarantors, including a brief description thereof.

40. Letter-of-Credit Rights. Attached hereto as Schedule 17 is a true and correct list of all Letters of Credit issued in favor of the Borrower or any of the Guarantors, as beneficiary thereunder.

[Signature pages follow.]

[25]	For the avoidance of doubt, Copyright Licenses must be filed with all of the relevant Copyright Registration numbers contained therein to adequately preserve, protect and perfect any security interest therein.

4

IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as of the date first listed above.

BORROWER: QUINTILES TRANSNATIONAL CORP.

By:

Name:

Title:

GUARANTORS: BENEFIT HOLDING, INC. ENCORE HEALTH RESOURCES, LLC EXPRESSION ANALYSIS, INC. INNOVEX MERGER CORP. QUINTILES BT, INC. QUINTILES FEDERATED SERVICES, INC. QUINTILES PHARMA SERVICES CORP.

By:

Name:

Title:

IGUARD, INC. QUINTILES COMMERCIAL US, INC. QUINTILES CONSULTING, INC. QUINTILES, INC. QUINTILES PHARMA, INC.

By:

Name:

Title:

5

NOVELLA CLINICAL LLC OUTCOME SCIENCES, LLC QUINTILES BIOSCIENCES HOLDINGS, INC. QUINTILES BIOSCIENCES, INC. QUINTILES MEDICAL COMMUNICATIONS & CONSULTING, INC. QUINTILES MEDICAL EDUCATION, INC.

By:
Name:
Title:

QUINTILES LABORATORIES, LLC QUINTILES LATIN AMERICA, LLC QUINTILES PHASE ONE SERVICES, LLC

By:
Name:
Title:

EA INSTITUTE, L.L.C.

By:
Name:
Title:

QUINTILES MARKET INTELLIGENCE, LLC

By:
Name:
Title:

6

QUINTILES TRANSFER, L.L.C.

By:

Name:

Title:

TARGETED MOLECULAR DIAGNOSTICS, LLC

By:

Name:

Title:

7

QUINTILES ASIA, INC. VCG&A, INC. VCG-BIO, INC.

By:

Name:

Title:

8

Schedule 1(a)

Legal Names, Etc.

Legal Name	Type of Entity	Registered Organization (Yes/No)	Organizational Number	Federal Taxpayer Identification Number	State of Formation

Schedule 1(b)

Prior Organizational Names

Company/Subsidiary Guarantor	Prior Name	Date of Change

Schedule 1(c)

Changes in Corporate Identity; Other Names

Company/Subsidiary Guarantor	Corporate Name of Entity	Action	Date of Action	State of Formation	List of All Other Names Used During Past Five Years

Schedule 2(a)

Chief Executive Offices

Company/Subsidiary Guarantor	Address	County	State

Schedule 2(b)

Location of Books

Company/Subsidiary	Address	County	State

Schedule 2(c)

Other Places of Business

Company/Subsidiary	Address	County	State

Schedule 3

Prior Locations

Company/Subsidiary Guarantor	Current Address	Prior Address

Schedule 4

Extraordinary Transactions

[INSERT TITLE

In [insert date], [add a brief description of the transaction].

Schedule 5

File Search Reports

See attached.

Schedule 6

UCC Filings

See Attached.

Schedule 7

Filings/Filing Offices

Type of Filing	Entity	Applicable Collateral Document	Jurisdictions

Schedule 8

Real Property

Entity of Record	Location Address	Mortgage Required? (Y/N)	Owned or Leased	Landlord/Owner if Leased	Description of Lease Documents

Schedule 9

Termination Statement Jurisdictions

Type of Filing	Entity	Secured Party	Jurisdictions

Schedule 10

Changes from Circumstances Described in Perfection Certificate

Description

1.

2.

3.

4.

5.

6.

7.

8.

9.

10.

Schedule 12(a)

Stock Ownership and other Equity Interests

The following is a list of the equity interests owned by each of the Loan Parties, as indicated on the Company’s organizational chart. Unless otherwise specified, the entities listed are wholly-owned subsidiaries of the entity under which each appears. Please note that only 65% of the voting equity interests of the non-U.S. subsidiaries are being pledged.

Schedule 12(b)

Equity Investments Representing Fifty Percent or Less of Entity In Which Invested

1.	Loan Party Equity Investments

Company/Subsidiary:

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest
Direct Equity Investment (Interest is Adjusted Cost Basis as of May [ ], 2015)

Company/Subsidiary:
Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest
Direct Equity Investment (Interest is Adjusted Cost Basis as of May [ ], 2015)

Company/Subsidiary:
Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest
Direct Equity Investment (Interest is Adjusted Cost Basis as of May [ ], 2015)

Schedule 13

Instruments and Tangible Chattel Paper

Intercompany Indebtedness:

1.	Intercompany loans held by Loan Parties:

Lender	Borrower	Principal Amount	Date of Issuance	Interest Rate	Maturity Date

2.	Chattel Paper: [None]

Non-Intercompany Indebtedness:

1.	Non-Intercompany Promissory Notes held by the Borrower or any Subsidiary Guarantor: [None]

2.	Non-Intercompany Chattel Paper held by the Borrower or any Subsidiary Guarantor: [None]

Schedule 14

Advances

Advances Description	Currency	To	From	Description and Date of Unpaid Intercompany Transfer of Goods	To	From

Schedule 15(a)

Patents and Trademarks

UNITED STATES PATENTS:

Registrations:

OWNER	REGISTRATION NUMBER	DESCRIPTION

Applications:

OWNER	APPLICATION NUMBER	DESCRIPTION

OTHER PATENTS:

Registrations:

OWNER	REGISTRATION NUMBER	COUNTRY/STATE	DESCRIPTION

Applications:

OWNER	APPLICATION NUMBER	COUNTRY/STATE	DESCRIPTION

UNITED STATES TRADEMARKS:

Registrations:

OWNER	REGISTRATION NUMBER	TRADEMARK

Applications:

OWNER	APPLICATION NUMBER	TRADEMARK

OTHER TRADEMARKS:

Registrations:

OWNER	REGISTRATION NUMBER	COUNTRY/STATE	TRADEMARK

Applications:

OWNER	APPLICATION NUMBER	COUNTRY/STATE	TRADEMARK

Schedule 15(b)

Copyrights

UNITED STATES COPYRIGHTS

Registrations:

OWNER	TITLE	REGISTRATION NUMBER

Applications:

OWNER	APPLICATION NUMBER

OTHER COPYRIGHTS

Registrations:

OWNER	COUNTRY/STATE	TITLE	REGISTRATION NUMBER

Applications:

OWNER	COUNTRY/STATE	APPLICATION NUMBER

Schedule 15(c)

Intellectual Property Licenses

Patent Licenses:

LICENSEE	LICENSOR	COUNTRY/STATE	REGISTRATION/ APPLICATION NUMBER	DESCRIPTION

Trademark Licenses

LICENSEE	LICENSOR	COUNTRY/STATE	REGISTRATION/ APPLICATION NUMBER	TRADEMARK

Copyright Licenses:

LICENSEE	LICENSOR	COUNTRY/STATE	REGISTRATION/ APPLICATION NUMBER	DESCRIPTION

Schedule 15(d)

Intellectual Property Filings

See Attached.

Schedule 16

Commercial Tort Claims

Description of Claim	Privileged (Yes/No)

Schedule 17

Letter of Credit Rights

Issuer	Beneficiary	Principal Amount	Date of Issuance	Maturity Date	Subject to Control Requirement [Yes/No]

EXHIBIT T-2

PERFECTION CERTIFICATE SUPPLEMENT

[see attached]

EXHIBIT U

FORM OF PARI PASSU INTERCREDITOR AGREEMENT

[see attached]

EXHIBIT U to Credit Agreement

FORM OF

FIRST LIEN INTERCREDITOR AGREEMENT

dated as of

[            ], 20[            ]

Among

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent, a Swing Line Lender and an L/C Issuer for the Credit Agreement Secured Parties,

[            ],

as the Initial Other Authorized Representative,

[            ],

as the Initial Other Collateral Agent,

and

each additional Authorized Representative and Collateral Agent from time to time party hereto

FIRST LIEN INTERCREDITOR AGREEMENT (as amended, restated, modified or supplemented from time to time, this “Agreement”) dated as of [            ], 20[        ], among JPMorgan Chase Bank, N.A., as administrative agent and collateral agent for the Credit Agreement Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Administrative Agent”), [            ], as Authorized Representative for the Initial Other First Lien Secured Parties (in such capacity and together with its successors in such capacity, the “Initial Other Authorized Representative”), [            ], as collateral agent for the Initial Other First Lien Secured Parties (in such capacity and together with its successors in such capacity, the “Initial Other Collateral Agent”) and each additional Authorized Representative and Collateral Agent from time to time party hereto for the Other First Lien Secured Parties of the Series with respect to which it is acting in such capacity.

Reference is made to (i) the Credit Agreement dated as of May 12, 2015 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among QUINTILES TRANSNATIONAL CORP., a North Carolina corporation (the “Borrower”), each Subsidiary of the Borrower party thereto from time to time, the Lenders party thereto from time to time, the Administrative Agent and the other parties named therein and (ii) the Security Agreement dated as of May 12, 2015 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Security Agreement”), among the Borrower, each Subsidiary of the Borrower party thereto from time to time and the Administrative Agent.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Administrative Agent (for itself and on behalf of the Credit Agreement Secured Parties), the Initial Other Authorized Representative (for itself and on behalf of the Initial Other First Lien Secured Parties), the Initial Other Collateral Agent and each additional Authorized Representative and Collateral Agent (for itself and on behalf of the Other First Lien Secured Parties of the applicable Series) agree as follows:

I. DEFINITIONS

Construction; Certain Defined Terms.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.

Without limiting the provisions of Section 2.03, it is the intention of the First Lien Secured Parties of each Series that the holders of First Lien Obligations of such Series (and not the First Lien Secured Parties of any other Series) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the First Lien Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of First Lien Obligations), (y) any of the First Lien Obligations of such Series do not have an enforceable security interest in any of the Collateral securing any other Series of First Lien Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of First Lien Obligations) on a basis ranking prior to the security interest of such Series of First Lien Obligations but junior to the security interest of any other Series of First Lien Obligations or (ii) the existence of any Collateral for any other Series of First Lien Obligations that is not Shared Collateral (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of First Lien Obligations, an “Impairment” of such Series); provided that the existence of a maximum claim with respect to any real property subject to a mortgage which applies to all First Lien Obligations shall not be deemed to be an Impairment of any Series of First Lien Obligations. In the event of any Impairment with respect to any Series of First Lien Obligations, the results of such Impairment shall be borne solely by the holders of such Series of First Lien Obligations, and the rights of the holders of such Series of First Lien Obligations (including, without limitation, the right to receive distributions in respect of such Series of First Lien Obligations pursuant to Section 2.01) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such First Lien Obligations subject to such Impairment. Additionally, in the event the First Lien Obligations of any Series are modified pursuant to applicable law (including, without limitation, pursuant to Section 1129 of the Bankruptcy Code), any reference to such First Lien Obligations or the Secured Credit Documents governing such First Lien Obligations shall refer to such obligations or such documents as so modified.

Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Credit Agreement. As used in this Agreement, the following terms have the meanings specified below:

“Additional Senior Class Debt” shall have the meaning assigned to such term in Section 5.14.

“Additional Senior Class Debt Collateral Agent” shall have the meaning assigned to such term in Section 5.14.

“Additional Senior Class Debt Parties” shall have the meaning assigned to such term in Section 5.14.

“Additional Senior Class Debt Representative” shall have the meaning assigned to such term in Section 5.14.

“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Applicable Authorized Representative” means (i) until the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Administrative Agent and (ii) from and after the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Major Non-Controlling Authorized Representative; provided, in each case, that if there shall occur one or more Non-Controlling Authorized Representative Enforcement Dates, the Applicable Authorized Representative shall be the Authorized Representative that is the Major Non-Controlling Authorized Representative in respect of the most recent Non-Controlling Authorized Representative Enforcement Date.

“Applicable Collateral Agent” means (i) until the earlier of (x) Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Administrative Agent and (ii) from and after the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Collateral Agent for the Series of First Lien Obligations represented by the Major Non-Controlling Authorized Representative; provided, in each case, that if there shall occur one or more Non-Controlling Authorized Representative Enforcement Dates, the Applicable Collateral Agent shall be the Collateral Agent for the Series of First Lien Obligations represented by the Major Non-Controlling Authorized Representative in respect of the most recent Non-Controlling Authorized Representative Enforcement Date.

“Authorized Representative” means, at any time, (i) in the case of any Credit Agreement Obligations or the Credit Agreement Secured Parties, the Administrative Agent, (ii) in the case of the Initial Other First Lien Obligations or the Initial Other First Lien Secured Parties, the Initial Other Authorized Representative, and (iii) in the case of any other Series of Other First Lien Obligations or Other First Lien Secured Parties that become subject to this Agreement after the date hereof, the Authorized Representative named for such Series in the applicable Joinder Agreement.

“Bankruptcy Case” shall have the meaning assigned to such term in Section 2.05(b).

“Bankruptcy Code” shall mean Title 11 of the United States Code, as amended.

“Bankruptcy Law” shall mean the Bankruptcy Code and any similar Federal, state or foreign law for the relief of debtors.

“Borrower” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

“Collateral” means all assets and properties subject to Liens created pursuant to any First Lien Security Document to secure one or more Series of First Lien Obligations.

“Collateral Agent” means (i) in the case of any Credit Agreement Obligations, the Administrative Agent, (ii) in the case of the Initial Other First Lien Obligations, the Initial Other Collateral Agent, and (iii) in the case of any other Series of Other First Lien Obligations that become subject to this Agreement after the date hereof, the Collateral Agent named for such Series in the applicable Joinder Agreement.

“Controlling Secured Parties” means (i) at any time when the Administrative Agent is the Applicable Collateral Agent, the Credit Agreement Secured Parties and (ii) at any other time, the Series of First Lien Secured Parties whose Authorized Representative is the Applicable Authorized Representative.

“Credit Agreement” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

“Credit Agreement Collateral Documents” means the Security Agreement, the other Collateral Documents (as defined in the Credit Agreement) and each other agreement entered into in favor of the Administrative Agent for the purpose of securing any Credit Agreement Obligations.

“Credit Agreement Obligations” means all amounts owing to any party pursuant to the terms of any Credit Document, including, without limitation, all amounts in respect of any principal, premium, interest (including any interest and fees accruing subsequent to the commencement of a Bankruptcy Case at the rate provided for in the Credit Agreement, whether or not such interest or fees are allowed claims under any such proceeding or under applicable state, federal or foreign law), penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities, and guarantees of the foregoing amounts and including, without limitation, the “Obligations” as defined in the Security Agreement.

“Credit Agreement Secured Parties” means the holders of Credit Agreement Obligations, including the “Secured Parties” as defined in the Credit Agreement.

“Credit Documents” mean the Credit Agreement, each Credit Agreement Collateral Document and the Loan Documents (as defined in the Credit Agreement).

“DIP Financing” shall have the meaning assigned to such term in Section 2.05(b).

“DIP Financing Liens” shall have the meaning assigned to such term in Section 2.05(b).

“DIP Lenders” shall have the meaning assigned to such term in Section 2.05(b).

“Discharge” means, with respect to any Series of First Lien Obligations, the date on which such Series of First Lien Obligations is no longer secured by Shared Collateral. The term “Discharged” shall have a corresponding meaning.

“Discharge of Credit Agreement Obligations” means the Discharge of the Credit Agreement Obligations with respect to Shared Collateral; provided that the Discharge of Credit Agreement Obligations shall not be deemed to have occurred in connection with a Refinancing of such Credit Agreement Obligations with additional First Lien Obligations secured by Shared Collateral under an Other First Lien Document which has been designated in writing by the Administrative Agent (under the Credit Agreement so Refinanced) to each Other First Lien Collateral Agent and each other Authorized Representative as the “Credit Agreement” for purposes of this Agreement.

“Event of Default” means an “Event of Default” (or similarly defined term) as defined in any Secured Credit Document.

“Excess Other First Lien Obligations” shall have the meaning assigned to such term in the definition of Other First Lien Obligations.

“First Lien Documents” means, with respect to the Credit Agreement Obligations, the Credit Agreement Documents, and with respect to the Initial Other First Lien Obligations or any Series of Additional Senior Class Debt, the Other First Lien Documents.

“First Lien Obligations” means, collectively, (i) the Credit Agreement Obligations and (ii) each Series of Other First Lien Obligations.

“First Lien Secured Parties” means (i) the Credit Agreement Secured Parties and (ii) the Other First Lien Secured Parties with respect to each Series of Other First Lien Obligations.

“First Lien Security Documents” means, collectively, (i) the Credit Agreement Collateral Documents and (ii) the Other First Lien Security Documents.

“Grantors” means the Company and each Subsidiary of the Company which has granted a security interest pursuant to any First Lien Security Document to secure any Series of First Lien Obligations.

“Impairment” shall have the meaning assigned to such term in Section 1.01(b).

“Initial Other Authorized Representative” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

“Initial Other Collateral Agent” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

“Initial Other First Lien Agreement” means [describe the credit agreement, indenture or other document pursuant to which the Initial Other First Lien Obligations are incurred].

“Initial Other First Lien Documents” means the Initial Other First Lien Agreement, the Initial Other Security Agreement and any security documents and other operative agreements evidencing or governing the Indebtedness thereunder, and the liens securing such Indebtedness, including any agreement entered into for the purpose of securing the Initial Other First Lien Obligations.

“Initial Other First Lien Obligations” means the Other First Lien Obligations pursuant to the Initial Other First Lien Agreement.

“Initial Other First Lien Secured Parties” means the holders of any Initial Other First Lien Obligations and the Initial Other Authorized Representative.

“Initial Other Security Agreement” means the Security Agreement dated as of              among the Initial Other Authorized Representative and             .

“Insolvency or Liquidation Proceeding” means:

(i) any case commenced by or against the Company or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Company or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Company or any other Grantor or any similar case or proceeding relative to the Company or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(ii) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Company or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(iii) any other proceeding of any type or nature in which substantially all claims of creditors of the Company or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intervening Creditor” shall have the meaning assigned to such term in Section 2.01(b).

“Joinder Agreement” means the document in the form of Exhibit A to this Agreement required to be delivered by an Authorized Representative to each Collateral Agent and each Authorized Representative pursuant to Section 5.14 of this Agreement in order to create an additional Series of Other First Lien Obligations or a Refinancing of any Series of First Lien Obligations and add Other First Lien Secured Parties hereunder.

“Lien” shall mean any mortgage, pledge, security interest, hypothecation, assignment, lien (statutory or other) or similar encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

“Major Non-Controlling Authorized Representative” means the Authorized Representative of the Series of Other First Lien Obligations with an aggregate outstanding principal amount in excess of $25,000,000 that constitutes the largest outstanding principal amount of any then outstanding Series of Other First Lien Obligations; provided, however, that if there are two outstanding Series of Other First Lien Obligations which have an equal outstanding principal amount, the Series of Other First Lien Obligations with the earlier maturity date shall be considered to have the larger outstanding principal amount for purposes of this definition.

“New York UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York.

“Non-Controlling Authorized Representative” means any Authorized Representative that is not the Applicable Authorized Representative at such time.

“Non-Controlling Authorized Representative Enforcement Date” means, with respect to any Non-Controlling Authorized Representative, the date which is [180] days (throughout which [180] day period such Non-Controlling Authorized Representative was the Major Non-Controlling Authorized Representative) after the occurrence of both (i) an Event of Default (under and as defined in the First Lien Documents under which such Non-Controlling Authorized Representative is the Authorized Representative) and (ii) each Collateral Agent’s and each other Authorized Representative’s receipt of written notice from such Non-Controlling Authorized Representative certifying that (x) such Non-Controlling Authorized Representative is the Major Non-Controlling Authorized Representative and that an Event of Default (under and as defined in the First Lien Documents under which such Non-Controlling Authorized Representative is the Authorized Representative) has occurred and is continuing and (y) the First Lien Obligations of the Series with respect to which such Non-Controlling Authorized Representative is the Authorized Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Other First Lien Document; provided that the Non-Controlling Authorized Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred (A) at any time the Applicable Authorized Representative has commenced and is diligently pursuing any enforcement action with respect to Shared Collateral or (B) at any time the Grantor that has granted a security interest in Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.

“Non-Controlling Secured Parties” means the First Lien Secured Parties which are not Controlling Secured Parties.

“Other First Lien Agreement” means any indenture, including the Initial Other First Lien Agreement and the Initial Notes, credit agreement (excluding the Credit Agreement) or other agreement, document or instrument, pursuant to which any Grantor has or will incur Other First Lien Obligations; provided that, in each case, the Indebtedness thereunder (other than the Initial Other First Lien Obligations) has been designated as Other First Lien Obligations pursuant to and in accordance with Section 5.14.

“Other First Lien Collateral Agents” means each of the Collateral Agents other than the Administrative Agent.

“Other First Lien Documents” means, with respect to the Initial Other First Lien Obligations or any Series of Additional Senior Class Debt, the Other First Lien Agreements, including the Initial Other First Lien Documents and the Other First Lien Security Documents and each other agreement entered into for the purpose of securing the Initial Other First Lien Obligations or any Series of Additional Senior Class Debt; provided that, in each case, the Indebtedness thereunder (other than the Initial Other First Lien Obligations) has been designated as Other First Lien Obligations pursuant to Section 5.14 hereto.

“Other First Lien Obligations” means all amounts owing to any Other First Lien Secured Party (including the Initial Other First Lien Secured Party) pursuant to the terms of any Other First Lien Agreement (including the Initial Other First Lien Agreement), including, without limitation, all amounts in respect of any principal, premium, interest (including any interest and fees accruing subsequent to the commencement of a Bankruptcy Case at the rate provided for in the respective Other First Lien Agreement, whether or not such interest or fees are allowed claims under any such proceeding or under applicable state, federal or foreign law), penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities, and guarantees of the foregoing amounts; provided that the aggregate principal amount of Other First Lien Obligations in excess of the amount of Indebtedness permitted to be secured on a pari passu basis with the Credit Agreement Obligations pursuant to the Credit Agreement and any fees, interest and expenses related to such excess amount pursuant to the applicable Other First Lien Agreement (such excess amount together with the related fees, interest and expenses, the “Excess Other First Lien Obligations”) shall not constitute Other First Lien Obligations or First Lien Obligations for purposes of this Agreement.

“Other First Lien Secured Party” means the holders of any Other First Lien Obligations and any Authorized Representative with respect thereto and shall include the Initial Other First Lien Secured Parties.

“Other First Lien Security Documents” means any security agreement or any other document now existing or entered into after the date hereof that creates Liens on any assets or properties of any Grantor to secure the Other First Lien Obligations.

“Possessory Collateral” means any Shared Collateral in the possession of any Collateral Agent (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction or otherwise. Possessory Collateral includes, without limitation, any Certificated Securities, Promissory Notes, Instruments, and Chattel Paper, in each case, delivered to or in the possession of any Collateral Agent under the terms of the First Lien Security Documents. All capitalized terms used in this definition and not defined elsewhere in this Agreement have the meaning assigned to them in the New York UCC.

“Proceeds” shall have the meaning assigned to such term in Section 2.01(a).

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Secured Credit Document” means (i) the Credit Agreement and the Loan Documents (as defined in the Credit Agreement), (ii) the Initial Other First Lien Documents and (iii) each other Other First Lien Document.

“Security Agreement” has the meaning assigned to such term in the recitals of this Agreement.

“Series” means (i) with respect to the First Lien Secured Parties, each of (A) the Credit Agreement Secured Parties (in their capacities as such), (B) the Initial Other First Lien Secured Parties (in their capacities as such), and (C) the Other First Lien Secured Parties that become subject to this Agreement after the date hereof that are represented by a common Authorized Representative (in its capacity as such for such Other First Lien Secured Parties) and (ii) with respect to any First Lien Obligations, each of (A) the Credit Agreement Obligations, (B) the Initial Other First Lien Obligations and (C) the Other First Lien Obligations incurred pursuant to any Other First Lien Document, which pursuant to any Joinder Agreement, are to be represented hereunder by a common Authorized Representative (in its capacity as such for such Other First Lien Obligations).

“Shared Collateral” means, at any time, Collateral in which the holders of two or more Series of First Lien Obligations (or their respective Authorized Representatives or Collateral Agents on behalf of such holders) hold a valid and perfected security interest or Lien at such time. If more than two Series of First Lien Obligations are outstanding at any time and the holders of less than all Series of First Lien Obligations hold a valid and perfected security interest or Lien in any Collateral at such time, then such Collateral shall constitute Shared Collateral for those Series of First Lien Obligations that hold a valid security interest or Lien in such Collateral at such time and shall not constitute Shared Collateral for any Series which does not have a valid and perfected security interest or Lien in such Collateral at such time.

41. PRIORITIES AND AGREEMENTS WITH RESPECT TO SHARED COLLATERAL

Priority of Claims.

Anything contained herein or in any of the Secured Credit Documents to the contrary notwithstanding (but subject to Section 1.01(b)), if an Event of Default has occurred and is continuing, and the Applicable Collateral Agent is taking action to enforce rights in respect of any Shared Collateral, or any distribution is made in respect of any Shared Collateral in any Bankruptcy Case of any Grantor or any First Lien Secured Party receives any payment pursuant to any intercreditor agreement (other than this Agreement) with respect to any Shared Collateral, the proceeds of any sale, collection or other liquidation of any such Shared Collateral by any First Lien Secured Party or received by the Applicable Collateral Agent or any First Lien Secured Party pursuant to any such intercreditor agreement with respect to such Shared

Collateral and proceeds of any such distribution (subject, in the case of any such distribution, to the sentence immediately following) to which the First Lien Obligations are entitled under any intercreditor agreement (other than this Agreement) (all proceeds of any sale, collection or other liquidation of any Collateral and all proceeds of any such distribution being collectively referred to as “Proceeds”), shall be applied by the Applicable Collateral Agent in the following order:

FIRST, to the payment of all reasonable costs and expenses incurred by each Collateral Agent (in its capacity as such) in connection with such collection or sale or otherwise in connection with this Agreement, any other Secured Credit Documents or any of the First Lien Obligations, including all court costs and the reasonable fees and expenses of its agents and legal counsel, and any other reasonable costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Secured Credit Documents;

SECOND, subject to Section 1.01(b), to the extent Proceeds remain after the application pursuant to preceding clause (i), to the payment in full of the First Lien Obligations of each Series (the amounts so applied to be distributed among the First Lien Secured Parties pro rata in accordance with the respective amounts of the First Lien Obligations owed to them on the date of any such distribution and in accordance with the terms of the applicable Secured Credit Documents); and

THIRD, any balance of such Proceeds remaining after the application pursuant to preceding clauses (i) and (ii), to the Grantors, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

If, despite the provisions of this Section 2.01(a), any First Lien Secured Party shall receive any payment or other recovery in excess of its portion of payments on account of the First Lien Obligations to which it is then entitled in accordance with this Section 2.01(a), such First Lien Secured Party shall hold such payment or recovery in trust for the benefit of all First Lien Secured Parties for distribution in accordance with this Section 2.01(a).

Notwithstanding the foregoing, with respect to any Shared Collateral for which a third party (other than a First Lien Secured Party) has a lien or security interest that is junior in priority to the security interest of any Series of First Lien Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any other Series of First Lien Obligations (such third party an “Intervening Creditor”), the value of any Shared Collateral or Proceeds which are allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Shared Collateral or Proceeds to be distributed in respect of the Series of First Lien Obligations with respect to which such Impairment exists.

It is acknowledged that the First Lien Obligations of any Series may, subject to the limitations set forth in the then extant Secured Credit Documents, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, Refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in Section 2.01(a) or the provisions of this Agreement defining the relative rights of the First Lien Secured Parties of any Series.

Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of First Lien Obligations granted on the Shared Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, or any other applicable law or the Secured Credit Documents or any defect or deficiencies in the Liens securing the First Lien Obligations of any Series or any other circumstance whatsoever (but, in each case, subject to Section 1.01(b)), each First Lien Secured Party hereby agrees that the Liens securing each Series of First Lien Obligations on any Shared Collateral shall be of equal priority.

Actions with Respect to Shared Collateral; Prohibition on Contesting Liens.

With respect to any Shared Collateral, notwithstanding Section 2.01, only the Applicable Collateral Agent shall act or refrain from acting with respect to Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral). At any time when the Administrative Agent is the Applicable Collateral Agent, no Other First Lien Secured Party shall or shall instruct any Collateral Agent to, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, Shared Collateral (including with respect to any intercreditor agreement with respect to Shared Collateral), whether under any Other First Lien Security Document, applicable law or otherwise, it being agreed that only the Administrative Agent, acting in accordance with the Credit Agreement Collateral Documents, shall be entitled to take any such actions or exercise any remedies with respect to such Shared Collateral at such time.

With respect to any Shared Collateral at any time when any Other First Lien Collateral Agent is the Applicable Collateral Agent, (i) such Other First Lien Collateral Agent shall act only on the instructions of the Applicable Authorized Representative, (ii) such Other First Lien Collateral Agent shall not follow any instructions with respect to such Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral) from any Non-Controlling Authorized Representative (or any other First Lien Secured Party other than the Applicable Authorized Representative) and (iii) no Non-Controlling Authorized Representative or other First Lien Secured Party (other than the Applicable Authorized Representative) shall or shall instruct such Other First Lien Collateral Agent to, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, such Shared Collateral (including with respect to any intercreditor agreement with respect to such Shared Collateral), whether under any First Lien Security Document, applicable law or otherwise, it being agreed that only such Other First Lien Collateral Agent, acting on the instructions of the Applicable Authorized Representative and in accordance with the Other First Lien Security Documents applicable to it, shall be entitled to take any such actions or exercise any such remedies with respect to such Shared Collateral.

Notwithstanding the equal priority of the Liens securing each Series of First Lien Obligations, the Applicable Collateral Agent (acting on the instructions of the Applicable Authorized Representative) may deal with the Shared Collateral as if such Applicable Collateral Agent had a senior and exclusive Lien on such Collateral. No Non-Controlling Authorized Representative or Non-Controlling Secured Party will contest, protest or object to any foreclosure proceeding or action brought by the Applicable Collateral Agent, the Applicable Authorized Representative or the Controlling Secured Party or any other exercise by the Applicable Collateral Agent, the Applicable Authorized Representative or the Controlling Secured Party of any rights and remedies relating to the Shared Collateral, or to cause the Applicable Collateral Agent to do so. The foregoing shall not be construed to limit the rights and priorities of any First Lien Secured Party, the Applicable Collateral Agent or any Authorized Representative with respect to any Collateral not constituting Shared Collateral.

So long as the Administrative Agent is a party to this Agreement, this Agreement shall not apply to any assets a security interest in which was not granted to the Administrative Agent.

No Interference; Payment Over; Exculpatory Provisions.

Except, in each case, with respect to any Excess Other First Lien Obligations or any Security Document or Lien securing the Excess Other First Lien Obligations, to the extent of such Excess Other First Lien Obligations, each First Lien Secured Party agrees that (i) it will not challenge or question or support any other Person in challenging or questioning, in any proceeding the validity or enforceability of any First Lien Obligations of any Series or any First Lien Security Document or the validity, attachment, perfection or priority of any Lien under any First Lien Security Document or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any First Lien Secured Party from challenging or questioning the validity or enforceability of any First Lien Obligations constituting unmatured interest or the validity of any Lien relating thereto pursuant to Section 502(b)(2) of the Bankruptcy Code; (ii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Shared Collateral by the Applicable Collateral Agent, (iii) except as provided in Section 2.02, it shall have no right to (A) direct the Applicable Collateral Agent or any other First Lien Secured Party to exercise any right, remedy or power with respect to any Shared Collateral (including pursuant to any intercreditor agreement) or (B) consent to the exercise by the Applicable Collateral Agent or any other First Lien Secured Party of any right, remedy or power with respect to any Shared Collateral, (iv) it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Applicable Collateral Agent or any other First Lien Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Shared Collateral, (v) it will not seek, and hereby waives any right, to have any Shared Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral and (vi) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any of the Applicable Collateral Agent or any other First Lien Secured Party to enforce this Agreement.

Each First Lien Secured Party hereby agrees that if it shall obtain possession of any Shared Collateral or shall realize any proceeds or payment in respect of any such Shared Collateral, pursuant to any First Lien Security Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies (including pursuant to any intercreditor agreement), at any time prior to the Discharge of each of the First Lien Obligations, then it shall hold such Shared Collateral, proceeds or payment in trust for the other First Lien Secured Parties having a security interest in such Shared Collateral and promptly transfer any such Shared Collateral, proceeds or payment, as the case may be, to the Applicable Collateral Agent for such Shared Collateral, to be distributed by such Applicable Collateral Agent in accordance with the provisions of Section 2.01(a) hereof.

None of the Applicable Collateral Agent, any Applicable Authorized Representative or any other First Lien Secured Party shall be liable for any action taken or omitted to be taken by the Applicable Collateral Agent, such Applicable Authorized Representative or other First Lien Secured Party with respect to any Shared Collateral in accordance with the provisions of this Agreement

Automatic Release of Liens.

If, at any time any Shared Collateral is transferred to a third party or otherwise disposed of, in each case, in connection with any enforcement by the Applicable Collateral Agent in accordance with the provisions of this Agreement, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of the other Collateral Agents for the benefit of each Series of First Lien Secured Parties upon such Shared Collateral will automatically be released and discharged upon final conclusion of foreclosure proceeding as and when, but only to the extent, such Liens of the Applicable Collateral Agent on such Shared Collateral are released and discharged; provided that any proceeds of any Shared Collateral realized therefrom shall be applied pursuant to Section 2.01 hereof.

Each Collateral Agent and each Authorized Representative agrees to execute and deliver (at the sole cost and expense of the Grantors) all such authorizations and other instruments as shall reasonably be requested by the Applicable Collateral Agent to evidence and confirm any release of Shared Collateral provided for in this Section.

Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings.

This Agreement shall continue in full force and effect notwithstanding the commencement of any proceeding under the Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law by or against any Grantor or any of its subsidiaries.

If any Grantor shall become subject to a case (a “Bankruptcy Case”) under the Bankruptcy Code and shall, as debtor(s)-in-possession, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or the use of cash collateral under Section 363 of the Bankruptcy Code, each First Lien Secured Party (other than any Controlling Secured Party or any Authorized Representative of any Controlling Secured Party) agrees that it will raise no objection to any such financing or to the Liens on the Shared Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Shared Collateral, unless a majority in interest of the Controlling Secured Parties (or such greater amount as is necessary to take action under the applicable Loan Document or Other First Lien Documents), or an Authorized Representative of any Controlling Secured Party, shall then oppose or object to such DIP Financing or such DIP Financing Liens or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of the Controlling Secured Parties, each Non-Controlling Secured Party will subordinate its Liens with respect to such Shared Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any First Lien Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Shared Collateral granted to secure the First Lien Obligations of the Controlling Secured Parties, each Non-Controlling Secured Party will confirm the priorities with respect to such Shared Collateral as set forth herein), in each case so long as (A) the First Lien Secured Parties of each Series retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-à-vis all the other First Lien Secured Parties (other than any Liens of the First Lien Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case, (B) the First Lien Secured Parties of each Series are granted Liens on any additional collateral pledged to any First Lien Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-à-vis the First Lien Secured Parties as set forth in this Agreement, (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the First Lien Obligations, such amount is applied pursuant to Section 2.01(a) of this Agreement, and (D) if any First Lien Secured Parties are granted adequate protection with respect to the First Lien Obligations subject hereto, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection are applied pursuant to Section 2.01(a) of this Agreement; provided that the First Lien Secured Parties of each Series shall have a right to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the First Lien Secured Parties of such Series or its Authorized Representative that shall not constitute Shared Collateral; and provided further that the First Lien Secured Parties receiving adequate protection shall not object to any other First Lien Secured Party receiving adequate protection comparable to any adequate protection granted to such First Lien Secured Parties in connection with a DIP Financing or use of cash collateral.

Reinstatement. In the event that any of the First Lien Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement of a preference under Title 11 of the Bankruptcy Code, or any similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Article II shall be fully applicable thereto until all such First Lien Obligations shall again have been paid in full in cash.

Insurance. As between the First Lien Secured Parties, the Applicable Collateral Agent (acting at the direction of the Applicable Authorized Representative), shall have the right to adjust or settle any insurance policy or claim covering or constituting Shared Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral.

Refinancings. The First Lien Obligations of any Series may be Refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the Refinancing transaction under any Secured Credit Document) of any First Lien Secured Party of any other Series, all without affecting the priorities provided for herein or the other provisions hereof; provided that the Authorized Representative of the holders of any such Refinancing indebtedness shall have executed a Joinder Agreement on behalf of the holders of such Refinancing indebtedness.

Possessory Collateral Agent as Gratuitous Bailee for Perfection.

The Possessory Collateral shall be delivered to the Administrative Agent and the Administrative Agent agrees to hold any Shared Collateral constituting Possessory Collateral that is part of the Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee for the benefit of each other First Lien Secured Party and any assignee solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable First Lien Security Documents, in each case, subject to the terms and conditions of this Section 2.09; provided that at any time the Administrative Agent is not the Applicable Collateral Agent, the Administrative Agent shall, at the request of the Applicable Collateral Agent, promptly deliver all Possessory Collateral to the Applicable Collateral Agent together with any necessary endorsements (or otherwise allow the Applicable Collateral Agent to obtain control of such Possessory Collateral). The Company shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify each Collateral Agent for loss or damage suffered by such Collateral Agent as a result of such transfer except for loss or damage suffered by such Collateral Agent as a result of its own willful misconduct or gross negligence.

Each Collateral Agent agrees to hold any Shared Collateral constituting Possessory Collateral, from time to time in its possession, as gratuitous bailee for the benefit of each other First Lien Secured Party and any assignee, solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable First Lien Security Documents, in each case, subject to the terms and conditions of this Section 2.09.

The duties or responsibilities of each Collateral Agent under this Section 2.09 shall be limited solely to holding any Shared Collateral constituting Possessory Collateral as gratuitous bailee for the benefit of each other First Lien Secured Party for purposes of perfecting the Lien held by such First Lien Secured Parties therein.

Amendments to First Lien Security Documents.

(a) Without the prior written consent of the Administrative Agent, each Other First Lien Collateral Agent agrees that no Other First Lien Security Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Other First Lien Security Document would be prohibited by, or would require any Grantor to act or refrain from acting in a manner that would violate, any of the terms of this Agreement.

(b) Without the prior written consent of each Other First Lien Collateral Agent, the Administrative Agent agrees that no Credit Agreement Collateral Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Credit Agreement Collateral Document would be prohibited by, or would require any Grantor to act or refrain from acting in a manner that would violate, any of the terms of this Agreement.

(c) In determining whether an amendment to any First Lien Security Document is permitted by this Section 2.10, each Collateral Agent may conclusively rely on an officer’s certificate of the Company stating that such amendment is permitted by this Section 2.10.

42. EXISTENCE AND AMOUNTS OF LIENS AND OBLIGATIONS

Whenever a Collateral Agent or any Authorized Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any First Lien Obligations of any Series, or the Shared Collateral subject to any Lien securing the First Lien Obligations of any Series, it may request that such information be furnished to it in writing by each other Authorized Representative or each other Collateral Agent and shall be entitled to make such determination or not make any determination on the basis of the information so furnished; provided, however, that if an Authorized Representative or a Collateral Agent shall fail or refuse reasonably promptly to provide the requested information, the requesting Collateral Agent or Authorized Representative shall be entitled to make any such determination or not make any determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of the Company. Each Collateral Agent and each Authorized Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any First Lien Secured Party or any other person as a result of such determination.

43. THE APPLICABLE COLLATERAL AGENT

A. Authority.

Notwithstanding any other provision of this Agreement, nothing herein shall be construed to impose any fiduciary or other duty on any Applicable Collateral Agent to any Non-Controlling Secured Party or give any Non-Controlling Secured Party the right to direct any Applicable Collateral Agent, except that each Applicable Collateral Agent shall be obligated to distribute proceeds of any Shared Collateral in accordance with Section 2.01 hereof.

In furtherance of the foregoing, each Non-Controlling Secured Party acknowledges and agrees that the Applicable Collateral Agent shall be entitled, for the benefit of the First Lien Secured Parties, to sell, transfer or otherwise dispose of or deal with any Shared Collateral as provided herein and in the First Lien Security Documents, as applicable, for which the Applicable Collateral Agent is the collateral agent of such Shared Collateral, without regard to any rights to which the Non-Controlling Secured Parties would otherwise be entitled as a result of the First Lien Obligations held by such Non-Controlling Secured Parties. Without limiting the foregoing, each Non-Controlling Secured Party agrees that none of the Applicable Collateral Agent, the Applicable Authorized Representative or any other First Lien Secured Party shall have any duty or obligation first to marshal or realize upon any type of Shared Collateral (or any other Collateral securing any of the First Lien Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Shared Collateral (or any other Collateral securing any First Lien Obligations), in any manner that would maximize the return to the Non-Controlling Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Non-Controlling Secured Parties from such realization, sale, disposition or liquidation. Each of the First Lien Secured Parties waives any claim it may now or hereafter have against any Collateral Agent or the Authorized Representative of any other Series of First Lien Obligations or any other First Lien Secured Party of any other Series arising out of (i) any actions which any Collateral Agent, Authorized Representative or the First Lien Secured Parties take or omit to take (including, actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the First Lien Obligations from any account debtor, guarantor or any other party) in accordance with the First Lien Security Documents or any other agreement related thereto or to the collection of the First Lien Obligations or the valuation, use, protection or release of any security for the First Lien Obligations, (ii) any election by any Applicable Authorized Representative or any holders of First Lien Obligations, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code or (iii) subject to Section 2.05, any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, by the Company or any of its Subsidiaries, as debtor-in-possession.

44. MISCELLANEOUS

Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

if to the Initial Other Collateral Agent, to it at:

[address]

Attention:

Telephone:

Telecopier:

Electronic Mail:

if to the Initial Other Authorized Representative, to it at:

[address]

Attention:

Telephone:

Telecopier:

Electronic Mail:

if to any other Authorized Representative or Collateral Agent, to it at the address set forth in the applicable Joinder Agreement.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (if a Business Day) and on the next Business Day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by telecopy or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 5.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 5.01. As agreed to in writing among each Collateral Agent and each Authorized Representative from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

Waivers; Amendment; Joinder Agreements.

No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

Neither this Agreement nor any provision hereof may be terminated, waived, amended or modified (other than pursuant to any Joinder Agreement) except pursuant to an agreement or agreements in writing entered into by each Authorized Representative and each Collateral Agent (and with respect to any such termination, waiver, amendment or modification to Section 2.10 or which otherwise by the terms of this Agreement requires the Company’s consent or which increases the obligations or reduces the rights of the Company or any other Grantor, with the consent of the Company).

Notwithstanding the foregoing, without the consent of any First Lien Secured Party, any Authorized Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 5.14 of this Agreement and upon such execution and delivery, such Authorized Representative and the Other First Lien Secured Parties and Other First Lien Obligations of the Series for which such Authorized Representative is acting shall be subject to the terms hereof and the terms of the Other First Lien Security Documents applicable thereto.

Notwithstanding the foregoing, without the consent of any other Authorized Representative or First Lien Secured Party, the Collateral Agents may effect amendments and modifications to this Agreement to the extent necessary to reflect any incurrence of any Other First Lien Obligations in compliance with the Credit Agreement and the other Secured Credit Documents.

Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other First Lien Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement.

Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

Submission to Jurisdiction; Waivers. Each Collateral Agent and each Authorized Representative, on behalf of itself and the First Lien Secured Parties of the Series for whom it is acting, irrevocably and unconditionally:

submits for itself and its property in any legal action or proceeding relating to this Agreement and the First Lien Security Documents, or for recognition and enforcement of any judgment in respect thereof, to the general jurisdiction of the state and federal courts located in New York County and appellate courts from any thereof;

consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Authorized Representative) at the address referred to in Section 5.01;

agrees that nothing herein shall affect the right of any other party hereto (or any First Lien Secured Party) to effect service of process in any other manner permitted by law or shall limit the right of any party hereto (or any First Lien Secured Party) to sue in any other jurisdiction; and

waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 5.08 any special, exemplary, punitive or consequential damages.

WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.09.

Headings. Article, Section and Annex headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Conflicts. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any of the other Secured Credit Documents or First Lien Security Documents, the provisions of this Agreement shall control.

Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First Lien Secured Parties in relation to one another. None of the Company, any other Grantor or any other creditor thereof shall have any rights or obligations hereunder, except as expressly provided in this Agreement and none of the Company or any other Grantor may rely on the terms hereof (other than Sections 2.04, 2.05, 2.08, 2.09 and Article V). Nothing in this Agreement is intended to or shall impair the obligations of any Grantor, which are absolute and unconditional, to pay the First Lien Obligations as and when the same shall become due and payable in accordance with their terms.

Integration. This Agreement together with the other Secured Credit Documents and the First Lien Security Documents represents the agreement of each of the Grantors and the First Lien Secured Parties with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any Grantor, the Administrative Agent, any or any other First Lien Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Secured Credit Documents or the First Lien Security Documents.

Other First Lien Obligations.

To the extent, but only to the extent not prohibited by the provisions of the Credit Agreement and the Other First Lien Documents, the Company may incur additional indebtedness after the date hereof that is secured on an equal and ratable basis with the liens securing the Credit Agreement Obligations and the Other First Lien Obligations (such indebtedness referred to as “Additional Senior Class Debt”). Any such Additional Senior Class Debt may be secured by a Lien on a ratable basis, in each case under and pursuant to the Other First Lien Documents, if and subject to the condition that the Collateral Agent and Authorized Representative of any such Additional Senior Class Debt (an “Additional Senior Class Debt Collateral Agent” and an “Additional Senior Class Debt Representative,” respectively), acting on behalf of the holders of such Additional Senior Class Debt (such Additional Senior Class Debt Collateral Agent, Additional Senior Class Debt Representative and holders in respect of any Additional Senior Class Debt being referred to as the “Additional Senior Class Debt Parties”), becomes a party to this Agreement by satisfying the conditions set forth in clauses (i) through (iv) of the immediately succeeding paragraph.

In order for an Additional Senior Class Debt Representative and Additional Senior Class Debt Collateral Agent to become a party to this Agreement,

such Additional Senior Class Debt Representative, such Additional Senior Class Debt Collateral Agent, each Collateral Agent, each Authorized Representative and each Grantor shall have executed and delivered an instrument substantially in the form of Exhibit A (with such changes as may be reasonably approved by each Collateral Agent and such Additional Senior Class Debt Representative) pursuant to which such Additional Senior Class Debt Representative becomes an Authorized Representative hereunder, and such Additional Senior Class Debt Collateral Agent becomes a Collateral Agent hereunder, and the Additional Senior Class Debt in respect of which such Additional Senior Class Debt Representative is the Authorized Representative and the related Additional Senior Class Debt Parties become subject hereto and bound hereby;

the Company shall have (x) delivered to each Collateral Agent true and complete copies of each of the Other First Lien Documents relating to such Additional Senior Class Debt, certified as being true and correct by a Responsible Officer of the Company and (y) identified in a certificate of an authorized officer the obligations to be designated as Other First Lien Obligations and the initial aggregate principal amount or face amount thereof;

all First Lien Security Documents, filings and recordations necessary or desirable in the reasonable judgment of the Additional Senior Class Debt Collateral Agent to create and perfect the Liens securing the relevant obligations relating to such Additional Senior Class Debt shall have been made, executed and/or delivered (or, with respect to any such filings or recordations, acceptable provisions to perform such filings or recordings have been taken in the reasonable judgment of the Additional Senior Class Debt Collateral Agent), and all fees and taxes in connection therewith shall have been paid (or acceptable provisions to make such payments have been taken in the reasonable judgment of the Additional Senior Class Debt Collateral Agent); and

the Other First-Lien Documents, as applicable, relating to such Additional Senior Class Debt shall provide, in a manner reasonably satisfactory to each Collateral Agent, that each Additional Senior Class Debt Party with respect to such Additional Senior Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Additional Senior Class Debt.

Upon the execution and delivery of a Joinder Agreement by an Additional Senior Class Debt Representative and an Additional Collateral Agent in accordance with this Section 5.14, each other Authorized Representative and Collateral Agent shall acknowledge such execution and delivery thereof, subject to the terms of this Section 5.14.

Agent Capacities. Except as expressly provided herein, JPMorgan Chase Bank, N.A. is acting in the capacity of Administrative Agent solely for the Credit Agreement Secured Parties. Except as expressly provided herein, the Initial Other Authorized Representative and the Initial Other Collateral Agent is acting in the capacity of a collateral agent and authorized representative solely for the Initial Other Secured Parties.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:
[ ], as Initial Other Collateral Agent

By:
Name:
Title:
[ ], as Initial Other Authorized Representative

By:
Name:
Title:

[Signature Page to First Lien Intercreditor Agreement]

CONSENT OF GRANTORS

Dated:

Reference is made to the First Lien Intercreditor Agreement dated as of the date hereof between JPMorgan Chase Bank, N.A., as Administrative Agent, [            ], as Initial Other Authorized Representative and [            ], as Initial Other Collateral Agent, as the same may be amended, restated, supplemented, waived, or otherwise modified from time to time (the “Intercreditor Agreement”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.

The Company has read the foregoing Intercreditor Agreement and consents thereto. The Company agrees that it will not, and will cause each of the other Grantors to not, take any action that would be contrary to the express provisions of the foregoing Intercreditor Agreement, agrees to abide by the requirements expressly applicable to it under the foregoing Intercreditor Agreement and agrees that, except as otherwise provided therein, no First Lien Secured Party shall have any liability to any Grantor for acting in accordance with the provisions of the foregoing Intercreditor Agreement. The Company confirms on behalf of each Grantor that the foregoing Intercreditor Agreement is for the sole benefit of the First Lien Secured Parties and their respective successors and assigns, and that no Grantor is an intended beneficiary or third party beneficiary thereof except to the extent otherwise expressly provided therein.

Notwithstanding anything to the contrary in the Intercreditor Agreement or provided herein, each party to the Intercreditor Agreement agrees that the Company and the other Grantors shall not have any right to consent to or approve any amendment, modification or waiver of any provision of the Intercreditor Agreement except to the extent their rights or obligations are adversely affected (in which case the Company shall have the right to consent to or approve any such amendment, modification or waiver).

Without limitation to the foregoing, the Company agrees to take, and to cause each other Grantor to take, such further action and to execute and deliver such additional documents and instruments (in recordable form, if requested) as the Applicable Collateral Agent may reasonably request to effectuate the terms of and the lien priorities contemplated by the Intercreditor Agreement.

This Consent shall be governed and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof. Notices delivered to the Company pursuant to this Consent shall be delivered in accordance with the notice provisions set forth in the Intercreditor Agreement.

Consent of Grantors - 1

IN WITNESS HEREOF, this Consent is hereby executed by each of the Grantors as of the date first written above.

QUINTILES TRANSNATIONAL CORP.

By:
Name:
Title:

[NAMES OF SUBSIDIARY PARTIES]

By:
Name:
Title:

Consent of Grantors - 2

Exhibit A

to First Lien Intercreditor Agreement

[FORM OF] JOINDER NO. [            ] dated as of [            ], 20[            ] (the “Joinder Agreement”) to the FIRST LIEN INTERCREDITOR AGREEMENT dated as of [            ], [ ], (the “First Lien Intercreditor Agreement”), among JPMorgan Chase Bank, N.A., as Administrative Agent, [            ], as Initial Other Authorized Representative and [            ], as Initial Other Collateral Agent, and the additional Authorized Representatives from time to time a party thereto.26

A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the First Lien Intercreditor Agreement.

B. As a condition to the ability of the Company to incur Other First Lien Obligations and to secure such Additional Senior Class Debt with the liens and security interests created by the Other First Lien Security Documents, the Additional Senior Class Debt Representative in respect of such Additional Senior Class Debt is required to become an Authorized Representative, and the Additional Senior Class Debt Collateral Agent is required to become a Collateral Agent, and such Additional Senior Class Debt and the Additional Senior Class Debt Parties in respect thereof are required to become subject to and bound by, the First Lien Intercreditor Agreement. Section 5.14 of the First Lien Intercreditor Agreement provides that such Additional Senior Class Debt Representative may become an Authorized Representative, such Additional Senior Class Debt Collateral Agent may become a Collateral Agent, and such Additional Senior Class Debt and such Additional Senior Class Debt Parties may become subject to and bound by, the First Lien Intercreditor Agreement, pursuant to the execution and delivery by the Additional Senior Debt Class Representative of an instrument in the form of this Joinder and the satisfaction of the other conditions set forth in Section 5.14 of the First Lien Intercreditor Agreement. The undersigned Additional Senior Class Debt Representative (the “New Representative”) and Additional Senior Class Debt Collateral Agent (the “New Collateral Agent”) are executing this Joinder Agreement in accordance with the requirements of the First Lien Intercreditor Agreement and the First Lien Security Documents.

Accordingly, the New Representative and the New Collateral Agent agree as follows:

SECTION 1. In accordance with Section 5.14 of the First Lien Intercreditor Agreement, the New Representative and the New Collateral Agent by their signatures below become an Authorized Representative and a Collateral Agent, respectively, under, and the related Additional Senior Class Debt and Additional Senior Class Debt Parties become subject to and bound by, the First Lien Intercreditor Agreement with the same force and effect as if the New Representative and New Collateral Agent had originally been named therein as an Authorized Representative or a Collateral Agent, respectively, and the New Representative and the New Collateral Agent, on their behalf and on behalf of such Additional Senior Class Debt Parties, hereby agree to all the terms and provisions of the First Lien Intercreditor Agreement applicable to them as Authorized

[26]	In the event of the Refinancing of the Credit Agreement Obligations, this Joinder will be revised to reflect joinder by a new Credit Agreement Collateral Agent

Exhibit A-1

Representative and Collateral Agent, respectively, and to the Additional Senior Class Debt Parties that they represent as Other First Lien Secured Parties. Each reference to an “Authorized Representative” in the First Lien Intercreditor Agreement shall be deemed to include the New Representative, and each reference to a “Collateral Agent” in the First Lien Intercreditor Agreement shall be deemed to include the New Collateral Agent. The First Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. Each of the New Representative and New Collateral Agent represent and warrant to each Collateral Agent, each Authorized Representative and the other First Lien Secured Parties, individually, that (a) it has full power and authority to enter into this Joinder Agreement, in its capacity as [agent] [trustee], (b) this Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability, and (c) the Other First Lien Documents relating to such Additional Senior Class Debt provide that, upon the New Representative’s and the New Collateral Agent’s entry into this Joinder Agreement, the Additional Senior Class Debt Parties in respect of such Additional Senior Class Debt will be subject to and bound by the provisions of the First Lien Intercreditor Agreement as Other First Lien Secured Parties.

SECTION 3. This Joinder Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Joinder Agreement shall become effective when each Collateral Agent shall have received a counterpart of this Joinder Agreement that bears the signatures of the New Representative and the New Collateral Agent. Delivery of an executed signature page to this Joinder Agreement by facsimile transmission shall be effective as delivery of a manually signed counterpart of this Joinder Agreement.

SECTION 4. Except as expressly supplemented hereby, the First Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.

SECTION 6. In case any one or more of the provisions contained in this Joinder Agreement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the First Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the First Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative and the New Collateral Agent shall be given to them at their respective addresses set forth below their signatures hereto.

Exhibit A-2

SECTION 8. The Company agrees to reimburse each Collateral Agent and each Authorized Representative for its reasonable out-of-pocket expenses in connection with this Joinder Agreement, including the reasonable fees, other charges and disbursements of counsel.

Exhibit A-3

IN WITNESS WHEREOF, the New Representative and New Collateral Agent have duly executed this Joinder Agreement to the First Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as [ ] for the holders of [ ],

By:
Name:
Title:

Address for notices:

attention of:
Telecopy:

[NAME OF NEW COLLATERAL AGENT], as [ ] for the holders of [ ],

By:
Name:
Title:

Address for notices:

attention of:
Telecopy:

Exhibit A-4

Acknowledged by: JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

[ ], as Initial Other Collateral Agent

By:
Name:
Title:

[ ], as Initial Other Authorized Representative

By:
Name:
Title:

Exhibit A-1

EXHIBIT V

FORM OF SECOND LIEN INTERCREDITOR AGREEMENT

[see attached]

Exhibit A-1

EXHIBIT V

[FORM OF]

JUNIOR LIEN INTERCREDITOR AGREEMENT

among

QUINTILES TRANSNATIONAL CORP.,

the other Grantors party hereto,

JPMORGAN CHASE BANK, N.A.,

as Senior Representative for the Credit Agreement Secured Parties,

[            ]

as the Initial Second Priority Representative

and

each additional Representative from time to time party hereto

dated as of [            ], 20[    ]

JUNIOR LIEN INTERCREDITOR AGREEMENT dated as of [            ], 20[    ] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), among QUINTILES TRANSNATIONAL CORP., a North Carolina corporation (the “Company”), the other Grantors (as defined below) party hereto, JPMORGAN CHASE BANK, N.A. (“JPMorgan Chase”), as administrative agent for the Credit Agreement Secured Parties (in such capacity, the “Administrative Agent”), [INSERT NAME AND CAPACITY], as Representative for the Initial Second Priority Debt Parties (in such capacity and together with its successors in such capacity, the “Initial Second Priority Representative”), and each additional Second Priority Representative and Senior Representative that from time to time becomes a party hereto pursuant to Section 8.09.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Administrative Agent (for itself and on behalf of the Credit Agreement Secured Parties), the Initial Second Priority Representative (for itself and on behalf of the Initial Second Priority Debt Parties) and each additional Senior Representative (for itself and on behalf of the Additional Senior Debt Parties under the applicable Additional Senior Debt Facility) and each additional Second Priority Representative (for itself and on behalf of the Second Priority Debt Parties under the applicable Second Priority Debt Facility) agree as follows:

I. Definitions

Certain Defined Terms.

Capitalized terms used but not otherwise defined herein have the meanings set forth in the Credit Agreement or, if defined in the New York UCC, the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below:

“Additional Senior Debt” means any Indebtedness that is issued or guaranteed by the Company and/or any Guarantor (other than Indebtedness constituting Credit Agreement Obligations) which Indebtedness and Guarantees are secured by the Senior Collateral (or a portion thereof) on a pari passu basis (but without regard to control of remedies) with the Credit Agreement Obligations; provided, however, that (i) such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by each Senior Debt Document and Second Priority Debt Document and (ii) the Representative for the holders of such Indebtedness shall have become party to (A) this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 hereof and (B) the Pari Passu Intercreditor Agreement pursuant to, and by satisfying the conditions set forth in, Section 5.14 thereof; provided further that, if such Indebtedness will be the initial Additional Senior Debt incurred by the Company after the date hereof, then the Guarantors, the Administrative Agent and the Representative for such Indebtedness shall have executed and delivered the Pari Passu Intercreditor Agreement. Additional Senior Debt shall include any Registered Equivalent Notes and Guarantees thereof by the Guarantors issued in exchange therefor.

“Additional Senior Debt Documents” means, with respect to any series, issue or class of Additional Senior Debt, the promissory notes, indentures, Collateral Documents or other operative agreements evidencing or governing such Indebtedness, including the Senior Collateral Documents.

“Additional Senior Debt Facility” means each indenture or other governing agreement with respect to any Additional Senior Debt.

“Additional Senior Debt Obligations” means, with respect to any series, issue or class of Additional Senior Debt, (i) all principal of, and interest (including, without limitation, any interest which accrues after the commencement of any Bankruptcy Case, whether or not allowed or allowable as a claim in any such proceeding) payable with respect to, such Additional Senior Debt, (ii) all other amounts payable to the related Additional Senior Debt Parties under the related Additional Senior Debt Documents and (iii) any renewals or extensions of the foregoing.

“Additional Senior Debt Parties” means, with respect to any series, issue or class of Additional Senior Debt, the holders of such Indebtedness, the Representative with respect thereto, any trustee or agent therefor under any related Additional Senior Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Company or any Guarantor under any related Additional Senior Debt Documents.

“Administrative Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement and shall include any successor administrative agent as provided in Article 9 of the Credit Agreement.

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Bankruptcy Case” means a case under the Bankruptcy Code or any other Bankruptcy Law.

“Bankruptcy Code” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Class Debt” has the meaning assigned to such term in Section 8.09(a).

“Class Debt Parties” has the meaning assigned to such term in Section 8.09(a).

“Class Debt Representatives” has the meaning assigned to such term in Section 8.09.

“Collateral” means the Senior Collateral and the Second Priority Collateral.

“Collateral Documents” means the Senior Collateral Documents and the Second Priority Collateral Documents.

“Company” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Agreement” means that certain Credit Agreement, dated as of May 12, 2015, among the Company, the lenders from time to time party thereto and JPMorgan Chase, as administrative agent, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“Credit Agreement Loan Documents” means the Credit Agreement and the other “Loan Documents” as defined in the Credit Agreement.

“Credit Agreement Obligations” means the “Secured Obligations” as defined in the Credit Agreement.

“Credit Agreement Secured Parties” means the “Secured Parties” as defined in the Credit Agreement.

“Debt Facility” means any Senior Facility and any Second Priority Debt Facility.

“Designated Second Priority Representative” means (i) the Initial Second Priority Representative, until such time as the Second Priority Debt Facility under the Initial Second Priority Debt Documents ceases to be the only Second Priority Debt Facility under this Agreement and (ii) thereafter, the Second Priority Representative designated from time to time by the Second Priority Instructing Group, in a notice to the Designated Senior Representative and the Company hereunder, as the “Designated Second Priority Representative” for purposes hereof.

“Designated Senior Representative” means (i) if at any time there is only one Senior Representative for a Senior Facility with respect to which the Discharge of Senior Obligations has not occurred, such Senior Representative and (ii) at any time when clause (i) does not apply, the Applicable Authorized Representative (as defined in the Pari Passu Intercreditor Agreement) at such time.

“DIP Financing” has the meaning assigned to such term in Section 6.01.

“Discharge” means, with respect to any Debt Facility, the date on which such Debt Facility and the Senior Obligations or Second Priority Debt Obligations thereunder, as the case may be, are no longer secured by Shared Collateral pursuant to the terms of the documentation governing such Debt Facility. The term “Discharged” shall have a corresponding meaning.

“Discharge of Credit Agreement Obligations” means the Discharge of the Credit Agreement Obligations with respect to Shared Collateral; provided that the Discharge of Credit Agreement Obligations shall not be deemed to have occurred in connection with a Refinancing of such Credit Agreement Obligations with an Additional Senior Debt Facility secured by Shared Collateral under one or more Additional Senior Debt Documents which has been designated in writing by the Administrative Agent (under the Credit Agreement so Refinanced) to the Designated Senior Representative as the “Credit Agreement” for purposes of this Agreement.

“Discharge of Senior Obligations” means the date on which the Discharge of Credit Agreement Obligations and the Discharge of each Additional Senior Debt Facility has occurred.

“Grantors” means the Company and each Subsidiary of the Company which has granted a security interest pursuant to any Collateral Document to secure any Secured Obligations.

“Guarantors” means the “Guarantors” as defined in the Credit Agreement.

“Initial Second Priority Debt” means the Second Priority Debt incurred pursuant to the Initial Second Priority Debt Documents.

“Initial Second Priority Debt Documents” means that certain [[Indenture] dated as of [        ], 20[    ], among the Company, [the Guarantors identified therein,] [            ], as [trustee], and [        ], as [paying agent, registrar and transfer agent]] and any notes, security documents and other operative agreements evidencing or governing such Indebtedness, including any agreement entered into for the purpose of securing the Initial Second Priority Debt Obligations.27

“Initial Second Priority Debt Obligations” means the Second Priority Debt Obligations arising pursuant to the Initial Second Priority Debt Documents.

“Initial Second Priority Debt Parties” means the holders of any Initial Second Priority Debt Obligations and the Initial Second Priority Representative.

“Initial Second Priority Representative” has the meaning assigned to such term in the introductory paragraph to this Agreement.

“Insolvency or Liquidation Proceeding” means:

(i) any case commenced by or against the Company or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Company or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Company or any other Grantor or any similar case or proceeding relative to the Company or any other Grantor or its creditors, as such, in each case whether or not voluntary;

[27]	If Second Priority Debt is incurred in the form of a tranche under the Credit Agreement, changes necessary to this Form of Junior Lien Intercreditor to reflect such structure will be made to this Form of Junior Lien Intercreditor Agreement, subject to the approval of the Company and the Initial Second Priority Representative (for itself and on behalf of the Initial Second Priority Debt Parties) or each additional Second Priority Representative (for itself and on behalf of the Second Priority Debt Parties under the applicable Second Priority Debt Facility), as applicable, and such changes shall not require consent of the Lenders under the Credit Agreement.

(ii) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Company or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(iii) any other proceeding of any type or nature in which substantially all claims of creditors of the Company or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intellectual Property” means all “Copyrights,” “Patents” and “Trademarks,” each as defined in the Security Agreement.

“Intercreditor Agreement” has the meaning assigned to such term in Section 5.03(a).

“Joinder Agreement” means a supplement to this Agreement in the form of Annex III or Annex IV hereof required to be delivered by a Representative to the Designated Senior Representative pursuant to Section 8.09 hereof in order to include an additional Debt Facility hereunder and to become the Representative hereunder for the Senior Secured Parties or Second Priority Secured Parties, as the case may be, under such Debt Facility.

“JPMorgan Chase” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Lien” means, with respect to any asset, (i) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (ii) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Officer’s Certificate” has the meaning assigned to such term in Section 8.08.

“parent” has the meaning assigned to such term in the definition of “Subsidiary.”

“Pari Passu Intercreditor Agreement” has the meaning assigned to such term in the Credit Agreement.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Pledged or Controlled Collateral” has the meaning assigned to such term in Section 5.05(a).

“Proceeds” means the proceeds of any sale, collection or other liquidation of Shared Collateral and any payment or distribution made in respect of Shared Collateral in a Bankruptcy Case and any amounts received by any Senior Representative or any Senior Secured Party from a Second Priority Debt Party in respect of Shared Collateral pursuant to this Agreement.

“Purchase Event” has the meaning assigned to such term in Section 5.07.

“Recovery” has the meaning assigned to such term in Section 6.04.

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Representatives” means the Senior Representatives and the Second Priority Representatives.

“SEC” means the United States Securities and Exchange Commission and any successor agency thereto.

“Second Priority Class Debt” has the meaning assigned to such term in Section 8.09.

“Second Priority Class Debt Parties” has the meaning assigned to such term in Section 8.09(a).

“Second Priority Class Debt Representative” has the meaning assigned to such term in Section 8.09(a).

“Second Priority Collateral” means any “Collateral” as defined in any Second Priority Debt Document or any other assets of the Borrower or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Second Priority Collateral Document as security for any Second Priority Debt Obligation.

“Second Priority Collateral Documents” means the Initial Second Priority Collateral Documents and each of the collateral agreements, security agreements and other instruments and documents executed and delivered by the Company or any Grantor for purposes of providing collateral security for any Second Priority Debt Obligation.

“Second Priority Debt” means any Indebtedness of the Borrower or any other Grantor guaranteed by the Guarantors (and not guaranteed by any Subsidiary that is not a Guarantor), including the Initial Second Priority Debt, which Indebtedness and guarantees are secured by the Second Priority Collateral on a pari passu basis (but without regard to control of remedies, other than as provided by the terms of the applicable Second Priority Debt Documents) with any other Second Priority Debt Obligations and the applicable Second Priority Debt Documents which provide that such Indebtedness and guarantees are to be secured by such Second Priority Collateral on a subordinate basis to the Senior Debt Obligations (and which is not secured by Liens on any assets of the Borrower or any other Grantor which are not included in the Senior Collateral); provided, however, that (i) such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by each Senior Debt Document and Second Priority Debt Document and (ii) except in the case of the Initial Second Priority Debt hereunder, the Representative for the holders of such Indebtedness shall have become party to this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 hereof. Second Priority Debt shall include any Registered Equivalent Notes and Guarantees thereof by the Guarantors issued in exchange therefor.

“Second Priority Debt Documents” means the Initial Second Priority Debt Documents and, with respect to any series, issue or class of Second Priority Debt, the promissory notes, indentures, Collateral Documents or other operative agreements evidencing or governing such Indebtedness, including the Second Priority Collateral Documents.

“Second Priority Debt Facility” means each indenture or other governing agreement with respect to any Second Priority Debt.

“Second Priority Debt Obligations” means the Initial Second Priority Debt Obligations and, with respect to any series, issue or class of Second Priority Debt, (i) all principal of, and interest (including, without limitation, any interest which accrues after the commencement of any Bankruptcy Case, whether or not allowed or allowable as a claim in any such proceeding) payable with respect to, such Second Priority Debt, (ii) all other amounts payable to the related Second Priority Debt Parties under the related Second Priority Debt Documents and (iii) any renewals or extensions of the foregoing.

“Second Priority Debt Parties” means the Initial Second Priority Debt Parties and, with respect to any series, issue or class of Second Priority Debt, the holders of such Indebtedness, the Representative with respect thereto, any trustee or agent therefor under any related Second Priority Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Borrower or any other Grantor under any related Second Priority Debt Documents.

“Second Priority Instructing Group” means Second Priority Representatives with respect to Second Priority Debt Facilities under which at least a majority of the then aggregate amount of Second Priority Debt Obligations are outstanding.

“Second Priority Lien” means the Liens on the Second Priority Collateral in favor of Second Priority Debt Parties under Second Priority Collateral Documents.

“Second Priority Representative” means (i) in the case of the Initial Second Priority Debt Facility covered hereby, the Initial Second Priority Representative and (ii) in the case of any Second Priority Debt Facility and the Second Priority Debt Parties thereunder the trustee, administrative agent, collateral agent, security agent or similar agent under such Second Priority Debt Facility that is named as the Representative in respect of such Second Priority Debt Facility in the applicable Joinder Agreement.

“Second Priority Standstill Period” has the meaning assigned to such term in Section 3.01(a).

“Secured Obligations” means the Senior Obligations and the Second Priority Debt Obligations.

“Secured Parties” means the Senior Secured Parties and the Second Priority Debt Parties.

“Security Agreement” means that certain Security Agreement, dated as of May 12, 2015, among the Company, the other Grantors party thereto and the Administrative Agent, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“Senior Class Debt” has the meaning assigned to such term in Section 8.09(a).

“Senior Class Debt Parties” has the meaning assigned to such term in Section 8.09(a).

“Senior Class Debt Representative” has the meaning assigned to such term in Section 8.09(a).

“Senior Collateral” means any “Collateral” as defined in any Credit Agreement Loan Document or any other Senior Debt Document or any other assets of the Company or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Senior Collateral Document as security for any Senior Obligations.

“Senior Collateral Documents” means the Security Agreement and the other “Collateral Documents” as defined in the Credit Agreement, the Pari Passu Intercreditor Agreement (upon and after the initial execution and delivery thereof by the initial parties thereto) and each of the collateral agreements, security agreements and other instruments and documents executed and delivered by the Company or any other Grantor for purposes of providing collateral security for any Senior Obligation.

“Senior Debt Documents” means (i) the Credit Agreement Loan Documents and (ii) any Additional Senior Debt Documents.

“Senior Facilities” means the Credit Agreement and any Additional Senior Debt Facilities.

“Senior Lien” means the Liens on the Senior Collateral in favor of the Senior Secured Parties under the Senior Collateral Documents.

“Senior Obligations” means the Credit Agreement Obligations and any Additional Senior Debt Obligations.

“Senior Representative” means (i) in the case of any Credit Agreement Obligations or the Credit Agreement Secured Parties, the Administrative Agent and (ii) in the case of any Additional Senior Debt Facility and the Additional Senior Debt Parties thereunder (including with respect to any Additional Senior Debt Facility initially covered hereby on the date of this Agreement) the trustee, administrative agent, collateral agent, security agent or similar agent under such Additional Senior Debt Facility that is named as the Representative in respect of such Additional Senior Debt Facility in the applicable Joinder Agreement.

“Senior Secured Parties” means the Credit Agreement Secured Parties and any Additional Senior Debt Parties.

“Shared Collateral” means, at any time, Collateral in which the holders of Senior Obligations under at least one Senior Facility and the holders of Second Priority Debt Obligations under at least one Second Priority Debt Facility (or their Representatives) hold a security interest at such time (or, in the case of the Senior Facilities, are deemed pursuant to Article II to hold a security interest). If, at any time, any portion of the Senior Collateral under one or more Senior Facilities does not constitute Second Priority Collateral under one or more Second Priority Debt Facilities, then such portion of such Senior Collateral shall constitute Shared Collateral only with respect to the Second Priority Debt Facilities for which it constitutes Second Priority Collateral and shall not constitute Shared Collateral for any Second Priority Debt Facility which does not have a security interest in such Collateral at such time.

“Subsidiary” with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company.

“Uniform Commercial Code” or “UCC” means, unless otherwise specified, the Uniform Commercial Code as from time to time in effect in the State of New York.

Terms Generally.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.

45. Priorities and Agreements with Respect to Shared Collateral

Subordination.

(a) Notwithstanding the date, time, manner or order of filing or recordation of any document or instrument or grant, attachment or perfection of any Liens granted to any Second Priority Representative or any Second Priority Debt Parties on the Shared Collateral or of any Liens granted to any Senior Representative or any other Senior Secured Party on the Shared Collateral (or any actual or alleged defect in any of the foregoing) and notwithstanding any provision of the UCC, any applicable law, any Second Priority Debt Document or any Senior Debt Document or any other circumstance whatsoever, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, hereby agrees that (i) any Lien on the Shared Collateral securing any Senior Obligations now or hereafter held by or on behalf of any Senior Representative or any other Senior Secured Party or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall have priority over and be senior in all respects and prior to any Lien on the Shared Collateral securing any Second Priority Debt Obligations and (ii) any Lien on the Shared Collateral securing any Second Priority Debt Obligations now or hereafter held by or on behalf of any Second Priority Representative, any Second Priority Debt Parties or any Second Priority Representative or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Shared Collateral securing any Senior Obligations. All Liens on the Shared Collateral securing any Senior Obligations shall be and remain senior in all respects and prior to all Liens on the Shared Collateral securing any Second Priority Debt Obligations for all purposes, whether or not such Liens securing any Senior Obligations are subordinated to any Lien securing any other obligation of the Company, any Grantor or any other Person or otherwise subordinated, voided, avoided, invalidated or lapsed.

Nature of Senior Lender Claims.

Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges that (a) a portion of the Senior Obligations is revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, (b) the terms of the Senior Debt Documents and the Senior Obligations may be amended, supplemented or otherwise modified, and the Senior Obligations, or a portion thereof, may be Refinanced from time to time and (c) the aggregate amount of the Senior Obligations may be increased, in each case, without notice to or consent by the Second Priority Representatives or the Second Priority Debt Parties and without affecting the provisions hereof. The Lien priorities provided for in Section 2.01 shall not be altered or otherwise affected by any amendment, supplement or other modification, or any Refinancing, of either the Senior Obligations or the Second Priority Debt Obligations, or any portion thereof. As between the Company and the other Grantors and the Second Priority Debt Parties, the foregoing provisions will not limit or otherwise affect the obligations of the Company and the Grantors contained in any Second Priority Debt Document with respect to the incurrence of additional Senior Obligations.

Prohibition on Contesting Liens.

Each of the Second Priority Representatives, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien securing any Senior Obligations held (or purported to be held) by or on behalf of any Senior Representative or any of the other Senior Secured Parties or other agent or trustee therefor in any Senior Collateral, and the Senior Representative, for itself and on behalf of each Senior Secured Party under its Senior Facility, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien securing any Second Priority Debt Obligations held (or purported to be held) by or on behalf of any Second Priority Representative or any of the Second Priority Debt Parties in the Second Priority Collateral. Notwithstanding the foregoing, no provision in this Agreement shall be construed to prevent or impair the rights of any Senior Representative to enforce this Agreement (including the priority of the Liens securing the Senior Obligations as provided in Section 2.01) or any of the Senior Debt Documents.

No New Liens.

The parties hereto agree that, so long as the Discharge of Senior Obligations has not occurred, (a) none of the Grantors shall grant or permit any additional Liens on any asset or property of any Grantor to secure any Second Priority Debt Obligation unless it has granted, or concurrently therewith grants, a Lien on such asset or property of such Grantor to secure the Senior Obligations; and (b) if any Second Priority Representative or any Second Priority Debt Party shall hold any Lien on any assets or property of any Grantor securing any Second Priority Obligations that are not also subject to the first-priority Liens securing all Senior Obligations under the Senior Collateral Documents, such Second Priority Representative or Second Priority Debt Party (i) shall notify the Designated Senior Representative promptly upon becoming aware thereof and, unless such Grantor shall promptly grant a similar Lien on such assets or property to each Senior Representative as security for the Senior Obligations, shall assign such Lien to the Designated Senior Representative as security for all Senior Obligations for the benefit of the

Senior Secured Parties (but may retain a junior lien on such assets or property subject to the terms hereof) and (ii) until such assignment or such grant of a similar Lien to each Senior Representative, shall be deemed to hold and have held such Lien for the benefit of each Senior Representative and the other Senior Secured Parties as security for the Senior Obligations.

Perfection of Liens.

Except for the limited agreements of the Senior Representatives pursuant to Section 5.05 hereof, none of the Senior Representatives or the Senior Secured Parties shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Shared Collateral for the benefit of the Second Priority Representatives or the Second Priority Debt Parties. The provisions of this Agreement are intended solely to govern the respective Lien priorities as between the Senior Secured Parties and the Second Priority Debt Parties and shall not impose on the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives, the Second Priority Debt Parties or any agent or trustee therefor any obligations in respect of the disposition of Proceeds of any Shared Collateral which would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or governmental authority or any applicable law.

Certain Cash Collateral.

Notwithstanding anything in this Agreement or any other Senior Debt Documents or Second Priority Debt Documents to the contrary, collateral consisting of cash and cash equivalents pledged to secure Credit Agreement Obligations consisting of reimbursement obligations in respect of Letters of Credit or otherwise held by the Administrative Agent pursuant to Section 2.03(g) or 2.17(a) of the Credit Agreement (or any equivalent successor provision) shall be applied as specified in the Credit Agreement and will not constitute Shared Collateral.

46. Enforcement

Exercise of Remedies.

So long as the Discharge of Senior Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, (i) neither any Second Priority Representative nor any Second Priority Debt Party will (x) exercise or seek to exercise any rights or remedies (including setoff) with respect to any Shared Collateral in respect of any Second Priority Debt Obligations, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), (y) contest, protest or object to any foreclosure proceeding or action brought with respect to the Shared Collateral or any other Senior Collateral by any Senior Representative or any Senior Secured Party in respect of the Senior Obligations, the exercise of any right by any Senior Representative or any Senior Secured Party (or any agent or sub-agent on their behalf) in respect of the Senior Obligations under any lockbox agreement, control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which any Senior Representative or any Senior Secured Party either is a party or may have rights as a third party beneficiary, or any other exercise by any such party of any rights and remedies relating to the Shared Collateral under the Senior Debt Documents or otherwise in respect of the Senior Collateral or the Senior Obligations, or (z) object to the forbearance by the Senior Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Shared Collateral in respect of Senior Obligations and (ii) except as otherwise provided herein, the Senior Representatives and the Senior Secured Parties shall have the exclusive right to enforce rights, exercise remedies (including setoff and the right to credit bid their debt) and make determinations regarding the release, disposition or restrictions with respect to the Shared Collateral without any consultation with or the consent of any Second Priority Representative or any Second Priority Debt Party; provided, however, that the Second Priority Representative or any Second Priority Debt Party may exercise any or all such rights after the passage of a period of 180 days from the date of delivery of a notice in writing to each Senior Representative of any Second Priority Representative’s or Second Priority Debt Party’s intention to exercise its right to take such actions which notice shall specify that an “Event of Default” as defined in the applicable Second Priority Debt Documents has occurred and as a result of such “Event of Default”, the principal and interest under such Second Priority Debt Documents have become due and payable (the “Second Priority Standstill Period”) unless a Senior Representative has commenced and is diligently pursuing remedies with respect to any portion of the Collateral (or attempted to commence such exercise of remedies and is stayed by applicable Insolvency and Liquidation Proceedings); provided, further, that (A) in any Insolvency or Liquidation Proceeding commenced by or against the Company or any other Grantor, any Second Priority Representative may file a claim or statement of interest with respect to the Second Priority Debt Obligations under its Second Priority Debt Facility, (B) any Second Priority Representative may take any action (not adverse to the prior Liens on the Shared Collateral securing the Senior Obligations or the rights of the Senior Representatives or the Senior Secured Parties to exercise remedies in respect thereof) in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and perfection and priority of its Lien on, the Shared Collateral, (C) any Second Priority Representative and the Second Priority Secured Parties may exercise their rights and remedies as unsecured creditors, as provided in Section 5.04, and (D) any Second Priority Representative may exercise the rights and remedies provided for in Section 6.03. In exercising rights and remedies with respect to the Senior Collateral, the Senior Representatives and the Senior Secured Parties may enforce the provisions of the Senior Debt Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion.

So long as the Discharge of Senior Obligations has not occurred, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will not, in the context of its role as secured creditor, take or receive any Shared Collateral or any Proceeds of Shared Collateral in connection with the exercise of any right or remedy (including setoff) with respect to any Shared Collateral in respect of Second Priority Debt Obligations. Without limiting the generality of the foregoing, unless and until the Discharge of Senior Obligations has occurred, except as expressly provided in the proviso in clause (ii) of Section 3.01(a), the sole right of the Second Priority Representatives and the

Second Priority Debt Parties with respect to the Shared Collateral is to hold a Lien on the Shared Collateral in respect of Second Priority Debt Obligations pursuant to the Second Priority Debt Documents for the period and to the extent granted therein and to receive a share of the Proceeds thereof, if any, after the Discharge of Senior Obligations has occurred.

Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that neither such Second Priority Representative nor any such Second Priority Debt Party will take any action that, notwithstanding the expiration of the Second Priority Standstill Period, would hinder any exercise of remedies undertaken by any Senior Representative or any Senior Secured Party with respect to the Shared Collateral under the Senior Debt Documents, including any sale, lease, exchange, transfer or other disposition of the Shared Collateral, whether by foreclosure or otherwise, and each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby waives any and all rights it or any such Second Priority Debt Party may have as a junior lien creditor or otherwise to object to the manner in which the Senior Representatives or the Senior Secured Parties seek to enforce or collect the Senior Obligations or the Liens granted on any of the Senior Collateral, regardless of whether any action or failure to act by or on behalf of any Senior Representative or any other Senior Secured Party is adverse to the interests of the Second Priority Debt Parties.

Each Second Priority Representative hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Second Priority Debt Document shall be deemed to restrict in any way the rights and remedies of the Senior Representatives or the Senior Secured Parties with respect to the Senior Collateral as set forth in this Agreement and the Senior Debt Documents.

Until the Discharge of Senior Obligations, the Designated Senior Representative shall have the exclusive right to exercise any right or remedy with respect to the Shared Collateral and shall have the exclusive right to determine and direct the time, method and place for exercising such right or remedy or conducting any proceeding with respect thereto; provided, however, that the Second Priority Representative and the Second Priority Debt Parties may exercise any of their rights or remedies with respect to the Shared Collateral to the extent permitted by provisos to Section 3.01(a). Following the Discharge of Senior Obligations, the Second Priority Instructing Group and the Designated Second Priority Representative shall have the exclusive right to exercise any right or remedy with respect to the Collateral, and the Second Priority Instructing Group and Designated Second Priority Representative shall have the exclusive right to direct the time, method and place of exercising or conducting any proceeding for the exercise of any right or remedy available to the Second Priority Debt Parties with respect to the Collateral, or of exercising or directing the exercise of any trust or power conferred on the Second Priority Representatives, or for the taking of any other action authorized by the Second Priority Collateral Documents; provided, however, that nothing in this Section shall impair the right of any Second Priority Representative or other agent or trustee acting on behalf of the Second Priority Debt Parties to take such actions with respect to the Collateral after the Discharge of Senior Obligations as may be otherwise required or authorized pursuant to any intercreditor agreement governing the Second Priority Debt Parties or the Second Priority Debt Obligations.

Cooperation.

Subject to the proviso in clause (ii) of Section 3.01(a), each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that, unless and until the Discharge of Senior Obligations has occurred, it will not commence, or join with any Person (other than the Senior Secured Parties and the Senior Representatives upon the request of the Designated Senior Representative) in commencing, any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien held by it in the Shared Collateral under any of the Second Priority Debt Documents or otherwise in respect of the Second Priority Debt Obligations.

Actions upon Breach.

Should any Second Priority Representative or any Second Priority Debt Party, contrary to this Agreement, in any way take, attempt to take or threaten to take any action with respect to the Shared Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement) or fail to take any action required by this Agreement, any Senior Representative or other Senior Secured Party (in its or their own name or in the name of the Company or any other Grantor) may obtain relief against such Second Priority Representative or such Second Priority Debt Party by injunction, specific performance or other appropriate equitable relief. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Facility, hereby (a) agrees that the Senior Secured Parties’ damages from the actions of the Second Party Representatives or any Second Priority Debt Party may at that time be difficult to ascertain and may be irreparable and waives any defense that the Company, any other Grantor or the Senior Secured Parties cannot demonstrate damage or be made whole by the awarding of damages and (b) irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by any Senior Representative or any other Senior Secured Party.

47. Payments

Application of Proceeds.

After an event of default under any Senior Debt Document has occurred and until such event of default is cured or waived, so long as the Discharge of Senior Obligations has not occurred, the Shared Collateral or Proceeds thereof received in connection with the sale or other disposition of, or collection on, such Shared Collateral upon the exercise of remedies shall be applied by the Designated Senior Representative to the Senior Obligations in such order as specified in the relevant Senior Debt Documents until the Discharge of Senior Obligations has occurred. Upon the Discharge of Senior Obligations, each applicable Senior Representative shall deliver promptly to the Designated Second Priority Representative any Shared Collateral or Proceeds thereof held by it in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct, to be applied by the Designated Second Priority Representative to the Second Priority Debt Obligations in such order as specified in the relevant Second Priority Debt Documents.

Payments Over.

Any Shared Collateral or Proceeds thereof received by any Second Priority Representative or any Second Priority Debt Party in connection with the exercise of any right or remedy (including setoff) relating to the Shared Collateral in contravention of this Agreement shall be segregated and held in trust for the benefit of and forthwith paid over to the Designated Senior Representative for the benefit of the Senior Secured Parties in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. The Designated Senior Representative is hereby authorized to make any such endorsements as agent for each of the Second Priority Representatives or any such Second Priority Debt Party. This authorization is coupled with an interest and is irrevocable.

48. Other Agreements

Releases.

Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that, in the event the Designated Senior Representative releases its lien on any item of Shared Collateral in connection with a sale, transfer or other disposition of such specified item of Shared Collateral (including all or substantially all of the equity interests of any subsidiary of the Company) other than a release granted upon or following the Discharge of Senior Obligations, the Liens granted to the Second Priority Representatives and the Second Priority Debt Parties upon such Shared Collateral to secure Second Priority Debt Obligations shall terminate and be released, automatically and without any further action, concurrently with the termination and release of all Liens granted upon such Shared Collateral to secure Senior Obligations. Upon delivery to a Second Priority Representative of an Officer’s Certificate stating that any such termination and release of Liens securing the Senior Obligations has become effective (or shall become effective concurrently with such termination and release of the Liens granted to the Second Priority Debt Parties and the Second Priority Representatives) and any necessary or proper instruments of termination or release prepared by the Company or any other Grantor, such Second Priority Representative will promptly execute, deliver or acknowledge, at the Company’s or the other Grantor’s sole cost and expense, such instruments to evidence such termination and release of the Liens. Nothing in this Section 5.01(a) will be deemed to affect any agreement of a Second Priority Representative, for itself and on behalf of the Second Priority Debt Parties under its Second Priority Debt Facility, to release the Liens on the Second Priority Collateral as set forth in the relevant Second Priority Debt Documents.

Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby irrevocably constitutes and appoints the Designated Senior Representative and any officer or agent of the Designated Senior Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Second Priority Representative or such Second Priority Debt Party or in the Designated Senior Representative’s own name, from time to time in the Designated Senior Representative’s discretion, for the purpose of carrying out the terms of Section 5.01(a), to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of Section 5.01(a), including any termination statements, endorsements or other instruments of transfer or release.

Unless and until the Discharge of Senior Obligations has occurred, each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby consents to the application, whether prior to or after an event of default under any Senior Debt Document of proceeds of Shared Collateral to the repayment of Senior Obligations pursuant to the Senior Debt Documents, provided that nothing in this Section 5.01(c) shall be construed to prevent or impair the rights of the Second Priority Representatives or the Second Priority Debt Parties to receive proceeds in connection with the Second Priority Debt Obligations not otherwise in contravention of this Agreement.

Notwithstanding anything to the contrary in any Second Priority Collateral Document, in the event the terms of a Senior Collateral Document and a Second Priority Collateral Document each require any Grantor (i) to make payment in respect of any item of Shared Collateral to, (ii) to deliver or afford control over any item of Shared Collateral to, or deposit any item of Shared Collateral with, (iii) to register ownership of any item of Shared Collateral in the name of or make an assignment of ownership of any Shared Collateral or the rights thereunder to, (iv) cause any securities intermediary, commodity intermediary or other Person acting in a similar capacity to agree to comply, in respect of any item of Shared Collateral, with instructions or orders from, or to treat, in respect of any item of Shared Collateral, as the entitlement holder, (v) hold any item of Shared Collateral in trust for (to the extent such item of Shared Collateral cannot be held in trust for multiple parties under applicable law), (vi) obtain the agreement of a bailee or other third party to hold any item of Shared Collateral for the benefit of or subject to the control of or, in respect of any item of Shared Collateral, to follow the instructions of or (vii) obtain the agreement of a landlord with respect to access to leased premises where any item of Shared Collateral is located or waivers or subordination of rights with respect to any item of Shared Collateral in favor of, in any case, both the Designated Senior Representative and any Second Priority Representative or Second Priority Debt Party, such Grantor may, until the applicable Discharge of Senior Obligations has occurred, comply with such requirement under the Second Priority Collateral Document as it relates to such Shared Collateral by taking any of the actions set forth above only with respect to, or in favor of, the Designated Senior Representative.

Insurance and Condemnation Awards.

Unless and until the Discharge of Senior Obligations has occurred, the Senior Representatives shall have the sole and exclusive right, subject to the rights of the Grantors under the

Senior Debt Documents, (a) to be named as additional insured and loss payee under any insurance policies maintained from time to time by any Grantor, (b) to adjust settlement for any insurance policy covering the Shared Collateral in the event of any loss thereunder and (c) to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral. Unless and until the Discharge of Senior Obligations has occurred, all proceeds of any such policy and any such award, if in respect of the Shared Collateral, shall be paid (i) first, prior to the occurrence of the Discharge of Senior Obligations, to the Designated Senior Representative for the benefit of Senior Secured Parties pursuant to the terms of the Senior Debt Documents, (ii) second, after the occurrence of the Discharge of Senior Obligations, to the Designated Second Priority Representative for the benefit of the Second Priority Debt Parties pursuant to the terms of the applicable Second Priority Debt Documents and (iii) third, if no Second Priority Debt Obligations are outstanding, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. If any Second Priority Representative or any Second Priority Debt Party shall, at any time, receive any proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such proceeds over to the Designated Senior Representative in accordance with the terms of Section 4.02.

Amendments to Second Priority Collateral Documents.

Except to the extent not prohibited by any Senior Debt Document, no Second Priority Collateral Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Second Priority Collateral Document, would be prohibited by or inconsistent with any of the terms of this Agreement. The Company agrees to deliver to the Designated Senior Representative copies of (i) any amendments, supplements or other modifications to the Second Priority Collateral Documents and (ii) any new Second Priority Collateral Documents promptly after effectiveness thereof. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that each Second Priority Collateral Document under its Second Priority Debt Facility shall include the following language (or language to similar effect reasonably approved by the Designated Senior Representative):

“Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the [Second Priority Representative] pursuant to this Agreement are expressly subject and subordinate to the liens and security interests granted in favor of the Senior Secured Parties (as defined in the Intercreditor Agreement referred to below), including liens and security interests granted to JPMorgan Chase Bank, N.A., as administrative agent, pursuant to or in connection with the Credit Agreement dated as of May 12, 2015 (as amended, restated, supplemented or otherwise modified from time to time), among Quintiles Transnational Corp., a North Carolina corporation, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, and the other parties thereto, and (ii) the exercise of any right or remedy by the [Second Priority Representative] hereunder is subject to the limitations and provisions of the Intercreditor Agreement

dated as of [            ], 20[    ] (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among JPMorgan Chase Bank, N.A., as Administrative Agent, [                            ] and its subsidiaries and affiliated entities party thereto. In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Agreement, the terms of the Intercreditor Agreement shall govern.”

In the event that each applicable Senior Representative and/or the Senior Secured Parties enter into any amendment, waiver or consent in respect of any of the Senior Collateral Documents for the purpose of adding to or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Collateral Document or changing in any manner the rights of the Senior Representatives, the Senior Secured Parties, the Company or any other Grantor thereunder (including the release of any Liens in Senior Collateral) in a manner that is applicable to all Senior Facilities, then such amendment, waiver or consent shall apply automatically to any comparable provision of each comparable Second Priority Collateral Document without the consent of any Second Priority Representative or any Second Priority Debt Party and without any action by any Second Priority Representative, the Company or any other Grantor; provided, however, that written notice of such amendment, waiver or consent shall have been given to each Second Priority Representative within ten (10) Business Days after the effectiveness of such amendment, waiver or consent.

Rights as Unsecured Creditors.

The Second Priority Representatives and the Second Priority Debt Parties may exercise rights and remedies as unsecured creditors against the Company and any other Grantor in accordance with the terms of the Second Priority Debt Documents and applicable law so long as such rights and remedies do not violate or are not otherwise inconsistent with, the provisions this Agreement. Nothing in this Agreement shall prohibit the receipt by any Second Priority Representative or any Second Priority Debt Party of the required payments of principal, premium, interest, fees and other amounts due under the Second Priority Debt Documents so long as such receipt is not the direct or indirect result of the exercise by a Second Priority Representative or any Second Priority Debt Party of rights or remedies as a secured creditor in respect of Shared Collateral. In the event any Second Priority Representative or any Second Priority Debt Party becomes a judgment lien creditor in respect of Shared Collateral as a result of its enforcement of its rights as an unsecured creditor in respect of Second Priority Debt Obligations, such judgment lien shall be subordinated to the Liens securing Senior Obligations on the same basis as the other Liens securing the Second Priority Debt Obligations are so subordinated to such Liens securing Senior Obligations under this Agreement. Nothing in this Agreement shall impair or otherwise adversely affect any rights or remedies the Senior Representatives or the Senior Secured Parties may have with respect to the Senior Collateral.

Gratuitous Bailee for Perfection.

Each Senior Representative acknowledges and agrees that if it shall at any time hold a Lien securing any Senior Obligations on any Shared Collateral that can be perfected by the possession or control of such Shared Collateral or of any account in which such Shared Collateral is held, and if such Shared Collateral or any such account is in fact in the possession or under the control of such Senior Representative, or of agents or bailees of such Person (such Shared Collateral being referred to herein as the “Pledged or Controlled Collateral”), or if it shall at any time obtain any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, the applicable Senior Representative shall also hold such Pledged or Controlled Collateral, or take such actions with respect to such landlord waiver, bailee’s letter or similar agreement or arrangement, as sub-agent or gratuitous bailee for the relevant Second Priority Representatives, in each case solely for the purpose of perfecting the Liens granted under the relevant Second Priority Collateral Documents and subject to the terms and conditions of this Section 5.05.

Except as otherwise specifically provided herein, until the Discharge of Senior Obligations has occurred, the Senior Representatives and the Senior Secured Parties shall be entitled to deal with the Pledged or Controlled Collateral in accordance with the terms of the Senior Debt Documents as if the Liens under the Second Priority Collateral Documents did not exist. The rights of the Second Priority Representatives and the Second Priority Debt Parties with respect to the Pledged or Controlled Collateral shall at all times be subject to the terms of this Agreement.

The Senior Representatives and the Senior Secured Parties shall have no obligation whatsoever to the Second Priority Representatives or any Second Priority Debt Party to assure that any of the Pledged or Controlled Collateral is genuine or owned by the Grantors or to protect or preserve rights or benefits of any Person or any rights pertaining to the Shared Collateral, except as expressly set forth in this Section 5.05. The duties or responsibilities of the Senior Representatives under this Section 5.05 shall be limited solely to holding or controlling the Shared Collateral and the related Liens referred to in paragraphs (a) and (b) of this Section 5.05 as sub-agent and gratuitous bailee for the relevant Second Priority Representative for purposes of perfecting the Lien held by such Second Priority Representative.

The Senior Representatives shall not have by reason of the Second Priority Collateral Documents or this Agreement, or any other document, a fiduciary relationship in respect of any Second Priority Representative or any Second Priority Debt Party, and each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby waives and releases the Senior Representatives from all claims and liabilities arising pursuant to the Senior Representatives’ roles under this Section 5.05 as sub-agents and gratuitous bailees with respect to the Shared Collateral.

Upon the Discharge of Senior Obligations, each applicable Senior Representative shall, at the Grantors’ sole cost and expense, without recourse, representation or warranty (i) deliver to the Designated Second Priority Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all proceeds thereof, held or controlled by such Senior Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements (such endorsements shall be without recourse, representation or warranty) and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, or (ii) direct and deliver such Shared Collateral as a court of competent jurisdiction may otherwise direct. The Company and the other Grantors shall take such further action as is reasonably required to effectuate the transfer contemplated hereby. The Senior Representatives have no obligations to follow instructions from any Second Priority Representative or any other Second Priority Debt Party in contravention of this Agreement.

None of the Senior Representatives nor any of the other Senior Secured Parties shall be required to marshal any present or future collateral security for any obligations of the Company or any Subsidiary to any Senior Representative or any Senior Secured Party under the Senior Debt Documents or any assurance of payment in respect thereof, or to resort to such collateral security or other assurances of payment in any particular order, and all of their rights in respect of such collateral security or any assurance of payment in respect thereof shall be cumulative and in addition to all other rights, however existing or arising.

When Discharge of Senior Obligations is Deemed Not to Have Occurred.

If, at any time after the Discharge of Senior Obligations has occurred, the Company or any Subsidiary incurs any Senior Obligations (other than in respect of the payment of indemnities surviving the Discharge of Senior Obligations), then such Discharge of Senior Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken prior to the date of such designation as a result of the occurrence of such first Discharge of Senior Obligations) and the applicable agreement governing such Senior Obligations shall automatically be treated as a Senior Debt Document for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Shared Collateral set forth herein and the agent, representative or trustee for the holders of such Senior Obligations shall be the Senior Representative for all purposes of this Agreement. Upon receipt of notice of such incurrence (including the identity of the new Senior Representative), each Second Priority Representative (including the Designated Second Priority Representative) shall promptly (a) enter into such documents and agreements (at the expense of the Company), including amendments or supplements to this Agreement, as the Company or such new Senior Representative shall reasonably request in writing in order to provide the new Senior Representative the rights of a Senior Representative contemplated hereby, (b) deliver to such Senior Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all proceeds thereof, held or controlled by such Second Priority Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, (c) notify any applicable insurance carrier that it is no longer entitled to be a loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier and (d) notify any governmental authority involved in any condemnation or similar proceeding involving a Grantor that the new Senior Representative is entitled to approve any awards granted in such proceeding.

Purchase Right.

Without prejudice to the enforcement of the Senior Secured Parties’ remedies, the Senior Secured Parties agree that following (a) a payment default under (i) until the Discharge of Credit Agreement Obligations, the Credit Agreement or (ii) thereafter, the Additional Senior Debt Facility, in each case that has not been cured or waived by the Credit Agreement Secured Parties or the Additional Senior Debt Parties, as applicable, within sixty (60) days of the occurrence thereof, (b) acceleration of (i) until the Discharge of Credit Agreement Obligations, the Credit Agreement Obligations in accordance with the terms of the Credit Agreement or (ii) thereafter, the Additional Senior Debt Obligations in accordance with the terms of the Additional Senior Debt Facility or (c) the commencement of an Insolvency or Liquidation Proceeding (each, a “Purchase Event”), within thirty (30) days after the first date on which a Purchase Event occurs, one or more of the Second Priority Debt Parties may request, and the Senior Secured Parties hereby offer the Second Priority Debt Parties the option, to purchase all, but not less than all, of the aggregate amount of outstanding Senior Obligations outstanding at the time of purchase at par, plus any premium that would be applicable upon prepayment of the Senior Obligations and accrued and unpaid interest and fees, without warranty or representation or recourse (except for, in the case of the Credit Agreement Obligations, representations and warranties required to be made by assigning lenders pursuant to the Assignment and Assumption (as such term is defined in the Credit Agreement)). If such right is exercised, the parties shall endeavor to close promptly thereafter but in any event within ten (10) Business Days of the request. If one or more of the Second Priority Debt Parties exercise such purchase right, it shall be exercised pursuant to documentation mutually acceptable to each of the Senior Representative and the Second Priority Class Debt Representative. If none of the Second Priority Debt Parties exercise such right, the Senior Secured Parties shall have no further obligations pursuant to this Section 5.07 for such Purchase Event and may take any further actions in their sole discretion in accordance with the Senior Debt Documents and this Agreement.

49. Insolvency or Liquidation Proceedings

Financing Issues.

Until the Discharge of Senior Obligations has occurred, if the Company or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and any Senior Representative or any Senior Secured Party shall desire to consent (or not object) to the sale, use or lease of cash or other collateral or to consent (or not object) to the Company’s or any other Grantor’s obtaining financing under Section 363 or Section 364 of Title 11 of the United States Code or any similar provision of any other Bankruptcy Law (“DIP Financing”), then each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will raise no (a) objection to and will not otherwise contest such sale, use or lease of such cash or other collateral or such DIP Financing and, except to the extent permitted by the proviso in clause (ii) of Section 3.01(a) and Section 6.03, will not request adequate protection or any other relief in connection therewith and, to the extent the Liens securing any Senior Obligations are subordinated or pari passu with such DIP Financing, will subordinate

(and will be deemed hereunder to have subordinated) its Liens in the Shared Collateral to (x) such DIP Financing (and all obligations relating thereto) on the same basis as the Liens securing the Second Priority Debt Obligations are so subordinated to Liens securing Senior Obligations under this Agreement and (y) to any “carve-out” for professional and United States Trustee fees agreed to by the Senior Representatives, (b) objection to (and will not otherwise contest) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of Senior Obligations made by any Senior Representative or any other Senior Secured Party, (c) objection to (and will not otherwise contest) any lawful exercise by any Senior Secured Party of the right to credit bid Senior Obligations at any sale in foreclosure of Senior Collateral, (d) objection to (and will not otherwise contest) any other request for judicial relief made in any court by any Senior Secured Party relating to the lawful enforcement of any Lien on Senior Collateral or (e) objection to (and will not otherwise contest or oppose) any order relating to a sale or other disposition of assets of any Grantor for which any Senior Representative has consented that provides, to the extent such sale or other disposition is to be free and clear of Liens, that the Liens securing the Senior Obligations and the Second Priority Debt Obligations will attach to the proceeds of the sale on the same basis of priority as the Liens on the Shared Collateral securing the Senior Obligations rank to the Liens on the Shared Collateral securing the Second Priority Debt Obligations pursuant to this Agreement. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that notice received two (2) Business Days prior to the entry of an order approving such usage of cash or other collateral or approving such financing shall be adequate notice.

Relief from the Automatic Stay.

Until the Discharge of Senior Obligations has occurred, each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that none of them shall seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding or take any action in derogation thereof, in each case in respect of any Shared Collateral, without the prior written consent of the Designated Senior Representative.

Adequate Protection.

Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that none of them shall object, contest or support any other Person objecting to or contesting (a) any request by any Senior Representative or any Senior Secured Parties for adequate protection, (b) any objection by any Senior Representative or any Senior Secured Parties to any motion, relief, action or proceeding based on any Senior Representative’s or Senior Secured Party’s claiming a lack of adequate protection or (c) the payment of interest, fees, expenses or other amounts of any Senior Representative or any other Senior Secured Party under Section 506(b) or 506(c) of Title 11 of the United States Code or any similar provision of any other Bankruptcy Law. Notwithstanding anything contained in this Section 6.03 or in Section 6.01, in any Insolvency or Liquidation Proceeding, (i) if the Senior Secured Parties (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any DIP Financing or use of cash collateral under Section 363 or 364 of Title 11 of the United States Code or any similar provision of any other Bankruptcy

Law and the Senior Representatives and the other Senior Secured Parties do not object to the adequate protection being provided to the Senior Secured Parties, then each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, may seek or request adequate protection in the form of a replacement Lien on such additional collateral, which Lien is subordinated to the Liens securing all Senior Obligations and such DIP Financing (and all obligations relating thereto) on the same basis as the other Liens securing the Second Priority Debt Obligations are so subordinated to the Liens securing Senior Obligations under this Agreement and (ii) in the event any Second Priority Representatives, for themselves and on behalf of the Second Priority Debt Parties under their Second Priority Debt Facilities, seek or request adequate protection and such adequate protection is granted in the form of additional collateral, then such Second Priority Representatives, for themselves and on behalf of each Second Priority Debt Party under their Second Priority Debt Facilities, agree that each Senior Representative shall also be granted a senior Lien on such additional collateral as security for the Senior Obligations and any such DIP Financing and that any Lien on such additional collateral securing the Second Priority Debt Obligations shall be subordinated to the Liens on such collateral securing the Senior Obligations and any such DIP Financing (and all obligations relating thereto) and any other Liens granted to the Senior Secured Parties as adequate protection on the same basis as the other Liens securing the Second Priority Debt Obligations are so subordinated to such Liens securing Senior Obligations under this Agreement.

Preference Issues.

If any Senior Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to disgorge, turn over or otherwise pay any amount to the estate of the Company or any other Grantor (or any trustee, receiver or similar Person therefor), because the payment of such amount was declared to be fraudulent or preferential in any respect or for any other reason, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of setoff or otherwise, then the Senior Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the Senior Secured Parties shall be entitled to the benefits of this Agreement until a Discharge of Senior Obligations with respect to all such recovered amounts. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby agrees that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.

Separate Grants of Security and Separate Classifications.

Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges and agrees that (a) the grants of Liens pursuant to the Senior Collateral Documents and the Second Priority Collateral Documents

constitute separate and distinct grants of Liens and (b) because of, among other things, their differing rights in the Shared Collateral, the Second Priority Debt Obligations are fundamentally different from the Senior Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency or Liquidation Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that any claims of the Senior Secured Parties and the Second Priority Debt Parties in respect of the Shared Collateral constitute a single class of claims (rather than separate classes of senior and junior secured claims), then each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby acknowledges and agrees that all distributions shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Shared Collateral (with the effect being that, to the extent that the aggregate value of the Shared Collateral is sufficient (for this purpose ignoring all claims held by the Second Priority Debt Parties), the Senior Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest (whether or not allowed or allowable) before any distribution is made in respect of the Second Priority Debt Obligations, with each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby acknowledging and agreeing to turn over to the Designated Senior Representative amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Second Priority Debt Parties.

No Waivers of Rights of Senior Secured Parties.

Nothing contained herein shall, except as expressly provided herein, prohibit or in any way limit any Senior Representative or any other Senior Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by any Second Priority Debt Party, including the seeking by any Second Priority Debt Party of adequate protection or the asserting by any Second Priority Debt Party of any of its rights and remedies under the Second Priority Debt Documents or otherwise.

Application.

This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of Title 11 of the United States Code or any similar provision of any other Bankruptcy Law, shall be effective before, during and after the commencement of any Insolvency or Liquidation Proceeding. The relative rights as to the Shared Collateral and proceeds thereof shall continue after the commencement of any Insolvency or Liquidation Proceeding on the same basis as prior to the date of the petition therefor, subject to any court order approving the financing of, or use of cash collateral by, any Grantor. All references herein to any Grantor shall include such Grantor as a debtor-in-possession and any receiver or trustee for such Grantor.

Other Matters.

To the extent that any Second Priority Representative or any Second Priority Debt Party has or acquires rights under Section 363 or Section 364 of Title 11 of the United States Code or any similar provision of any other Bankruptcy Law with respect to any of the Shared Collateral, such Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees not to assert any such rights without the prior written consent of each Senior Representative, provided that if requested by any Senior Representative, such Second Priority Representative shall timely exercise such rights in the manner requested by the Senior Representatives (acting unanimously), including any rights to payments in respect of such rights.

506(c) Claims.

Until the Discharge of Senior Obligations has occurred, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will not assert or enforce any claim under Section 506(c) of Title 11 of the United States Code or any similar provision of any other Bankruptcy Law senior to or on a parity with the Liens securing the Senior Obligations for costs or expenses of preserving or disposing of any Shared Collateral.

Reorganization Securities.

If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of both the Senior Obligations and the Second Priority Debt Obligations, then, to the extent the debt obligations distributed on account of the Senior Obligations and on account of the Second Priority Debt Obligations are secured by Liens upon the same assets or property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

50. Reliance; etc.

Reliance.

The consent by the Senior Secured Parties to the execution and delivery of the Second Priority Debt Documents to which the Senior Secured Parties have consented and all loans and other extensions of credit made or deemed made on and after the date hereof by the Senior Secured Parties to the Company or any Subsidiary shall be deemed to have been given and made in reliance upon this Agreement. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges that it and such Second Priority Debt Parties have, independently and without reliance on any Senior Representative or other Senior Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the Second Priority Debt Documents to which they are party or by which they are bound, this Agreement and the transactions contemplated hereby and thereby, and they will continue to make their own credit decision in taking or not taking any action under the Second Priority Debt Documents or this Agreement.

No Warranties or Liability.

Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges and agrees that neither any Senior Representative nor any other Senior Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the Senior Debt Documents, the ownership of any Shared Collateral or the perfection or priority of any Liens thereon. The Senior Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the Senior Debt Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate, and the Senior Secured Parties may manage their loans and extensions of credit without regard to any rights or interests that the Second Priority Representatives and the Second Priority Debt Parties have in the Shared Collateral or otherwise, except as otherwise provided in this Agreement. Neither any Senior Representative nor any other Senior Secured Party shall have any duty to any Second Priority Representative or Second Priority Debt Party to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any agreement with the Company or any Subsidiary (including the Second Priority Debt Documents), regardless of any knowledge thereof that they may have or be charged with. Except as expressly set forth in this Agreement, the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties have not otherwise made to each other, nor do they hereby make to each other, any warranties, express or implied, nor do they assume any liability to each other with respect to (a) the enforceability, validity, value or collectibility of any of the Senior Obligations, the Second Priority Debt Obligations or any guarantee or security which may have been granted to any of them in connection therewith, (b) any Grantor’s title to or right to transfer any of the Shared Collateral or (c) any other matter except as expressly set forth in this Agreement.

Obligations Unconditional.

All rights, interests, agreements and obligations of the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties hereunder shall remain in full force and effect irrespective of:

any lack of validity or enforceability of any Senior Debt Document or any Second Priority Debt Document;

any change in the time, manner or place of payment of, or in any other terms of, all or any of the Senior Obligations or Second Priority Debt Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of the Credit Agreement or any other Senior Debt Document or of the terms of any Second Priority Debt Document;

any exchange of any security interest in any Shared Collateral or any other collateral or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Senior Obligations or Second Priority Debt Obligations or any guarantee thereof;

the commencement of any Insolvency or Liquidation Proceeding in respect of the Company or any other Grantor; or

any other circumstances that otherwise might constitute a defense available to, or a discharge of, (i) the Company or any other Grantor in respect of the Senior Obligations or (ii) any Second Priority Representative or Second Priority Debt Party in respect of this Agreement.

51. Miscellaneous

Conflicts.

Subject to Section 8.18, in the event of any conflict between the provisions of this Agreement and the provisions of any Senior Debt Document or any Second Priority Debt Document, the provisions of this Agreement shall govern. Notwithstanding the foregoing, the relative rights and obligations of the Senior Secured Collateral Agent, the Senior Representatives and the Senior Secured Parties (as amongst themselves) with respect to any Senior Collateral shall be governed by the terms of the Pari Passu Intercreditor Agreement and in the event of any conflict between the Pari Passu Intercreditor Agreement and this Agreement, the provisions of the Pari Passu Intercreditor Agreement shall control.

Continuing Nature of this Agreement; Severability.

Subject to Section 6.04, this Agreement shall continue to be effective until the Discharge of Senior Obligations shall have occurred. This is a continuing agreement of Lien subordination, and the Senior Secured Parties may continue, at any time and without notice to the Second Priority Representatives or any Second Priority Debt Party, to extend credit and other financial accommodations and lend monies to or for the benefit of the Company or any Subsidiary constituting Senior Obligations in reliance hereon. The terms of this Agreement shall survive and continue in full force and effect in any Insolvency or Liquidation Proceeding. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties hereto shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Amendments; Waivers.

No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

This Agreement may be amended in writing signed by each Representative (in each case, acting in accordance with the documents governing the applicable Debt Facility); provided that any such amendment, supplement or waiver which by the terms of this Agreement requires the Company’s consent or which increases the obligations or reduces the rights of the Company or any Grantor, shall require the consent of the Company. Any such amendment, supplement or waiver shall be in writing and shall be binding upon the Senior Secured Parties and the Second Priority Debt Parties and their respective successors and assigns.

Notwithstanding the foregoing, without the consent of any Secured Party, any Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 8.09 of this Agreement and upon such execution and delivery, such Representative and the Secured Parties and Senior Obligations or Second Priority Debt Obligations of the Debt Facility for which such Representative is acting shall be subject to the terms hereof.

Information Concerning the Financial Condition of the Company and the Subsidiaries.

The Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Secured Parties shall each be responsible for keeping themselves informed of (a) the financial condition of the Company and the Subsidiaries and all endorsers or guarantors of the Senior Obligations or the Second Priority Debt Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the Senior Obligations or the Second Priority Debt Obligations. The Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Secured Parties shall have no duty to advise any other party hereunder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that any Senior Representative, any Senior Secured Party, any Second Priority Representative or any Second Priority Debt Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any other party, it shall be under no obligation to (i) make, and the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties shall not make or be deemed to have made, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (ii) provide any additional information or to provide any such information on any subsequent occasion, (iii) undertake any investigation or (iv) disclose any information that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

Subrogation.

Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, hereby waives any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Senior Obligations has occurred.

Application of Payments.

Except as otherwise provided herein, all payments received by the Senior Secured Parties may be applied, reversed and reapplied, in whole or in part, to such part of the Senior Obligations as the Senior Secured Parties, in their sole discretion, deem appropriate, consistent with the terms of the Senior Debt Documents. Except as otherwise provided herein, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, assents to any such extension or postponement of the time of payment of the Senior Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security that may at any time secure any part of the Senior Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

Additional Grantors.

The Company agrees that, if any Subsidiary shall become a Grantor after the date hereof, it will promptly cause such Subsidiary to become party hereto by executing and delivering an instrument in the form of Annex II. Upon such execution and delivery, such Subsidiary will become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of such instrument shall not require the consent of any other party hereunder, and will be acknowledged by the Designated Second Priority Representative and the Designated Senior Representative. In the event any Subsidiary that is a Grantor hereunder is released from its Secured Obligations under the Collateral Documents, such Subsidiary shall automatically cease to be a Grantor hereunder and have no further rights or obligations hereunder. The rights and obligations of each continuing Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement or the subtraction of any Grantor.

Dealings with Grantors.

Upon any application or demand by the Company or any Grantor to any Representative to take or permit any action under any of the provisions of this Agreement or under any Collateral Document (if such action is subject to the provisions hereof), the Company or such Grantor, as appropriate, shall furnish to such Representative a certificate of an appropriate officer ( an “Officer’s Certificate”) stating that all conditions precedent, if any, provided for in this Agreement or such Collateral Document, as the case may be, relating to the proposed action have been complied with, except that in the case of any such application or demand as to which the furnishing of such documents is specifically required by any provision of this Agreement or any Collateral Document relating to such particular application or demand, no additional certificate or opinion need be furnished.

Additional Debt Facilities.

(a) To the extent, but only to the extent, permitted by the provisions of the Senior Debt Documents and the Second Priority Debt Documents, the Company may incur or issue and sell one or more series or classes of Second Priority Debt and one or more series or classes of Additional Senior Debt. Any such additional class or series of Second Priority Debt (the “Second Priority Class Debt”) may be secured by a second priority, subordinated Lien on Shared Collateral, in each case under and pursuant to the relevant Second Priority Collateral Documents for such Second Priority Class Debt, if and subject to the condition that the Representative of any such Second Priority Class Debt (each, a “Second Priority Class Debt Representative”), acting on behalf of the holders of such Second Priority Class Debt (such Representative and holders in respect of any Second Priority Class Debt being referred to as the “Second Priority Class Debt Parties”), becomes a party to this Agreement by satisfying conditions (i) through (iii), as applicable, of subsection (b) below. Any such additional class or series of Senior Facilities (the “Senior Class Debt”; and the Senior Class Debt and Second Priority Class Debt, collectively, the “Class Debt”) may be secured by a senior Lien on Shared Collateral, in each case under and pursuant to the Senior Collateral Documents, if and subject to the condition that the Representative of any such Senior Class Debt (each, a “Senior Class Debt Representative”; and the Senior Class Debt Representatives and Second Priority Class Debt Representatives, collectively, the “Class Debt Representatives”), acting on behalf of the holders of such Senior Class Debt (such Representative and holders in respect of any such Senior Class Debt being referred to as the “Senior Class Debt Parties; and the Senior Class Debt Parties and Second Priority Class Debt Parties, collectively, the “Class Debt Parties”), becomes a party to this Agreement by satisfying the conditions set forth in clauses (i) through (iii), as applicable, of subsection (b) below.

(b) In order for a Class Debt Representative to become a party to this Agreement:

such Class Debt Representative shall have executed and delivered a Joinder Agreement substantially in the form of Annex III (if such Representative is a Second Priority Class Debt Representative) or Annex IV (if such Representative is a Senior Class Debt Representative) (with such changes as may be reasonably approved by the Designated Senior Representative and such Class Debt Representative) pursuant to which it becomes a Representative hereunder, and the Class Debt in respect of which such Class Debt Representative is the Representative and the related Class Debt Parties become subject hereto and bound hereby;

the Company shall have delivered to the Designated Senior Representative an Officer’s Certificate designating Indebtedness as a Senior Facility or Second Priority Debt hereunder, certifying that the incurrence of such Indebtedness and its designation as such hereunder is permitted by each Senior Debt Document and Second Priority Debt

Document and that the conditions set forth in this Section 8.09 are satisfied with respect to such Class Debt and, if requested, true and complete copies of each of the Second Priority Debt Documents or Senior Debt Documents, as applicable, relating to such Class Debt, certified as being true and correct by a Responsible Officer of the Company; and

the Second Priority Debt Documents or Senior Debt Documents, as applicable, relating to such Class Debt shall provide that each Class Debt Party with respect to such Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Class Debt.

Consent to Jurisdiction; Waivers.

Each Representative, on behalf of itself and the Secured Parties of the Debt Facility for which it is acting, irrevocably and unconditionally:

submits for itself and its property in any legal action or proceeding relating to this Agreement and the Collateral Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Representative) at the address referred to in Section 8.11;

agrees that nothing herein shall affect the right of any other party hereto (or any Secured Party) to effect service of process in any other manner permitted by law; and

waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.10 any special, exemplary, punitive or consequential damages.

Notices.

All notices, requests, demands and other communications provided for or permitted hereunder shall be in writing and shall be sent:

(a) if to the Company or any Grantor, to the Company, at its address at: [●], Attention of [●], telecopy [●];

(b) if to the Initial Second Priority Representative to it at: [●] Attention of [●], telecopy [●];

(c) if to the Administrative Agent, to it at: [[●], Attention of [●] (Fax No.: [●]) (email: [●]), with a copy];

(d) if to any other Representative, to it at the address specified by it in the Joinder Agreement delivered by it pursuant to Section 8.09.

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and, may be personally served, telecopied, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or electronic mail or upon receipt via U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth above or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties. As agreed to in writing among each Representative from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

Further Assurances.

Each Senior Representative, on behalf of itself and each Senior Secured Party under the Senior Debt Facility for which it is acting, each Second Party Representative, on behalf of itself, and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the other parties hereto may reasonably request to effectuate the terms of, and the Lien priorities contemplated by, this Agreement.

GOVERNING LAW; WAIVER OF JURY TRIAL.

(A) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK

(B) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

Binding on Successors and Assigns.

This Agreement shall be binding upon the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives, the Second Priority Debt Parties, the Company, the other Grantors party hereto and their respective successors and assigns.

Section Titles.

The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.

Counterparts.

This Agreement may be executed in one or more counterparts, including by means of facsimile, each of which shall be an original and all of which shall together constitute one and the same document. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Authorization.

By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement. The Administrative Agent represents and warrants that this Agreement is binding upon the Credit Agreement Secured Parties. The Initial Second Priority Representative represents and warrants that this Agreement is binding upon the Initial Second Priority Debt Parties.

No Third Party Beneficiaries; Successors and Assigns.

The lien priorities set forth in this Agreement and the rights and benefits hereunder in respect of such lien priorities shall inure solely to the benefit of the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties, and their respective permitted successors and assigns, and no other Person (including the Grantors, or any trustee, receiver, debtor-in-possession or bankruptcy estate in a bankruptcy or like proceeding) shall have or be entitled to assert such rights.

Effectiveness.

This Agreement shall become effective when executed and delivered by the parties hereto.

Administrative Agent and Representative.

It is understood and agreed that (a) the Administrative Agent is entering into this Agreement in its capacity as administrative agent and collateral agent under the Credit Agreement and the provisions of Article 9 of the Credit Agreement applicable to the Agents (as defined therein) thereunder shall also apply to the Administrative Agent hereunder and (b) [        ] is entering into this Agreement in its capacity as [Trustee] under [indenture] and the provisions of Article [    ] of such indenture applicable to the Trustee thereunder shall also apply to the Trustee hereunder.

Relative Rights.

Notwithstanding anything in this Agreement to the contrary (except to the extent contemplated by Section 5.01(a), 5.01(d) or 5.03(b)), nothing in this Agreement is intended to or will (a) amend, waive or otherwise modify the provisions of the Credit Agreement, any other Senior Debt Document or any Second Priority Debt Documents, or permit the Company or any Grantor to take any action, or fail to take any action, to the extent such action or failure would otherwise constitute a breach of, or default under, the Credit Agreement or any other Senior Debt Document or any Second Priority Debt Documents, (b) change the relative priorities of the Senior Obligations or the Liens granted under the Senior Collateral Documents on the Shared Collateral (or any other assets) as among the Senior Secured Parties, (c) otherwise change the relative rights of the Senior Secured Parties in respect of the Shared Collateral as among such Senior Secured Parties or (d) obligate the Company or any Grantor to take any action, or fail to take any action, that would otherwise constitute a breach of, or default under, the Credit Agreement or any other Senior Debt Document or any Second Priority Debt Document.

Survival of Agreement.

All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

[ ], as Initial Additional Authorized Representative

By:
Name:
Title:

QUINTILES TRANSNATIONAL CORP.

By:
Name:
Title:

THE GRANTORS LISTED ON ANNEX I HERETO

By:
Name:
Title:

ANNEX I

Grantors

ANNEX II

SUPPLEMENT NO.    dated as of            , to the JUNIOR LIEN INTERCREDITOR AGREEMENT dated as of [            ], 20[    ] (the “Junior Lien Intercreditor Agreement”), among Quintiles Transnational Corp., a North Carolina corporation (the “Company”), certain subsidiaries and affiliates of the Company (each a “Grantor”), JPMorgan Chase Bank, N.A., as Administrative Agent under the Credit Agreement, [            ], as Initial Second Priority Representative, and the additional Representatives from time to time a party thereto.

A. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Junior Lien Intercreditor Agreement.

B. The Grantors have entered into the Junior Lien Intercreditor Agreement. Pursuant to the Credit Agreement, certain Additional Senior Debt Documents and certain Second Priority Debt Documents, certain newly acquired or organized Subsidiaries of the Company are required to enter into the Junior Lien Intercreditor Agreement. Section 8.07 of the Junior Lien Intercreditor Agreement provides that such Subsidiaries may become party to the Junior Lien Intercreditor Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Grantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement, the Second Priority Debt Documents and Additional Senior Debt Documents.

Accordingly, the Designated Senior Representative and the New Subsidiary Grantor agree as follows:

SECTION 1. In accordance with Section 8.07 of the Junior Lien Intercreditor Agreement, the New Grantor by its signature below becomes a Grantor under the Junior Lien Intercreditor Agreement with the same force and effect as if originally named therein as a Grantor, and the New Grantor hereby agrees to all the terms and provisions of the Junior Lien Intercreditor Agreement applicable to it as a Grantor thereunder. Each reference to a “Grantor” in the Junior Lien Intercreditor Agreement shall be deemed to include the New Grantor. The Junior Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Grantor represents and warrants to the Designated Senior Representative and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 3. This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Supplement that bears the signature of the New Grantor. Delivery of an executed signature page to this Supplement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4. Except as expressly supplemented hereby, the Junior Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Junior Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the Junior Lien Intercreditor Agreement. All communications and notices hereunder to the New Grantor shall be given to it in care of the Company as specified in the Junior Lien Intercreditor Agreement.

SECTION 8. The Company agrees to reimburse the Designated Senior Representative for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Designated Senior Representative.

IN WITNESS WHEREOF, the New Grantor, and the Designated Senior Representative have duly executed this Supplement to the Junior Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY GRANTOR]

By:
Name:
Title:

Acknowledged by: [ ], as Designated Senior Representative

By:
Name:
Title:

[ ], as Designated Second Priority Representative

By:
Name:
Title:

ANNEX III

[FORM OF] REPRESENTATIVE SUPPLEMENT NO. [    ] dated as of [            ], 20[    ] to the JUNIOR LIEN INTERCREDITOR AGREEMENT dated as of [            ], 20[    ] (the “Junior Lien Intercreditor Agreement”), among Quintiles Transnational Corp., a North Carolina corporation (the “Company”), certain subsidiaries and affiliates of the Company (each a “Grantor”), JPMorgan Chase Bank, N.A., as Administrative Agent under the Credit Agreement, [            ], as Initial Second Priority Representative, and the additional Representatives from time to time a party thereto.

A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Junior Lien Intercreditor Agreement.

B. As a condition to the ability of the Company to incur Second Priority Debt and to secure such Second Priority Class Debt with the Second Priority Lien and to have such Second Priority Class Debt guaranteed by the Grantors on a subordinated basis, in each case under and pursuant to the Second Priority Collateral Documents, the Second Priority Class Representative in respect of such Second Priority Class Debt is required to become a Representative under, and such Second Priority Class Debt and the Second Priority Class Debt Parties in respect thereof are required to become subject to and bound by, the Junior Lien Intercreditor Agreement. Section 8.09 of the Junior Lien Intercreditor Agreement provides that such Second Priority Class Debt Representative may become a Representative under, and such Second Priority Class Debt and such Second Priority Class Debt Parties may become subject to and bound by, the Junior Lien Intercreditor Agreement, pursuant to the execution and delivery by the Second Priority Class Debt Representative of an instrument in the form of this Representative Supplement and the satisfaction of the other conditions set forth in Section 8.09 of the Junior Lien Intercreditor Agreement. The undersigned Second Priority Class Debt Representative (the “New Representative”) is executing this Supplement in accordance with the requirements of the Senior Debt Documents and the Second Priority Debt Documents.

Accordingly, the Designated Senior Representative and the New Representative agree as follows:

SECTION 1. In accordance with Section 8.09 of the Junior Lien Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related Second Priority Class Debt and Second Priority Class Debt Parties become subject to and bound by, the Junior Lien Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such Second Priority Class Debt Parties, hereby agrees to all the terms and provisions of the Junior Lien Intercreditor Agreement applicable to it as a Second Priority Representative and to the Second Priority Class Debt Parties that it represents as Second Priority Debt Parties. Each reference to a “Representative” or “Second Priority Representative” in the Junior Lien Intercreditor Agreement shall be deemed to include the New Representative. The Junior Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Representative represents and warrants to the Designated Senior Representative and the other Secured Parties that (a) it has full power and authority to enter into this Representative Supplement, in its capacity as [agent] [trustee], (b) this Representative

Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (c) the Second Priority Debt Documents relating to such Second Priority Class Debt provide that, upon the New Representative’s entry into this Agreement, the Second Priority Class Debt Parties in respect of such Second Priority Class Debt will be subject to and bound by the provisions of the Junior Lien Intercreditor Agreement as Second Priority Debt Parties.

SECTION 3. This Representative Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Representative Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative. Delivery of an executed signature page to this Representative Supplement by facsimile transmission shall be effective as delivery of a manually signed counterpart of this Representative Supplement.

SECTION 4. Except as expressly supplemented hereby, the Junior Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS REPRESENTATIVE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Representative Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Junior Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the Junior Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

SECTION 8. The Company agrees to reimburse the Designated Senior Representative for its reasonable out-of-pocket expenses in connection with this Representative Supplement, including the reasonable fees, other charges and disbursements of counsel for the Designated Senior Representative.

IN WITNESS WHEREOF, the New Representative and the Designated Senior Representative have duly executed this Representative Supplement to the Junior Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE],
as [ ] for the holders of
[ ]

By:
Name:
Title:

Address for notices:

attention of:

Telecopy:

[ ], as Designated Senior Representative

By:
Name:
Title:

Acknowledged by:

QUINTILES TRANSNATIONAL CORP.

By:
Name:
Title:

THE GRANTORS LISTED ON
SCHEDULE I HERETO

By:
Name:
Title:

Schedule I to the

Representative Supplement to the

Junior Lien Intercreditor Agreement

Grantors

ANNEX IV

[FORM OF] REPRESENTATIVE SUPPLEMENT NO. [    ] dated as of [            ], 20[    ] to the JUNIOR LIEN INTERCREDITOR AGREEMENT dated as of [            ], 20[    ] (the “Junior Lien Intercreditor Agreement”), among Quintiles Transnational Corp., a North Carolina corporation (the “Company”), certain subsidiaries and affiliates of the Company (each a “Grantor”), JPMorgan Chase Bank, N.A., as Administrative Agent under the Credit Agreement, [            ], as Initial Second Priority Representative, and the additional Representatives from time to time a party thereto.

A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Junior Lien Intercreditor Agreement.

B. As a condition to the ability of the Company to incur Senior Class Debt after the date of the Junior Lien Intercreditor Agreement and to secure such Senior Class Debt with the Senior Lien and to have such Senior Class Debt guaranteed by the Grantors on a senior basis, in each case under and pursuant to the Senior Collateral Documents, the Senior Class Debt Representative in respect of such Senior Class Debt is required to become a Representative under, and such Senior Class Debt and the Senior Class Debt Parties in respect thereof are required to become subject to and bound by, the Junior Lien Intercreditor Agreement. Section 8.09 of the Junior Lien Intercreditor Agreement provides that such Senior Class Debt Representative may become a Representative under, and such Senior Class Debt and such Senior Class Debt Parties may become subject to and bound by, the Junior Lien Intercreditor Agreement, pursuant to the execution and delivery by the Senior Class Debt Representative of an instrument in the form of this Representative Supplement and the satisfaction of the other conditions set forth in Section 8.09 of the Junior Lien Intercreditor Agreement. The undersigned Senior Class Debt Representative (the “New Representative”) is executing this Supplement in accordance with the requirements of the Senior Debt Documents and the Second Priority Debt Documents.

Accordingly, the Designated Senior Representative and the New Representative agree as follows:

SECTION 1. In accordance with Section 8.09 of the Junior Lien Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related Senior Class Debt and Senior Class Debt Parties become subject to and bound by, the Junior Lien Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such Senior Class Debt Parties, hereby agrees to all the terms and provisions of the Junior Lien Intercreditor Agreement applicable to it as a Senior Representative and to the Senior Class Debt Parties that it represents as Senior Debt Parties. Each reference to a “Representative” or “Senior Representative” in the Junior Lien Intercreditor Agreement shall be deemed to include the New Representative. The Junior Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Representative represents and warrants to the Designated Senior Representative and the other Secured Parties that (a) it has full power and authority to enter into this Representative Supplement, in its capacity as [agent] [trustee], (b) this Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (c) the Senior Debt Documents relating to such Senior Class Debt provide that, upon the New Representative’s entry into this Agreement, the Senior Class Debt Parties in respect of such Senior Class Debt will be subject to and bound by the provisions of the Junior Lien Intercreditor Agreement as Senior Secured Parties.

SECTION 3. This Representative Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Representative Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative. Delivery of an executed signature page to this Representative Supplement by facsimile transmission shall be effective as delivery of a manually signed counterpart of this Representative Supplement.

SECTION 4. Except as expressly supplemented hereby, the Junior Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS REPRESENTATIVE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Representative Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Junior Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the Junior Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

SECTION 8. The Company agrees to reimburse the Designated Senior Representative for its reasonable out-of-pocket expenses in connection with this Representative Supplement, including the reasonable fees, other charges and disbursements of counsel for the Designated Senior Representative.

IN WITNESS WHEREOF, the New Representative and the Designated Senior Representative have duly executed this Representative Supplement to the Junior Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE],
as [ ] for the holders of
[ ]

By:
Name:
Title:

Address for notices:

attention of:

Telecopy:

[ ],
as Designated Senior Representative

By:
Name:
Title:

Acknowledged by:
QUINTILES TRANSNATIONAL CORP.

By:
Name:
Title:

THE GRANTORS LISTED ON SCHEDULE I HERETO

By:
Name:
Title:

Schedule 1

Grantors

EXHIBIT W

FORM OF SOLVENCY CERTIFICATE

This Solvency Certificate is being executed and delivered pursuant to Section 4.01(b)(viii) of that certain Credit Agreement dated May 12, 2015 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Quintiles Transnational Corp., a North Carolina corporation (the “Borrower”), each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, a Swing Line Lender and an L/C Issuer. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Credit Agreement.

I, [                    ], certify that I am the duly appointed, qualified and acting [            ] of the Borrower, and solely in such capacity and without personal liability, further certify as of the date hereof that the Borrower and its Subsidiaries, on a consolidated basis, after giving effect to the Transactions on the date hereof, are Solvent.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned’s capacity as [                    ] of the Borrower, on behalf of the Borrower, and not individually, as of the date first stated above.

QUINTILES TRANSNATIONAL CORP.

By:
Name:	[ ]
Title:	[ ]

EXHIBIT X

FORM OF INTERCOMPANY NOTE

[see attached]

EXHIBIT Y

[Form of]

PREPAYMENT OPTION NOTICE

[Lenders]

Re: Quintiles Transnational Corp.

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of May 12, 2015 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Quintiles Transnational Corp., a North Carolina corporation, as borrower (the “Borrower”), the Guarantors (such term and each other capitalized term used but not defined herein having the meaning given it in the Credit Agreement), the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents party thereto. Borrower has provided us with notice pursuant to Section 2.11(e) of the Credit Agreement that it shall be making a prepayment of Term B Loans under the Credit Agreement.

This Prepayment Option Notice constitutes an offer by the Borrower to prepay Term B Loans in the amount listed below on the 10th Business Day following the date hereof.

Please notify the Administrative Agent in writing within [    ] days whether you accept or decline this offer. Please note that failure to respond to this notice shall be deemed an acceptance of the prepayment offered to be repaid, as listed below.

Pursuant to Section 2.05(b)(ix) of the Credit Agreement. Borrower shall pay (i) to the relevant Term B Lenders the aggregate amount necessary to prepay that portion of the outstanding relevant Term Loans in respects of which such Lenders have accepted prepayment and (ii) to the Term A Lenders an amount equal to the portion of the Designated Prepayment Amount not accepted by Term B Lenders, and such amount shall be applied to the prepayment of the Term A Loans; provided that if after the application of amounts pursuant to clause (ii), any portion of the Designated Prepayment Amount not accepted by the Term B Lenders shall remain, such amount shall be used to prepay the Term B Loans on a pro rata basis.

(A)	Facility and Type of Loan being offered to be prepaid	Term B Loan

(B)	Percentage of all Term B Loans offered to be prepaid

(C)	Principal amount of your Term B Loans offered to be prepaid

(D)	Date of prepayment (which is a Business Day)

[Signature Page Follows]

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:
Name:
Title:

Schedule 7.02(f)

Existing or Contemplated Investments

Company/Subsidiary: Quintiles Transnational Corp.

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest
Kareus Therapeutics SA	Quintiles Transnational Corp.	Common Stock	$250,387	(a	)
Prana Biotechnology Limited	Quintiles Transnational Corp.	Common Shares (5,860,552)	$562,612	(b	)
NovaQuest Pharma Opportunities Fund III, L.P.	Quintiles Transnational Corp.	LP Interest	$50,000,000	(c	)
NovaQuest Pharma Opportunities Fund IV, L.P.	None yet	LP Interest	$20,000,000	(d	)
Intarcia Therapeutics	Quintiles Transnational Corp.	Series BB-2 Preferred Stock	$5,000,000	(e	)

1.	In 2011, the Company made a $1.0 million (which was subsequently written down to approximately $250K) equity investment in Kareus in return for 6,375 shares of Kareus’ common stock. In addition, the Company provided funding of up to $1 million for two products (up to $2 million total) in return for up to a $4 million milestone payment.

2.	Prana is an Australia public company and its equity is not certificated and, consistent with the treatment under the Company’s prior credit facilities, the investment in Prana shall be an “Excluded Asset” under clause (g) of the definition thereof.

3.	In November 2010, the Borrower committed to invest up to $60 million as a limited partner in NovaQuest Pharma Opportunities Fund III, L.P. (“the Fund”) which was reduced to $50.0 million in 2013. As of March 31, 2014, the Borrower has approximately $22.5 million of remaining funding commitments to the Fund. As of March 31, 2015, the Borrower has a 10.89% ownership interest in the Fund.

4.	In February 2015, the Borrower committed to invest up to $20 million as a limited partner in a new private equity fund, NovaQuest Pharma Opportunities Fund IV, L.P.

5.	In 2011, the Borrower loaned Intarcia Therapeutics $5 million under a convertible note agreement. The $5 million note was converted into Series BB-2 Preferred Stock in 2012.

Company/Subsidiary: Quintiles Pharma Services Corp.

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest
Cenduit L.L.C.	Quintiles Pharma Services Corp.	2	$8,669,735*

*	Quintiles Pharma Services Corp. owns a 50% interest in Cenduit L.L.C.

Company/Subsidiary: Quintiles Consulting, Inc.

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest
Egyptian Research and Development Company	Quintiles Consulting, Inc.	JV Interest (10%)	$35,800

Company/Subsidiary: Quintiles Asia, Inc.

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest
Samsung JV	Quintiles Asia, Inc.	LLC membership interest (10%)	$27,229,196

Company/Subsidiary: Quintiles Limited

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest
Oxford Cancer Biomarkers	Quintiles Limited	Ordinary Shares (827)	$—	(f)

ARTICLE 1The Borrower investment in Oxford Cancer Biomarkers was written down to zero in 2014. The Borrower has a 30.0% ownership interest in Oxford Cancer Biomarkers.

Company/Subsidiary: Innovex Europe Limited

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest
Innovex Saglik Ürunleri Pazarlama Hizmet ve Danismanlik Anonim Sirketi	Innovex Europe Limited	Share Capital	$574,732	(g)

ARTICLE 2In 2007, the Borrower formed a joint venture with Bell Holding Co. in Turkey in which it has a 50% ownership interest.

Schedule 7.02(u)

Specified Investments

See description of committed investments in NovaQuest Pharma Opportunities Fund III, L.P. and NovaQuest Pharma Opportunities Fund IV, L.P. provided in notes (c) and (d) on Schedule 7.02(f), which is hereby incorporated by reference.

Schedule 7.03(b)

Existing Indebtedness

Bank Debt, Capital Leases and Other Credit Facilities

Other Credit Facilities - No amounts outstanding at May 31, 2015

Quintiles Treasury EEIG	£10.0 million (approx. $16.7 million) general banking facility with a European headquartered bank through their operation in the United Kingdom bank	Bank’s base rate plus 1%

Quintiles Ireland Limited	€381,000 (approx. $564,000) working capital overdraft facility with an Ireland bank	Bank’s prime overdraft rate

Bank Guarantees and/or Standby Letters of Credit

ARTICLE 1 Bank guarantees and letters of credit provided by BB&T, in the amount of $610,000, that are collateralized with restricted cash and that support workers compensation and automobile liability insurance.

Receivables Financing Facility

ARTICLE 2 Receivables Financing Agreement, dated December 5, 2014, among Quintiles Funding LLC, Quintiles, Inc., and PNC Bank, National Association.

ARTICLE 3 Purchase and Sale Agreement, dated December 5, 2014, among Quintiles, Inc., Quintiles Commercial US, Inc. and Quintiles Funding LLC, as amended by the First Amendment to Purchase and Sale Agreement, dated April 13, 2015, and related Subordinated Notes in varying amounts given by Quintiles Funding LLC to Quintiles, Inc., Quintiles Laboratories, LLC and Quintiles Commercial US, Inc.

ARTICLE 4 Performance Guaranty, dated December 5, 2014, among Quintiles Transnational Corp. and PNC Bank, National Association.

Intercompany Indebtedness

(i)	~~Intercompany loans held by Loan Parties (as of March 31, 2015)~~

Lender	Borrower	Principal Amount	Date of Issuance	Interest Rate	Maturity Date
Quintiles Transnational Corp.	Quintiles Transnational Korea Co. Ltd.	USD 99,590	16-Mar-2006	5.00%	16-Mar-2016
Quintiles Transnational Corp.	Quintiles Medical Development (Shanghai) Co. Ltd.	USD 1,497,358	1-Jan-2000	9.80%	1-Jan-2010

(ii)	Other intercompany advances ~~(as of March 31, 2015)~~

Advances Description	Currency	To	From	Description and Date of Unpaid Intercompany Transfer of Goods	To	From
9,854	USD	BRI International S.A.R.L.	Quintiles Transnational Corp.	None	N/A	N/A
96,905	USD	Innovex South Africa Ltd.	Quintiles Transnational Corp.	None	N/A	N/A

Note: Amounts converted to USD at March 31, 2015 exchange rates

Schedules 7.08

Affiliate Transactions

Subtenancy Agreement, dated March 29, 2010, between Quintiles East Asia Pte Ltd and PL Asia Pacific (Singapore) Pte Ltd.

Schedules 7.09

Burdensome Agreements

None.

Schedules 10.02

Administrative Agent’s Office, Certain Addresses for Notices

BORROWER:

Quintiles Transnational Corp.

4820 Emperor Blvd.

Durham, NC 27703

Attention:      James H. Erlinger III

                      Executive Vice President and General Counsel

Phone: 919-998-2569

Fax: 919-998-1361

Email: james.erlinger@quintiles.com

With copy to:

Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

Wells Fargo Capitol Center

150 Fayetteville Street, Suite 2300

Raleigh, North Carolina 27601

Attention: Gerald F. Roach

Phone 919-821-6668

Fax: 919-821-6800

Email: groach@smithlaw.com

ADMINISTRATIVE AGENT:

ADMINISTRATIVE AGENT:

JPMorgan Chase Bank, N.A.

500 Stanton Christiana Rd, 3/Ops2, Newark DE 19713

Attention: Brittany Tidwell

Phone: 302-634-2225

Fax: 302-634-1417

Email: Brittany.m.tidwell@jpmorgan.com

with a copy to:

JPMorgan Chase Bank, N.A.

383 Madison Avenue, Floor 24

New York, NY, 10179

Attention:

Phone: 212-622-6015

Fax: 646-534-0574

Email: Vanessa.Chiu@jpmorgan.com

For multicurrency draws:

JPMorgan Chase Bank, N.A.

Floor 6, 25 Bank Street, Canary Wharf, London, United Kingdom, E14 5JP

Attention: Nicole Johnson

T: +44 (0) 20 7742 7178

F: +44 (0) 20 7777 2360

L/C ISSUERS:

JPMorgan Chase Bank, N.A.

500 Stanton Christiana Rd, 3/Ops2, Newark DE 19713

Attention: Brittany Tidwell

Phone: 302-634-2225

Fax: 302-634-1417

Email: Brittany.m.tidwell@jpmorgan.com

with a copy to:

JPMorgan Chase Bank, N.A.

383 Madison Avenue, Floor 24

New York, NY, 10179

Attention: Vanessa Chiu

Phone: 212-622-6015

Fax: 646-534-0574

Email: Vanessa.Chiu@jpmorgan.com

Barclays Bank PLC

1301 Sixth Avenue

New York, NY

Attention: Dawn Townsend

Phone: + 1 212 320 7534

Fax: +1 212 412 5011

Email: xraletterofcredit@barclays.com

Morgan Stanley Senior Funding, Inc.

MSSFI, Inc.

C/O Morgan Stanley Bank

1300 Thames Street Wharf, 4th Floor

Baltimore, MD 21231

Phone: 443-627-4555

Fax: 212-507-5010

Email: msb.loc@morganstanley.com

SWING LINE LENDERS:

JPMorgan Chase Bank, N.A.

500 Stanton Christiana Rd, 3/Ops2, Newark DE 19713

Attention: Brittany Tidwell

Phone: 302-634-2225

Fax: 302-634-1417

Email: Brittany.m.tidwell@jpmorgan.com

with a copy to:

JPMorgan Chase Bank, N.A.

383 Madison Avenue, Floor 24

New York, NY, 10179

Attention: Vanessa Chiu

Phone: 212-622-6015

Fax: 646-534-0574

Email: Vanessa.Chiu@jpmorgan.com

Morgan Stanley Senior Funding, Inc.

Morgan Stanley Loan Servicing

1300 Thames Street Wharf, 4th Floor

Baltimore, MD 21231

Phone: 443-627-4355

Fax: 718-233-2140

Email: msloanservicing@morganstanley.com